Exhibit 10.1
Progress Energy, Inc. and Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”) have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Progress Energy, Inc. and PEF have omitted such portions from this filing and filed them separately with the Securities and Exchange Commission. Such omissions are designated as “[***].”
ENGINEERING, PROCUREMENT AND CONSTRUCTION
AGREEMENT
BETWEEN
FLORIDA POWER CORPORATION
DOING BUSINESS AS:
PROGRESS ENERGY FLORIDA, INC.
(OWNER)
AND
A CONSORTIUM CONSISTING OF
WESTINGHOUSE ELECTRIC COMPANY LLC
AND
STONE & WEBSTER, INC.
(CONTRACTOR)
FOR AN
AP1000 NUCLEAR POWER PLANT
Progress Energy Contract No. 414310

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EXECUTION COPY
Trade Secret; Confidential Information—Subject to Restricted Procedures—No Copies
EXHIBITS

Exhibit	Description of Exhibit

A	Scope of Work/Supply and Division of Responsibilities

B	Contractor’s Organization

C	Progress Energy Levy Units 1&2 Permits

D	Project Execution Plan

E	Milestone Performance Schedule

F-1	Payment Schedule — [***]

F-2	Estimated Payment Schedule — [***]

G	Time and Materials [***] Rates and Charges

H	Contract Pricing

I	Form of Full Notice to Proceed

J	Price Adjustment Provisions

K	Cost Categories

L	Net Unit Electrical Output Guarantee and [***] House Load List

M-1	AP1000 Intellectual Property License Agreement (Westinghouse)

M-2	AP1000 Intellectual Property License Agreement (Stone & Webster)

N	Industry Codes and Standards

O	Proprietary Data Agreement

P-1	AP1000 — Major Subcontractors

P-2	EPC Subcontractors for Site and Nearby Work Areas Construction and Related Field Services

Q	Equipment with Owner Witness and Hold Points

R-1	Site Description

R-2	Nearby Work Areas Description

EXECUTION COPY
Trade Secret; Confidential Information—Subject to Restricted Procedures—No Copies

Exhibit	Description of Exhibit

S	Site, Nearby Work Areas, and Transportation Assumptions

T-1	Interim Waiver and Release of Lien

T-2	Final Waiver and Release of Lien

U	Not used

V	Direct Pay Documentation

W-1	Toshiba Parent Company Guarantee

W-2	Shaw Parent Company Guarantee

X	Dispute Review Board Member Three Party Agreement

Y	Project Plans, Policies, Programs and Procedures

Z	Extended Equipment Warranty

AA-1	Confidentiality and License Agreement with Substitute Contractor (Westinghouse)

AA-2	Confidentiality and License Agreement with Substitute Contractor (Stone & Webster)

BB	Owner Controlled Insurance Program

CC	Augmented Quality Program for Critical Non-Safety Equipment

DD	Supplier Diversity & Business Development Subcontracting Report

EE	Form of Acknowledgment and Agreement

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ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT
     This ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (the “Agreement”) is entered into as of the 31st day of December, 2008 (the “Effective Date”), by and between FLORIDA POWER CORPORATION, d/b/a PROGRESS ENERGY FLORIDA, INC. (“Owner”), and a consortium consisting of WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having a place of business in Monroeville, Pennsylvania (“Westinghouse”), and STONE & WEBSTER, INC., a Louisiana corporation having a place of business in Baton Rouge, Louisiana (“Stone & Webster”). Except where the context otherwise requires, Westinghouse and Stone & Webster hereinafter are individually referred to as a “Consortium Member” and collectively as “Contractor”. Owner and Contractor may be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
     WHEREAS, Owner desires to develop, license, procure and have constructed a nuclear-fueled electricity generation facility;
     WHEREAS, Westinghouse is engaged in the business of designing, developing and supplying commercial nuclear facilities and has developed a pressurized water Nuclear Power Plant known as the AP1000 (the “AP1000 Nuclear Power Plant”) for which the U.S. Nuclear Regulatory Commission has issued a Standard Design Certification in the form of a rule set forth in Appendix D to 10 C.F.R. Part 52;
     WHEREAS, Stone & Webster is engaged in the business of designing and constructing industrial and power generation facilities;
     WHEREAS, Westinghouse and Stone & Webster desire to assist Owner in the licensing of, and to design, engineer, procure, construct, and test two AP1000 Nuclear Power Plants and related facilities, structures and improvements at an unimproved, “greenfield” site in Levy County, Florida (the “Facility”);
     WHEREAS, Owner and Contractor now desire to enter into this Agreement to provide for, among other things, the licensing support, design, engineering, procurement and installation of Equipment (as defined below), and construction and testing of the Facility; and
     WHEREAS, Westinghouse, under a separate agreement between Westinghouse and Owner dated the Effective Date, will be supplying Nuclear Fuel and Related Services (as defined below) for the Facility.
     NOW, THEREFORE, in consideration of the recitals, the mutual promises herein and other good and valuable consideration received, and as a material inducement for the Parties to enter into this Agreement, the guaranties to be provided to secure the obligations of Westinghouse and Stone & Webster under Section 8.6, the sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, stipulate and agree as follows:

ARTICLE 1 — DEFINITIONS
For purposes of this Agreement, the following words and expressions shall have the meanings hereby assigned to them, except where the context clearly indicates a different meaning is intended. These definitions may be supplemented by any definitions contained in any of the documents incorporated by reference herein, but in case of any conflict or inconsistencies, the definitions set forth below shall prevail:
“Accept,” “Accepted” or “Acceptance” by Owner means that Owner has examined or reviewed a deliverable, and has found it to be in accordance with the requirements of this Agreement and Good Industry Practice. However, acceptance of a deliverable by Owner shall not be deemed to be a waiver of any of its rights.
“AEA” means the Atomic Energy Act of 1954, as amended, 42 U.S.C. §2011 et seq.
“Affiliate” means, with respect to any Party, any other Person that (a) owns or controls, directly or indirectly, the Party, (b) is owned or controlled by the Party, or (c) is under common ownership or control with the Party, where “own” means ownership of fifty percent (50%) or more of the equity interests or rights to distributions on account of equity of the Party and “control” means the power to direct the management or policies of the Party, whether through the ownership of voting securities, by contract, or otherwise.
“Agreement” has the meaning set forth in the first paragraph above and shall include all Exhibits, and amendments hereto (including Change Orders).
“Agreement Termination Fee” shall have the meaning set forth in Section 22.3(b).
“Ancillary Facilities” means the facilities, structures and improvements at the Site and Nearby Work Areas that are within Contractor’s Scope of Work as provided in Exhibit A but are not part of either Unit.
“AP1000 Nuclear Power Plant” has the meaning set forth in the Recitals.
“AP1000 Facility Information” means information in the form of electronic databases, documents and drawings that (a) is integral to the Facility design, engineering, licensing, analysis, installation, construction, performance or testing and (b) is necessary or useful for Owner’s licensing, startup, operation, modification and maintenance of the Facility, or training in connection with the Facility. The AP1000 Facility Information shall include the documents listed in Exhibit A, Table 2, and shall indicate the sources of each database included in the AP1000 Facility Information. From the Effective Date through Final Completion, the AP1000 Facility Information taken as a whole shall reflect the Facility constructed as a part of the Contractor’s Scope of Work.
“Appendix B Subcontractors” has the meaning set forth in Section 5.4.
“Award” means the written decision, statement of findings, and ruling of the DRB.
“Base ITAAC” shall have the meaning set forth in Section 4.3(a).

“Business Day” means every calendar day other than Saturday, Sunday or a legal holiday recognized by the State of Florida.
“Chairperson” has the meaning set forth in Section 27.4(c).
“Change” has the meaning set forth in Section 9.1(a).
“Change in Law” means (a) any adoption or change of Law, or any change in the judicial or administrative interpretation of any Laws by a Government Authority, after the Effective Date (excluding any Laws relating to net income Taxes), which is inconsistent or at variance with any Laws in effect on the Effective Date that impacts the Work, (b) the imposition after the Effective Date of any requirement for a new Government Approval or (c) the imposition after the Effective Date of any condition or requirement that impacts the Work (except for any conditions or requirements which result from the acts or omissions of Contractor or any Subcontractor) not required as of the Effective Date affecting the issuance, renewal or extension of any Government Approval.
“Change Order” has the meaning set forth in Section 9.4(b).
“Claim” has the meaning set forth in Section 27.1.
“Claim Notice” has the meaning set forth in Section 27.7.
“Combined License” or “COL” means the combined construction permit and operating license to be issued pursuant to 10 C.F.R. Part 52.
“Combined License Application” or “COLA” means the COL application for the Units at the Site that has been submitted to the NRC, as such application may be updated or changed from time to time.
“Configuration Data” means the Unit-specific data that is supplied by Contractor and used in conjunction with the Software, including without limitation, tuning and set point constants, graphical, pictorial and text files that configure the Software for the specific Unit environment.
“Consortium Member” has the meaning set forth in the opening paragraph of this Agreement.
“Construction Equipment” means equipment, machinery, tools, materials and/or test equipment to be used in the performance of Contractor’s Scope of Work, until such equipment is no longer needed for tasks associated with Contractor’s Scope of Work, and which will not become a permanent part of the Facility.
“Construction and Installation Tests” means the tests conducted as provided in Section 11.2.
“Contract Price” means the sum of the [***]
“Contractor” has the meaning set forth in the opening paragraph of this Agreement.

“Contractor Controlled Insurance Program” or “CCIP” shall have the meaning set forth in Section 16.2(b).
“Contractor Interests” means Contractor and each of the Consortium Members, and its (or their) respective Affiliates, successors and assigns, including any tier of the foregoing, its (or their) Subcontractors of any tier, and employees of all the foregoing, this being limited to any activity connected in any way with this Agreement.
“Contractor Permits” means the Government Approvals identified in Exhibit C as Contractor’s responsibility, as well as all other Government Approvals that must be obtained by Contractor in order to complete the Work.
“Contractor’s Deductible Portion” shall mean, for each property loss occurrence, the portion of the liability that Contractor is responsible for as provided under the terms and conditions of this Agreement, [***]
“Contractor’s Project Director” means the Person who Contractor designates in writing to administer this Agreement on behalf of Contractor, subject to the terms and conditions set forth in Section 3.5(b) of this Agreement.
[***] has the meaning set forth in Section 11.5(f).
“Cooling Tower Performance Test” has the meaning set forth in Section 11.5(f).
“CPR” means the International Institute for Conflict Prevention and Resolution.
“Day” as used in the Agreement means a calendar day and includes Saturdays, Sundays and legal holidays.
“Deductions” means the following items associated with Contractor’s bringing the Work to an orderly conclusion following the termination of this Agreement: (a) any rebates, credits or refunds (including Tax refunds) obtained, (b) the net proceeds of any sale or transfer of unused Equipment to a third party, or to another use, or to another AP1000 Nuclear Power Plant project; or (c) any other cost recovery.
“Delay Liquidated Damages” has the meaning set forth in Section 13.1.
“Design Control Document” or “DCD” means the AP1000 Nuclear Power Plant Design Control Document, APP-GW-GL-700 (Rev. 17 dated September 22, 2008).
“Direct Costs” has the meaning described in Exhibit K.
“Direct Pay Documentation” has the meaning set forth in Section 26.3.
“Dispute Resolution” means the process for settling disputes between Owner and Contractor as set forth in Article 27.

“Dispute Resolution Board” or “DRB” means the standing panel of neutrals to be appointed under Section 27.4.
“Documentation” means, at any date of determination, the applicable technical or operational databases, drawings, documents or other materials in printed or electronic format existing on such date (other than drafts for which a subsequent draft or final version exists that does not require the prior drafts for the determination of any conclusions contained therein) and that are, or are required hereunder to be, prepared by Contractor in connection with the Work, including all documents that Contractor has agreed to provide in its Scope of Work as set forth in Exhibit A, Table 2 and the other AP1000 Facility Information, specifications (including the Specifications), schedules (including the Project Schedule), schematics, drawings (including “as built” drawings of buildings, structures, plant operating equipment and ancillary plant Equipment), blueprints, memoranda, letters, notes, isometrics, flow charts, logic diagrams, graphs, studies, system descriptions, lists, charts, diagrams, standards, criteria, assumptions, measurements, procedures (including test procedures), instructions, reports, test data and results, analyses, calculations, formulas, computations, plans, empirical and other correlations, models, manuals (including software manuals and Facility Manuals), procedures (including Maintenance Procedures and Operating Procedures), and training materials.
“DOE” means the U.S. Department of Energy and its staff.
“Effective Date” means the date of this Agreement first above written.
“Employee Concerns Program” has the meaning set forth in Section 24.8.
“Employment Taxes” has the meaning set forth in Section 26.1.
“Enrolled Parties” means any Person that is enrolled in the OCIP or CCIP (as applicable) as provided in Exhibit BB.
“Equipment” means the machinery, computer hardware and its associated Software, apparatus, components, articles, Mandatory Spare Parts, Optional Spare Parts that are added to Contractor’s Scope of Work, materials, and items of any kind that will, or in the case of spare parts may, become a permanent part of the Facility to be provided by the Contractor to Owner under this Agreement, but excluding the Nuclear Fuel and Related Services.
“Equipment Warranty” has the meaning set forth in Section 14.1(a).
“Equipment Warranty Period” shall mean the Standard Equipment Warranty Period, or the Extended Equipment Warranty Period, as applicable.
“Established Target Price” has the meaning set forth in Section H.1.2 of Exhibit H.
“Excluded Parties” has the meaning set forth in Section BB.2(c) of Exhibit BB.
“Exhibit” means each one of the documents Exhibits A through EE, annexed to this Agreement.
“Extended Equipment Warranty” has the meaning set forth in Section 14.1(a) of this Agreement.

“Extended Equipment Warranty Period” has the meaning set forth in Section 14.4(a).
“Facility” means the Unit(s) and the Ancillary Facilities, and is more fully described in Exhibit A.
[***]
“Facility Manuals” means those manuals to be provided by Contractor for use by the Owner or the Operator in connection with the operation, testing and maintenance of the Facility.
“Factory Test” means those tests normally performed at the place of manufacture of the Equipment.
“Final Completion” means, with respect to a Unit, that such Unit has achieved all of the conditions set forth in Section 12.7.
“Final Payment Invoice” has the meaning assigned in Section 8.2.
[***]
“First Wave Utility Customers” means each of the following companies, provided such company executes, prior to December 31, 2009, an engineering, procurement, and construction contract with Contractor for the design, engineering, procurement and construction of one or more AP1000 Nuclear Power Plants: Duke Power Company LLC, Georgia Power Company, South Carolina Electric & Gas Company and Owner.
[***]
“Force Majeure” means any event or condition beyond the reasonable control of a Party which impacts or delays a Party in performance of its obligations under this Agreement, and which could not have been avoided or overcome after exercising commercially reasonable efforts, including but not limited to the following:
          (a) An act of God, including landslide, lightning, earthquake, fire, explosion, flood, unusual or severe weather conditions, including hurricanes, ice storms, and tornadoes;
          (b) Acts of a public enemy, war, blockade, embargo, insurrection, riot or civil disturbance, sabotage or similar occurrence or any exercise of the power of eminent domain, police power, any act of terrorism, epidemic, condemnation or other taking by or on behalf of any public, quasi-public or private entity;
          (c) Strikes or other concerted labor actions that are not due to the breach of a labor contract or violation of any Law or other fault of the Party claiming the Force Majeure event or any of its Affiliates or Subcontractors;
          (d) The suspension, termination, interruption, denial, delay in obtaining or failure of renewal or issuance of any Government Approval relating in any way to the Work or operation of the Facility not caused by the Party claiming the Force Majeure event, provided that the affected Party has made timely application for the Government Approval and has taken commercially reasonable efforts to obtain and maintain any such Government Approval;

          (e) An order or other action by a Government Authority that was not caused by the Party claiming the Force Majeure;
          (f) Delay due to accidents in shipping or transportation of major or specialized equipment or materials for which substitutes are not readily available, provided that Owner or Contractor and its Subcontractors (as applicable) acted reasonably in their selection and direction of the party or parties that provide such shipping or transportation services; and
          (g) Any reasonably necessary precautionary actions (including evacuation) taken in connection with the foregoing.
Subject to all conditions set forth herein, Force Majeure includes the failure of any Subcontractor to deliver Equipment or perform Work to the extent such failure is caused by one of the above described events or circumstances; however, if a Subcontractor’s failure to deliver or perform is not caused by such an event or circumstance, then such failure to deliver or perform will not constitute a Force Majeure event. For purposes of clarification, it is expressly agreed that Force Majeure includes the failure of Westinghouse to provide Nuclear Fuel and Related Services as required under the Contract for the Supply of Nuclear Fuel and Related Services, between Westinghouse and Owner entered into as of the Effective Date, to the extent such failure is caused by one of the above described events or circumstances; however, if Westinghouse’s failure to provide Nuclear Fuel and Related Services as required under the above mentioned Fuel Supply Contract is not caused by such an event or circumstance, then such failure to deliver or perform will not constitute a Force Majeure event. Force Majeure does not include economic hardship or financial inability to make a payment; and does not include an event or condition that is the result of the willful misconduct, negligence or unlawful conduct of, or the breach of this Agreement by the Party claiming Force Majeure or its Subcontractors performing Work at the Site or Nearby Work Areas or otherwise under the Party claiming Force Majeure’s control at such Party’s facilities.
“Full Notice to Proceed” means the written notice that Owner gives to Contractor fully authorizing Contractor to proceed with all Work.
“G&A” has the meaning set forth in Exhibit K to this Agreement.
“Good Industry Practices” means any of the practices, methods, standards and acts engaged in and generally acceptable to the nuclear power industry in the United States (including practices related to providing the design, construction, manufacturing and delivery of electrical, steam, environmental, and other equipment, facilities and improvements and related technical services and training for nuclear facilities in the United States similar to the Facility) prevailing at the time the Parties entered into this Agreement or, if higher, at the time Contractor performs any Work under this Agreement that, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, could have been expected to accomplish the desired result, consistent with Laws, good business practices, reliability, economy, safety and expedition. Provided, that if subsequent to entering into this

Agreement changes occur in Good Industry Practices which require Contractor to change from the originally anticipated plans and practices and which result in Contractor being obligated to use new or revised plans or practices or have greater cost or difficulty, then such a change shall be treated as a Change for purposes of this Agreement and Article 9.
“Government Approval” means any authorization, consent, approval, clearance, license, ruling, permit, tariff, certification, exemption, filing, variance, order, judgment, no-action or no-objection certificate, certificate, decree, decision, declaration or publication of, notices to, confirmation or exemption from, or registration by or with any Government Authority relating to the design, engineering, procurement, transporting, delivering, construction, testing, financing, completion, ownership or operation of the Facility or any part thereof.
“Government Authority” means any federal, state, county, city, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing that has jurisdiction over Owner, Contractor, the Facility or the activities that are the subject of this Agreement.
“Guaranteed Substantial Completion Date” for each Unit means the date set forth for such event in the Milestone Performance Schedule.
“Hazardous Materials” means any substance or material regulated or governed by any Governmental Authority, or any substance, emission or material now or hereafter deemed by any court or Governmental Authority having jurisdiction to be a “regulated substance”, “hazardous substance”, “toxic substance”, “pesticide”, “hazardous waste”, or any similar classification, including by reason of deleterious properties, ignitability, corrosivity, reactivity, carcinogenicity, or reproductive toxicity, and shall include those substances defined as a “source”, “special nuclear” or “by-product” material pursuant to Section 11 of the AEA (42 U.S.C. Section 2014 et seq.) and those substances defined as “residual radioactive material” in Section 101 of the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Sections 7901 et seq.).
“Incentive Program Milestone Dates” means the dates specified for the completion of the Incentive Program Milestones listed in Attachment 2 to Exhibit H.
“Industry Codes and Standards” means the codes and standards of any technical society, organization or association, or codes and standards of any Governmental Authority: (a) that are set forth or referenced in the DCD and applicable Specifications, or (b) that may otherwise apply to performing the Work in accordance with Good Industry Practices, including the codes and standards referenced in Exhibit N.
“Insolvent” means, with respect to a Person, that such Person (a) makes any general assignment or any general arrangement for the benefit of creditors, (b) files a petition or otherwise commences, authorizes, defaults as to or acquiesces in the commencement of a case, petition, proceeding or cause of action under any bankruptcy, insolvency or similar law for the protection of debtors or creditors, or has such a case, petition, proceeding or cause of action involuntarily filed or commenced against it and such case, petition, proceeding or cause of action is not withdrawn or dismissed within sixty (60) Days after such filing, (c) otherwise becomes adjudicated a debtor in bankruptcy or insolvent (however evidenced), (d) is unable (or admits in writing its inability) generally to pay its debts as they become due, (e) is dissolved (other than pursuant to a consolidation, acquisition, amalgamation or merger), (f) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, acquisition, amalgamation or merger), (g) seeks, or becomes subject to the appointment of an administrator, provisional liquidator, conservator, assignee, receiver, trustee, custodian or other similar entity or official for all or substantially all of its assets, (h) has a secured party take possession of all or substantially all of its assets or has a distress, levy, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within sixty (60) Days thereafter, (i) causes or is subject to any event with respect to which, under the applicable laws of any jurisdiction, said event has an analogous effect to any of the events specified in clauses (a) to (h) (inclusive); or (j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
“ITAAC” means the inspections, tests and analyses and their associated acceptance criteria which are approved and issued by the NRC for the Facility pursuant to 10 CFR §52.97(b)(1).
“Key Personnel” means those Contractor personnel performing Work under this Agreement as defined in Section 3.5(b).
“Law” means (a) any constitution, statute, law, rule, regulation, code, treaty, ordinance, judgment, decree, writ, order, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, whether now or hereafter in effect or (b) any requirements or conditions on or with respect to the issuance, maintenance or renewal of any Government Approval or applications therefore, whether now or hereafter in effect.
“Licensing Basis” means the NRC requirements applicable to the Facility as set forth in, until such time as the COL is issued, the DCD and, upon its issuance, the COL.
“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, option, right of first refusal, other defect in title or other restriction of any kind or nature arising out of the supply or performance of the Work by Contractor or its Subcontractors.
“Maintenance Procedures” means the procedures, written or electronic, required to perform predictive, corrective, and preventive maintenance of the Facility systems, Equipment, components and structures, and those procedures required for calibration and testing of instrumentation and measurement systems and other Equipment and components that are required for operation and maintenance of the Facility.
“Major Subcontractor” means any Subcontractor that is listed in Exhibit P-1 that is eligible to supply and actually supplies, the Equipment or Services identified in such Exhibit. Eligibility requirements for Major Subcontractors are set forth in Section 3.7 of this Agreement.
“Mandatory Spare Parts” means those spare parts as set forth in the completed list of Mandatory Spare Parts, such list to be provided by Contractor in accordance with Section 3.6(d)(i).

“Master Contract” means, (a) with regard to Westinghouse, Master Contract Number 3382 (General Terms and Conditions for Furnishing Equipment and Services) between Carolina Power & Light Company and Westinghouse Electric Company, LLC, effective as of November 1, 2000, as amended; and (b) with regard to Stone & Webster, Master Contract Number 300968 between Progress Energy Service Company, LLC as agent for Progress Energy Carolinas, Inc. and Progress Energy Florida, Inc. and Stone & Webster dated February 14, 2007.
“Maximum Liability Amount” has the meaning assigned in Section 17.2.
“[***] has the meaning assigned in Section 11.5(e)(ii).
“[***]” has the meaning set forth in Section 11.5(i).
“Mechanical Completion” has the meaning assigned in Section 12.2(a).
“Member” has the meaning set forth in Section 27.4.
“Milestone Payment” means the payment due with respect to a completed Payment Milestone.
“Milestone Payment Schedule” means the schedule of Milestone Payments to be paid by Owner after completion of each Payment Milestone for the [***] portions of the Work, as set forth in Exhibit F-1.
“Milestone Performance Schedule” means the schedule of Performance Milestones for completion of the Work as set forth in Exhibit E.
“[***]” shall have the meaning set forth in Section 11.5(d)(iv).
“[***]” has the meaning assigned in Section 11.5(d)(iv).
“Moisture Carryover” has the meaning assigned in Section 11.5(e)(i).
“Moisture Carryover [***]” has the meaning assigned in Section 11.5(e)(ii).
“Moisture Carryover Test” has the meaning assigned in Section 11.5(e)(i).
“Nearby Work Areas” means the premises that are owned, controlled or leased by the Owner that are adjacent to the Site where the Facility is to be built, as more specifically described in Exhibit R-2.
“Net Unit Electrical Output” means the electrical power of the Unit operating under normal conditions as specified in Exhibit L, measured at the high voltage side of the main step up transformer, after deducting the auxiliary electrical loads of the Unit as specified in Exhibit L.
“Net Unit Electrical Output Guarantee” has the meaning assigned in Section 11.5(d)(ii).
“Net Unit Electrical Output Test” means the electric output test or tests that are performed in accordance with Section 11.5(d)(i).

“Notice” has the meaning assigned in Article 28.
“NRC” means the U.S. Nuclear Regulatory Commission and its staff.
“Non-Standard Plant” means the portions of the Facility that are not part of the Standard Plant.
“Non-Standard Plant Design Documentation” has the meaning set forth in Section 3.8(b).
“NSSS Thermal Performance Test” has the meaning assigned in Section 11.5(k).
“Nuclear Fuel” means the nuclear fuel designed and fabricated for the Facility.
“Nuclear Fuel and Related Services” means the fabricated nuclear fuel, nuclear fuel assemblies and any related services to be supplied by Westinghouse under the Contract for Supply of Nuclear Fuel and Related Services between Westinghouse and Owner entered into as of the Effective Date.
“Nuclear Incident” means any occurrence that causes bodily injury, sickness, disease or death, or loss of or damage to property, or loss of use of property, arising out of or resulting from the radioactive, toxic, explosive, or other hazardous properties of source material, special nuclear material, or by-product material which is used in connection with the operation of the Facility. “Source material”, “special nuclear material”, and “by-product material”, as applicable to this Agreement shall have those meanings assigned by the AEA.
“NuStart” means NuStart Energy Development, LLC.
“NuStart Work” has the meaning set forth in Section 3.2(c).
“Operating Cycle” means the time period beginning, and the time period subsequently ending, when the breaker is closed after the Unit has completed a scheduled refueling outage. The first Operating Cycle begins on the date that the Unit achieves Substantial Completion.
“Operating Procedures” means the procedures, written or electronic, required to operate the Facility under normal, abnormal, emergency, shutdown or startup conditions.
“Operator” means the Owner and/or operator of the Facility, it being understood that Contractor shall not be deemed to be the Operator of the Facility under any circumstances.
“Optional Spare Parts” means those spare parts (other than Mandatory Spare Parts) that (a) may be recommended for the Equipment in connection with major maintenance of such Equipment, such as periodic overhaul, or (b) based on Good Industry Practices, could reasonably be expected to fail and the procurement of which, based on Good Industry Practices, could reasonably be expected to require longer lead times to obtain from the original equipment manufacturers.
“OSHA” has the meaning assigned in Section 23.3.
“OSHA Standards” has the meaning assigned in Section 23.3(b).
“Owner” has the meaning set forth in the opening paragraph of this Agreement.

“Owner Controlled Insurance Program” or “OCIP” shall have the meaning set forth in Section 16.2(a).
“Owner Designated Person” has the meaning set forth in Section 5.7.
“Owner Engineer” means the Person(s) who is anticipated to or will have access to Contractor Proprietary Data (including Non-Disclosable Information), and who is selected by Owner to perform construction and design and/or plant operation phase services for Owner in connection with the Facility and solely for Facility Purposes, who is subject to the prior written approval of Contractor and who has entered into a non-disclosure agreement with Contractor and Owner relative to AP1000 Facility Information, the terms of which are equivalent to those set forth in Exhibit O.
“Owner Held Contingency” or “OHC” means [***] being held by Owner in accordance with the provisions of Section 9.1 and Exhibit H.
“Owner Hold Points” means the points during the performance of the Work where Contractor is required to cease further Work in a particular area until Owner has conducted specific inspections or surveillance of the Work as set forth in Section 5.9.
“Owner Permits” means the Governmental Approvals identified in Exhibit C as being Owner’s responsibility, as well as all other Governmental Approvals that are required to be obtained by Owner for the licensing, ownership or operation of the Facility.
“Owner’s Project Director” means the Person who Owner designates in writing to act on behalf of Owner under this Agreement.
“Owner’s Property” has the meaning set forth in Section 24.4(b)(ii).
“Owner Witness Points” means the points during the performance of the Work where Contractor is required to provide Owner Notice and an opportunity to conduct specific inspections or surveillance of the Work as set forth in Section 5.9.
“Owner Witness and Hold Points” means collectively the Owner Hold Points and the Owner Witness Points.
“Parent Company Guarantee” means each of the guarantees to be supplied by Westinghouse and Stone & Webster to Owner as provided in Section 8.6 of this Agreement.
“Party” and “Parties” has the meaning set forth in the opening paragraph of this Agreement.
“Payment Milestone” means any one of the specified events in the execution of the Work as set forth in Exhibit F-1.
“Performance Guarantees” means [***], the Net Unit Electrical Output Guarantee, [***].
“Performance Incentive Plan” means the performance incentive plan described in Exhibit H.

“Performance Liquidated Damages” means the liquidated damages paid pursuant to Section 11.5 for failure to meet the respective Performance Guarantees.
“Performance Milestone” means any one of the specified events in the execution of the Work as set forth in Exhibit E.
“Performance Tests” means each of the Performance Tests to be conducted as provided in Section 11.5.
“Performance Test Procedures” has the meaning assigned in Section 11.5(a).
“Permitted Contractor Change” has the meaning set forth in Section 9.5(a).
“Permitted Use” means use solely in connection with the Facility, including but not limited to for the purpose of constructing, operating, licensing, trouble-shooting, maintaining, modifying, repairing, moving fuel, decommissioning, testing, or ensuring the safety of the Facility, redundant systems, training systems and simulators associated with the Facility, training Permitted Users and their employees, or complying with applicable Law.
“Permitted Users” means Owner, its employees, Owner Engineer, seconded employees and staff augmentation contractors, through multiple tiers, engaged by Owner who have executed a written non-disclosure agreement substantially in the form set forth in Exhibit O or are otherwise under an obligation to Owner consistent with the provisions of Exhibit O to maintain the confidentiality of Owner’s or Owner’s suppliers’ proprietary information. For purposes of this definition, Owner’s seconded contractors shall not include Contractor’s competitors, unless such competitors are permitted access to Contractor’s Proprietary Data pursuant to this Agreement.
“Person” means any individual, corporation, company, partnership, joint venture, association, trust, unincorporated organization or Government Authority.
“Personnel” means, with respect to a Person, such Person’s employees, agents, personnel, representatives, invitees, subcontractors, vendors and any other third party independent contractors with whom such Person has employed or contracted, and its agents’, representatives’, invitees’, subcontractors’, vendors’ or third party independent contractors’ respective employees, agents, personnel, representatives, invitees, subcontractors, vendors or third party independent contractors.
“Phase I” means the portion of the Work described in Section 3.2.
“Phase II” means the portion of the Work described in Section 3.3.
“Preferential Rights Agreement” has the meaning set forth in Section 19.1(b).
“Plant Conversion Work” has the meaning set forth in Section 22.7(c).
“Preferred Major Subcontractor” has the meaning set forth in Section 3.7(a).
“Preoperational Test Completion” has the meaning set forth in Section 12.3(a).

“Preoperational Tests” means the tests conducted as provided in Section 11.3.
“Price Adjustment Provisions” means the terms set forth in Article 7 and Exhibit J.
“Prime Rate” means, as of a particular date, the prime rate of interest as published on that date in the “Money Rates” section of The Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s 30 largest banks.” If The Wall Street Journal is not published on a date for which the interest rate must be determined, the prime interest rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published. If The Wall Street Journal discontinues publishing a prime rate, the prime interest rate shall be the prime rate announced publicly from time to time by Bank of America, N.A. or its successor.
“Profit” means the aggregate of the profit for Contractor for each element of the Contract Price as determined in accordance with Exhibit H.
“Progress Payments” has the meaning set forth in Exhibit F-1.
“Project Execution Plan” or “PEP” has the meaning set forth in Section 3.5(m).
“Project Insurance Manual” means the manual that describes the OCIP or CCIP (as applicable) and related administrative procedures to be followed by all Enrolled Parties, as more fully described in Exhibit BB.
“Project Policies and Procedures” means the policies and procedures that generally apply to and govern all activities at the Site and Nearby Work Areas, to be established by the Parties in accordance with the provisions set forth in Section 3.12 of this Agreement.
“Project Schedule” means the detailed schedule for performance of the Work to be established by Contractor and Owner under Section 3.4(c).
“Proprietary Data” means any and all information, Documentation, software, matter or thing of a secret, confidential or private nature relating to the business of the Providing Party or its Affiliates, including matters of a technical nature (such as know-how, processes, data and techniques), matters of a business nature (such as information about costs, profits, markets, sales, customers, suppliers, the parties’ contractual dealings with each other and the projects that are the subject-matter thereof), matters of a proprietary nature (such as information about patents, patent applications, copyrights, trade secrets and trademarks), other information of a similar nature, and any other information which has been derived from the foregoing information by the Receiving Party; provided, however, that Proprietary Data shall not include information which: (a) is legally in possession of the Receiving Party prior to receipt thereof from the Providing Party; (b) the Receiving Party can show by suitable evidence to have been independently developed by the Receiving Party or its Affiliates or their Personnel; (c) enters the public domain through no fault of the Receiving Party or others within the Receiving Party’s control; (d) is disclosed to the Receiving Party, without restriction or breach of an obligation of confidentiality to the Providing Party or (e) is legally required to be disclosed provided that the Receiving Party subject to an order requiring such disclosure uses its commercially reasonable efforts to notify the Providing Party of any request or subpoena for the production of any Proprietary Data and provides such other Party with an opportunity to resist such a request or subpoena, obtain a protective order, or minimize the amount of information that is to be produced. Information that is disclosed in a written or other fixed form must be clearly marked as proprietary, confidential or the like, in order to be considered Proprietary Data. Information that is disclosed verbally must be reduced to writing, clearly marked as proprietary, confidential or the like, and delivered to the Receiving Party by the Providing Party within ten (10) Days from the date of disclosure in order to be considered Proprietary Data.
“Proprietary Data Agreement” has the meaning set forth in Section 19.1(h).
“Providing Party” has the meaning set forth in Section 19.1(a).
“Pro Rata Profit” means the portion of the Profit that is associated with a specific portion of the Work.
“Punch List” has the meaning assigned in Section 12.6.
“Qualified Entity” has the meaning set forth in Exhibits M-1 and M-2.
“Qualified Lender” is a commercial lender in the business of providing financing for power generation projects that has executed a non-disturbance agreement, in form and substance reasonably acceptable to Contractor, in which lender agrees that it will not dispute or disturb Contractor’s rights under this Agreement except as permitted under the terms and conditions of this Agreement, and agrees to exercise any foreclosure or other transfer of ownership interest rights in a manner so that the “replacement owner” meets the criteria of a Qualified Replacement Owner.
“Qualified Replacement Owner” means a Person that: (a) prior to and immediately following the relevant sale, merger, acquisition or consolidation will have a creditworthiness and financial ability to make the payments under this Agreement that is equal to or greater than that of Owner, (b) has the operational ability and experience necessary to perform the other obligations of the Owner under this Agreement, and (c) has executed an enforceable written agreement in which such Person assumes all obligations and liabilities of Owner under this Agreement that may arise on and after the effective date of such agreement.
“Quality Assurance Program” has the meaning set forth in Section 5.1(a).
“[***]” has the meaning set forth in Section 11.5(g).
“Reactor Coolant Pump Flow Measurement Tests” means the tests to be conducted as provided in Section 11.5(g).
“Ready for Performance Test Date” has the meaning set forth in Section 11.6.
“Ready for Start-up Test Date” has the meaning set forth in Section 11.4(d).
“Reasonably Prudent Contractor” means a reasonably prudent contractor experienced in the design, supply, installation or construction of nuclear-fueled electric-generating power facilities in the United States or, to the extent applicable, other nuclear-fueled electric power generation facilities and exercising Good Industry Practices.

“Receiving Party” has the meaning set forth in Section 19.1(a).
“Recipient” has the meaning set forth in Section 19.1(h) or (j).
“Restructured Award Agreement” has the meaning set forth in Section 3.2(c).
“Sales Tax” means any Florida or other Government Authority sales, use or similar tax imposed on Contractor, any Subcontractor or Owner with respect to the Work.
“Scope of Work” means the scope of work and supply and division of responsibilities between Owner and Contractor set forth in Exhibit A.
“Services” means the labor, transportation, packaging, storage, designing, drawing, creating, engineering, architectural, management, demolition, site preparation, construction, commissioning, installing, testing, equipping, verification, training, procurement and other work, services and actions performed by Contractor (whether at the Site, the Nearby Work Areas or otherwise) under this Agreement but excluding any Nuclear Fuel and Related Services. Without limiting the generality of the foregoing, design work performed by Contractor hereunder shall include applicable AP1000 Nuclear Power Plant design work performed by Contractor or its Subcontractors that is associated with the Facility, irrespective of the fact that it was performed prior to the Effective Date.
“Services Warranty” has the meaning set forth in Section 14.2(a).
“Services Warranty Period” has the meaning set forth in Section 14.4(b).
“SGA” means Westinghouse’s sales, general and administrative costs developed as provided in Exhibit K.
“Shaw” means The Shaw Group, Inc.
“Short Operation Period” has the meaning set forth in Section 11.5(k).
“Site” means the premises (or portion thereof) owned, controlled or leased by the Owner on which the Facility will be located, as more specifically described in Exhibit R-1.
“Site, Nearby Work Areas and Transportation Assumptions” means the Site, Nearby Work Areas and transportation assumptions that are described in or referenced in Section 3.5(l).
“Site Subcontractor List” has the meaning set forth in Section 3.7(d).
“Software” means the computer programs, procedures, rules or routines embodied in computer programs, databases (excluding Configuration Data) and related computer files provided to Owner by Contractor or its Subcontractors in performance of the Work, as furnished and as installed as a part of each Unit as of the date of Final Completion. Software shall also mean bug fixes, error-correction releases, updates, upgrades, enhancements, modifications, changes, new versions and replacements thereof if provided from time to time by or on behalf of Contractor or its Subcontractors either before or after the date of Final Completion. Software includes:
(a) “Base Software”, which consists of the standard AP1000 Nuclear Power Plant programs and tools that provide basic Facility system functions. Base Software includes tools used to develop control strategies (e.g., function blocks, standard control algorithms, rules, etc.), operator graphics (e.g., symbol libraries), and database entries.
(b) “Application Software”, which consists of the project-specific implementation of the Facility requirements using the object code and tools provided by the Base Software or Third-Party Software. The Application Software is specific to a particular Unit, which shall be delivered to Owner in human readable and machine readable formats.
(c) “Third-Party Software”, which consists of that portion of the Software which is developed and owned by a third party.
“Software Documentation” means any: (i) materials created by or on behalf of Contractor or its Subcontractors and furnished to Owner as a part of the Work that describe or relate to the functional, operational, or performance capabilities of the Software regardless of whether such materials be in written, printed, electronic or other format; and (ii) user, operator, system administration, technical, support and other manuals relating to the Software, including but not limited to functional specifications, help files, flow charts, logic diagrams, programming comments, and acceptance plans, if any.
“Software Warranty” means the Software Warranty set forth in Section 14.7.
“Software Warranty Period” has the meaning assigned in Section 14.7.
“Specifications” means the design specifications and associated drawings, and changes thereto, prepared by Contractor or its Subcontractors and associated with the Work or the Facility.
“Staffing Plan” has the meaning set forth in Section 9.1(h).
“Standard Equipment Warranty Period” shall have the meaning set forth in Section 14.4(a)(i).
“Standard Plant” means the plant design features and buildings or structures of the AP1000 Nuclear Power Plant as shown and described in Figure 1 of Exhibit A, as further described in the DCD.
“Standard Plant Design Documentation” has the meaning set forth in Section 3.8(a).
“Start-up Tests” means the tests conducted as provided in Section 11.4.
“Start-up Test Completion” has the meaning set forth in Section 12.4(a).
“[***]” has the meaning assigned in Section 11.5(h).”Steam Generator Zero Leakage Tests” means the tests to be conducted as provided in Section 11.5(h).

“Stone & Webster” has the meaning set forth in the opening paragraph of this Agreement.
“Stop Work Order” has the meaning set forth in Section 5.13.
“Subcontract” means any contract, purchase order or other writing between Contractor and any Subcontractor under which the Subcontractor performs or provides any portion of the Work.
“Subcontractor” means any Person other than Contractor performing or providing any portion of the Work, hired by Contractor or hired by a Person hired by Contractor and including any subcontractor of every tier, and every materialman, vendor or supplier of every tier.
“Substantial Completion” means that the Unit and to the extent applicable the Ancillary Facilities shall have achieved all the conditions set forth in Section 12.5(a).
“System” means each discrete set of Equipment and/or structure (or, where appropriate, an individual piece of Equipment and/or structure) that will be turned over to Owner after satisfactory completion of all applicable Construction and Installation Tests, as provided in Section 12.1(a).
“Target Price” means the portion of the Contract Price identified as the Target Price portion in Article 6 as described in Exhibit H, and as such amount is adjusted pursuant to the terms hereof.
“Target Price Basis” means Work performed by Contractor for which it will be compensated under the Target Price.
“Target Price Work” means Work to be performed on a Target Price Basis.
“Taxes” means all present and future license, documentation, recording and registration fees, and certain other taxes (including payroll, sales, use, personal property (tangible and intangible), and similar charges and withholdings of any nature whatsoever), imposed by any Government Authority. “Taxes” does not include any tax imposed on gross or net income or any income, franchise or similar tax that is imposed or based upon gross receipts.
“Technical Direction” means the furnishing of technical guidance, advice and counsel to be supplied by Contractor to Owner or its Personnel at the Site and Nearby Work Areas, and includes recommending a course of action with respect to Owner’s operation of the Unit or the Facility based upon current design, engineering, construction and testing practices, but does not include or require any supervision, regulation or control of Owner’s Personnel.
“Termination Costs” means the aggregate of the following costs:
          (a) for Westinghouse, (i) any unpaid amounts (whether invoiced or not) with respect to Payment Milestones that have been completed and/or with respect to Work performed on a Target Price Basis and a Time and Materials Basis that has been completed, and/or with respect to Progress Payments and other payment obligations that have accrued on or before the date of termination, (ii) plus the other Direct Costs, not yet paid, (including Direct Costs associated with partially complete Payment Milestones) that were reasonably incurred by Westinghouse prior to the date of termination, (iii) plus the Direct Costs reasonably incurred by

Westinghouse to demobilize and modify or cancel Equipment or materials orders, and modify or terminate lease agreements, including cancellation fees that Westinghouse cannot reasonably avoid, (iv) plus other reasonably incurred Direct Costs incurred in accordance with Section 22.6, (v) plus other reasonably incurred Direct Costs that are approved in advance by Owner, (vi) minus any Deductions, (vi) plus SGA and Pro Rata Profit on the net amount described in this Subsection (a) to the extent SGA and Profit has not already been included therein; and
          (b) for Stone & Webster, (i) any unpaid amounts (whether invoiced or not) with respect to Payment Milestones that have been completed and/or with respect to Work performed on a Target Price Basis and Work performed on a Time and Materials Basis that has been completed, and/or with respect to Progress Payments and other payment obligations that have accrued on or before the date of termination, (ii) plus the other Direct Costs (at the rates set forth in Exhibit G) reasonably incurred by Stone & Webster, not yet paid, (including Direct Costs associated with partially completed Payment Milestones) that were incurred by Stone & Webster prior to the date of termination (iii) plus the Direct Costs (at the rates set forth in Exhibit G) reasonably incurred by Stone & Webster to demobilize and cancel or modify Equipment or materials orders, and modify or terminate lease agreements, including cancellation fees that Stone &Webster cannot reasonably avoid, (iv) plus reasonably incurred Direct Costs (at the rates set forth in Exhibit G) in accordance with Section 22.6, (v) plus other reasonably incurred Direct Costs (at the rates set forth in Exhibit G) as approved in advance by Owner as necessary to protect the Work and bring the Work to an orderly conclusion, (vi) minus any Deductions.
“Third Party Claim” means any claim, demand or cause of action of every kind and character by any Person other than Contractor, Contractor’s Affiliates, Owner, Owner’s Affiliates, or any Facility co-owner.
“Threshold” means (i) for a monetary Claim or counterclaim (as such Claim or counterclaim may be consolidated or bifurcated under Section 27.8(c)), that a Party has in good faith alleged that such Claim involves an amount in controversy of greater than [***] and/or (ii) for a Claim or counterclaim involving an adjustment to the Project Schedule (as such Claim or counterclaim may be consolidated or bifurcated under Section 27.8(c)), that a Party has in good faith alleged that such Claim or counterclaim involves an adjustment to the Project Schedule greater than [***]. If a Claim or counterclaim alleges both an amount and an adjustment to the Project Schedule in controversy, such Claim or counterclaim will be considered as meeting the Threshold if either (i) the amount in controversy is greater than [***] or (ii) the adjustment to the Project Schedule in controversy is greater than [***].
“Time and Materials Basis” means Work performed by the Contractor for which it will be compensated for the charges for Personnel and its charges for equipment, materials and other expenses pursuant to Exhibit G.
“Time and Materials Charges” means the portion of the Contract Price identified as the Time and Materials Charges portion in Article 6 as described in Exhibit H, and as such amount is adjusted pursuant to the terms hereof.
“Toshiba” means Toshiba Corporation.

“Turnover” has the meaning assigned in Section 12.1(a).
“Turnover Package” means the drawings (including as-built drawings), start-up procedures, log sheets, settings, bill of materials, Equipment database, Software Documentation (as applicable), and spare parts list (as required by Section 3.5(d)) and other items, submitted by Contractor to Owner pursuant to Section 3.5(d) and 12.1(a).
“Unit” means all systems, components and facilities at the Site and Nearby Work Areas that are used to generate electricity for one AP1000 Nuclear Power Plant.
“Unit Termination Fee” shall have the meaning assigned in Section 22.7.
“Updated Claim Notice” has the meaning set forth in Section 27.7(c)(i).
“Warranties” means the obligations of Contractor under Article 14.
“Warranty Period” has the meaning set forth in Section 14.4(c).
“Warranty Work” means the portion of the Work to be performed under the Warranties.
“Westinghouse” has the meaning set forth in the opening paragraph of this Agreement.
“Whistleblower Provisions” has the meaning assigned in Section 24.6.
“Work” means the Services, Systems, material, Equipment, tools, vehicles, delivery, design, engineering, and other things and actions to be supplied by or through Contractor and its Subcontractors necessary to furnish and install the Facility at the Site or Nearby Work Areas consistent with the Contractor’s Scope of Work.
ARTICLE 2 — INTERPRETATION
A. Titles, headings, and subheadings of the various articles and paragraphs of this Agreement are used for convenience only and shall not be deemed to be a part thereof or be taken into consideration in the interpretation or construction of this Agreement.
B. Words importing the singular only shall also include the plural and vice versa where the context requires. Words in the masculine gender shall be deemed to include the feminine gender and vice versa.
C. Unless the context otherwise requires, any reference to a document shall mean such document as amended, supplemented or otherwise modified and in effect from time to time.
D. Unless otherwise stated, any reference to a party shall include its successors and permitted assigns, and any reference to a Government Authority shall include any entity succeeding to its functions.
E. Wherever a provision is made in this Agreement for the giving of notice, consent or approval by any person, such notice, consent or approval shall be in writing, and the word “notify” shall be construed accordingly.

F. This Agreement and the Documentation to be supplied hereunder shall be in the English language. All references to monetary amounts shall mean United States Dollars.
G. Unless the context requires otherwise any reference contained herein to this Agreement or any other agreement or any schedule, Exhibit or attachment hereto or thereto shall mean this Agreement or such other agreement or such schedules, Exhibits and attachments, as they may be amended or supplemented, unless otherwise stated. Unless the context requires otherwise, any reference to completion dates, schedule dates, or deadlines including Milestone Performance Schedule dates and Guaranteed Substantial Completion Date shall mean the specified dates as they may be amended or modified from time to time in accordance with the applicable provisions of this Agreement.
H. Words and abbreviations not otherwise defined in this Agreement which have well-known nuclear industry meanings in the United States are used in this Agreement in accordance with those recognized meanings. The word “include” or “including” shall at all times be interpreted to mean “including but not limited to.”
I. Neither Contractor nor Owner shall assert or claim a presumption disfavoring the other by virtue of the fact that this Agreement was drafted primarily by legal counsel for the other, and this Agreement shall be construed as if drafted jointly by Owner and Contractor and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE 3 — SCOPE OF WORK AND SCHEDULE
     3.1 General.
          (a) Contractor will perform the Work identified as Contractor’s responsibility in the Scope of Work (Exhibit A) and will perform all other obligations and responsibilities of Contractor as set forth in this Agreement. The Work will be performed in two phases, as more fully described in Sections 3.2 and 3.3 of this Agreement. Contractor agrees to design, engineer, supply, equip, construct and install a complete and fully operational Facility, including the Equipment to be incorporated therein and the Services to be provided in connection therewith.
          (b) If there is a dispute as to whether certain work related to the Facility is within the Contractor’s Scope of Work, then in exigent circumstances Owner shall have the right to require Contractor by written Notice to begin to perform such work and Contractor will be paid on a Time and Materials Basis for such work until the DRB makes a determination as to whether such work or a portion thereof is within the Contractor’s Scope of Work. If there is also no agreement between the Parties on the pricing or the adjustment to the Contract Price in connection with such work, then either Party may also submit to Dispute Resolution the determination of the appropriate pricing or Contract Price change, as applicable, relating to such work. If the DRB determines that such work is within the Contractor’s Scope of Work, then the DRB shall determine whether such work is priced [***], or on a Time and Materials Basis as set forth in Exhibit H. If, however, the DRB determines that such work is outside of Contractor’s Scope of Work, then the DRB shall determine the appropriate adjustment to the Contract Price pursuant to Section 9.4(c).

     3.2 Phase I.
          (a) The Phase I portion of the Work is described in Section A.1 of Exhibit A. The Parties agree that: (i) all work performed by Stone & Webster and Westinghouse under the [***] and (iii) all work performed by Stone & Webster under [***] shall be considered to be part of the Phase I portion of the Work, and such [***] shall be subsumed by this Agreement as contemplated by this Section 3.2(a), and the work product associated with [***] listed above that is incorporated into the Work shall be subject to all terms and conditions hereof in lieu of the terms and conditions of such [***], except for:
     (i) matters related to compensation and payment for the work performed under such [***], except as set forth in Section 3.2(d);
     (ii) matters concerning quality assurance for work performed under such [***]; and
     (iii) any commercial issues or disputes that arose prior to the Effective Date.
          (b) Contractor has performed all Phase I Work as necessary to allow Owner to submit a COLA for two (2) AP1000 Nuclear Power Plants (submitted by Owner on July 30, 2008). Contractor shall support NRC review, approval and issuance of the COL. Contractor shall substantially complete the detailed design specifications and construction level engineering with respect to the power block prior to the placing of first safety related concrete for the power block. Contractor shall substantially complete the detailed design specifications and construction level engineering with respect to the other structures prior to the commencement of construction on the applicable structure. Contractor shall complete such design and engineering as necessary to support the Guaranteed Substantial Completion Date for each Unit.
          (c) The Parties intend to rely on the results of services Westinghouse is performing under the NuStart/Westinghouse Restructured Award Agreement by and between NuStart and Westinghouse effective April 1, 2007 (the “Restructured Award Agreement”) as part of the DOE’s Nuclear Power 2010 program (the “NuStart Work”) as the basis for certain design, engineering and technical issues with respect to the Standard Plant. Phase I of the Work is intended only to include work that is outside the scope of work Westinghouse is performing for NuStart or services that Westinghouse will not complete for NuStart on a schedule suitable for Owner’s needs. To the extent NuStart Work is performed pursuant to the Restructured Award Agreement, Owner shall not have an independent obligation to pay for the performance of such NuStart Work. Westinghouse agrees that any and all NuStart Work that is incorporated into the COLA, the Facility, or into the AP1000 Facility Information will be covered by the same warranties, indemnities and grants of licenses and intellectual property rights as are applicable to the Facility and the other AP1000 Facility Information provided under this Agreement.

          (d) All monies paid by Owner to Westinghouse [***] shall be applied to and are shown as payments made against the Contract Price as set forth in Exhibit H. All other [***] shall not be applied to or considered as payments made against the Contract Price.
     3.3 Phase II. Phase II of the Work will consist of the remainder of the Work as described in Exhibit A, to commence upon issuance of the Full Notice to Proceed substantially in the form set forth in Exhibit I, and to continue until Final Completion, unless the Agreement is earlier terminated in accordance with Article 22. The Parties acknowledge that Phase II may commence prior to the receipt of the COL by Owner to the extent permitted under applicable Law and NRC regulations, and that the failure by Owner to receive the COL by an agreed date will give rise to termination rights in accordance with Article 22.
     3.4 Schedule for Completion of the Facility.
          (a) The Milestone Performance Schedule is attached to this Agreement as Exhibit E. Owner and Contractor shall each perform its respective obligations under this Agreement in accordance with the Milestone Performance Schedule, as modified in accordance with the terms of this Agreement.
          (b) Contractor has made reasonable allowances in the Project Schedule for normal hindrances and delays that do not qualify as Force Majeure events (such as rain that is not unusual or inconsistent with normal weather patterns) and do not otherwise entitle Contractor to a Change, and Contractor shall not be entitled to a Change in the Milestone Performance Schedule or the Contract Price on account of such normal hindrances and delays of the type that commonly occur in connection with construction projects, even if such hindrances and delays are beyond Contractor’s control. This Section 3.4(b) is not intended to waive or supersede any other provision of this Agreement.
          (c) Unless otherwise mutually agreed, Contractor shall provide to Owner for its review a detailed schedule for performance of the Work (the “Project Schedule”) on or before the later of (i) the date [***] after Owner issues the Full Notice to Proceed or (ii) [***]. The Project Schedule shall be organized on a discipline by discipline basis (e.g., civil, mechanical, and electrical), shall be in a Primavera P3E format or higher, and shall be a “Level 2” schedule with a summary or roll-up of a “Level 3” schedule on a System by System basis; provided, that it shall be a schedule that is two (2) levels below a milestone schedule. Portions of the Project Schedule shall be updated on a rolling twelve (12) month schedule. The Project Schedule shall incorporate all of the Performance Milestones and associated dates as set forth in the Milestone Performance Schedule. In addition, the Project Schedule shall include planning, procurement, engineering, design and manufacturing activities, as well as Equipment shipment and preparation for actual mobilization of Contractor Personnel to the Site and Nearby Work Areas. The Project Schedule shall also include a resource-loaded schedule for Work at the Site and Nearby Work Areas, the sequence for Turnover of each System, and demobilization of Contractor personnel after the Work is complete. Owner’s Project Director and Contractor’s Project Director shall work together to establish a mutually acceptable final Project Schedule that will include the work to be performed by Owner and its other contractors. The Project Schedule shall be updated by Contractor from time to time as provided in Section 3.5(h)(iii). However, no changes to the Milestone Performance Schedule shall be made without Owner’s prior written consent, which shall be documented by a written amendment to this Agreement.

          (d) Contractor shall provide to Owner a full description of each System (including a list of Equipment). Each System description to be supplied by Contractor will be sufficient for Owner to develop and perform operator training for each System and the Units. Each System description will be delivered to Owner on a schedule to be established by mutual written agreement of Owner’s Project Director and Contractor’s Project Director. The mutually agreed upon schedule for delivery of each System description shall support the fuel load date for each Unit, and will support the Owner’s operator training requirements to support the startup and operation of each Unit in accordance with the Owner’s training schedule.
          (e) Turnover of each System will be in accordance with the Project Schedule as provided in Section 12.1. It is the intent of the Parties that substantially all Equipment shall be included as part of one System or another, but shall not be included in more than one System. For Systems that are part of the Non-Standard Plant, Owner’s Project Director and Contractor’s Project Director shall work together to establish System definitions that will promote efficient and expeditious prosecution of the Work. It is the intent of the Parties that, to the greatest extent possible, each System will include Equipment that works together to perform specific function(s) within the Facility, or that are otherwise mechanically integrated.
          (f) If the actual progress of the Work or the Project Schedule shows that completion of a Performance Milestone is more than [***] behind the Milestone Performance Schedule for reasons other than an Owner caused delay or an event of Force Majeure, Owner’s Project Director may require Contractor to submit a written acceleration plan and supplementary schedules. Such written plan and supplementary schedules shall be presented to Owner as soon as reasonably practical, not to exceed thirty (30) Days from the date of Owner’s request, shall be subject to mutual agreement by the Parties, and shall be a reasonable acceleration plan for timely completing the Facility consistent with the Milestone Performance Schedule to the extent reasonably practical. Such plan shall contain the information and level of detail that can reasonably be obtained within the specified time period. If the Parties cannot reach agreement on the acceleration plan, the Parties may submit the disagreement to the DRB and shall be bound to accept and implement the DRB’s decision. Contractor shall diligently undertake the actions of such plan in accordance with the requirement of such acceleration plan and this Section 3.4(f). If Contractor provides an acceleration plan that is mutually agreed to by the Parties or approved by the DRB, and Contractor is diligently undertaking the actions of such plan in accordance with the requirements of such acceleration plan and this Section 3.4(f), then the delay shall not constitute a separate event of default and shall not provide a right to terminate this Agreement; however, if Contractor does not, present a written acceleration plan and supplementary construction schedules that are mutually agreed to by the Parties or approved by the DRB as required by this Section 3.4(f) that provides reasonable assurance that compliance with the Milestone Performance Schedule will be established to the extent reasonably practical, or if Contractor fails to diligently undertake the actions in accordance with such written acceleration plan and supplementary construction schedules, Owner may terminate this Agreement under Section 22.2. The failure of Owner’s Project Director to request a written plan and supplementary construction schedules shall not relieve Contractor of its obligation to ensure the rate of progress required by this Agreement. [***].

          (g) If Contractor is in material breach of this Agreement and fails to cure the breach within [***] if such material breach involves performing Work relating to the systems, components, or structures that are actively engaged in the generation of electricity) following Notice of such breach or, if such breach is not capable of being cured within such [***] period, as applicable, such longer period as is reasonably necessary so long as Contractor has given Owner a detailed written plan within such [***] period, as applicable, describing how the breach is to be cured that is reasonably acceptable to Owner, and further provided that Contractor has failed to commence the cure within such [***] period, as applicable, and thereafter fails to diligently pursue the cure in accordance with the reasonably acceptable written plan, Owner may at its option perform the applicable Work or portion(s) thereof required in order to achieve the timely completion of the Facility in accordance with the Milestone Performance Schedule to the extent reasonably practical, and Contractor shall pay Owner’s backcharges for such Work. The Parties shall negotiate in good faith to make any appropriate modifications to this Agreement that will result from Owner’s performance of such Work, including the work procedures and the cost of such Work as well as any appropriate modifications to Delay Liquidated Damages, Performance Guarantees, and Warranties under this Agreement. Such terms and conditions and Agreement modifications shall be set forth in a Change Order pursuant to Article 9.
          (h) The exclusive remedies for delays in the performance of the Work are set forth in Section 3.4(f), 3.4(g), Article 13, Section 22.2 and Exhibit H, subject to the limitations set forth in Section 37.2.
     3.5 Contractor’s General Responsibilities.
          (a) Industry Standards. Subject to Article 9, Contractor shall perform and complete its obligations under this Agreement in accordance with applicable Laws, this Agreement, Project Policies and Procedures, Industry Codes and Standards and Good Industry Practices. In the event of any conflict between any of the authorities in the foregoing sentence, they shall have priority and be controlling in the order listed (e.g. the first one listed, applicable Laws, shall have priority over all others and the second one listed shall have priority over all others except for the first one listed and so forth.)
          (b) Contractor’s Key Personnel. Exhibit B contains a chart of Contractor’s intended organization for its performance under this Agreement. Contractor’s Project Director and Contractor’s Site Construction Manager and other “Key Personnel” are listed in Exhibit B. All Key Personnel supplied by Contractor under this Agreement who shall be subject to the prior approval of Owner are identified in Exhibit B. Contractor shall not change its organization (as depicted in Exhibit B) or its Project Director, Construction Manager or other Key Personnel without Owner’s prior written approval, not to be arbitrarily withheld or unreasonably delayed. Contractor agrees to supply resumes, and other information concerning Key Personnel as requested by Owner, for Owner’s review and approval. At Owner’s request, Contractor shall arrange an interview of any Person under consideration to serve as one of the Key Personnel, at a location selected by Owner. Contractor’s Project Director shall act as Contractor’s liaison with Owner and shall have the authority to administer and manage this Agreement on behalf of Contractor. Owner may consult with Contractor’s Project Director at all reasonable times, and Contractor’s Project Director’s instructions, requests and decisions that are in writing (except as otherwise provided in this Agreement) shall be binding upon Contractor as to matters pertaining to this Agreement. The Parties shall work to develop a mutually agreed schedule for filling key leadership positions identified in Exhibit B.
          (c) AP1000 Facility Information.
     (i) Contractor shall supply all AP1000 Facility Information to Owner in accordance with the requirements of Exhibit A and the Project Schedule.
     (ii) Contractor shall also provide Owner with hard copies of each item of AP1000 Facility Information Deliverables (A) identified in Table 2 to Exhibit A in a reasonable number of copies as mutually agreed by the Parties, or (B) required by applicable Law to be maintained at the Facility. To the extent that hard copies of any AP1000 Facility Information Deliverables must be kept or maintained at the Site and/or Nearby Work Areas during construction of either Unit pursuant to applicable Laws, Contractor shall keep and maintain such copies in good order at the Site and/or Nearby Work Areas in compliance with such applicable Laws.
          (d) Turnover Packages. For each System subject to Turnover, Contractor will create, maintain, update, compile and deliver a Turnover Package in accordance with Article 12.
          (e) Control of Work. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures, safety and quality assurance, and quality control programs in connection with the performance of the Contractor’s Work with the advice and consultation of Owner, subject to all requirements and provisions of this Agreement.
          (f) Emergencies. In the event of any emergency endangering life or property, Contractor shall take all actions as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall promptly report in writing each such emergency, and Contractor’s responses thereto, to Owner.
          (g) Office Facilities. During construction, Contractor shall provide Owner with office facilities on the Site as specified in Exhibit A.
          (h) Periodic Reports and Meetings.
     (i) Status Report. Within ten (10) Days after the end of each calendar month, Contractor will submit to Owner’s Project Director a written status report covering the prior month. The report shall be prepared in a manner and electronic format reasonably acceptable to Owner and shall include (A) a description of the progress of the Work; (B) a statement of any significant issues which remain unresolved and Contractor’s recommendations for resolving the same; (C) a summary of any significant Facility events which are scheduled or expected to occur during the following interval; (D) a summary of the key risk factors that may affect schedule or cost, including a description of any efforts being undertaken by Contractor to eliminate or overcome those risk factors; (E) changes in regional craft labor market conditions, craft availability impacts and Contractor’s plans to mitigate current or anticipated craft labor shortfalls; and (F) additional information reasonably requested by Owner. In the event the Work is behind schedule or there is another problem with the Work, the Owner may require Contractor to provide more frequent status reports and updates with respect to the matters related to such delay or other problem. After Contractor has control of the Site and Nearby Work Areas as provided under Section 23.1(a), by Wednesday of each week, or as mutually agreed by Owner’s Project Director and Contractor’s Project Director, Contractor shall submit to Owner’s Project Director a weekly construction progress report concerning the construction schedule, budget and charges to contingency. Following the beginning of each shift, Contractor shall supply a labor force report to Owner’s Project Director indicating the number of workers on the Site and Nearby Work Areas.
     (ii) Attendance and Participation. From the issuance of the Full Notice to Proceed until Final Completion, Contractor shall attend and participate in regular meetings with Owner which shall occur at least monthly, and at least weekly after construction begins at the Site and/or Nearby Work Areas (or upon such other interval as the Parties agree), for the purpose of discussing the status of the Work and anticipating and resolving any problems. Such meetings shall normally be at the Site, but may by mutual agreement be held by conference call or video conference. Contractor shall prepare and promptly deliver to Owner written minutes of each meeting, to which Owner shall respond promptly in writing should it have any comments.
     (iii) Schedule Requirements; Updates. Contractor shall make the Project Schedule available to Owner at the Site and such other locations as is mutually agreed upon by the Parties. The Project Schedule shall include a project earned value management system which shall include commodity installation curves, manpower histograms by craft and total workers, and a physical percent complete curve using an earned value system, which supports the Performance Incentive Plan described in Exhibit H. Unless otherwise mutually agreed upon by the Parties, Contractor shall update the Project Schedule on a monthly basis for the purpose of illustrating progress on the Work and status of critical path activities, and shall provide a copy to Owner, which may be provided electronically. Any changes to the Project Schedule that affect Owner’s Scope of Work shall be subject to the approval of Owner. No changes to the Project Schedule shall excuse Contractor from its obligation to perform the Work in accordance with the Milestone Performance Schedule, which can only be changed by a written amendment to this Agreement.
          (i) Full Disclosure. Contractor acknowledges that Owner is relying upon the expertise, experience, education, knowledge, research, development, testing, quality control and quality assurance of Contractor and its Subcontractors to provide the Work. If Contractor encounters a condition, issue or other concern at another AP1000 project that is reasonably expected to impact the cost, schedule, quality or functionality of the Facility being constructed pursuant to this Agreement, then Contractor will provide Owner with information regarding such condition, issue or other concern subject to appropriate confidentiality limitations and protections. To the extent that a condition, issue or concern at the Facility is reasonably expected to impact cost, schedule, quality or functionality at another AP1000 project, the Contractor may provide the owner of such other AP1000 project with information regarding such condition subject to appropriate confidentiality limitations, protections and conditions that are reasonably acceptable to Owner.
          (j) Tie-ins and Connections. Contractor and Owner acknowledge that the Facility will tie into other structures and systems that are Owner’s responsibility to supply and construct. Contractor and Owner agree to coordinate all tie-ins and connection to such Owner supplied and constructed structures and systems, consistent with mutually agreed upon procedures and the Project Schedule. The Parties agree that some of the Equipment will be shop fabricated and shop sub-assembled to obtain the most economical fabricated and installed cost for the Facility.
          (k) Owner Information. Contractor shall not begin any part of the Work which requires Contractor to perform in accordance with Owner-provided information until such information has been furnished to Contractor. Owner acknowledges that Contractor is relying upon the expertise, experience, education, knowledge, research, development, testing, quality control and quality assurance of Owner and its other contractors to provide the Owner’s Scope of Work and the Owner-provided information. Contractor shall check the Owner-provided dimensions, elevations and quantities that are relevant to the interfacing or integration of Owner-provided information or facilities with the Work of Contractor. If Contractor becomes aware of any material error or omission in the Owner-provided information or facilities or Contractor becomes aware of a material discrepancy, contradiction or ambiguity between the provisions of this Agreement and the Owner-provided information, or between the Owner-provided information and the conditions at the Site or Nearby Work Areas, then Contractor shall notify Owner of such error, omission, discrepancy, contradiction or ambiguity. Owner shall promptly correct or otherwise resolve any such error, omission, discrepancy, contradiction or ambiguity. Upon completion of the Work, Contractor shall return all Owner-provided information to Owner after indicating any Contractor changes to reflect the “as-built” condition of the Work.
          (l) Site, Nearby Work Areas and Transportation Assumptions.
     (i) Contractor in consultation with Owner and in accordance with Good Industry Practices has identified and listed on Exhibit A, prudent Site assessment and Site diligence activities required to confirm the ability of Contractor and its Subcontractors to perform the Work at the Site. Such Site assessment and Site diligence includes assessment of (a) conditions bearing upon access, egress, transportation (subject to Section 3.5(l)(iii)), waste disposal, water disposal, handling, laydown, parking, storage and roads; (b) the availability, nature and conditions of water, electricity and other utilities; (c) the physical condition of the Site and Nearby Work Areas, and (d) local, normal weather conditions.

     (ii) Contractor represents that it has taken or will undertake the site assessment and site diligence Work in Contractor’s Scope of Work as specified on Exhibit A. In addition to the site assessment and site diligence Work that Contractor has completed as of the Effective Date, Contractor has also reviewed the information provided by or on behalf of Owner with respect to the Site and Nearby Work Areas, including information related to certain Site, Nearby Work Areas and Transportation Assumptions, relating to both the surface and subsurface conditions of the Site and Nearby Work Areas. Contractor acknowledges that the results of the Site assessments and Site diligence it has performed together with the Site assessments and Site diligence performed by Owner or its other contractors, that Contractor has reviewed and reasonably relied upon, do not indicate the need for additional Site assessments and Site diligence beyond those activities which are described on Exhibit A, provided that the Parties acknowledge that a substantial amount of the Site assessment and Site diligence work with respect to the Facility has not been performed as of the Effective Date and the results of such assessments and diligence when received may indicate the need for additional assessments, tests and diligence and/or indicate the need for other modifications to the Work or the Facility. If such results do indicate the need for additional assessments, tests and diligence and/or indicate the need for other modifications to the Work or the Facility, then Contractor shall be entitled to a Change.
     (iii) Site, Nearby Work Areas and Transportation Assumptions are set forth in Exhibit S. If the conditions at the Site or at the Nearby Work Areas are not as specified in the Site, Nearby Work Areas and Transportation Assumptions, and such deviation adversely impacts Contractor or its Subcontractors’ cost or ability to perform the Work or otherwise meet the Project Schedule, performance or other obligations under this Agreement, then Contractor shall be entitled to a Change.
          (m) Contractor shall develop a Project Execution Plan (“PEP”) as outlined in Exhibit D. The initial PEP shall be submitted to the Owner for review and Acceptance, which Acceptance shall not to be unreasonably withheld, [***] or less after the Effective Date, and the PEP will be updated periodically by Contractor to support the Project Schedule.
          (n) Regulatory Support. Contractor agrees to supply on a Time and Materials Basis pursuant to a mutually agreeable Change Order any information, testimony or other Services as required by Owner during the term of this Agreement in connection with any proceedings before any Governmental Authority.
          (o) Covenant not to Transfer Equipment. Contractor covenants and agrees that it shall not transfer any Equipment to another project without Owner’s prior written consent, except for materials and equipment purchased on a bulk basis.
     3.6 Owner’s General Responsibilities. Owner shall perform the responsibilities set forth in this Article 3 and elsewhere in this Agreement identified as Owner’s Scope of Work, including Exhibit A, at its own expense and in accordance with the Project Schedule.

          (a) Owner’s Representative. Owner shall appoint Owner’s Project Director (and shall have the right to appoint any successor or replacement Project Director) with whom Contractor may consult at all reasonable times, and whose instructions, requests and decisions that are in writing (except as otherwise permitted in this Agreement) shall be binding upon Owner as to all matters pertaining to this Agreement, subject to the restrictions set forth in Section 9.3.
          (b) Site and Nearby Work Areas Access. From and after the time the Project Schedule indicates that Contractor is required to have access to the Site and/or Nearby Work Areas, Owner shall provide Contractor, at no additional charge or fee to Contractor, rights of access to such portions of the Site and/or Nearby Work Areas as Contractor may reasonably require for the construction of the Facility and for Contractor’s office, warehouse, shop buildings, welding facilities, Construction Equipment storage, lay down area, and employee parking. The location and conditions associated with such use and access to the Site and Nearby Work Areas shall be consistent with the descriptions in Exhibits R-1 and R-2 and the Site, Nearby Work Areas and Transportation Assumptions as such items may be modified by mutual agreement of the Parties. Owner and Contractor shall cooperate with each other so as to minimize disruption of Contractor’s performance of the Work and Owner’s other activities at the Site and Nearby Work Areas, and Contractor shall cooperate with Owner so as to minimize disruption of the operation of the Facility. Contractor’s access to the Site and Nearby Work Areas is subject to the Project Policies and Procedures, and all other terms and conditions of this Agreement.
          (c) Fuel and Utilities. Owner shall provide the electrical interconnect for power to be exported from the Facility at the interconnection points identified or to be identified in Exhibit A, as well as all back feed electrical power necessary for construction and testing of the Facility at the times required pursuant to the Project Schedule. Contractor will build the potable water System and sewage treatment System and following completion and Turnover of such Systems, Owner will operate such Systems and allow Contractor and its Personnel use of such Systems. The Scope of Work in Exhibit A specifies the division of responsibilities between Owner and Contractor for utilities during construction and for the provision of certain consumables and services by Owner during construction and testing of the Facility. Westinghouse is responsible to supply Nuclear Fuel and Related Services under a separate contract with Owner dated as of the Effective Date.
          (d) Spare Parts.
     (i) Mandatory Spare Parts. As Contractor completes the design of each System, Contractor shall provide to Owner an initial list of the Mandatory Spare Parts, and Contractor shall update such list on at least a quarterly basis. Within eighteen (18) months after finalization of the AP1000 Nuclear Power Plant design as specified in the Project Schedule, Contractor shall provide Owner with the completed list of the Mandatory Spare Parts and their associated pricing. The list of Mandatory Spare Parts provided to Owner will be consistent with that developed for the AP1000 Standard Plant while taking into consideration the actual selection of equipment suppliers used for the Owner’s Facility. The pricing for the Mandatory Spare Parts shall be provided at the system commodity code level and not for individual spare parts. The pricing shall be consistent with the pricing methodology used to develop the pricing specified in this Agreement for the associated Equipment for which Mandatory Spare Parts are required with respect to the application of costs (including labor, material, transportation), SGA, risk, contingency and profit rates. As soon as practical after Owner’s receipt of the completed list of Mandatory Spare Parts and associated pricing (not to exceed one hundred eighty (180) Days or as needed to support the Start-up Tests), Owner shall issue a Change Order to Contractor to purchase the Mandatory Spare Parts or portion(s) thereof in accordance with Article 9. As part of Contractor’s Scope of Work, Contractor shall deliver the purchased Mandatory Spare Parts to Owner DDP (delivered duty paid) to the Facility prior to commencement of the Start-up Tests or as otherwise specified in the Project Schedule. Owner shall make such Mandatory Spare Parts available to Contractor from the delivery of such spare parts through the end of the applicable Equipment or Service Warranty Period, subject to Sections 3.6(d)(iii) and 3.6(d)(iv). If Owner has not purchased a Mandatory Spare Part identified in the completed list of the Mandatory Spare Parts or if a Mandatory Spare Part is not otherwise readily available for use by Contractor (for any reason other than such part having been used on a prior repair of the Facility or having been transferred to another AP1000 Nuclear Power Plant pursuant to a request by Contractor), and Contractor requires such Mandatory Spare Part for the performance of the Work, then the Contractor shall be entitled to a Change Order pursuant to Article 9 to address the impact on cost and schedule, if any.
     (ii) Optional Spare Parts. Within eighteen (18) months after finalization of the AP1000 Nuclear Power Plant design as specified in the Project Schedule, Contractor shall provide Owner with a list and the associated costs of Optional Spare Parts that are recommended by Contractor and vendors of Equipment comprising the Facility. At Owner’s election, Owner may procure any Optional Spare Parts on its own, or, at least two years prior to the scheduled completion of the Start-up Tests, or as otherwise agreed, Owner may identify to Contractor which Optional Spare Parts Owner wants Contractor to supply to Owner.
     (iii) Use and Replacement of Spare Parts. Contractor shall have the right to use Owner’s Mandatory Spare Parts or Owner’s Optional Spare Parts for the Facility during the performance of the Work or to remedy a Warranty item, and Contractor shall promptly repair or replace any such spare part that it uses. Contractor shall not be excused from its warranty obligations in the event that a Mandatory Spare Part or an Optional Spare Part is not available for its use for any reason.
     (iv) Sharing of Spare Parts. Owner may maintain certain Mandatory Spare Parts, (as well as any Optional Spare Parts it may choose to purchase), under a pooling agreement with a consortium of utilities that are constructing AP1000 Nuclear Power Plants. Upon request by Owner, Contractor and Owner agree to work together, and with other utilities that are constructing AP1000

Nuclear Power Plants, to establish an arrangement to share Mandatory Spare Parts in a manner that will satisfy the need to have reasonably quick, convenient access to Mandatory Spare Parts while minimizing Owner’s costs. Optional Spare Parts may be shared with other utilities in Owner’s sole discretion.
     (v) Other Spare Parts. Contractor will supply a limited quantity of spare parts for Contractor’s use during construction of the Facility, which are included in the Contract Price. Upon Substantial Completion of the Facility, or as otherwise agreed by the Parties, Contractor shall provide any such spare parts to Owner that were not used by Contractor during construction of the Facility. Contractor agrees to supply a list of these spare parts to Owner upon Owner’s request.
          (e) Operation and Maintenance Staff. For those activities conducted by Owner under Contractor’s Technical Direction, Owner shall provide qualified operation and maintenance personnel for training, testing, operation and maintenance of the Facility consistent with Contractor’s requirements as determined during Phase I and as set forth upon such determination in Exhibit A, Table 4. If as a result of circumstances encountered during testing, Contractor determines that additional operation and maintenance personnel are needed (and provided that such determination has been made in accordance with Good Industry Practices), Contractor shall have the right to require that additional operation and maintenance personnel be provided by Owner upon reasonable advance notice to, and following discussions with, Owner. Contractor shall conduct Construction and Installation Tests with support from the Owner. Owner shall conduct the Preoperational Tests and Start-up Tests in accordance with the Project Schedule with Technical Direction from the Contractor. Contractor will develop a training program for these personnel as provided in Exhibit A.
          (f) Site and Nearby Work Areas Safety and Environmental Rules. From the date the Contractor assumes control of the Site and Nearby Work Areas until Substantial Completion of the applicable Unit, and subject to Owner’s obligations under the COL and applicable Law, Owner and its Personnel shall abide by the Site and Nearby Work Area safety and environmental plan and associated rules promulgated by Contractor and accepted by Owner under Section 23.3(e).
          (g) Storage. Contractor and Owner will establish delivery dates for the Equipment in the Project Schedule, consistent with the Milestone Performance Schedule and the Milestone Payment Schedule. In the event that such schedules indicate or Owner and Contractor agree that Equipment ordered during Phase I should be delivered prior to Contractor having access to and control of the Site or Nearby Work Areas, Owner shall provide a secure area at the Site or Nearby Work Areas for storage of such Equipment, or shall be responsible for the payment of secure storage of such Equipment at a location other than the Site or Nearby Work Areas. In either circumstance, Contractor shall supply Owner with Maintenance Procedures on how the Equipment is to be stored and maintained, prior to delivery. If Owner elects to store Equipment at a location other than the Site or Nearby Work Areas, Owner shall be responsible to ensure that maintenance requirements are met. Once Contractor assumes control of the Site or Nearby Work Areas, Contractor will become responsible for the storage and related maintenance obligations with respect to the Equipment at the Site or Nearby Work

Areas. The Parties understand and agree that actual deliveries will frequently take place a little before or a little after the date set forth in the Project Schedule. However, if Equipment is delivered prior to the Contractor having access to and control of the Site or Nearby Work Areas and more than [***] prior to the scheduled delivery date for such Equipment, then the Contractor shall be responsible for the additional, incremental storage and maintenance cost incurred by Owner from the date of such delivery until the date [***] prior to the scheduled delivery date.
          (h) Owner Information. Owner shall provide the information described in Exhibit A in accordance with the timing and other requirements set forth therein and in accordance with the provisions of the Project Schedule. If Contractor notifies Owner of a material discrepancy, contradiction or ambiguity within the provisions of this Agreement and the Owner drawings or other Documentation, or between the Owner drawings and the conditions at the Site or Nearby Work Areas, or of any error or omission in the Owner drawings, then Owner shall promptly correct or otherwise resolve any such discrepancy, contradiction or ambiguity and Contractor shall be entitled to request a Change in accordance with Section 9.1.
     3.7 Subcontracting.
          (a) The Parties have agreed upon the list of approved Major Subcontractors for specified portions of the Work as set forth in Exhibit P-1. Subject to Section 3.7(b), Contractor shall have the right to have that portion of the Services identified in Exhibit P-1 performed by any approved Major Subcontractor of Contractor’s choice for such Service, and shall have the right to purchase Equipment identified in Exhibit P-1 from any approved Major Subcontractor of Contractor’s choice for such Equipment, in each case without any further approval from Owner. The approved Major Subcontractor(s) selected by Contractor to perform a specific portion of the Work shall be referred to herein as the “Preferred Major Subcontractor” for such portion of the Work.
          (b) In situations where more than one approved Major Subcontractor is identified in Exhibit P-1 for providing a Service or providing specified Equipment, Contractor shall give Owner Notice of Contractor’s Preferred Major Subcontractor at least five (5) Business Days prior to Contractor making a commitment to such Preferred Major Subcontractor. Wherever practical, Contractor shall select Major Subcontractors that supplied (or will supply) Equipment for other Units delivered (or to be delivered) to Owner or Owner’s Affiliates. For Equipment, such Notice shall identify the primary manufacturing facility where the Equipment is to be manufactured or assembled, and shall include relevant quality information. For Services, such Notice shall include known and available information concerning the Preferred Major Subcontractor’s relevant quality information, and with respect to Major Subcontractor’s providing on Site or Nearby Work area Services, known and available information regarding the safety record. Contractor shall also supply any additional information that may be requested by Owner that may be reasonably obtained by Contractor. The selection of any Preferred Major Subcontractor shall be subject to rejection by Owner based upon specific, supportable reasons that are specified by Owner in writing within such five (5) Business Day notice period, or five (5) Business Days after all additional information requested by Owner is supplied by Contractor. If any Preferred Major Subcontractor is rejected by Owner based on specific, reasons that are specified in writing by Owner within the five (5) Business Day period, Owner and Contractor shall confer as necessary to select a mutually acceptable replacement to the Preferred Major Subcontractor to perform the Work. If Owner rejects a Preferred Major Subcontractor that is nominated by Contractor, then Contractor shall be entitled to a Change under the provisions of Article 9 with respect to any additional costs or other impacts attributable to replacing the Preferred Major Subcontractor; provided, however, if using the Preferred Major Subcontractor selected by Contractor from the approved Major Subcontractor list would have constituted or caused a material impairment to the safety or quality of the Facility or would have resulted in a breach of Contractor’s obligations under this Agreement, then no Change Order shall be issued in connection with such replacement.
          (c) The Parties acknowledge that maintaining the standardization of the AP1000 Nuclear Power Plant is important for cost, schedule and implementation efficiencies from which all Parties benefit, and these considerations may lead Contractor to propose that it select alternative Major Subcontractors for the supply of Equipment or Services to those listed in Exhibit P-1. If Contractor desires to engage any such alternative Major Subcontractor that is not identified in Exhibit P-1 to perform Services or provide Equipment identified in Exhibit P-1, then, before Contractor enters into any contract with, or otherwise engages, such alternative Major Subcontractor to perform such Services or provide such Equipment, Contractor shall deliver to Owner (i) the name of the alternative Major Subcontractor that Contractor proposes to use in the performance of such Services or purchase of such Equipment, (ii) a statement of the reasons why it is preferable to use the requested alternative Major Subcontractor rather than an applicable approved Major Subcontractor, and (iii) a statement of the estimated impact, if any, on [***]Work. Such alternative Major Subcontractor shall be subject to the prior written approval of Owner, which approval shall not be unreasonably withheld. In determining whether to approve such Major Subcontractor, Owner shall take into consideration among other factors the following: the capability of the proposed alternative Major Subcontractor to perform the Work in accordance herewith and the need to maintain the standardization of the AP1000 Nuclear Power Plant and consistency of Equipment between Units at the Facility as well as Units at Affiliate sites, and the estimated impact on the [***]. [***].
          (d) Any Work that is to be performed at the Site and/or Nearby Work Areas using Subcontractors other than approved Major Subcontractors shall, to the extent commercially reasonable, be performed using Subcontractors on the list of EPC Subcontractors for Site and Nearby Work Areas Construction and Related Field Services that is set forth in Exhibit P-2 (the “Site Subcontractor List”). Contractor and Owner agree that the Site Subcontractor List may be modified from time to time by mutual agreement of the Project Directors based on the experience of both Parties. The Parties shall endeavor to add local contractors to Exhibit P-2 who are capable of performing Work in accordance with the requirements of this Agreement. Contractor may also use Subcontractors that are not on the Site Subcontractor List on an emergency basis, provided that none of the Subcontractors on the Site Subcontractor List are qualified and available to perform the Work in a timely manner, and provided that Contractor exercises reasonable efforts to consult with Owner prior to entering into the Subcontract. If Owner removes a Subcontractor from the Site Subcontractor List, and such deletion adversely affects Contractor or another Subcontractor’s ability to perform the Work, increases the cost of the Work, or otherwise negatively affects Contractor’s obligations under this Agreement, then Contractor shall be entitled to a Change in accordance with the provisions of Article 9; provided, however, if using the Subcontractor previously listed on the Site Subcontractor List would have constituted or caused a safety or other breach of Contractor’s obligations or covenants under this Agreement, then no Change Order shall be issued in connection with such removal.
          (e) Contractor shall include in its Subcontracts those provisions and covenants that in Contractor’s reasonable judgment would be appropriate and useful to have as express Subcontractor obligations, consistent with Contractor’s obligations under this Agreement, including the right of Owner to require the assignment of Contractor’s rights and obligations under such Subcontracts to Owner without the prior consent of the Subcontractors as provided for in Sections 22.2(c), 22.3(c), 22.4(e) and 22.7(a)(ii). If a Subcontractor does not agree to include in its Subcontract such an assignment provision, Contractor shall promptly notify Owner, and where commercially reasonable Contractor shall support Owner’s efforts to obtain such Subcontractor’s agreement to such assignment provision. Contractor shall continue to be responsible for performance of the Work in accordance with the requirements of this Agreement. It is understood that the subcontracts that Contractor will have with ABB Ltd. and Emerson Process Management for the supply of instrumentation and control related Equipment shall not be directly assignable to Owner in the event of termination of this Agreement.
          (f) No contractual relationship shall exist between Owner and any Subcontractor with respect to any of the Work. Contractor shall not be relieved from any of its obligations or liabilities under this Agreement because of the acts, omissions, failures or faults of the Subcontractors nor shall Contractor be relieved of any of its obligations hereunder because of its hiring Subcontractors to perform portions of the Work.
          (g) Contractor shall take commercially reasonable efforts to enter into subcontracts with Major Subcontractors that are terminable for convenience, and that any related termination fees thereunder are (a) commercially reasonable in light of the value of the Services or Equipment provided at the time and when the termination fee applies, and (b) do not include any payment for damages, injuries or claims of the type disclaimed in Section 17.1.
     3.8 Design and Engineering.
          (a) Design Documentation for Standard Plant. The NuStart Work has been and will continue to be subject to the review and comment process set forth in the NuStart agreements. For documents that have not already been finalized pursuant to the Parties’ prior efforts as a part of the NuStart Work, Contractor shall continue to submit to Owner via the NuStart Engineering Committee for their review and comment the remaining AP1000 Facility Information for the Standard Plant (the “Standard Plant Design Documentation”). Owner shall complete its review of, and provide any comments via the NuStart Engineering Committee to Contractor with respect to, the Standard Plant Design Documentation within thirty (30) Days of receiving such Standard Plant Design Documentation from Contractor or such longer period of time as mutually agreed. Owner shall submit any comments or changes that are unique to its Facility which it may have, arising out of regulatory requirements associated with the Facility and its COL, directly to Contractor; provided, that if such change increases Contractor’s costs or impacts the Milestone Performance Schedule or the Incentive Program Milestone Dates, Contractor shall be entitled to a Change Order under Article 9. It is the intent of the Parties to preserve the design for the Standard Plant, including the approach to the supply chain, construction, licensing, operation and maintenance of the Standard Plant to the greatest extent practical. Accordingly, Contractor will give due consideration to the comments of the NuStart Engineering Committee to the Standard Plant Design Documentation and, to the extent consistent with such intent to preserve the standardization of the AP1000 Nuclear Power Plant, shall not unreasonably withhold its approval of any changes suggested by such comments. If Contractor revises any Standard Plant Design Documentation, Contractor shall resubmit it for review and input in accordance herewith, provided that the period of review for the first or any subsequent re-submittal shall be no more than fifteen (15) Days or such other number of Days as may be agreed to by the Parties taking into account the complexity of the resubmission, the criticality of the schedule and the volume of submissions under review. Notwithstanding the foregoing, Contractor shall not be required to change the certified design of the Standard Plant or any documents submitted with the COL, except to the extent required by differences in applicable Laws, the COL, or specific Site and/or Nearby Work Area related requirements provided, that if such change increases Contractor’s costs or impacts the Milestone Performance Schedule or the Incentive Program Milestone Dates, Contractor shall be entitled to a Change Order under Article 9.
          (b) Design Documentation for Non-Standard Plant. Contractor shall submit to Owner for its review and approval (which approval shall not be unreasonably withheld) AP1000 Facility Information for portions of the Facility that are not part of the Standard Plant (the “Non-Standard Plant Design Documentation”) consisting of plant layout drawings, design criteria, general arrangement drawings, P&IDs, design specifications, system specification documents (or equivalent) and electrical one line drawings. AP1000 Facility Information shall be provided either in electronic form or in such other form as mutually agreed, consistent with customary practices for power plant construction projects. When required by the Owner, Contractor shall transmit to Owner, technical submittals, shop drawings, including supporting catalog cuts, samples, manufacturer’s literature, sketches or drawings, calculations and other pertinent data, in sufficient detail to enable Owner to review the information and determine that Contractor clearly understands the requirements of the Agreement. Owner shall complete its review of, and provide any comments to Contractor with respect to, the Non-Standard Plant Design Documentation within thirty (30) Days of receiving such Non-Standard Plant Design Documentation from Contractor. Other AP1000 Facility Non-Standard Plant Design Documentation will be submitted to Owner for its use and records. In each instance where any Non-Standard Plant Design Documentation fails to comply with the applicable requirements of this Agreement, (including where a re-submittal fails to comply), Contractor shall correct such Non-Standard Plant Design Documentation and shall resubmit it for Owner’s review in accordance herewith, provided that Owner’s period of review for such re-submittal shall be no more than fifteen (15) Days or such other number of Days as may be agreed to by the Parties taking into account the complexity of the resubmission, the criticality of the schedule and the volume of submissions under review.
          (c) Review Processes and Design Changes. To the extent the review process described in Section 3.8(a) or (b) above results in a change to the design that is not a change caused by a Contractor error or deficiency in the design of the Facility, or other noncompliance with the requirements of this Agreement, Contractor or Owner (as applicable) shall be entitled to a Change Order with respect to the impacts of such delay or design change.

          (d) Responsibility for Errors. Any review by Owner of any AP1000 Facility Information shall not relieve Contractor from any obligation or responsibility under this Agreement. If errors, omissions, ambiguities, inconsistencies, inadequacies or other defects are found in the AP1000 Facility Information, they and the related Work shall be corrected at Contractor’s cost, unless (i) such Work is performed on a Target Price Basis under this Agreement or (ii) such Work is performed on a Time and Materials Basis under this Agreement, in which case such correction shall be performed on a Time and Materials Basis without any profit component included therein. Performance of design, engineering, procurement or fabrication Work by Contractor prior to Owner review and approval of the associated drawings, Specifications and documentation for which Owner has review and approval rights, shall be at Contractor’s own risk.
          (e) Units of Measure. Where metric units are used to describe important dimensions or calculation results, American unit equivalents will also be included.
          (f) As-Built Drawings. Prior to Final Completion of the Facility, Contractor shall supply Owner with “as-built” drawings for the portions of the Facility constructed or installed by Contractor.
     3.9 Project Controls.
          (a) Contractor shall provide a “full time” Site-based staff within [***] following mobilization to the Site through Substantial Completion. The Contractor’s staff shall be responsible for all project control activities, including without limitation, project management, scheduling, cost reporting, quantity tracking, and Change Order management. Contractor shall select only those persons who are qualified by the necessary education, training, licensing and experience to provide a high quality performance of the project control activities.
          (b) Contractor shall coordinate the incorporation of all schedule activities and interface points between all parties. Owner will provide progress updates with regard to the activities under the Owner’s Scope of Work as necessary to allow Contractor to establish and maintain the Project Schedule.
     3.10 Responsibility for Work. Contractor shall be responsible for taking reasonable precautions necessary to prevent damage or injury to the Work of Contractor, Owner, or any of their employees, other contractors, or members of the general public. These measures shall include, but not be limited to, laying drop cloths, constructing shields and guard fences, and any other measures included in the Project Policies and Procedures.
     3.11 Site and Nearby Work Areas Cleanup. During the performance of the Work, and subject to Article 20, Contractor shall remove and properly dispose of all construction related waste materials, rubbish, debris and other garbage, and liquid and nonliquid materials whether spilled, dropped, discharged, blown out or leaked, from the Site and the Nearby Work Areas (to the extent applicable). Contractor shall employ adequate dust control measures. Before Final Completion, Contractor shall remove from the Site and the Nearby Work Areas (to the extent applicable) waste materials and rubbish generated by Contractor during its performance of the

Work and Contractor shall otherwise leave the Facility, the Site, and the Nearby Work Areas (to the extent applicable and included in Contractor’s Scope of Work) in a neat and clean condition. If Contractor fails to perform such housekeeping services, Owner, following notice and a reasonable opportunity for Contractor to cure, may perform such services, and Contractor shall reimburse Owner for [***] of the Owner’s actual wage cost incurred in connection therewith, or at Owner’s option, such amount may be deducted from any amount owed to Contractor.
     3.12 Establishment of Project Policies and Procedures. The Parties agree to jointly establish, as a minimum, the Project Policies and Procedures listed in Exhibit Y that are consistent with the requirements of this Agreement, Good Industry Practice, and applicable Laws. Project Policies and Procedures shall generally apply to and govern activities at the Site and the Nearby Work Areas (to the extent applicable) with respect to the general topics listed in Exhibit Y to this Agreement, as well as other subjects as agreed to by the Parties. Drafts of Project Policies and Procedures shall be developed by Contractor and delivered to the Owner for review and comment on a mutually agreed schedule in order to support on-site Work in a timely fashion. Approval of applicable Project Policies and Procedures shall not be unreasonably withheld or delayed. Approval of applicable Project Policies and Procedures shall not constitute a waiver of any rights or remedies under this Agreement.
ARTICLE 4 — FACILITY LICENSES, PERMITS AND APPROVALS
     4.1 Owner Permits. Except as otherwise provided herein, Owner shall be responsible for obtaining, maintaining and paying for Owner Permits (including the COL) and for all communications with any Government Authorities regarding Owner Permits. Contractor shall provide support to Owner in connection with approvals of Owner Permits, or any proceedings before the Florida Public Service Commission, including making personnel available to testify at formal and informal government proceedings, and providing such documents and information reasonably requested by Owner, including review and comment to sections prepared by others, and any amendments thereto, to address formal questions from any Government Authority on a schedule that supports the Project Schedule and licensing support services. [***] in accordance with the requirements of this Agreement. Owner shall provide as much advance notice as practical for the testimony of Contractor’s Personnel at proceedings before Government Authorities. For the avoidance of doubt, Contractor shall be responsible for performing its obligations under this Agreement, but provides no guarantee that the COL or any other Owner’s Permit required to be obtained by Owner will be obtained by Owner. The Milestone Performance Schedule is based on the COL being obtained by January 1, 2012 and that the deep excavation work, diaphragm wall and pressure grouting can proceed prior to the issuance of the COL in accordance with the Milestone Performance Schedule. Other Owner Permits shall be obtained in time to support the Project Schedule.
     4.2 Contractor Permits. Contractor shall be responsible for obtaining, maintaining, paying for and complying in its performance of the Work with the Contractor Permits. Owner shall provide Contractor reasonable cooperation and assistance in obtaining and maintaining Contractor Permits. Contractor shall communicate with Owner as to what permits it will be obtaining in advance of application therefore so that communications with the Government Authority that will issue the permits can be coordinated. Contractor agrees not to obtain permits on Owner’s behalf or for the Facility without the prior concurrence of Owner. Contractor agrees to immediately notify Owner’s Project Director of any violation of any Contractor Permits that it becomes aware of, and agrees to keep Owner’s Project Director informed as to any remedial actions that are to be taken by Contractor.
     4.3 ITAACs.
          (a) Contractor shall be responsible for those ITAACs that are set forth in the Design Control Document that are designated in the Exhibit A Scope of Work as being the responsibility of Contractor (the “Base ITAAC”). Any new or additional ITAAC, or any changes or modification to any ITAAC as delineated in the Design Control Document shall either be the responsibility of Owner or shall be added to Contractor’s Scope of Work pursuant to a Change Order in accordance with Article 9. Unless otherwise agreed to by the Parties, modifications to any Base ITAAC or any additional ITAAC that should logically be added to Contractor’s Scope of Work shall be added to Contractor’s Scope of Work pursuant to a Change Order in accordance with the provisions of Article 9, and following such ITAAC addition shall be considered a Base ITAAC for all purposes under this Agreement.
          (b) Contractor shall be responsible for conducting, or causing to be conducted the inspections, tests and analyses associated with each Base ITAAC. Upon completion of such inspections, tests and analyses, Contractor shall be responsible for preparing and delivering to Owner the Documentation or other deliverables to demonstrate and confirm that the related acceptance criteria associated with each Base ITAAC has been met. All such Documentation shall be maintained by Contractor through Final Completion and shall be readily retrievable within a reasonable time upon request by Owner. If upon completion of the relevant inspections, tests and analyses the Unit fails to satisfy any Base ITAAC requirements, then Contractor shall be responsible to perform the Work that may be necessary for the Facility to satisfy such Base ITAAC requirements at Contractor’s cost. Contractor shall perform such remedial Work such that the Facility shall satisfy the failed Base ITAAC requirements within [***] of the failure, or within a reasonable time after [***] if such Work is being prosecuted diligently, but cannot reasonably be completed with [***]. No failure of Contractor to satisfy any Base ITAAC requirement shall be considered an event of Force Majeure, or entitle Contractor to seek a Change Order under Section 9.1, unless a cause of the failure qualifies as grounds for a Change Order under Article 9.
          (c) For ITAACs that are not within Contractor’s responsibility, Contractor agrees to promptly supply the information or assistance that is reasonably requested by Owner, and Owner will pay Contractor for such information or assistance on a Time and Materials Basis.
ARTICLE 5 — QUALITY ASSURANCE; INSPECTION OF WORK; 10 C.F.R. 21;
SAFEGUARDS INFORMATION
     5.1 Quality Assurance Program.
          (a) Contractor has sole responsibility for the quality assurance and quality control of the Work, including the Work performed by its Subcontractors. Contractor has provided to Owner the Quality Assurance Program either in hard copy or electronically via access to the deliverable AP1000 Facility Information. The “Quality Assurance Program” means collectively, the Westinghouse Quality Management System (“QMS”) and the Shaw Stone & Webster Standard Nuclear Quality Assurance Program (“SWSQAP”) each of which has been approved by the NRC. The Quality Assurance Program and any changes thereto shall meet the requirements of 10 CFR Part 50 Appendix B and ASME NQA-1–1994, and be accepted by the NRC and Owner. The Quality Assurance Program is subject to review and audit for compliance to 10 CFR Part 50 Appendix B and ASME NQA-1–1994 by Owner. These audits and annual evaluations performed by Owner shall be the basis for Acceptance by Owner. Contractor, with input from Owner, has put together the project specific clarifications and modifications with respect to the Quality Assurance Program and has set forth such items in the Project Quality Assurance Program Interface Plan (“PQAPIP”). The Quality Assurance Program and the PQAPIP will collectively be the “Project Quality Assurance Program” or “PQAP”. Owner’s review and Acceptance of the PQAP shall not relieve Contractor from its obligations to comply with the requirements of this Agreement and 10 CFR Part 50, Appendix B.
          (b) Contractor will provide Owner with five (5) controlled copies of the PQAPIP and Quality Assurance Program or make it available electronically as part of the deliverable AP1000 Facility Information. Contractor will follow the PQAP throughout its performance of the Work. The PQAP and associated policies and procedures shall address the Work in a manner consistent with its classification with respect to importance to nuclear safety (i.e., safety related, significant contributor to plant safety, non-safety related) as classified in the DCD and subsequently the COL. In addition, the PQAP shall address commercially critical items in accordance with the provisions of Section 5.3.
          (c) Contractor shall be entitled to a Change with respect to the cost and expense of updating the PQAP on an on-going basis to reflect any changes in ASME NQA-1 or NRC requirements or other regulatory changes or changes related to the issuance of the COL that occur after the Effective Date unless there is no incremental cost or other impact with respect to the Work associated with the Facility that occurs because of such regulatory change. If Contractor is entitled to one or more Changes under this Section 5.1, then the provisions of Section 9.1(d) regarding possible cost sharing among other AP1000 Nuclear Power Plant customers will be applicable to the extent that such Change and the basis therefore meet the requirements of such Section. The PQAP shall support Owner’s compliance with 10 C.F.R. Part 50 Appendix B and shall be subject to review and audit by Owner at its request. For purposes of the American Society of Mechanical Engineers (ASME) Code, Contractor shall be designated as Owner’s agent.
     5.2 Augmented Quality Controls for Non-Safety Related Structures, Systems and Components. For non-safety related structures, systems and components that are significant contributors to plant safety and for associated Services, Contractor shall implement quality assurance requirements consistent with their design classification in the AP1000 Design Certification and Section 17.5.II.V of NUREG-0800 (March 2007).
     5.3 Augmented Quality Controls for Commercially Critical Items. For other non-safety related items and services that are listed on Exhibit CC, Contractor shall implement quality assurance controls to the extent necessary to assure the quality of the items or services being supplied, consistent with Good Industry Practices. Contractor will provide Owner a copy of the program description for implementing the quality assurance controls for Owner’s review and Acceptance.
     5.4 Subcontractor Quality Assurance. In accordance with the PQAP, Contractor shall also require Subcontractors performing Work within the scope of 10 CFR Part 50 Appendix B or which provide materials, services or both that are nuclear safety related or which perform Work governed by the augmented quality controls referred to in Section 5.2 or 5.3, to establish, implement and maintain appropriate quality assurance programs at each location where Work is being performed (which may either be the PQAP or another quality assurance program capable of being audited to the PQAP requirements for the scope of supply), consistent with the nuclear safety quality classification of their portion of the Work. Contractor shall be responsible for the performance by Subcontractors of Work within the scope of the PQAP, 10 CFR Part 50 Appendix B (the “Appendix B Subcontractors”) or the applicable augmented quality controls referred to in Sections 5.2 and 5.3 hereof. Appendix B Subcontractors’ audit reports shall be made available for review by Owner or its designee. At its own cost, Owner or its representative may participate in scheduled audits of Subcontractors performed by Contractor. Contractor will quarterly provide Owner a list of the upcoming Contractor scheduled audits of the Appendix B Subcontractors and audits of the Subcontractors listed on Exhibit P-1, and Owner may designate which of such audits it would like to attend. Following Contractor’s receipt of notice that Owner intends to attend an audit, Contractor will keep Owner informed of any material changes to the time, location or substance of such audit. Where required by Law, and for the commercially critical items listed in Exhibit CC, Contractor shall include in the applicable Subcontracts access rights at each tier of a procurement, so that the procurement documents provide for access to the applicable Subcontractors’ plant facilities and records for inspection or audit by Owner, its designated representative, and/or other Persons authorized by the Parties. To the extent practical, Owner will coordinate with Contractor in the exercise of such inspection and audit rights so that Contractor has notice of Owner’s exercise of such right and has an opportunity to be present during such inspection or audit.
     5.5 Contractor Quality Control and Inspection Activities. Contractor shall be responsible to perform the quality control and inspection activities and to create legible Documentation in accordance with the PQAP. The quality control and inspection activities will be consistent with the nuclear safety quality classification of the Work under evaluation. The Persons performing quality assurance or quality control functions for Contractor shall have sufficient authority and organizational freedom to identify quality problems; to initiate, recommend or provide solutions; and to verify implementation of solutions. Such Persons performing quality assurance or quality control functions shall report to a management level such that this required authority and organizational freedom, including sufficient independence from cost and schedule when contrary to safety considerations, is provided.
     5.6 Access and Auditing On-Site and Other Facilities.
          (a) Contractor shall provide Owner and Owner designated Persons with access to the Work at the Site and Nearby Work Areas when Work is being performed and to portions of Contractor’s premises and working facilities where Work is being performed, and with pertinent Documentation and other necessary information and assistance relating to the

Work, for auditing of activities for conformance with the requirements of this Agreement and the PQAP. Such audits shall be coordinated with Contractor so that Contractor has reasonable prior notice of such audit and has an opportunity to be present during such audit. Contractor shall include in its Subcontracts with (i) Major Subcontractors and (ii) Appendix B Subcontractors a provision granting the access inspection and audit rights required by ASME NQA1-1994 by Owner and Owner Designated Persons at Major Subcontractors’ and Appendix B Subcontractors’ premises and working facilities and shall require such Subcontractors to include such rights in their contracts with Major Subcontractors and Appendix B Subcontractors. This right of access to the Site, Nearby Work Areas and Contractor’s, Major Subcontractors’, and Appendix B Subcontractors’ other facilities extends to representatives of the NRC and other Owner Designated Persons for the purpose of performing quality assurance and quality control activities. Quality assurance and quality control activities at Major Subcontractors’ and Appendix B Subcontractors’ premises and working facilities under this Agreement are defined as participation in scheduled audits, and execution of Owner Witness and Hold Points, such as in-process testing and final product review for Acceptance. In cases where Contractor incurs additional cost from Subcontractors due to Owner’s request to perform additional quality assurance and quality control activities beyond these activities, Contractor shall be entitled to a Change Order in accordance with the procedures set forth in Article 9.
          (b) Quality assurance and quality control inspections and audits of Major Subcontractors and Appendix B Subcontractors includes activities necessary to address quality issues which may arise at the supplier and sub-supplier level. Contractor shall implement, and require its (i) Major Subcontractors and (ii) Appendix B Subcontractors to implement, measures necessary to be taken to ensure compliance with this Agreement where such measures are identified as a result of a quality assurance audit or surveillance carried out by Owner or Owner’s designees.
          (c) The rights of access described in this Section 5.6 are subject to: (i) reasonable restrictions which may be identified by Contractor or a Subcontractor related to access to proprietary information, (ii) restrictions for reasons of national security and restrictions of access by foreign (non-U.S.) nationals, and (iii) additional costs for access beyond scheduled audits and participation in Owner Witness and Hold Points. If it is determined that the Work is not being done in accordance with the requirements of this Agreement or there is a pattern of non-conformances materially exceeding industry norms, Owner shall not be liable for the cost and schedule impacts, if any, related to such additional audits and Contractor shall not be entitled to a Change Order with respect thereto.
     5.7 Owner Designated Persons. Throughout this Article 5 and elsewhere in this Agreement, Owner is granted the rights, either directly or through Owner designees, Owner authorized Persons and/or Owner’s agents or representatives (collectively, the “Owner Designated Persons”), to audit, inspect or witness the Work, related facilities, policies and procedures. Owner covenants it will give reasonable prior notice to Contractor of the identity of Owner Designated Persons. Owner also agrees to exercise reasonable efforts to designate, employ, authorize or appoint Owner Designated Persons that are not Persons whose involvement would pose a significant confidentiality or intellectual property security risk to the Work or Contractor. To the extent that any of Contractor’s competitors are granted access to the Work or related facilities or information, such access will be subject to reasonable restrictions and limitations as specified by Contractor. The confidentiality and other obligations with respect to Owner and its actions in connection with this Agreement shall be applicable to the Owner Designated Persons and Owner shall be responsible for the breach of such obligations by Owner Designated Persons.
     5.8 Additional Access and Auditing Requirements. Quality assurance, quality control and other audit or inspection activities initiated by Owner, other than those permitted under Section 5.6, shall be accommodated by Contractor to the extent practical. Any such additional quality assurance, quality control and inspection activities requested by Owner under this Section 5.8 shall be the basis for a Change under Article 9, unless it is determined that the Work is not being done in accordance with the requirements of this Agreement or there is a pattern of non-conformances materially exceeding industry norms.
     5.9 Owner Witness and Hold Points.
          (a) Following the selection of a specific Subcontractor for the components identified in Exhibit Q, Contractor shall include Owner Witness and Hold Points identified in Exhibit Q in the respective manufacturing and fabrication plans for such components. Contractor shall provide Owner access to or copies of the applicable manufacturing and fabrication schedules and regular updates to these schedules, such that Owner has advance notice of approaching scheduled Owner Witness and Hold Points. Owner shall be notified in writing by Contractor of Owner Witness and Hold Points at least ten (10) Business Days prior to the scheduled activity. Owner may designate additional Owner Witness Points and/or Owner Hold Points. To the extent the aggregate amount of the Owner Witness Points or Owner Hold Points exceeds the base line for the Owner Witness and Hold Points, there shall be an adjustment to the applicable terms and conditions of this Agreement through the Change Order process as set forth in Article 9.
          (b) If Contractor proceeds with the Work without giving Owner the ten (10) Business Day written notice in accordance with Section 5.9(a) above, then Contractor shall uncover the Work and accommodate the Owner Witness or Hold Point inspection and testing at Contractor’s expense as provided in Section 5.10, unless waived in writing by Owner.
          (c) Work may proceed beyond Owner Witness Points, in the absence of Owner or its designee attending the specified inspection or surveillance provided that Contractor gave the required ten (10) Business Day notice in accordance with Section 5.9(a) above. Work may not proceed beyond an Owner Hold Point without a written waiver from Owner, provided that if Owner has been notified of the scheduled Owner Hold Point at least ten (10) Business Days prior to such Owner Hold Point in accordance with the terms of Section 5.9(a) above, then delays incurred by Contractor as a result of Owner’s failure to attend an Owner Hold Point shall entitle Contractor to a Change Order subject to the requirements of Article 9. If the ten (10) Business Day notice was given in accordance with the terms of Section 5.9(a) above, then requests by Owner to witness tests or conduct surveillance after the scheduled point in time designated for an Owner Witness Point shall be accommodated by Contractor only if technically feasible and shall entitle Contractor to a Change Order in accordance with the procedures set forth in Article 9.

          (d) Witnessing of tests or other surveillance by Owner shall be at Owner’s expense. If Owner performs the surveillance or elects not to perform a surveillance, such surveillance or waiver will not relieve Contractor of its obligations under this Agreement.
     5.10 Uncovering of Work; Re-performance of Inspection and Testing. In the event Owner requests in writing that any Work be uncovered to determine whether such Work is deficient, Contractor shall uncover the Work as requested and shall reperform any tests or inspection as required by Owner. Contractor shall be entitled to a Change Order unless the uncovering of Work is required pursuant to Section 5.9(b), or the Work is found to be deficient; provided, that if Owner unreasonably delays delivery of its request to uncover the Work then Contractor shall be entitled to a Change Order with respect to the additional cost and/or schedule impacts caused by Owner’s delay. Work is deficient or nonconforming unless the applicable Documentation is complete, accurate and reflects the Work performed in accordance with Good Industry Practices and the PQAP. If the Work is found to be deficient or nonconforming, Contractor shall address such deficiency or nonconformance pursuant to Section 5.11(c) at Contractor’s cost. During the Warranty Period, the provisions of Article 14 shall apply to any Work that does not conform to the Warranties.
     5.11 Reporting of Defects and Non-compliance; 10 CFR 21.
          (a) Contractor shall comply and shall require its Subcontractors to comply with the provisions of 10 CFR Part 21, “Reporting of Defects and Noncompliance,” in the performance of its obligations under this Agreement. Without limiting the foregoing, Contractor shall act as the “dedicating entity,” as defined in 10 CFR § 21.3, and comply with the requirements of 10 CFR § 21.21(c). Contractor shall comply with the posting requirements of 10 CFR § 21.6 at the Site.
          (b) Contractor shall permit the NRC to inspect records, premises, activities and basic components as necessary to accomplish the purposes of 10 CFR Part 21, including permitting the NRC the opportunity to inspect records pertaining to basic components that relate to the identification and evaluation of deviations, and the reporting of defects and failures to comply, including any advice given to purchasers or licensees on the placement, erection, installation, operation, maintenance, modification, or inspection of a basic component. Contractor shall provide Owner with copies of all notices and other Documentation that Contractor discloses to the NRC related to the Work concurrently with such disclosure to the NRC, including those disclosed pursuant to 10 CFR Part 21 and 10 CFR Part 50.55(e) and (f).
          (c) Work that does not conform to specified requirements hereunder shall be subject to controls implemented by Contractor to prevent installation or use of such nonconforming Work. Such controls shall provide for Contractor’s identification, documentation, evaluation, segregation when practical and disposition of such nonconforming Work. Nonconformance to contract requirements or Owner approved documents, where the proposed disposition is repair or use-as-is shall be submitted to Owner for review and approval. Nonconformances submitted for Owner’s approval shall include Contractor-recommended disposition and technical justification. Disposition of nonconforming Work may include rework, use-as-is, repair or reject, and/or scrap. Repaired Work shall be re-inspected to verify conformance with the requirements specified by the disposition, and re-performed Work shall be re-inspected to verify conformance with the original, specified requirements hereunder.

     5.12 Calibrations with respect to Non-Safety Items. Measuring and test equipment (“M&TE”) used to determine conformance to specified requirements or to develop design criteria, shall be calibrated or verified, as necessary to assure the capability and accuracy of the M&TE. The M&TE shall be subject to the controls of the Contractor’s Calibration Program as described in the PQAP.
     5.13 Stop of Work. Owner reserves the right through any Owner Designated Person to require Contractor to stop performance of a portion of the Work (a “Stop Work Order”) when significant conditions adverse to the quality of such portion of the Work arise that: (i) cause damage to the Work, (ii) prevent Owner from exercising its inspection or audits rights hereunder, or (iii) cause Contractor to not fulfill its obligations hereunder. Contractor shall take prompt corrective actions to resolve such conditions identified by Owner prior to Contractor’s resumption of its performance of such stopped Work. To the extent practical, prior to Owner’s exercise of such right, Owner shall formally notify Contractor in writing of the reason for stopping such portion of the Work and the expected conditions under which such portion of the Work can resume. Significant conditions that may result in stopping Contractor’s performance of a portion of the Work include the following:
(a)	documented lessons learned indicate that Contractor’s continued performance of such portion of the Work would result in a nonconformance that could not be corrected to the condition required hereunder or would require extensive or excessive time and retrofit, repair or rework to correct;

(b)	Contractor has not established or implemented required controls in accordance with the PQAP or the augmented quality controls referenced in Sections 5.2 and 5.3;

(c)	Contractor is performing such portion of the Work in violation of a requirement hereunder;

(d)	Contractor is using nonconforming Equipment or materials, which Contractor has not corrected and such nonconforming Equipment or materials have not been approved or conditionally released;

(e)	Contractor is using drawings, procedures or instructions that require prior approval and has not received such approval or have not been conditionally released or are not in accordance with PQAP or this Agreement;

(f)	Contractor’s continued performance of such portion of the Work is in violation of mandatory design changes;

(g)	drawings, procedures or instructions authorized to control such portion of the Work in progress are not available;

(h)	Contractor has not established quality verification Documentation in accordance with the PQAP or this Agreement, or Contractor’s quality verification Documentation is incorrect or is non-conforming with those requirements; or

(i)	such portion of the Work is being performed by Contractor’s Personnel not qualified pursuant to the requirements hereunder.
If Owner issues a Stop Work Order, there will not be an adjustment to the Milestone Performance Schedule, the Contract Price or any other provisions of this Agreement, unless it is determined that the circumstances at the time of the Stop Work Order did not give Owner the right to issue a Stop Work Order under this Section 5.13.
     5.14 Safeguards Information. Contractor and its Subcontractors will have access to safeguards information as defined in 10 CFR 73.2 during performance of the Work. Contractor agrees that safeguards information shall be handled and protected from unauthorized disclosure in accordance with the requirements of 10 CFR 73.21, NRC Management Directive No. 12, and Section 147 of the AEA.
     5.15 Components and Welds. Welds that are performed on any pressure boundary or on any component in the Unit that are subject to pre-service and in-service inspection requirements shall be accessible and inspectable after completion of the Facility, including one hundred percent (100%) of the ASME code section XI required volume and/or area, as applicable. When component design precludes obtaining one hundred percent (100%) of the Code-required volume, the minimum coverage may be ninety percent (90%) as permitted by Code Case N-460. The basis for not being able to obtain one hundred percent (100%) shall be documented in the design package. Reactor head penetrations and nozzles shall be inspectable to the FIRST REVISED NRC ORDER (EA-03-009), or an NRC-approved ASME Code Case. Pre-service inspection shall be performed on the CRDM nozzles and welds as required by ASME code section XI. During the fabrication of Equipment or during construction of the Unit, all pressure boundary welds shall be inspected by qualified personnel using appropriate non-destructive examination methods in strict accordance with applicable codes and standards. Contractor shall maintain records of all such weld inspections, including all weld repairs, and shall make such records available to Owner upon Owner’s request. Repair records shall include the extent of repairs (length, depth, and location) for each repair. Pre-service inspection results shall be provided to the Owner, including those recorded and retained in electronic format (e.g., UT and ECT).
ARTICLE 6 — CONTRACT PRICE
     6.1 Components of the Contract Price. The Contract Price as of the Effective Date for Contractor’s Scope of Work for the Facility is Seven Billion, Six Hundred Fifty Million Dollars ($7,650,000,000), as further described in Exhibit H. The Contract Price shall be subject to the Price Adjustment Provisions in Article 7 and Exhibit J, and subject to Changes under Article 9 that may modify the Contract Price.
     6.2 Price Breakdown. Contractor shall provide Owner with a schedule of values covering the pricing of the Work in accordance with Exhibits H and K. In addition to other pricing and audit information requirements under this Agreement, Contractor agrees to furnish, as requested by Owner, a breakdown of the Contract Price or documentation sufficient to satisfy the requirements of applicable Government Authorities, including the Federal Energy Regulatory Commission, the NRC, the Florida Public Service Commission, the Florida Department of Revenue, and other applicable tax authorities.
ARTICLE 7 — PRICE ADJUSTMENT PROVISIONS
     The amounts payable to the Contractor under [***] provisions of this Agreement, [***] shall be subject to the [***].
ARTICLE 8 — PAYMENTS AND SECURITY
     8.1 Payments.
          (a) Payment for Time and Materials Work that is Not Construction Work. During performance of the Work, Contractor shall invoice Owner monthly for Work performed on a Time and Materials Basis that is not construction Work for charges incurred during the prior month. Invoices for each month shall be submitted by Contractor to Owner by the tenth (10th) Day of the following month. Payment shall be due from Owner within thirty (30) Days following receipt of the invoice, subject to the conditions set forth below. Time and Materials Work that is construction Work shall be invoiced and paid for in accordance with Section 8.1(c).
          (b) Milestone Payments for [***] Work. During performance of the Work, Contractor shall be paid for the [***] Work in accordance with the Milestone Payment Schedule in Exhibit F-1. The applicable portion of the [***] will be invoiced by Contractor upon the completion (or substantially completed as provided below) of each Payment Milestone. Submittal of each invoice by Contractor for a Milestone Payment shall constitute a representation by Contractor that it has performed and provided the Work required for such payment in accordance with this Agreement or otherwise covered by such invoice, and that Contractor has paid all Subcontractors for all Work performed and Equipment supplied under all previous Contractor invoices that are due and payable, and are not the subject of a good faith dispute. Payment shall be due from Owner within thirty (30) Days following receipt of the invoice, subject to the conditions set forth below. Payment Milestones are not required to be completed in the sequence set forth in Exhibit F-1, nor must invoices for completed Payment Milestones be submitted in the sequence set forth in Exhibit F-1. Payment Milestones may be performed and invoiced no more than [***] ahead of the time for the performance of such Work under the Project Schedule; and further provided, that Contractor shall not submit an invoice for a Payment Milestone to the extent that the aggregate value of all invoices submitted for Payment Milestones exceeds the sum of (i) the Milestone Payments that were scheduled to be invoiced prior to the current calendar year, plus (ii) [***] of the Milestone Payments scheduled to be invoiced in the current calendar year. However, the actual amount of the invoice in excess of [***] of the current calendar year’s annual budget shall not exceed the year end cash flow projection provided by Contractor to Owner by the last Business Day of the third calendar quarter of that respective Year, unless otherwise agreed in a Change Order. If agreed by Owner, Contractor shall have the option to invoice for substantially completed Payment

Milestones on a pro rata basis and any such agreement between Owner and Contractor shall be set forth in a Change Order. Contractor shall keep Owner apprised of any material advancement in the anticipated timing of Milestone Payment obligations.
          (c) Payment for Target Price Work and Time and Materials Construction Work. By Tuesday, 12:00 p.m. Eastern Time of each week during performance of the Work, Contractor will deliver to Owner an invoice for Target Price Work and Time and Materials Work for construction in an electronic form that is readable by Owner’s computer system. The invoice shall cover (i) labor and associated costs that were incurred and committed by Contractor during the prior week, and (ii) other costs, such as bulk materials, equipment, rentals, travel, living expenses, mobilization and the like that have been invoiced to Contractor and that are payable within the next thirty (30) Days and have not previously been invoiced by Contractor to Owner. Payment of invoices submitted by Contractor to Owner as provided above shall be due from Owner by Thursday, 5:00 p.m. Eastern Time of the same week in which the invoice is submitted. Exhibit F-2 provides an estimated payment schedule for Work to be performed on a Time and Materials Basis and a Target Price Basis.
     8.2 Final Payment. Upon achievement of Final Completion, Contractor shall submit to Owner an invoice for the final Milestone Payment and other payments due under this Agreement (the “Final Payment Invoice”) which shall set forth the remaining amounts due to it pursuant to this Agreement. When submitting the Final Payment Invoice, Contractor shall submit a final lien waiver in the form set forth in Exhibit T-2 provided that the waiver shall be conditioned on Contractor receiving payment pursuant to the Final Payment Invoice. Payment of the Final Payment Invoice shall be due within thirty (30) Days following receipt of a correct invoice and the documentation specified above, subject to all other applicable conditions set forth in this Agreement. [***].
     8.3 Supporting Documentation; Payment Disputes.
          (a) Contractor shall submit invoices in an agreed format. Contractor may designate in the invoices that the amounts owed shall be paid in specified amounts to designated accounts; provided, that [***] If Toshiba’s Senior Unsecured Credit Rating falls below BBB- or Baa3 from S&P and Moody’s respectively or if Shaw’s Credit Rating falls below BBB- or Baa3 from S&P and Moody’s respectively, then Contractor shall monthly for so long as the applicable credit ratings remain below such thresholds provide to Owner interim lien waivers substantially in the form attached hereto as Exhibit T-1 executed by the Subcontractors who have provided invoices that are due and payable in an aggregate amount of goods and services in excess of [***]. Contractor shall make available such documentation and materials as Owner may reasonably require substantiating Contractor’s right to payment of any invoice. Milestone Payment invoices shall clearly indicate the Payment Milestone which has been completed in connection with such invoice. Invoices for Work performed by non-craft personnel on a Time and Materials Basis or Target Price Basis shall show each employee’s name, classification, hours worked, task performed and applicable rate of compensation to Contractor. Invoices for any Work performed by craft personnel on a Time and Materials Basis or a Target Price Basis shall indicate tasks performed and shall show each employee’s name, classification, hours worked, applicable rate of compensation to Contractor, and rate paid by Contractor to Contractor’s employees. Prior to the time that the number of Contractor

Personnel working at the Site and Nearby Work Areas exceeds an average of one hundred (100) workers for any consecutive four (4) week period, Contractor shall utilize a either a manual or electronic “brassing” system to track entry and exit of its Personnel at the Site and Nearby Work Areas for performance of the Work, and provide electronic timesheet data to Owner for uploading into Owner’s electronic timekeeping system. Once the average number of Contractor Personnel reaches one hundred (100) or more workers during four (4) consecutive weeks, Contractor shall implement an electronic “brassing” or access control system to track which Contractor Personnel are on the Site and Nearby Work Areas performing Work. Such electronic “brassing” system shall feed the tracking employee information into Contractor’s electronic timekeeping system. Contractor shall also ensure that it provides electronic timesheet data to Owner for uploading into Owner’s electronic timekeeping system. In the event that Contractor’s “brassing” system is not functional, Contractor may provide Owner an alternate basis for the verification, reasonably acceptable to Owner, of the quantity of workers located on the Site and Nearby Work Areas. In the event that Contractor does not provide such an alternate basis for verification, reasonably acceptable to Owner, Contractor shall provide Owner with access in order to conduct an audit to verify that the electronic timesheet data regarding on-site labor corresponds to the quantity of workers located on the Site and Nearby Work Areas. If Owner is entitled to conduct such an audit pursuant to the foregoing, Owner’s payment obligations under Section 8.1(c) shall be extended by no more than three (3) additional Business Days after the original due date of the applicable payment required under Section 8.1(c) in order to provide Owner adequate time to perform such audit prior to making such payment. [***]. Bills of lading, and handling or shipping receipts for Equipment and materials shall be attached, as applicable, to any invoice requesting payment for such Equipment and materials. When transportation is prepaid, transportation receipts must also be attached to the invoices. If any Construction Equipment has been used, the invoice must also specify the Construction Equipment used, hours of usage, and rate of reimbursement for use. On-site labor, material and equipment costs, and freight charges must appear separately on the invoice. Any Tax paid on material or Equipment must be shown separately from the sale or rental price of those items.
          (b) Payments and invoices will include tax information as required by Article 26.
          (c) If any invoice is deficient in any material respect, Contractor may be required by Owner to resubmit that invoice in proper form; provided, however, that Owner shall pay any portion of the invoice that is not deficient or subject to dispute, and shall pay any disputed amount to the extent required by Section 8.3(d). Owner shall review each invoice and shall identify exceptions, if any, by providing Contractor with written notice stating the basis for such exceptions on or before the due date, to the extent any exceptions are discovered prior to the due date.
          (d) Payment shall not waive Owner’s right to dispute an invoice. Any amount of an invoice that Owner disputes shall be resolved in accordance with Article 27.
     (i) Should a payment dispute not be settled within ten (10) Days of the due date, Owner shall pay the disputed amount including, without limitation, amounts disputed with respect to a Change, except Owner may [***].

     (ii) Once the dispute is resolved, Owner shall pay any additional amount due or Contractor shall refund any amount by which it was overpaid, as applicable, within five (5) Business Days after the date of the final resolution, together with interest at a rate equal to the [***] per annum, applied from the original due date of the payment until paid, or in the case of any overpayment, from the date paid until refunded by Contractor.
          (e) If Owner fails to pay Contractor undisputed sums due and owing by the due date or, fails to pay the required portion of any disputed amounts by the date required as set forth in Section 8.3(d)(i) above, Contractor shall notify Owner of the overdue payment, and a late payment charge shall accrue at a rate equal to the [***] per annum from the due date; provided, that with respect to weekly payments owed in accordance with Section 8.1(c), no interest will accrue under this Section 8.3(e) for the first [***] a payment is late unless there have been two or more other late payments during the [***] period prior to the due date.
     8.4 [***]
     8.5 No Acceptance by Payment. Owner’s payment of any invoice does not constitute approval or acceptance of any Work, item or cost in that invoice, nor shall payment constitute a waiver of any rights or remedies, and shall not be construed to relieve Contractor of any of its obligations under this Agreement.
     8.6 Security for Payments from Contractor. As a material inducement for Owner to enter into this Agreement, Westinghouse agrees to supply to Owner a Parent Company Guarantee from Toshiba, and Stone & Webster agrees to supply to Owner a Parent Company Guarantee from Shaw, in the forms set forth as Exhibit W-1 and Exhibit W-2 as applicable. Each Parent Company Guarantee shall be signed by an officer of Toshiba and Shaw, respectively, and shall be delivered to Owner on the Effective Date. The Parent Company Guarantee by Toshiba and by Shaw shall each be accompanied by a certificate of incumbency signed by the Secretary (or equivalent) of Toshiba and Shaw, respectively, certifying that the person signing each Parent Company Guarantee is fully authorized to sign the guarantee on behalf of Toshiba and Shaw.
     8.7 Manner of Payment. All payments due under this Agreement shall be paid by electronic transfer to the accounts specified in a Notice from Contractor.
     8.8 Cash Flow Accruals. The Contractor shall provide monthly accruals to the Owner by no later than noon on the last Business Day of the month. The accruals will reflect (a) the estimated cost of Work that will be completed during that month, which are to be reflected on the invoices issued during the next month, and (b) the estimated total amount for Work that will be invoiced, due, and payable by the end of the then current Year. The accruals shall reflect the estimated project and task totals in a manner consistent with the pricing in this Agreement, identifying separately the price of Equipment, labor and miscellaneous expenses.
     8.9 Work Completed Accruals. No later than noon on the last Business Day prior to the end of each Year, Contractor shall supply to Owner an estimate of the percentage of completion of Work being performed [***] and the corresponding dollar value for such completed Work, including Major Components and major modules that are being manufactured, fabricated or assembled on or off the Site or Nearby Work Areas.

     8.10 Cash Flow Covenant. The Contractor shall work with Owner and shall use commercially reasonable efforts to optimize Owner’s cash flow in order to reduce Owner’s financing costs for the Work; provided, however, that in no event shall Contractor be required to make any changes or modifications that adversely impact Contractor’s cost, cash flow, demonstrated risk or the execution of the Work unless the Parties mutually agree to a Change Order pursuant to Article 9 prior to implementing such changes or modifications to Owner’s cash flow. The Parties will evaluate potential impacts to cost and schedule in conjunction with proposed changes to the cash flow.
ARTICLE 9 — CHANGES IN THE WORK
     9.1 Requests for and Entitlement to Change Orders.
          (a) Requests for Change Orders. Subject to the criteria in Sections 9.1(b) and (c) the following occurrences or circumstances shall entitle Contractor or Owner to a change to the Work and/or related obligations hereunder in accordance with the provisions of this Article 9 (each a “Change”):
     (i) any addition to, deletion from, or modification of the Facility requested by Owner or any Change in the Work that is agreed to by the Parties in writing;
     (ii) any Change that arises as a result of the issuance of the COL;
     (iii) an event of Force Majeure;
     (iv) a Change in Law; [***];
     (v) issuance of new ITAAC or revisions to any ITAAC;
     (vi) encountering conditions at or affecting the Site, Nearby Work Areas or transportation that are inconsistent with the Site, Nearby Work Areas and Transportation Assumptions or that a Reasonably Prudent Contractor would not have discovered or otherwise been aware of prior to the Effective Date;
     (vii) a request by Owner that Contractor use a Subcontractor other than the one proposed by Contractor, as provided in Section 3.7;
     (viii) a request by Owner to witness tests or conduct surveillance after-the-fact as provided for in Section 5.9(c), provided that the ten (10) Business Day notification required under Section 5.9(a) has been provided;
     (ix) uncovering of the Work (unless the Work is found to be deficient) as provided for in Section 5.10;
     (x) any act, fault, omission, or breach with respect to Owner’s obligations under this Agreement or any delay by Owner, including any delay in giving any required approvals or in performing any of the Owner’s responsibilities or obligations under this Agreement;

     (xi) a suspension of the Work pursuant to Section 22.1(a);
     (xii) failure of Owner to issue the Full Notice to Proceed on or before the date required under the Milestone Performance Schedule, unless Contractor has exercised its right to terminate the Agreement as a result of such delay pursuant to Section 22.5;
     (xiii) an instruction by Owner to Contractor to accelerate the Project Schedule; provided, that for purposes of clarification, the Parties agree that to the extent another provision of this Agreement requires an acceleration and specifies how to allocate responsibility for any affects of such acceleration, this Section 9.1(a)(xiii) shall not be interpreted to override or reallocate the responsibility for the impacts of such acceleration;
     (xiv) Owner elects to purchase Mandatory Spare Parts or Optional Spare Parts, or Mandatory Spare Parts are unavailable as provided in Section 3.6(d);
     (xv) the DOE does not fully fund all amounts specified in the DOE and Westinghouse Cooperative Agreement DE-FC07-07ID14779 Westinghouse Electric Company Construction and Licensing Demonstration Project in accordance with the dates specified for funding in such agreement;
     (xvi) a change in Industry Codes and Standards; or
     (xvii) any other event or circumstance specifically identified in this Agreement as constituting a Change or entitling Owner or Contractor to seek a Change Order.
          (b) Contractor’s Entitlement to Change Order. To the extent that the event or circumstance that is the basis for the Change is not due to any act, fault, omission, or breach by Contractor with respect to its obligations under this Agreement, and provided that the event or occurrence adversely affects Contractor’s or its Subcontractors’ ability to perform the Work, increases the cost of the Work, affects the Contractor’s ability to achieve the Performance Guarantees or Warranties or any other obligations under this Agreement, or causes Contractor to be unable to meet the requirements of the Milestone Performance Schedule, Contractor shall, consistent with other applicable terms and conditions of this Agreement, be entitled to an adjustment as appropriate to the Contract Price, the Milestone Performance Schedule, the Milestone Payment Schedule, the Guaranteed Substantial Completion Date, the Scope of Work and/or such other parts of this Agreement as may be affected by such Change. Any such Change shall be authorized by a Change Order to be issued by Owner under Section 9.4.
          (c) [***]
          (d) If the basis for a Change that meets the criteria set forth in Section 9.1(a) (except for Section 9.1(a)(xv), which is subject to the provisions of Section 9.1(f)) affects or will affect the Work of Contractor in designing, developing or supplying the AP1000 Nuclear Power Plant for Owner [***], then any adjustment to the Contract Price pursuant to Section 9.4 [***]. Any adjustment pursuant to Section 9.4 will take into account other funds (whether supplied by any insurance company, Government Authority or otherwise) that are actually received by Contractor to pay all or a portion of the cost of such Change. [***].
          (e) [***].
          (f) Change in connection with DOE Funding Shortfall [***]. If DOE fails to fully fund obligations described in Section 9.1(a)(xv), then Contractor shall receive a Change Order equal to [***] the dollar amount of such underfunding, which amount shall be due and payable to Contractor within thirty (30) Days of Owner’s receipt of Notice from Contractor of such shortfall. [***].
          (g) Owner Held Contingency (OHC) Usage. [***].
          (h) [***].
     9.2 Owner-Directed Changes.
          (a) Standard Plant. It is the intent of the Parties to preserve the standard design for the AP1000 Nuclear Power Plant, including the approach to the supply chain, construction, licensing, operation and maintenance of the Standard Plant to the greatest extent practical. Owner’s right to direct a Change in the Standard Plant design for the Facility as provided in Section 9.4 is limited to a Change that:
          (i) is requested by Owner or the First Wave Utility Customers, to be considered by Contractor in the same manner and subject to the same standards as Contractor applies to the design and engineering comments received from Owner or the First Wave Utility Customers under Section 3.8(a); or
          (ii) is reasonably necessary due to specific Facility related issues, or is necessary to satisfy the requirements of the COL or any Governmental Authority.
          (b) Other than Standard Plant. Owner may direct a Change concerning any Work that is not part of the Standard Plant design for the Facility as provided in Section 9.4, so long as it is technically feasible and in accordance with Good Industry Practices.
     9.3 No Oral Changes. Contractor shall not comply with oral Owner-directed Changes in the Work. If Contractor believes that any oral notice or instruction received from Owner will involve a Change in the cost, time to perform or integrity of the Work, it shall require that the notice or instruction be given by Owner in writing and shall then proceed according to the provisions of Section 9.4. Contractor shall neither be required to perform nor be entitled to a Change Order with respect to any oral Owner-directed Change. Any cost to perform oral Changes shall be for Contractor’s account, and Contractor waives any and all rights to claim from Owner for such costs or additional time to perform the Work as a result of compliance by Contractor with such oral Changes.

     9.4 Change Orders.
          (a) Subject to Sections 9.1, 9.2 and 9.3, Owner or Contractor (as applicable) shall submit a Notice of any proposed Change to the other Party. Promptly following such Notice, Contractor shall provide Owner the following as such information becomes available:
     (i) details of the effect of the Change on the provisions of the Agreement, including any cost, Project Schedule or Milestone Performance Schedule impacts;
     (ii) options to mitigate the costs or delays associated with the Change;
     (iii) when required, an evaluation of the impact on the Licensing Basis as of the date of the proposed Change;
     (iv) a written description of the proposed Change to the Work, including any adjustment(s) to the Established Target Price (if applicable) and the Contract Price or the Project Schedule or the Milestone Performance Schedule;
     (v) a written proposal for executing the Work as changed; provided such proposal shall to the extent commercially reasonable have the aim to mitigate the impact of the proposed Change on this Agreement, including the changes to the Work taken as a whole; and
     (vi) any proposed revisions to this Agreement.
Contractor shall provide Owner such supporting documentation for the foregoing as Owner may reasonably request. Owner shall, as soon as practicable after receipt of such submittal and supporting documentation, respond with any comments or questions. If Owner responds with comments or questions, Contractor shall endeavor to address such comments or answer such questions as soon as practicable.
[***].
          (b) If Owner accepts such written proposal (as the same may have been modified by mutual agreement of the Parties), or the Parties otherwise agree to a Change, Owner shall issue a written order to Contractor setting forth the revisions to this Agreement as provided in such agreed upon written proposal or as otherwise agreed to by the Parties (the “Change Order”). If the Parties cannot agree upon the revisions to this Agreement to be effected as a result of a Change, Owner shall be entitled to issue a Change Order (subject to the limitations set forth in this Article 9) that Owner, in good faith, believes complies with Section 9.4, which revisions shall include those revisions as the Parties may have agreed upon, and Contractor shall perform its obligations hereunder as modified by such Change Order and to the extent not in violation of applicable Law, provided that such performance shall be without prejudice to Contractor’s right to dispute the revisions to this Agreement to which the Parties could not agree and the Parties shall resolve the dispute in accordance with the Dispute Resolution procedures set forth in Article 27.

          (c) Notwithstanding the provisions of Section 9.4(b), but subject to the provisions of Sections 9.1, 9.2 and 9.3, in exigent circumstances Owner may issue a Change Order to Contractor, with respect to additional work that was not in the Contractor’s original Scope of Work, in lieu of the Notice of proposed Change described in Section 9.4(a), and Contractor will diligently proceed with the Work as changed. Promptly upon receipt of any such Change Order, Contractor shall supply to Owner the information described in Section 9.4(a), and the Change Order will be amended in writing as soon as practical thereafter to comply with the requirements of Section 9.4(b). If Owner issues a Change Order under this Section 9.4(c) or if a Change Order is issued under Section 9.4(b) above but there is no agreement among the Parties on the pricing or the adjustment to the Contract Price in connection with such Change Order, then Contractor shall perform the Work specified in the Change Order and shall be paid on a Time and Materials Basis, using the rates in Exhibit G. Either Party may submit to Dispute Resolution the determination of the revisions to this Agreement to be effected as a result of a Change under this Section 9.4(c) including the appropriate price change relating to the portion of the Work specified in such Change Order which Contractor has not completed on or prior to the DRB’s decision. Until a ruling has been issued pursuant to such Dispute Resolution process, Contractor shall be paid on a Time and Materials Basis as described above.
          (d) If Contractor provides the Change Order proposal and/or information required under Section 9.4(a) because of a request for same from Owner or because of an event or circumstance that ultimately results in a Change, then, a Change Order shall be issued to reimburse Contractor for all reasonable costs and expenses incurred by Contractor in complying with Section 9.4(a), including costs associated with reviewing, evaluating and responding to such Notice of proposed Change or Change Order and charges for estimating services, design services and preparation of proposed revisions to this Agreement.
          (e) The Parties shall amend the Agreement from time to time to incorporate agreed upon Change Orders into the Agreement.
     9.5 Permitted Contractor Changes.
          (a) If Contractor elects to make a change to the Work or a substitution of Equipment or materials to support performance of the Work, whether in the field or elsewhere, for purposes such as correcting deficiencies, avoiding interferences or improving access or for other similar circumstances and purposes, and such change or substitution (i) does not require a change in the plant layout drawings, design criteria, general arrangement drawings, functional or performance aspects of P&IDs or design specifications, electrical one line drawings or control wiring diagrams, (ii) does not increase Owner’s maintenance costs, (iii) does not reduce the reliability and quality of the Equipment, and (iv) does not result in a difference between the Units with respect to operation, maintenance or spare parts requirements (each such change or substitution being a “Permitted Contractor Change”), then Contractor may proceed with such Permitted Contractor Change provided that Contractor promptly provides Notice of such Permitted Contractor Change to Owner, and where practical provides such Notice prior to commencing such Permitted Contractor Change.

          (b) Such Permitted Contractor Change shall not be contrary to the COL or the DCD, or any other requirements of this Agreement, and such Permitted Contractor Change shall be allowed upon Contractor’s reasonable technical evaluation that such Permitted Contractor Change does not adversely affect the form, fit or function of any Equipment or System. Such Permitted Contractor Change shall not result in a Change Order.
     9.6 Optional Services and Equipment. The Parties acknowledge and agree that Exhibit A sets forth certain additional services and equipment, one or more of which, at the option of Owner, shall be included in the Work. If Owner desires to exercise such option, it shall provide Contractor Notice thereof, in which case such item shall be included in the Work and the Contract Price and such other provisions shall be modified as set forth in Exhibit A.
ARTICLE 10 — FORCE MAJEURE
     10.1 Performance Excused. No Party shall be considered to be in default or in breach of its obligations under this Agreement to the extent that performance of such obligations is delayed by the occurrence of any Force Majeure event. The financial inability of a Party to make a payment shall not be a Force Majeure event, and a Force Majeure or other event with causes or results in a Party’s financial inability to make a payment shall not excuse or allow the delay of any payment obligation due under this Agreement. Without limiting Contractor’s right to a Change, to the extent the Work is affected by an event of Force Majeure, Contractor shall use commercially reasonable efforts to cure, remove, otherwise correct, minimize and contain costs and expenses attendant on or arising from each Force Majeure event. Contractor will provide written periodic updates on its implementation of measures to mitigate the impact of Force Majeure events.
     10.2 Notice. If a Party’s performance of its obligations under this Agreement is impacted or delayed by an event of Force Majeure, then such Party shall provide Notice to the other Party of the circumstances that the notifying Party claims to constitute an event of Force Majeure, and the obligations, the performance of which is impacted or delayed, and the nature and cause of the event in writing within [***] after the notifying Party becomes aware of the event of Force Majeure. The Party affected by an event of Force Majeure shall provide the other Party with weekly updates (i) estimating its expected duration, the cost of any remedial action, and the probable impact on the performance of its obligations hereunder, (ii) of the actions taken to remove or overcome the event of Force Majeure and (iii) of the efforts taken to mitigate or limit damages to the other Party. The Party affected by a Force Majeure event shall also provide Notice to the other Party when it ceases to be so affected. If a Party fails to give the other Party timely Notice of an event of Force Majeure in accordance with the Notice requirements of this Section 10.2, [***].
ARTICLE 11 — TESTING; PERFORMANCE GUARANTEES
     11.1 Scope and Objective of Testing. The scope of testing associated with this Article covers the testing which shall take place for each Unit at the Site and Nearby Work Areas. The testing that will be performed on-site consists of Construction and Installation Tests, Preoperational Tests, Start-up Tests and the Performance Tests, each as described in this Article 11.

All special test equipment and instrumentation shall be supplied by Contractor, and shall be covered by the Contract Price. Existing Unit instrumentation shall be used whenever practical.
     11.2 Construction and Installation Tests.
          (a) The adequacy of construction, installation, and preliminary operation of Equipment and Systems shall be verified by a program of Construction and Installation Tests. In this program, examples of various electrical and mechanical tests that shall be performed include the following:
•	Cleaning and flushing

•	Hydrostatic testing

•	Checks of electrical wiring

•	Valve testing

•	Energization and operation of Equipment

•	Calibration of instrumentation

•	Equipment functional testing (to the extent feasible)

•	Balancing of rotating Equipment (to the extent feasible)

•	Rotation checks.
On a System basis, completion of this program shall demonstrate that each System is ready for Preoperational Tests. Contractor will develop the Construction and Installation Test procedures consistent with its procedures for the Standard Plant and will provide the Construction and Installation Test procedures to Owner at least thirty (30) Days in advance of the testing for Owner’s review and Acceptance, which Acceptance shall not be unreasonably withheld. Owner will Accept such Construction and Installation Test procedures or provide a written description of its proposed changes thereto within fifteen (15) Days of its receipt of such Construction and Installation Test procedures. If Owner requests a change to the Construction and Installation Test procedures that goes beyond the scope of the Standard Plant procedures, then Contractor shall be entitled to seek a Change Order pursuant to Article 9. Contractor shall provide the scheduled testing dates to Owner in writing at least fourteen (14) Days in advance so that Owner may witness the tests. Contractor shall not change the scheduled test dates without giving Owner at least fourteen (14) Days prior Notice. Owner is not required to witness these tests. Contractor shall perform the Construction and Installation Tests, and shall supply detailed Documentation, as specified in the test procedures, of the testing and the test results to Owner within thirty (30) Days after the test is completed. Should corrective work be necessary as a result of the test, Contractor shall re-perform any testing at its own cost promptly after the corrective work is performed, as required by Good Industry Practices.
     11.3 Preoperational Tests.
          (a) Following the successful completion of Construction and Installation Tests of all relevant Equipment and Systems, and after the Unit has achieved Mechanical Completion, Preoperational Tests shall be performed to demonstrate that the Equipment and Systems of the Unit perform in accordance with applicable design criteria so that initial Nuclear Fuel loading, initial criticality, and subsequent power operation can be safely undertaken. Notwithstanding the foregoing sentence, Preoperational Tests may be performed prior to

Mechanical Completion of the applicable Unit and prior to completion of all Construction and Installation Tests for such Unit, if the overall Unit configuration supports such Preoperational Test(s) and any applicable ITAAC and the results of such test(s) would be valid. Preoperational Tests at elevated pressure and temperature are referred to as hot functional tests.
The general objectives of the Preoperational Test program are the following:
•	Demonstrate that essential Unit Equipment and Systems, including alarms and indications, meet appropriate criteria based on the design,

•	Provide Documentation of the performance and condition of the Equipment and Systems,

•	Provide baseline test and operating data on Equipment and Systems for future use and reference,

•	Operate Equipment and Systems for a sufficient period to demonstrate performance,

•	Demonstrate that the Equipment and Systems operate on an integrated basis, and

•	Perform calibration, balancing and tuning of Equipment and Systems as necessary to insure reliable operation for the specified range of operational conditions.
Abstracts for the Preoperational Tests for portions of Systems/Equipment that perform safety-related functions; perform defense-in-depth functions; contain, transport, or isolate radioactive material; and for other applicable Systems/Equipment are specified in Chapter 14 of the Design Control Document.
          (b) Contractor will develop the Preoperational Test procedures consistent with its procedures for the Standard Plant, including any first of a kind test requirements that may apply, and deliver them to Owner for review and Acceptance, which Acceptance shall not be unreasonably withheld, at least one hundred twenty (120) Days prior to performance of the tests. Owner will Accept such Preoperational Test procedures or provide a written description of its proposed changes thereto within thirty (30) Days of its receipt of such Preoperational Test procedures. Contractor will provide the final Preoperational Test procedures to Owner at least thirty (30) Days in advance of the testing. If Owner requests a change to the Preoperational Test procedures that goes beyond the scope of the Standard Plant procedures, then Contractor shall be entitled to seek a Change Order pursuant to Article 9. Owner is responsible for conducting the Preoperational Tests with the Technical Direction of Contractor in accordance with the Project Schedule; provided, Contractor has performed its obligations under this Article 11 that are the prerequisites to such Preoperational Tests in accordance with the Project Schedule.
          (c) Facility Equipment and Systems used in the performance of Preoperational Tests will be operated by Owner in accordance with Facility Manuals.

          (d) Should the results of the Preoperational Tests indicate that any System or Equipment is not performing in accordance with the applicable specification or the requirements of this Agreement, Contractor shall promptly repair, replace or otherwise correct the deficiency and re-perform any Construction and Installation Test on the affected Equipment or System as required by Good Industry Practice. The affected Preoperational Test will be re-performed unless waived by Owner in writing. The Start-up Tests and the other Work and obligations that follow the Preoperational Tests shall not be delayed or held up for the completion of the Notices and Acceptance documentation process described in Section 12.3(b).
          (e) Contractor shall supply detailed Documentation, as specified in the test procedures, of the Preoperational Tests and the test results to Owner within thirty (30) Days after the Preoperational Tests are completed.
     11.4 Start-up Tests.
          (a) The Start-up Test program shall begin with initial Nuclear Fuel loading, after the Preoperational Tests have been successfully completed and Mechanical Completion has occurred. Start-up Tests can be grouped into four broad categories:
•	Tests related to initial Nuclear Fuel loading,

•	Tests performed after initial Nuclear Fuel loading but prior to initial criticality,

•	Tests related to initial criticality and those performed at low power (less than 5 percent), and

•	Tests performed at power levels greater than 5 percent.
          (b) The general objectives of the Start-up Test program are:
•	Install the Nuclear Fuel in the Unit vessel in a controlled and safe manner,

•	Verify that the Unit core and components, Equipment, and Facility Systems required for control and shutdown have been assembled according to design and meet specified performance requirements,

•	Achieve initial criticality and operation of the Facility at power in a controlled and safe manner,

•	Verify that the operating characteristics of the Unit core and associated control and protection Equipment are consistent with design requirements and accident analysis assumptions,

•	Obtain the required data and calibrate Equipment used to control and protect the Facility, and

•	Verify that the Unit responds to the transient tests as described in the COL.

          (c) Abstracts of the Start-up Tests are provided in Chapter 14 of the Design Control Document. Contractor will develop the Start-up Test procedures per the guidelines documented in Chapter 14 of the Design Control Document and consistent with the Standard Plant procedures, including any first of a kind test requirements that may apply, and such procedures shall be subject to review and Acceptance, which Acceptance shall not be unreasonably withheld, by Owner prior to performance of any Start-up Tests. Owner will Accept such Start-up Test procedures or provide a written description of its proposed changes thereto within thirty (30) Days of its receipt of such Start-up Test procedures. Contractor will provide the final Start-up Test procedures to Owner for its review and approval at least sixty (60) Days in advance of the testing. If Owner requests a change to the Start-up Test procedures that goes beyond the scope of the Standard Plant procedures, then Contractor shall be entitled to seek a Change Order pursuant to Article 9. Owner is responsible for conducting the Start-up Tests in accordance with the Project Schedule after all requirements for Ready for Start-up Test Date have been satisfied. Contractor shall provide Technical Direction and consultation to Owner during these tests.
          (d) Contractor shall give notice to Owner of the date (the “Ready for Start-up Test Date”) when Mechanical Completion of the Unit has occurred, Construction and Installation Testing of all relevant Systems and Equipment have been satisfactorily completed, Preoperational Testing has been satisfactorily completed, all relevant Facility Manuals are finalized and delivered, and the Unit is ready for start-up and performance of the Start-up Tests, or would have been ready except for delays for which Contractor is not responsible, for the Start-up Tests to begin. If delays for which Contractor is not responsible delay any Start-up Test by more than [***] from the Ready for Start-up Test Date, the Work shall be deemed to have been suspended on the date that such [***] period expires as if Owner had directed such suspension in accordance with Section 22.1(a). If such delays continue for an additional [***] after the Ready for Start-up Test Date, then, 1) Contractor shall be entitled to receive payments under the Milestone Payment Schedule for those Milestone and Progress Payments that would have come due through Substantial Completion, 2) Contractor’s obligations with respect to the Guaranteed Substantial Completion Date shall have been met, and 3) the commencement of the Warranty Periods associated with Substantial Completion shall begin. Notwithstanding the foregoing, Owner will not be required to make payment to Contractor for the Work of performing Start-up Tests, Performance Tests or Punch List items until such Start-up Testing and Performance Testing related Work or Punch List items have been performed.
          (e) Should the Start-up Test results indicate that the Unit or any System or Equipment is not performing in accordance with the applicable Specifications or other requirements of this Agreement, Contractor shall promptly repair, replace or otherwise correct the deficiency and re-perform any Construction and Installation Test on the affected Equipment or System as required by Good Industry Practice. The affected Preoperational Test(s) will then be re-performed on the affected Equipment or System unless deemed unnecessary by Owner. After such corrective work and retesting has been performed, Start-up Tests shall be re- performed on affected Equipment or System(s) unless deemed unnecessary by Owner. The Performance Testing and the other Work and obligations that follow the Start-up Tests shall not be delayed or held up for the completion of the Notices and Acceptance documentation process described in Section 12.4(b).

          (f) Contractor shall supply detailed Documentation, as specified in the test procedures, of the testing and the test results to Owner within thirty (30) Days after the Start-up Tests have been completed.
     11.5 Performance Tests, Other Tests and Guarantees.
          (a) Performance Test Procedures. Contractor shall develop the Performance Test procedures consistent with its procedures for the Standard Plant and Contractor’s document APP-GW-T1R-600, (AP1000 Performance Test Requirements and Bases), as revised as of the Effective Date, and Contractor shall provide the Performance Test procedures to Owner at least one hundred and eighty (180) Days in advance of the Ready for Performance Test Date, which shall be subject to the Owner’s Acceptance, which Acceptance shall not be unreasonably withheld (the “Performance Test Procedures”). The Performance Test Procedures shall be sufficiently detailed for the Parties to conduct the Performance Tests in a manner that will demonstrate compliance with the Performance Guarantees, and shall include or reference the methodologies for calculating the test results, including the tolerances and correction curves to be applied to the test results. After the Performance Test Procedures have been Accepted by Owner, they shall not be revised without Owner’s prior written concurrence. The Documentation with respect to the performance of the tests and results of the tests shall be created and maintained by Contractor and delivered to Owner within fifteen (15) Days following Substantial Completion.
          (b) Owner and Contractor Responsibilities. During Performance Testing, Owner shall provide all consumables, semi-skilled and skilled labor, fully trained and licensed operators and such other material or services that are reasonably requested by Contractor for the tests in accordance with the Project Schedule. Contractor shall maintain an adequate construction staff and labor on the Site and Nearby Work Areas to support the performance testing process and minor remedial efforts that may be required within Contractor’s Scope of the Work.
          (c) Performance Tests. Subject to Section 11.6, Owner shall perform the Performance Tests under the Technical Direction of Contractor in accordance with the Performance Test Procedures and as allowed by applicable plant operating procedures. In accordance with APP-GW-T1R-600, (AP1000 Performance Test Requirements and Bases), the Performance Tests [***] shall consist of the following tests: (i) Net Unit Electrical Output Test, (referred to as the Turbine Generator Output Test in APP-GW-T1R-600), (ii) Moisture Carryover Test, and (iii) the Cooling Tower Performance Test. The Reactor Coolant Pump and Flow Measurement Tests and Steam Generator Zero Leakage Tests shall be performed in accordance with the associated manufacturing, Preoperational Test and Start-up Test procedures as specified in Sections 11.5(g) and 11.5(h), respectively. In addition, certain baseline performance data shall be collected during the Performance Tests as set forth in Sections 11.5(j) and 11.5(k). The Performance Tests may be accomplished concurrently and will not necessarily be conducted as separate, sequential tests. Acceptance criteria associated with specific Performance Tests are provided below. To the extent such acceptance criteria are not covered below, such acceptance criteria shall be as designated in the Performance Test Procedures.

(d) Net Unit Electrical Output Test and Related Guarantees.
          (i) Net Unit Electrical Output Test. The “Net Unit Electrical Output Test” shall be run to determine whether the Unit meets the Net Unit Electrical Output Guarantee [***]. The Net Unit Electrical Output Test for each Unit shall be conducted in material compliance with Power Test Code 46 (PTC-46) with the Net Unit Electrical Output [***] for the periods and duration described in this Section 11.5(d)(i). The Net Unit Electrical Output Test shall consist of at least four (4) test runs of a minimum of two (2) hours in duration per test run. Upon evaluation of the data, if three (3) or more of the test runs are found invalid, additional runs will be made after required remedial work, if any, is performed by the responsible Party. The measurement frequency shall be in compliance with PTC-46 throughout the Net Unit Electrical Output Test. Data collected within each test run will be averaged after each of the results is corrected to guarantee reference conditions in accordance with PTC-46, and then the Net Unit Electrical Outputs from the test runs that are found valid shall be averaged for purposes of determining the applicable Net Unit Electrical Output liquidated damages and bonuses.
          (ii) Net Unit Electrical Output Guarantee. Subject to the limits of liability on liquidated damages set forth in Section 11.5(d)(ii)(B) and subject to the provisions in Section 11.5(d)(ii)(C) and Section 11.5(d)(iv), Contractor guarantees that each Unit, when loaded with the Nuclear Fuel and operated in accordance with Operating Procedures and Maintenance Procedures and Facility Manuals, shall produce the Net Unit Electrical Output of [***] MWe as evidenced by the Net Unit Electrical Output Test (the “Net Unit Electrical Output Guarantee”).
          (A) In the event a Unit [***] does not meet the Net Unit Electrical Output Guarantee, Contractor shall engage in an engineering review and analysis of the performance deficiency, in consultation with Owner, to determine possible options to correct the deficiency or improve the output.
          (1) If such identified performance correction or improvement would cost less than the applicable Performance Liquidated Damages otherwise payable hereunder, Contractor shall perform the correction or improvement, at its own expense, on a schedule as mutually agreed to by the Parties.
          (2) If such identified performance correction or improvement would cost more than the applicable Performance Liquidated Damages otherwise payable hereunder, then Contractor shall be liable to Owner for the Performance Liquidated Damages specified in Section 11.5(d)(ii)(B), or Owner may elect to direct Contractor to make such performance corrections or improvements, provided that Owner waives the collection of the applicable Performance Liquidated Damages and Owner pays Contractor, on terms consistent with Article 8, the cost of the performance correction and improvement work which exceeds the waived Performance Liquidated Damages amount. However, any such payments for performance correction and improvement work that exceeds the cost of the waived Performance Liquidated Damages shall only include payment for Direct Costs plus SGA/G&A and other mark-ups applied to such Direct Costs pursuant to Exhibit G (without any Profit).
          (3) If the performance corrections or improvements are not performed or if following such work the Unit fails to achieve the Net Unit Electrical Output Guarantee when re-testing is performed, then the Contractor shall be liable to the Owner for the Performance Liquidated Damages specified in Section 11.5(d)(ii)(B) to the extent the applicable Performance Liquidated Damages have not been waived under Section 11.5(d)(ii)(A)(2) above. If Contractor pays Performance Liquidated Damages with respect to Net Unit Electrical Output, then following consultation with the Owner regarding the scheduling of the work, Contractor shall be permitted to make further repairs, replacements, adjustments or modifications to improve the performance of the Unit. If such repairs, replacements, adjustments or modifications by Contractor cause the Unit to be able to meet the Net Unit Electrical Output Guarantee or Contractor has been able to increase the Net Unit Electrical Output from the level at which the Performance Liquidated Damages were previously paid, in each case as demonstrated by a Net Unit Electrical Output Test supported by Contractor at its own expense, then Contractor shall be entitled to a refund of all or the prorated portion of the Performance Liquidated Damages paid by Contractor.
          (B) The Parties agree that Owner will suffer actual damages in the event that a Unit fails to meet the Net Unit Electrical Output Guarantee and that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix such actual damages Owner would incur, and, accordingly, if a Unit does not meet the Net Unit Electrical Output Guarantee due to Contractor’s failure to perform the Work in accordance herewith after taking remedial efforts as may be required under Section 11.5(d)(ii)(A) or 11.5(d)(iv), Owner’s sole remedy (subject to the limitations in Section 37.2) for such failure (but in addition to any applicable remedies specified in Section 11.5(d)(iv)) shall be to recover from Contractor as liquidated damages and not as a penalty [***]. Contractor shall be liable to pay liquidated damages as specified above for Net Unit Electrical Output shortfalls that exist following completion of Contractor’s remedial efforts per Section 11.5(d)(ii)(A) or 11.5(d)(iv), as applicable, and subject to the limit of liability specified in Section 17.2. Performance Liquidated Damages shall be due thirty (30) Days following the date Owner gives Notice to Contractor that Performance Liquidated Damages are payable.
          (C) The Net Unit Electrical Output Guarantee is subject to the conditions stated in Section 14.9 and to the following conditions:
     (1) Owner has provided access to the electrical grid and sufficient system load to perform the test.
     (2) The Net Unit Electrical Output Guarantee is based upon the Unit operating at the conditions specified in Exhibit L. If conditions during the test differ from those specified, appropriate adjustments shall be made to the Net Unit Electrical Output using graphs, tables and other data as set forth in Exhibit L and as set forth in the Performance Test Procedures prepared by Contractor, and Accepted by Owner in advance of performing the Performance Tests as provided in Section 11.5(a).
     (3) Necessary auxiliary equipment for producing the Net Unit Electrical Output shall include only the Equipment loads provided in Exhibit L.
     (4) The Net Unit Electrical Output Guarantee shall be demonstrated by the Net Unit Electrical Output Test to be conducted at the times and subject to the conditions set forth herein.
Satisfactory completion of such test or re-test or the payment of Net Unit Electrical Output Performance Liquidated Damages to Owner subject to the conditions set forth in this Section 11.5(d)(ii)(C) shall relieve Contractor of any further obligation with respect to the Net Unit Electrical Output Guarantee, but shall not affect or diminish Contractor’s obligation to satisfy any other Performance Guarantee or the Warranties set forth in Article 14.
       (iii) Net Unit Electrical Output Bonus. In the event that the Net Unit Electric Output, as determined by the Net Unit Electrical Output Test, exceeds the Net Unit Electrical Output Guarantee, then Contractor shall be entitled to receive as a bonus an amount equal to [***]. Contractor shall be entitled to invoice the Owner for any bonus earned following completion of the Net Unit Electrical Output Test, and payment from Owner shall be due within thirty (30) days following receipt of such invoice.
       (iv) [***].
          (e) Moisture Carryover Test [***].

     (i) Moisture Carryover Test. The “Moisture Carryover Test”, shall be run to determine whether the Unit meets the Moisture Carryover [***]. The steam from the two (2) steam generators per Unit shall be sampled while the Unit is operating at a nominal rating of one hundred percent (100%) licensed thermal power. If the Unit is unable to reach one hundred percent (100%) licensed thermal power, the test may be run at a power level [***]. The “Moisture Carryover” is measured using a tracer method. The method involves the addition of a known quantity of a suitable tracer to the secondary system. After a prescribed equilibrium time, samples are simultaneously withdrawn from each steam generator blowdown line, the main steam lines and the main feedwater lines. The concentration ratio of the tracer found in the steam sample to that found in the liquid sample is used to calculate the Moisture Carryover.
     (ii) Moisture Carryover [***]. Contractor [***], subject to the provisions of this Agreement and in accordance with the Operating Procedures, Maintenance Procedures and Facility Manuals, that each Unit, when completed and loaded with Nuclear Fuel, will produce steam with a Moisture Carryover limit of less than or equal to 0.25 percent at the exit of the steam generator dryers (the “Moisture Carryover [***]”). [***].
     [***]
          (f) Cooling Tower Performance Test [***]. A “Cooling Tower Performance Test” shall be performed in accordance with Cooling Technology Institute CTI-ATC-105 and ASME PTC-23 [***].
          (g) Reactor Coolant Pump and Flow Measurement Tests [***]. Prior to shipping the reactor coolant pumps to the Site, each pump shall undergo loop testing. During the Preoperational Tests and Start-up Tests, (A) pressure measurements will be taken to verify the pressure drops within the reactor coolant system are within the specified design range set forth in the Preoperational Test procedures and Start-up Test procedures, and (B) a reactor coolant system flow measurement test shall be performed to demonstrate that the reactor coolant pumps for each Unit produce a reactor coolant system flow that falls within the Technical Specifications flow requirements of such Unit [***].
          (h) Steam Generator Zero Leakage Test [***]. As part of the manufacturing process for each steam generator, a hydrostatic test shall be performed, in accordance with the standard steam generator manufacturing specifications, to verify that there is no detectable leakage from the primary side to the secondary side. If any steam generator has any detectable leakage from the primary side to the secondary side then Contractor shall perform, at its own expense, such repair, replacement, adjustment or modification to the affected steam generator as necessary so that there is no detectable leakage. [***].
          (i) [***].
          (j) Major Equipment Operation and Collection of Performance Baseline Data. In addition to data gathered as part of conducting the Performance Tests, during the

Performance Tests, data will be taken to allow verification of the proper operation of and to obtain baseline performance data for the following other major components of Equipment:
•	Steam Turbine Generators

•	Moisture Separator Reheaters

•	Feedwater Heaters

•	Condenser

•	Main Cooling Towers

•	Feedwater Pumps

•	Circulating Water Pumps

•	Condensate Pumps
          (k) NSSS Thermal Performance Test. The “NSSS Thermal Performance Test”, shall be run at [***] licensed thermal power, if achievable, as indicated by the secondary calorimetric; provided that, if the thermal power output [***] the Unit shall be operating with a Net Unit Electrical Output [***] in order to commence the NSSS Thermal Performance Test. The NSSS Thermal Performance Test shall be run during a period of continuous operation of [***]. Such test shall be satisfactorily completed when the Unit has operated for such continuous period. The measurement frequency shall be, at a minimum, every sixty (60) minutes throughout the NSSS Thermal Performance Test. If during the conducting of the NSSS Thermal Performance Test, the Net Unit Electrical Output, as determined based on a rolling four (4) hour average measured at one hour intervals [***], not due to any action or inaction by Owner or its Personnel, or an event of Force Majeure, then such [***] test shall be re-started once the Net Unit Electrical Output returns to a value [***]. If, however, during the conducting of the NSSS Thermal Performance Test, the Net Unit Electrical Output is [***] due to any action or inaction by Owner, its Personnel, or an event of Force Majeure or if there is a delay in conducting the NSSS Thermal Performance Test that is due to any action or inaction by Owner, its Personnel, or an event of Force Majeure, the hours of continuous operation performed prior to such reduction or delay shall be credited toward the period of [***] of continuous operation once the NSSS Thermal Performance Test is resumed. [***]. If the cumulative delays in conducting the NSSS Thermal Performance Test or cumulative time periods of reductions in Net Unit Electrical Output [***] during the conducting of the NSSS Thermal Performance Test that are due to any action or inaction by Owner, its Personnel or an event of Force Majeure exceed [***] and the Unit has demonstrated the capability of operating at a Net Unit Electrical Output [***] during the Start-up Tests and any partially completed NSSS Performance Test, then Contractor shall be entitled to receive the Milestone Payment that would be due for achieving Substantial Completion and the Warranty Periods associated with Substantial Completion shall commence, provided that the other requirements of Substantial Completion which are not related to the NSSS Thermal Performance Test have been met. Such a payment shall not waive or affect any of the other obligations of Contractor under this Agreement including the obligation to complete the NSSS Thermal Performance Test. In this circumstance once the reasons for such delays or reductions in power have been resolved, if requested by Owner, Contractor shall support Owner in conducting or completing the NSSS Thermal Performance Test.

          (l) Allowable Contractor Actions to Correct Performance Deficiencies. After Unit Mechanical Completion has occurred and prior to the Guaranteed Substantial Completion Date for a Unit, Contractor shall have the right to take appropriate action(s) consistent with the other requirements of this Agreement to correct deficiencies and improve a Unit’s performance associated with the Performance Guarantees of Section 11.5. Contractor shall have the right to take such action, in consultation with the Owner and not require Owner’s prior approval, provided that such action [***] is not contrary to the COL or the DCD, and (v) otherwise complies with the requirements of this Agreement. Otherwise, Contractor shall obtain Owner’s prior approval which shall not be unreasonably withheld or delayed.
     11.6 Readiness for Performance Tests. Contractor shall give reasonable prior Notice to Owner of the date (the “Ready for Performance Test Date”) when the Unit is ready for the Performance Tests. However, if the Ready for Performance Test Date has not occurred by the date [***] after the Ready for Start-up Test Date, because of delays not caused by or otherwise attributable to Contractor, then the date [***] after the Ready for Start-up Test Date shall for all purposes of this Agreement be the Ready for Performance Test Date.
          (a) If on or after the Ready for Performance Test Date there is a delay in conducting the Performance Tests, that is caused by any action or inaction by Owner, its Personnel, or an event of Force Majeure, the Work shall be deemed to have been suspended by Owner on the Ready for Performance Test Date as if Owner had directed a suspension without cause in accordance with Section 22.1(a). In connection with such a delay the Parties shall determine as part of the Change Order process such matters as (A) maintenance procedures for the Unit to be followed by Owner until the Performance Tests can occur, (B) whether or not Contractor should demobilize its forces for the duration of the suspension, and (C) if demobilization is to occur, Contractor Personnel that shall either remain on the Site and Nearby Work Areas for the purpose of monitoring the maintenance of the Units and/or be permitted to examine the Unit and Owner’s maintenance records on a routine basis to determine whether the agreed maintenance procedures are being followed.
          (b) If a suspension of the Work under Section 22.1(a) or 22.1(c) and/or a deemed suspension under Section 11.6(a) delays the Performance Tests by more than [***] from the Ready for Performance Test Date, then (provided the other requirements of Substantial Completion, which are not related to or part of the delayed Performance Tests, have been met) Contractor shall be entitled to the Milestone Payment and Progress Payment that would be due upon Substantial Completion minus the amount of the Milestone Payment or Progress Payment attributable to the Technical Direction to have been provided by Contractor for such Performance Tests. Payment of the specified Milestone Payment or Progress Payment shall not waive or affect any of the obligations of Contractor under this Agreement.
          (c) In the event after a suspension of Work under Section 22.1(a) or 22.1(c) and/or a deemed suspension under Section 11.6(a), Owner is ready for the Performance Tests to be conducted, Contractor shall (if applicable) re-mobilize at the Site and Nearby Work Areas on a mutually agreed date and shall proceed to conduct the Performance Tests, followed by the other activities required to achieve Substantial Completion and Final Completion. The Project Schedule and Contract Price shall be revised subject to the Change Order provisions of Article 9 to reflect the additional time and cost, if any, that Contractor will require for the performance of the Performance Tests as a result of changed circumstances in its staffing and other factors resulting from the delay in performance of the tests. Prior to initiating the Performance Tests, Contractor shall have the right to assess whether any degradation to the operational performance of the Unit has occurred. To the extent that degradation to the operational performance of the Unit has occurred for reasons other than due to the acts or omissions of Contractor or its Personnel, such degradation shall constitute a Change and Contractor shall be entitled to seek a Change Order pursuant to Article 9 for the costs and time required to perform corrections to the Unit to return it to a state ready for the Performance Tests, assuming such correction can be reasonably performed. Should the Unit when tested fail to fully meet any of the Performance Guarantees, the applicable provisions of Section 11.5 shall apply. Contractor shall promptly give Notice to Owner of the Unit’s readiness for any required re-test, specifying the time and date of such test, provided that such date shall provide Owner reasonable time to prepare to support the re-test.
          (d) If a suspension of Work under Section 22.1(a) or 22.1(c) and/or a deemed suspension under Section 11.6(a), delays the Performance Tests by more than [***] from the Ready for Performance Test Date, then, if the Warranty Period has not already commenced, the Warranty Period shall commence on such date unless the Parties have mutually agreed to a Change Order that extends the Warranty Period or the commencement thereof.
          (e) If a suspension of Work under Section 22.1(a) or 22.1(c) and/or a deemed suspension under Section 11.6(a), delays the Performance Tests by more than [***] from the Ready for Performance Test Date, then Contractor’s sole responsibility hereunder with respect to such Performance Tests and the Performance Guarantees shall be to provide Technical Direction for the testing on a Time and Materials Basis.
     11.7 Retesting. In the event that any retesting is required under this Agreement, the results of such retesting shall be adjusted to take into account normal degradation of Equipment, wear and tear and other impacts to the originally demonstrated level of performance of the Unit that arise from the normal operation of the Unit or Facility.
     11.8 [***].
     11.9 Performance Guarantee Remedies. Performance of remedies specified and payment of Performance Liquidated Damages under the conditions specified in this Article 11 shall be Owner’s sole and exclusive remedy for a Unit’s failure to achieve the applicable Performance Guarantee(s), subject to the limitations set forth in Section 37.2.
ARTICLE 12 — STAGES OF COMPLETION
     12.1 Turnover.
          (a) “Turnover” is defined as the sequential operational completion and Acceptance of each System and shall occur upon the satisfaction of the following conditions:
     (i) Such System shall be mechanically, structurally, hydrostatically and electrically sound;

     (ii) such System shall have passed the applicable Construction and Installation Tests;
     (iii) such System as installed shall meet the requirements of the Specifications;
     (iv) all applicable pre-Turnover Base ITAAC requirements shall have been satisfied;
     (v) Such System shall be completed, necessary coatings applied, and the area cleaned;
     (vi) The Construction and Installation Test Documentation and quality assurance Documentation shall have been delivered to and Accepted by Owner;
     (vii) The Turnover Packages for the System have been delivered by Contractor and Accepted by Owner; and
     (viii) Owner has Accepted the System as having achieved Turnover as provided in Section 12.1(b).
          (b) When Contractor believes that the provisions of Section 12.1(a)(i) through (a)(viii) have been satisfied with respect to a System, Contractor shall deliver Notice of such determination to Owner with sufficient detail to enable Owner to determine whether Contractor has achieved such requirements. Owner shall Accept such System as having achieved Turnover once all of the requirements specified in Section 12.1(a)(i) through (a)(viii) have been met by delivering Notice of Acceptance to Contractor. Owner shall endeavor to deliver Notice to Contractor within five (5) Business Days from receipt of Notice from Contractor that Turnover has occurred, or notify Contractor why it disagrees that Turnover has occurred. If Owner’s Notice is not delivered within such five (5) Business Day period, then Contractor shall be entitled to a Change with respect to such delay.
          (c) Upon Turnover of a System, Contractor shall turn over care, custody, control and operation of such System to Owner in accordance with Section 21.2. Upon Turnover, Owner shall assume responsibility for maintenance and control of such System, but Contractor shall remain responsible for any loss or damage caused by or attributable to Contractor or its Subcontractors as provided in Section 21.2.
     12.2 Mechanical Completion.
          (a) “Mechanical Completion” shall have occurred upon all Systems needed for the commencement of Preoperational Testing having achieved Turnover in accordance with Sections 12.1 and 12.2(b) or, with Owner’s written concurrence, addressed as a Mechanical Completion follow up item.
          (b) When submitting its Notice of determination under Section 12.112.1(b) for the Turnover of the final System, Contractor shall include Notice that Mechanical Completion will occur upon the Turnover of such System. Mechanical Completion shall occur upon Owner Accepting Turnover of the final System as provided in Section 12.1(b) and this Section 12.2(b). Owner shall Accept the Unit as having achieved Mechanical Completion, by delivering to Contractor Notice of that Acceptance within five (5) Business Days following receipt of Contractor’s Notice regarding Turnover of the last System required for Mechanical Completion; or alternatively, Owner may disagree that Mechanical Completion has occurred by notifying Contractor in writing of why it disagrees that Mechanical Completion has occurred.
     12.3 Preoperational Test Completion.
          (a) “Preoperational Test Completion” shall have occurred upon the Preoperational Tests having been satisfactorily completed with acceptance criteria based on the objectives of the Preoperational Tests as provided in Section 11.3(a).
          (b) Contractor shall notify Owner when the provisions of Section 12.3(a) have been satisfied. Such notification shall include detailed Documentation demonstrating that all acceptance criteria have been satisfied or, with Owner’s written concurrence, addressed as a Preoperational Test Completion follow-up item. Owner shall Accept the Unit as having achieved Preoperational Test Completion, by delivering to Contractor Notice of that Acceptance within five (5) Business Days following receipt of Contractor’s Notice that Preoperational Test Completion has occurred; or alternatively, Owner may disagree that Preoperational Test Completion has occurred by notifying Contractor in writing of why it disagrees that Preoperational Test Completion has occurred.
     12.4 Start-up Test Completion.
          (a) “Start-up Test Completion” shall have occurred upon (i) the Start-up Tests having been satisfactorily completed with acceptance criteria based on the objectives of the Startup Tests as provided in Section 11.4(b); (ii) the Unit operating at [***] of licensed power in accordance with Good Industry Practices without restrictions within Contractor’s control; and (iii) Owner Accepting in writing, the Unit as having achieved Start-up Test Completion based on meeting the objective test criteria as stated in the Start-Up Test procedures. If during the Start-up Tests the Unit does not reach [***] licensed power in accordance with Good Industry Practices without restrictions within Contractor’s control; but Owner Accepts in writing the Unit as having achieved Start-up Test Completion based on meeting the objective test criteria as stated in the Start-Up Test procedures, and the Unit achieves a power level output that is [***], then Contractor shall be obligated to work to improve the power output in accordance with the requirements of Section 11.5, but for all other purposes Contractor shall be deemed to have achieved Start-up Test Completion and Contractor shall continue with the completion of the remainder of the Work.
          (b) Contractor shall notify Owner when the provisions of Section 12.4(a) have been satisfied. Such notification shall include detailed Documentation demonstrating that all acceptance criteria have been satisfied or, with Owner’s written concurrence, addressed as a Start-up Test Completion follow-up item. Owner shall Accept such Unit as having achieved Start-Up Test Completion, by delivering to Contractor Notice of Acceptance within five (5) Business Days following receipt of Contractor’s Notice that Start-Up Test Completion has occurred; or alternatively, Owner may disagree that Start-up Test Completion has occurred by giving Contractor Notice of why it disagrees that Start-up Test Completion has occurred.

     12.5 Substantial Completion.
          (a) “Substantial Completion” shall have occurred upon all of the following criteria having been satisfied:
     (i) the Performance Tests shall have met the performance criteria in accordance with Section 11.5(c) through (h) (including any re-testing) or Contractor shall have paid any liquidated damages that may be payable under such Sections, and the NSSS Thermal Performance Test has been completed in accordance with Section 11.5(k);
     (ii) Contractor has completed the Work associated with the applicable Unit and related Ancillary Facilities in accordance with the requirements of this Agreement, except for (A) Punch List items, (B) obligations under the Warranties, and (C) the Work described under Section 11.5(d)(ii)(A) that is associated with improving the Net Unit Electrical Output [***];
     (iii) the Unit is operating [***] consistent with Good Industry Practice without restrictions within Contractor’s control;
     (iv) if the Unit is operating below the Net Unit Electrical Output Guarantee level [***], then Contractor, in accordance with Section 11.5(d)(ii)(A), shall have either (A) engaged in an engineering review and analysis of the performance deficiency, in consultation with Owner, to determine possible options to correct the deficiency or improve the output and submitted to Owner a plan describing what actions Contractor will take to seek to improve the Net Unit Electrical Output, or (B) paid the applicable Performance Liquidated Damages associated with the shortfall;
     (v) All Base ITAACs have been completed and fully satisfied in accordance with this Agreement, the COL and NRC requirements; and
     (vi) All Quality Assurance Documentation, Facility Manuals and other AP1000 Facility Information necessary for the commercial operation of the Unit shall have been delivered to Owner in the required form.
          (b) Contractor shall give Notice to Owner that the provisions of Section 12.5(a)(i) though (vi) have been satisfied, after the Punch List has been established in accordance with Section 12.6 or the Punch List has been referred to the DRB. Contractor shall specify the date Contractor asserts that Substantial Completion was achieved in such Notice to Owner. Owner shall Accept such Unit as having achieved Substantial Completion, by delivering to Contractor Notice of that Acceptance within five (5) Business Days following receipt of Contractor’s Notice that Substantial Completion has occurred; alternatively, Owner may within such time period disagree that Substantial Completion has occurred by giving Notice to Contractor of why it disagrees that Substantial Completion has occurred. The date of Substantial Completion shall be the date the Unit has achieved Substantial Completion and not the date of Owner’s Acceptance.

     12.6 Punch List. Prior to Substantial Completion, Contractor shall submit to Owner for its review and approval a comprehensive list of remaining punch list Work, which shall be of a minor nature, does not impact full power operation and does not prevent safe use and normal operation of the Unit in accordance with the COL and Good Industry Practice (the “Punch List”). Owner shall have the right for up to [***] from receipt of the Punch List to fully inspect the Unit and add to the Punch List items of remaining Work associated with such Unit, or Work necessary for compliance with the applicable requirements of the Agreement. Within fifteen (15) Business Days after the finalization of the Punch List, Contractor shall submit to Owner in writing for its approval (which approval shall not be unreasonably withheld) the scheduled date for Final Completion. Owner shall have the right to withhold from the Milestone Payment due upon Substantial Completion an amount of money equal to [***] of the expected price of completion of the Punch List, which amount if otherwise payable, shall be released to Contractor upon Final Completion. In lieu of the Punch List withholding described in this Section 12.6, Contractor shall have the option to provide to Owner an original standby letter of credit for the amount specified above for the completion of the Punch List, in which case the amount withheld for the Punch List shall be released to Contractor. The letter of credit shall be at Contractor’s cost, shall be issued by a U.S. bank that is reasonably acceptable to Owner, and must be in a form that is reasonably acceptable to Owner. Any withholdings under this Section 12.6 shall be in addition to any other amounts withheld by Owner under any other provisions of this Agreement.
     12.7 Final Completion.
          (a) “Final Completion” of the Unit shall have occurred upon: (i) all requirements for Substantial Completion having been satisfied, (ii) satisfactory performance of retesting, if any, has been completed, and (iii) the completion of the Punch List and the other Work required under the Agreement, including, if applicable, the Work described under Section 11.5(d)(ii)(A) that is associated with improving the Net Unit Electrical Output [***], but excluding the obligations under the Warranties.
          (b) Contractor shall notify Owner when it believes that the provisions of Section 12.7(a) have been satisfied. Contractor shall specify the date that Contractor asserts Final Completion occurred in its Notice to Owner. Owner shall Accept the Unit as having achieved Final Completion by delivering to Contractor Notice of Acceptance within fifteen (15) Business Days following receipt of Contractor’s Notice that all requirements for Final Completion have been satisfied; alternatively, Owner may reject the Unit as not having achieved Final Completion by giving Notice to Contractor of why it disagrees that all requirements for Final Completion have been satisfied. If such Notice is not delivered by Owner within the specified time period, then Contractor shall be entitled to a Change in accordance with Article 9. The date of Final Completion shall be the date the Unit has satisfied all requirements for Final Completion and not the date of Owner’s Acceptance. [***].

          (c) Achieving Final Completion shall not relieve Contractor of any warranty or other obligation of Contractor under this Agreement that by its nature is intended to survive Final Completion.
          (d) If Contractor is unable to achieve Final Completion within [***] following Substantial Completion, whichever occurs later, due primarily to the fact that Owner limits Contractor’s access to the Unit or otherwise does not allow Contractor to take the necessary actions to achieve Final Completion, then Final Completion will be deemed to have occurred. If Owner has provided appropriate access but Contractor fails to achieve Final Completion by the date that is [***] following the date set forth in the Project Schedule for Final Completion, then Owner may hire third party contractors at then current market rates to complete the final Punch List items and apply the cost (including a reasonable amount for Owner’s administration and overhead not to exceed [***] of the cost of the third party contractor) of completing such final Punch List items against the Punch List withholding described in Section 12.6 above. To the extent additional funds are required to complete the final Punch List items the Contractor shall promptly pay Owner such additional amount; however, if any portion of the Punch List withholding described in Section 12.6 remains unused following Final Completion then Owner shall promptly pay Contractor such remaining amount.
ARTICLE 13 — DELAY LIQUIDATED DAMAGES; LIQUIDATED DAMAGE CAPS
     13.1 Delay Liquidated Damages. The Parties agree that Owner would suffer actual damages if Contractor does not achieve Substantial Completion by the date that is [***] after the Guaranteed Substantial Completion Date, and that it would be extremely difficult and impracticable under presently known and anticipated facts and circumstances to ascertain and fix the amount of actual damages Owner would incur and, accordingly, if Contractor does not achieve Substantial Completion by the date that is [***] after the Guaranteed Substantial Completion Date due to Contractor’s and/or it’s Personnel’s fault, Owner’s remedy for such delay shall be to recover from Contractor as liquidated damages, and not as a penalty, a fixed amount for each Day or any portion of a Day that Substantial Completion is delayed during such time period beyond the Guaranteed Substantial Completion Date (the “Delay Liquidated Damages”) as follows:

Number of Days After
Guaranteed Substantial	Delay Liquidated Damages
Completion Date	(per Day or partial Day)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
If a delay in achieving Substantial Completion of a Unit is [***] or less, [***]. If a delay in achieving Substantial Completion of a Unit continues beyond [***] after the Guaranteed Substantial Completion Date for such Unit, [***]; provided, however, that Owner shall at such time have the right to terminate this Agreement under the terms of Section 22.3 or to terminate a Unit under Section 22.7, except that Owner shall not owe Contractor an Agreement Termination Fee or Unit Termination Fee, if applicable. In no event shall the total Delay Liquidated Damages due under this Agreement with respect to a Unit exceed [***].
     13.2 Payment of Delay Liquidated Damages. Delay Liquidated Damages, if due, shall be payable by Contractor to Owner within thirty (30) Days following Notice from Owner that such amounts are due or, if the payment of any such amount is disputed, within thirty (30) Days following resolution of the Claim in accordance with Article 27. Payment of Delay Liquidated Damages shall be Owner’s sole and exclusive remedy for Contractor’s failure to achieve Substantial Completion of a Unit by the date that is more than [***] after the Guaranteed Substantial Completion Date for such Unit, except that (a) Owner shall have a termination right in accordance with Section 13.1 upon meeting the conditions for termination set forth therein, (b) if Contractor is otherwise in breach of this Agreement then Owner may terminate under Section 22.2(a) upon meeting the conditions for termination set forth therein [***].
ARTICLE 14 — WARRANTY
     14.1 Equipment.
          (a) Equipment Warranty. Contractor warrants that the Equipment furnished hereunder will be: (i) free from defects in design, workmanship, construction and material, (ii) new, [***], (v) in conformance with Good Industry Practices, and (vi) in accordance with the requirements of this Agreement (collectively, the “Equipment Warranty”); provided, however, that to the extent an Extended Equipment Warranty Period applies for the Equipment listed in Exhibit Z, such Extended Equipment Warranty Period shall be subject to the terms of such warranty (if any) that is established by the Parties in accordance with Exhibit Z (the “Extended Equipment Warranties”). The Equipment Warranty does not apply to the expected, routine (i.e., a frequency typical in industry experience) replacement of consumables such as, but not limited to, gaskets, seals, filters, packing, fuses, transistors and light bulbs. Owner shall have the right to obtain the Extended Warranties as provided in Exhibit Z via the provisions of Article 9 within the time period specified for the exercise of such option.
          (b) Equipment Warranty Remedy. If Owner discovers that any Equipment is nonconforming or fails during the Equipment Warranty Period as provided in Section 14.4(a), Owner shall, within the Equipment Warranty Period, promptly notify Contractor of such nonconformance or failure along with any evidence or information it has with respect to the possible cause or causes thereof. Upon receipt of such notice, Contractor shall at Contractor’s expense: (i) repair, replace, redesign, modify or adjust the affected Equipment as required to cure such nonconformance or failure; and (ii) perform such tests as are reasonably necessary to demonstrate the cure of such nonconformance or failure. Contractor will perform the Warranty Work at a time responsive to and consistent with the Owner’s reasonable requirements for the safe, reliable and efficient operation of the Facility. The decision to repair, replace, redesign, modify or adjust will be made by Contractor with consultation from Owner and consistent with the quality and performance requirements originally applicable to such nonconforming Equipment, as specified in applicable AP1000 Facility Information. If Owner requests that Contractor cure such nonconformance or failure in a manner that will cause Contractor to incur

Direct Costs plus SGA/G&A, other mark-ups applied pursuant to Exhibit G, and Pro Rata Profit on such Direct Costs in excess of the costs and charges which Contractor would have incurred in curing such nonconformance or failure in the manner contemplated by Contractor, Contractor shall cure such nonconformance or failure in the manner requested by Owner, provided that such manner to cure such nonconformance or failure is technically feasible and does not otherwise impact Contractor’s ability to perform its other obligations under this Agreement, provided further that Owner shall reimburse Contractor for such excess costs and charges on a Time and Materials Basis. Removal and reinstallation of the nonconforming Equipment shall be performed by Contractor at its expense; provided that Owner shall provide working access to the Equipment (which shall include removing, disassembling, replacing and/or reinstalling adjacent or interfering Equipment, systems or structures in the Unit to the extent necessary to permit Contractor to perform its warranty obligation on the nonconforming Equipment), it being understood that such removal, disassembling, replacing and/or reinstalling by Owner shall not adversely affect any warranties and, at the request of Contractor, Owner shall furnish, without cost to Contractor, plant support personnel and plant facilities to assist in the removal, reinstallation, repair and other activities occasioned by this warranty as specified in Section 14.1(e). Should investigation reveal that a defect is not covered by the Equipment Warranty, Owner shall reimburse Contractor for the work undertaken by Contractor pursuant to this Section 14.1(b) on a Time and Materials Basis. Contractor shall, at its own expense for all covered defects, update appropriate AP1000 Facility Information to accurately reflect any such replacement or modified item of the Equipment.
          (c) Warranty Work Deferral. At Owner’s option, Warranty Work may be deferred until the time of the Unit’s next regularly scheduled refueling outage, and the Warranty provisions hereunder shall apply notwithstanding whether such outage occurs after the end of the Equipment Warranty Period. If Contractor advises Owner that deferral of the Warranty Work can reasonably be expected to cause damage to the Unit and/or Equipment, Owner may elect to use the Unit and/or Equipment at its own risk and expense, without recourse against Contractor. In no event may Owner defer the Warranty Work beyond the earlier of the next refueling outage or [***] from the date Contractor Notified Owner it was ready to perform the Warranty Work; provided, that if there is a Standard Equipment Warranty Period extension pursuant to Section 14.5(b) during such [***] period, and such extension results in the next outage being delayed beyond the [***] period, then the [***] period will be extended to the date [***] beyond the start of the next outage, but in no case may such period be extended by an amount that is greater than the amount of time that the Standard Equipment Warranty Period is extended.
          (d) Additional Owner’s Obligations. If there is a warranty claim under this Agreement:
     (i) Owner shall, at Contractor’s request, afford Contractor a reasonable opportunity to review Owner’s system of developing and recording data related to Facility performance, and Contractor shall bear the cost of its review of such system, unless Contractor is not responsible for the asserted warranty claim;

     (ii) Owner shall provide authorized Personnel of Contractor and its Subcontractors and Vendors reasonable access to relevant operation and maintenance records of Owner concerning the affected portions of the Facility and Contractor shall bear the cost of its review of such records, unless Contractor is not responsible for the asserted warranty claim;
     (iii) Owner shall provide Contractor reasonable notice of the presentation(s) to any Government Authority relating to the asserted warranty claim or related issues; and
     (iv) The Parties hereto shall cooperate in performing any root cause analysis.
          (e) Working Access to Equipment and Plant Support Activities to be Provided by Owner. The plant personnel and facilities to be provided by Owner in accordance with Sections 14.1(b) and/or 14.2(b) are listed below. Owner shall also provide this support after Unit Mechanical Completion should Contractor be required to repair or replace Equipment during the period from the Unit Mechanical Completion through the end of the Warranty Period and also with respect to any period in which Contractor is performing Warranty Work under this Agreement.
     (i) Operations support to establish the required plant conditions (i.e., operating mode) for the repairs;
     (ii) Make the plant systems, structures, and components available and placed in the proper configuration;
     (iii) Provide the valve clearances and tag-outs necessary;
     (iv) Provide the necessary licensed operators in the control room and containment as required by the COL;
     (v) Establish and maintain appropriate and acceptable industrial safety conditions in accordance with Laws, Good Industry Practices, and Operator policy such that reasonably unencumbered access to the required work areas is enabled for all personnel;
     (vi) As appropriate, provide body harnesses and/or personal flotation devices in sufficient quantities such that reasonably unencumbered access to the required work areas is enabled for all personnel;
     (vii) Provide scaffolding and scaffolding materials meeting applicable OSHA standards (as required);
     (viii) Provide reasonable ambient lighting;

     (ix) Provide reasonable access to the Site and Nearby Work Areas, including storage areas and roadways, and floor conditions shall be suitable for crane and truck operation to the extent allowed by the Facility design;
     (x) Provide access such as remove and reinstall cubicle plugs and other related plant facilities, such as piping, ductwork, cable trays, platforms and insulation;
     (xi) Provide logistics support and labor for moving equipment and materials into and out of the Facility;
     (xii) Provide lay down areas for equipment storage, set-up, staging and operation (area requirements will depend on the scope of services performed);
     (xiii) Provide areas for storage of low specific activity materials, and clean equipment boxes and/or Sealands. The areas may vary depending on storage configurations and scope of services;
     (xiv) Provide anti-contamination clothing, lockers, change area, dosimetry, health physics and radiation protection service and badging for Site access as typically required;
     (xv) Establish and maintain appropriate and acceptable radiological conditions in accordance with Laws, Good Industry Practices, and Operator policy, including, but not limited to, any required decontamination to reasonable limits that will allow Contractor to perform its obligations under this Article 14, such that reasonably unencumbered access to the required work areas is enabled for all personnel;
     (xvi) Dispose appropriately of radioactive materials and waste from the Facility in accordance with applicable Laws and Good Industry Practices;
     (xvii) Provide official whole body exposure data for Contractor’s Personnel upon Contractor’s Personnel departure from the Site;
     (xviii) Provide Gamma isotopic analysis to determine releaseability of Equipment and waste;
     (xix) Provide breathing air and respiratory protection as necessary;
     (xx) Provide plant compressed air as required;
     (xxi) Provide air for ventilation;
     (xxii) Provide 110V, 220V and 480V power as required;
     (xxiii) Provide plant and deionized water;

     (xxiv) Make available to Contractor those special tools, as are available on-Site;
     (xxv) Allow Contractor to access and use machine shop, welding facilities, and hot tool crib, as required and allow Contractor use of associated tradesmen;
     (xxvi) Provide crane operators for permanently installed cranes, including polar crane availability on an as needed basis;
     (xxvii) Provide for consumables such as wipes and rags, and disposal of all contaminated materials;
     (xxviii) Provide QA/QC coverage as required in the Owner approved procedures to the extent such work is performed under the Owner quality assurance program;
     (xxix) Provide access to existing and available outside phone lines; and
     (xxx) Provide sanitation facilities and drinking water as available.
     14.2 Services.
          (a) Services Warranty. Contractor warrants that the Services: (i) will be performed in accordance with Good Industry Practices using properly qualified personnel (taking into account the work being performed), (ii) will be free from defects in workmanship, [***], (v) will be performed in conformance with Industry Codes and Standards applied in accordance with Good Industry Practices and as specified in applicable Documentation, and (vi) will be provided in compliance with the requirements of this Agreement (the “Services Warranty”).
          (b) Services Warranty Remedy. If Owner discovers that any portion of the Services required as part of the Work fails to comply with the Services Warranty, Owner shall, within the Services Warranty Period, promptly notify Contractor of such nonconformance along with any evidence or information Owner has with respect to the possible cause or causes thereof. Upon receipt of such Notice, Contractor shall at Contractor’s expense (i) promptly re-perform or otherwise correct the nonconforming Services and perform any additional Work required to cause the Equipment to comply with such re-performed or corrected Services pursuant to the applicable provisions of Section 14.1; [***] and (iii) perform such tests as are reasonably necessary to demonstrate the cure of such nonconformance or failure. Contractor shall perform the Warranty Work at a time responsive to and consistent with the Owner’s reasonable requirements for the safe, reliable and efficient operation of the Facility in accordance with Owner’s operational requirements and needs. The decision to repair, replace, redesign, modify or adjust will be made by Contractor with consultation from Owner and consistent with the quality and performance requirements originally applicable to such nonconforming Services, as specified in applicable AP1000 Facility Information. If Owner requests that Contractor cure such nonconformance in a manner that will cause Contractor to incur Direct Costs plus SGA/G&A, other mark-ups applied pursuant to Exhibit G, and Pro Rata

Profit on such Direct Costs in excess of the costs and charges which Contractor would have incurred in curing such nonconformance or failure in the manner contemplated by Contractor, Contractor shall cure such nonconformance or failure in the manner requested by Owner, provided that such manner to cure such nonconformance or failure is technically feasible and does not otherwise impact Contractor’s ability to perform its other obligations under this Agreement, provided further that Owner shall reimburse Contractor for such excess costs and charges on a Time and Materials Basis. Owner shall provide reasonable working access to the Facility and reasonably available plant personnel and facilities, if applicable, as specified in Section 14.1(e). Should investigation reveal that the nonconformance is not covered by the Services Warranty, Owner shall reimburse Contractor for the work undertaken by Contractor pursuant to this Section 14.2 on a Time and Materials Basis.
          (c) Warranty Work Deferral. At Owner’s option, Warranty Work that negatively impacts the operation of one or both Units may be deferred until the time of the Unit’s next regularly scheduled refueling outage and the Warranty provisions hereunder shall apply notwithstanding whether such outage occurs after the end of the Services Warranty Period. If Contractor advises Owner that deferral of the Warranty Work can reasonably be expected to cause damage to one or both Units and/or Equipment, Owner may elect to use the Unit and/or Equipment at its own risk and expense, without recourse against Contractor. In no event may Owner defer the Warranty Work beyond the earlier of the next refueling outage or [***] from the date Contractor Notified Owner it was ready to perform the Warranty Work; provided, that if there is a Standard Equipment Warranty Period extension pursuant to Section 14.5(b) during such [***] period, and such extension results in the next outage being delayed beyond the [***] period, then the [***] period will be extended to the date [***] beyond the start of the next outage, but in no case may such period be extended by an amount that is greater than the amount of time that the Standard Equipment Warranty Period is extended.
     14.3 Warranty Fulfillment. Contractor’s compliance with its Warranty obligations described in Article 14 and any Extended Equipment Warranty that is established in accordance with Exhibit Z will constitute Contractor’s complete fulfillment of its obligations under the Warranties (subject to the limitations set forth in Section 37.2, and Owner shall not be entitled to any recovery or remedies with respect to such Warranties other than those set forth in this Article 14 and any Extended Equipment Warranty that is established in accordance with Exhibit Z. Upon the expiration of the applicable Warranty Period (including any extension thereof), all obligations will terminate with respect to the Equipment Warranty, the Services Warranty, or any Extended Equipment Warranties, as applicable, for which a Notice of nonconformance has not been provided prior to such expiration. [***]. If Contractor is willing and able to promptly perform its warranty obligations under this Article 14, but Owner elects to repair or remedy such Equipment or Services on its own or through its other contractors, then Contractor will not be responsible for the costs incurred for such repair or remedy.
     14.4 Warranty Periods.
          (a) Equipment Warranty Period.
     (i) Except for the Equipment listed in Section 14.4(a)(iii), the Equipment Warranty for a Unit and its related Ancillary Facilities will commence upon the [***] and will expire on the date that is [***] (the “Standard Equipment Warranty Period”); provided, further, that if any Change that is not caused by Contractor’s breach of its obligations under this Agreement, results in a delay in reaching Substantial Completion thereby delaying the start of the Equipment Warranty, then there will either (A) be a modification to the Contract Price to compensate for the extension of the Standard Equipment Warranty Period’s end date in accordance with the provisions in Section 14.4(a)(ii) below, or (B) if Owner elects to not accept the cost of the warranty extension described in Section 14.4(a)(ii) below or if the Parties are otherwise unable to obtain or agree upon pricing for the Warranty Period extension, then the Standard Equipment Warranty Period shall be reduced by the number of Days equal to the amount of the delay in reaching Substantial Completion that was not caused by Contractor’s breach of its obligations under this Agreement. For those items of the Equipment listed in Exhibit Z, and provided that an Extended Equipment Warranty is obtained by Owner in accordance with Exhibit Z, such Extended Equipment Warranties will apply for the applicable period(s) set forth in Exhibit Z (the “Extended Equipment Warranty Period”).
     (ii) In the event that after the pouring of first concrete for the Unit but prior to Substantial Completion of such Unit, there is any delay in the performance of the Work caused by Owner or their Personnel or resulting from an event of Force Majeure, at Owner’s request, Contractor shall use commercially reasonable efforts to determine the cost of an extension to the standard equipment warranties and, if such cost is accepted by Owner, endeavor to obtain such extension to the equipment warranties from Vendors for Equipment designated by Owner and will provide Owner the benefit of such extensions. The cost of such extended warranties, if obtained, shall be included in the Change Order which Contractor receives as a result of such delay pursuant to Article 9.
     (iii) For the Equipment listed below which is placed into service prior to Substantial Completion, the Equipment Warranty will commence upon the date when an item listed below is placed into service and will expire on [***]. If, however, any such item of Equipment is placed into service prior to Substantial Completion of the applicable Unit for the sole purpose of being used by Contractor to support its performance of the Work, the Equipment Warranty will commence upon the Substantial Completion Date of such applicable Unit and will expire on [***]. Contractor shall give Notice to Owner within five (5) Business Days after an item listed below has been placed into service.
List of Early Service Permanent Plant Equipment:
1.	Electrical
•	Startup Auxiliary Transformer

•	Batteries for control power in switchgear

•	480v Switchgear

•	120v AC lighting

•	6.9KV Switchgear

•	Motor Control Centers

•	Non Class 1E DCS and UPS systems (battery chargers and inverters)
2.	Compressed Air Equipment (CAS) (service, instrument and control air)

3.	Raw Water(RWS) / Potable Water (PWS) (pumps, valves, switchgear, filtration systems, tanks, HVAC)

4.	Fire Protection System (FPS) (pumps, valves, switchgear, tanks, HVAC, loops, hose houses, hydrants, fittings)

5.	Over Head Crane (Turbine Building, Aux/Reactor Building)

6.	Permanently Installed Cranes

7.	Wastewater System (WWS)

8.	Sanitary Drainage System (SDS)

9.	Service Water (to run Equipment)

10.	DCS (to run Equipment)

11.	Control Room HVAC

12.	Diesel Generator Building (building, HVAC, fuel oil system, switchgear, etc.)

13.	Elevators

14.	13.8KV Loop Line (Site-specific portion of ECS system) for construction power and energizing site permanent buildings

15.	Simulator Training System (STS)

16.	Switchyard and Relay House (ZBS)

17.	Hot Water Heating System (VYS)

18.	Annex/Aux Bldg. Non-Rad HVAC (VXS)

19.	Chill Water (VWS)

20.	Turbine Bldg. HVAC (VTS)

21.	RW Bldg. HVAC (VRS)

22.	Pump House HVAC (VPS)

23.	Nuclear Island Non-Rad HVAC (VBS)

24.	Plant Security System — portions (SES)

25.	Gravity and Roof Drain Collection System (RDS)

26.	Plant Lighting System (ELS)

27.	Grounding and Lightning Protection System (EGS)

28.	Communication Systems (portions) (EFS)

29.	Storm Drain System (DRS)

30.	Aux Steam Supply System (ASS)

31.	Welding Outlets

32.	Life/Safety Equipment
               (b) Services Warranty Period. The Services Warranty will be concurrent with the Standard Equipment Warranty Period (the “Services Warranty Period”).
               (c) Warranty Period. Each of the Services Warranty Period, the Standard Equipment Warranty Period and the Extended Equipment Warranty Period are defined as the “Warranty Period”.
     14.5 Warranty Period Extension.

          (a) Extension for Corrected Work. Any Work re-performed and any part of the Facility that is reworked, repaired or replaced in satisfaction of Contractor’s obligations in connection with the Services Warranty, the Equipment Warranty (but not the Extended Equipment Warranties as the terms for any extension of the Extended Equipment Warranties will be established in accordance with Exhibit Z), as applicable, will be re-warranted by Contractor pursuant to the same Warranty set forth in Sections 14.1(a) and 14.2(a), and Contractor will have the same obligations in relation thereto as set forth in those Sections, for a period equal to the longer of: [***].
          (b) [***].
     14.6 Warranty of Title. Contractor represents and warrants that the Work, including the Equipment furnished by Contractor and its Subcontractors that become part of the Facility or is otherwise furnished to Owner shall be legally and beneficially owned by Owner free from any Liens (other than Liens created by Owner, including non-payment). In the event of a breach of this warranty of title, Contractor shall have a duty to cure such breach in accordance with the procedures set forth in Section 18.2.
     14.7 Software Warranty. During the Standard Equipment Warranty Period for a Unit (referred to in this Section 14.7 as the “Software Warranty Period”), the Software and Configuration Data shall: (i) be compatible with and operate in conjunction with the Unit, the Facility and other Software and related Equipment as indicated in the Software Documentation or as otherwise recommended by Contractor in writing; (ii) conform to and perform without material errors or interruption and in accordance with the Software Documentation and Specification for the Unit; and (iii) shall be technically acceptable with respect to software selection in accordance with Good Industry Practices for the application for which it is being used. Contractor shall not be liable for failure to meet the foregoing warranty for the specific item of Software exhibiting a non-conformance to the extent there have been: (a) adaptations or modifications made to the Software, including changes to hardware on which the Software is installed and operates, by the Owner or others in a way that is not described by the Documentation, or otherwise without authorization or approval from Contractor, which are responsible for causing such failure; or (b) misuse of the Software by Owner or others. Contractor shall promptly notify Owner of any known defect in any Software that may have an adverse impact on the Unit or Facility or their operation. If the Software fails to satisfy the requirements of this Software Warranty during the Software Warranty Period, Contractor, with reasonable assistance from Owner, shall take appropriate corrective action at no additional charge to Owner to bring the Software into conformance and to remediate any damage to the Equipment or the Facility, [***]. Contractor shall commence correction of nonconforming Software within a reasonable period of time after receipt of written notification of the nonconformance in view of the impact of the defect on the operations of the Facility. Contractor shall perform the corrective Work so that the Software conforms to the standards set forth in (i), (ii) and (iii) above in this Section 14.7 or replace such Software with a suitable replacement. Should Contractor fail to bring the Software into conformance within a reasonable time after written notification of a nonconformance or fail to correct the nonconformance so that it conforms to the standards set forth in (i), (ii) and (iii) above in this Section 14.7 in a commercially reasonable time after such written notification and fails to replace such Software with a suitable replacement, Contractor shall propose a commercially reasonable alternative to

Owner for Owner’s acceptance. In the event of a defect, the Parties acknowledge that provision of a workaround by Contractor may be an appropriate temporary or permanent manner of reaching conformance, depending upon the type of defect and the manner of the workaround. For purposes of this Section 14.7, Software shall exclude commodity software provided by third parties, such as Microsoft Corporation, except to the extent that specific commodity software interferes with the functionality to operate or control the Unit or Facility. Third-Party Software shall be governed by the provisions of the specific Third-Party Software licenses. The media on which the Software, Configuration Data and Software Documentation is recorded shall be substantially free from defects in material and workmanship for the Software Warranty Period. Contractor will, at no additional charge, replace any defective media, provided that the applicable defect is not due to Owner’s misuse.
     14.8 Assignment of Residual Third Party Warranties. To the extent third party suppliers have provided warranties on Services, Equipment and Software which extend beyond the expiration of the Warranties provided by Contractor under this Agreement, Contractor shall assign the residual portion of such third party warranties, without recourse, to Owner upon the expiration of the Contractor’s Warranty applicable to such Equipment, Services and Software.
     14.9 Limitations and Disclaimers.
          (a) THE WARRANTIES AND REMEDIES SET FORTH IN THIS ARTICLE 14 FOR ANY NONCONFORMANCE OF EQUIPMENT OR SERVICES ARE THE EXCLUSIVE WARRANTIES AND REMEDIES FOR SUCH NONCONFORMANCE OF EQUIPMENT OR SERVICES AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES FOR SUCH NONCONFORMANCE OF EQUIPMENT OR SERVICES WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE IN TRADE) AND WHETHER CLAIMS BY OWNER ARE BASED IN CONTRACT, IN TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 37.2.
          (b) Any warranties not expressly made by Contractor in this Agreement are expressly waived by the Owner.
          (c) Notwithstanding the foregoing provisions of this Article 14, Contractor shall have no liability hereunder for nonconformance or failure of Equipment, or performance, to the extent that such nonconformance or failure results, in whole or in part, from any of the following:
     (i) Operation of the Facility outside of the design bases (as such term is defined in 10 CFR § 50.2) of the Equipment or integrated system;
     (ii) Following Turnover of a system or structure, improper use, operation in violation of manufacturer’s written instructions, handling, storage, maintenance, or operation of the Equipment or material therein outside the guidelines of the Specifications or Good Industry Practices;

     (iii) Alteration, abuse or misuse of the Equipment by persons other than Contractor, its Subcontractors and the employees and agents thereof, or without the prior written approval of Contractor;
     (iv) Any operation or maintenance of the Equipment that is not in accordance with either of the Operating Procedures or Maintenance Procedures;
     (v) Operation or maintenance by personnel not qualified in accordance with the Owner’s standard qualification requirements for operating or maintenance personnel; or
     (vi) Use of Nuclear Fuel in the Unit (other than that supplied by Westinghouse) that does not comply with the Nuclear Fuel design and fabrication specifications that Contractor provided for the Facility or that is otherwise unsuitable for use by the Unit.
          (d) Contractor shall be relieved from fulfilling its Warranty obligations as specified in this Article 14 to the extent that:
     (i) A Nuclear Incident occurs, and
     (ii) The consequences, including radiation, of such Nuclear Incident prevent Contractor from performing such Warranty obligations; provided, however, that Contractor shall be obligated to fulfill such Warranty obligations at such time as Contractor or its Personnel are permitted to enter the work area pursuant to applicable Law.
In any action taken by Contractor to satisfy a claim by Owner under any of the Warranties specified herein, Contractor shall be entitled to whatever financial relief is provided (if any) by the insurers pursuant to Owner’s insurance policies that cover the occurrence that caused the breach of Warranty.
          (e) [***], no statement made in this Article 14 or any AP1000 Facility Information shall be construed to provide or imply a warranty or guaranty that the Equipment or Facility will actually operate or perform in accordance with its Specifications for its stated design life, and Contractor shall otherwise have no warranty obligation to repair any defects in the Equipment that are discovered after expiration of the Standard Equipment Warranty Period, or if applicable, any Extended Equipment Warranty Period.
          (f) [***].
ARTICLE 15 — INDEMNITY AND PROTECTION FOR NUCLEAR INCIDENTS
     15.1 Contractor’s General Indemnity. To the maximum extent permitted by applicable Law, and except with respect to a Nuclear Incident, Contractor shall at Contractor’s expense indemnify and defend Owner and Owner Affiliates, their officers, directors, employees and agents, from and against liability, loss, costs, claims, damages, expenses (including reasonable attorneys’ fees and reasonable enforcement costs), judgments, awards, demands, actions and/or disputes, arising or claimed to have arisen:

          (a) from and to the extent of,
       (i) the negligent or wrongful acts or omissions of Contractor or its Subcontractors and their Personnel, acting within the scope of their employment or for which applicable Law would otherwise hold Contractor liable for such acts or omissions, or
       (ii) [***],
that result in one or more Third Party Claims alleging:
(x)	injury to (including mental or emotional) or death of any natural person (except to the extent covered by Sections 15.1(b) or 15.2(b)), or

(y)	damage to or destruction of any third party property, real or personal (specifically excluding the Facility);
          (b) from any injuries sustained and/or occupational diseases contracted by Contractor’s or its Subcontractor’s Personnel of such a nature and under such circumstances as to create liability by Owner or its Affiliates or Contractor under the Workers’ Compensation Act, and all amendments thereto, of the state having jurisdiction, including all claims and causes of action of any character against Owner and its Affiliates by any Personnel of Contractor, its Subcontractors or assignees, or the employer of such Personnel, or any person or concern claiming by, under or through them resulting from or in any manner growing out of such injuries or occupational diseases, except to the extent such injuries and/or occupational diseases are caused by the negligence or wrongful acts of Owner, its Affiliates and/or their respective Personnel; and
          (c) from demands, actions or disputes asserted by any Subcontractor arising from Contractor’s breach of its Subcontract with such Subcontractor regardless of whether such demands, actions or disputes arise from activities at the Site, at Nearby Work Areas, or at any other location; provided that Owner shall reimburse Contractor for the costs and charges incurred by Contractor in connection with its obligations under this clause (c) arising from Target Price Work and Work performed on a Time and Material Basis.
[***]. Owner shall give Contractor prompt Notice of any claims for which it seeks indemnity hereunder (along with any information available to Owner that reasonably sets forth the basis of Contractor’s obligation(s)); provided, however, that any failure to notify Contractor will not relieve Contractor from any obligation hereunder unless Contractor is prejudiced by such failure. Contractor shall promptly notify Owner of any material litigation filed against Contractor arising from Contractor’s performance of the Work that has the potential to create liability for Owner. Contractor shall investigate all such claims and preserve necessary evidence using reasonable claims handling practices.

     15.2 Owner’s General Indemnity. To the maximum extent permitted by applicable Law, and except with respect to a Nuclear Incident (which shall be subject to Section 15.6), Owner shall at Owner’s expense indemnify and defend Contractor and Contractor Affiliates, their officers, directors, employees and agents, from and against liability, loss, costs, claims, damages, expenses (including reasonable attorneys’ fees and reasonable enforcement costs), judgments, awards, demands, actions and/or disputes, arising or claimed to have arisen:
          (a) from and to the extent of the negligent or wrongful acts or omissions of Owner or its Personnel (other than Contractor or its Subcontractors) acting within the scope of their employment or for which applicable Law would otherwise hold Owner liable for such acts or omissions that result in one or more Third Party Claims alleging:
     (i) injury to (including mental or emotional) or death of any natural person (except to the extent covered by Section 15.1(b) or 15.2(b)), or
     (ii) damage to or destruction of any third party property, real or personal (specifically excluding the Facility);
          (b) from injuries sustained and/or occupational diseases contracted by Owner’s Personnel (excluding Contractor or its Subcontractors and their Personnel) of such a nature and arising under such circumstances as to create liability by Contractor or its Affiliates or Owner under the Workers’ Compensation Act, and all amendments thereto, of the state having jurisdiction, including all claims and causes of action of any character against Contractor and its Affiliates by any Personnel of Owner (excluding Contractor or its Subcontractor and their Personnel), or any person or concern claiming by, under or through them resulting from or in any manner growing out of such injuries or occupational diseases, except to the extent such injuries and/or occupational diseases are caused by the negligence or wrongful acts of Contractor, its Affiliates, its Subcontractors and/or their respective Personnel; and
          (c) from demands, actions or disputes asserted by any contractor of Owner (other than Contractor or its Subcontractors) arising from Owner’s breach of its contract with such contractor regardless of whether such demands, actions or disputes arise from activities at the Site, at Nearby Work Areas, or at any other location.
[***]. Contractor shall give Owner prompt Notice of any claims for which it seeks indemnity hereunder (along with any information available to Owner that reasonably sets forth the basis of Owner’s indemnity obligation(s)); provided, however, that any failure to notify Owner will not relieve Owner from any obligation hereunder unless Owner is prejudiced by such failure. Owner shall promptly notify Contractor of any material litigation filed against Owner arising from Owner’s scope of work or in connection with the Facility that has the potential to create liability for Contractor. Owner shall investigate all such claims and preserve necessary evidence using reasonable claims handling practices.

     15.3 Application of Insurance Proceeds. The payment obligations of Contractor and Owner under Article 15 shall be reduced by the proceeds of any applicable insurance coverages that may be available.
     15.4 Intellectual Property Indemnity. Contractor, if notified promptly in writing and given authority and assistance for the defense of same, at Contractor’s expense, shall defend, or at its option settle, any action brought against Owner to the extent based solely on a claim that any item or Work furnished by it or Owner’s use thereof infringes any patent, trademark, copyright, trade secret or any other intellectual property right of any third party. Contractor shall indemnify Owner and hold Owner harmless from all damages and costs (including attorney’s fees) awarded in any such suit or proceeding and shall pay the damages and costs awarded therein against Owner. If a claim of infringement is made, Contractor may, or if the use of the item is enjoined, Contractor shall, at its expense and option, either procure for Owner the right to continue using it, replace it with an equivalent non-infringing item, or modify or replace it so it becomes non-infringing without degrading its functionality or performance, or as a last resort and with the prior written approval of Owner, remove it and refund the purchase price. No modification or replacement under this Section 15.4 shall in any way amend or relieve Contractor from the Warranties set forth in this Agreement or adversely affect the Contract Price or Project Schedule or any license or permit affecting the Facility. Notwithstanding the above, Contractor has no duty to defend or indemnify Owner to the extent a claim of infringement is based upon an item being furnished in accordance with specifications, drawings, plans, or detailed designs supplied by Owner or by a third party for Owner that caused Contractor to deviate from its normal practices, or to the extent the infringement is caused by an item being modified or combined by Owner or others with items not furnished by Contractor hereunder in a manner not intended or approved in writing by Contractor.
THIS SECTION 15.4 IS AN EXCLUSIVE STATEMENT RELATING TO INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT OR MISAPPROPRIATION AND ALL THE REMEDIES OF THE PARTIES RELATING THERETO, SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 37.2.
     15.5 Other Indemnity Obligations of Each Party.
          (a) Environmental Indemnity.
     (i) Except to the extent resulting from a Nuclear Incident, Contractor shall defend, indemnify and hold harmless Owner (including its Affiliates) from (A) any Third Party Claims for liabilities, losses, costs (including attorney fees), or damages arising from and to the extent of Contractor’s or its Subcontractor’s use or management of Hazardous Materials, or Contractor’s failure to comply with the applicable requirements of Article 20, and (B) any governmental fines or penalties of any kind arising from and to the extent of Contractor’s or its Subcontractor’s use or management of Hazardous Materials, or Contractor’s failure to comply with the applicable requirements of Article 20.
     (ii) Except to the extent resulting from a Nuclear Incident (which shall be subject to Section 15.6), Owner shall defend, indemnify and hold harmless

Contractor (including its Affiliates) from (A) any Third Party Claims for liabilities, losses, costs (including attorney fees), or damages arising from and to the extent of Owner’s use or management of Hazardous Materials, or Owner’s failure to comply with the applicable requirements of Article 20, and (B) any governmental fines or penalties of any kind arising from and to the extent of Owner’s use or management of Hazardous Materials, or Owner’s failure to comply with the applicable requirements of Article 20.
          (b) Safety and Health.
     (i) Except to the extent resulting from a Nuclear Incident, Contractor shall indemnify and hold harmless Owner (including its Affiliates) from (A) all Third Party Claims for liabilities, losses, costs (including attorney fees), or damages as a result of the failure of Contractor or any of its Subcontractors or their Personnel to comply with OSHA Standards during the performance of the Work, provided that any such Subcontractors were acting within their scope of employment, and for the failure of any materials, Equipment or Construction Equipment to comply with OSHA Standards during the performance of the Work, or (B) any governmental fines or penalties of any kind as a result of the failure of Contractor or any of its Subcontractors or their Personnel to comply with OSHA Standards during the performance of the Work, and for the failure of any materials, Equipment or Construction Equipment to comply with OSHA Standards during the performance of the Work.
     (ii) Except to the extent resulting from a Nuclear Incident (which shall be subject to Section 15.6), Owner shall indemnify and hold harmless Contractor (including its Affiliates) from (A) all Third Party Claims for liabilities, losses, costs (including attorney fees), or damages as a result of the failure of Owner or its Personnel (other than Contractor or its Subcontractors) to comply with OSHA Standards during performance of the Work, provided that any such Personnel were acting within the scope of its employment, and for the failure of any Owner’s materials or equipment to comply with OSHA Standards, or (B) any governmental fines or penalties of any kind as a result of the failure of Owner or its Personnel (other than Contractor or its Subcontractors) to comply with OSHA Standards during performance of the Work, and for the failure of any Owner’s materials or equipment to comply with OSHA Standards.
          (c) Other Violations of Law, Project Policies and Procedures.
     (i) Except to the extent resulting from a Nuclear Incident, Contractor shall defend, indemnify and hold harmless Owner (including its Affiliates) from (A) any Third Party Claims for liabilities, losses, costs (including attorney’s fees), or damages arising out of and to the extent of Contractor’s failure to comply with (x) any Law or (y) any Project Policies and Procedure to the extent caused by the negligent or wrongful acts or omission of Contractor, or (B) any government fines or penalties arising out of and to the extent of Contractor’ failure to comply with (x) any Law or (y) any Project Policies and Procedures to the extent caused by the negligent or wrongful acts or omissions of Contractor.

     (ii) Except to the extent resulting from a Nuclear Incident (which shall be subject to Section 15.6), Owner shall defend, indemnify and hold harmless Contractor (including its Affiliates) from (A) any Third Party Claims for liabilities, losses, costs (including attorney’s fees), or damages arising out of and to the extent of Owner’s failure to comply with (x) any Law or (y) any Project Policies and Procedures to the extent caused by the negligent or wrongful acts or omissions of Owner, or (B) any government fines or penalties arising out of and to the extent of Owner’ failure to comply with (x) any Law or (y) any Project Policies and Procedures to the extent caused by the negligent or wrongful acts or omissions of Owner.
     15.6 Nuclear Incidents.
          (a) General. Owner hereby waives and releases Contractor, Contractor Interests or Subcontractors from any damage or loss of any kind, whether on the Site or Nearby Work Areas, or off the Site or Nearby Work Areas, or for any punitive damage or any direct, consequential, indirect, special, or incidental loss, damage or injury, whether arising in contract (including breach and warranty), tort or otherwise, and whether or not based on any claim of fault, negligence or strict liability, to the extent any of the foregoing arises out of or results from a Nuclear Incident. However, this waiver shall not apply to any rights Owner may have against Contractor under Article 14 Warranty.
          (b) Nuclear Liability Insurance and Governmental Indemnity. Notwithstanding anything in this Agreement to the contrary, the Owner shall maintain “financial protection” to cover public liability as such terms are defined in the AEA, where caused by or arising from a Nuclear Incident, including master worker coverage. Such financial protection shall be in such form and amount to meet the financial protection requirements of Section 170 of the AEA. Owner also shall enter into the governmental indemnity agreement as required by Section 170 of the AEA. In the event that the financial protection system contemplated by Section 170 of the AEA is repealed or changed, Owner shall exercise commercially reasonable efforts, consistent with Good Industry Practices at that time, to maintain in effect liability protection through governmental indemnity, limitation of liability, insurance and/or other financial protection which will not result in a material impairment of the protection afforded Contractor and Contractor Interests by such nuclear liability protection system which is in effect as of the Effective Date [***]. Owner shall ensure that Contractor and Contractor Interests are included in the omnibus definition of “insured” under such alternate insurance coverage or are otherwise included as an additional insured at no cost to Contractor or Contractor Interests.
          (c) Nuclear Property Insurance. Owner shall also maintain property insurance with respect to the Facility and the site (as defined in the policy) as may be available from Nuclear Electric Insurance Limited (NEIL) or other sources consistent with the requirements of the NRC and Good Industry Practices, providing protection against loss or damage to the Facility. The limits of insurance shall also be maintained in accordance with the requirements of the NRC and Good Industry Practices. Such insurance shall cover Contractor and Contractor Interests as their interests may appear. Owner waives and shall require its insurers to waive all rights of recovery against Contractor or any Contractor Interest on account of any nuclear or non-nuclear loss or damage covered by such property insurance during the Work and thereafter, whether arising in contract, tort or otherwise, and irrespective of fault, negligence or strict liability of any of the Contractor Interests. In the event Owner recovers damages from a third party based on losses at the Facility, the Site, or Nearby Work Areas resulting from a Nuclear Incident, Owner shall indemnify Contractor and all Contractor Interests against claims by such third party which are based on Owner’s recovery of such damages. In addition, Owner waives, and will require its insurers to waive, all rights of recovery against Contractor and Contractor Interests for any and all costs or expenses arising out of or in connection with the investigation and settlement of claims or the defense of suits for damage resulting from a Nuclear Incident during the Work and thereafter.
          (d) Duration. The protection provided by Owner pursuant to this Section 15.6 shall be in effect by the date that Nuclear Fuel first arrives at the Site, and shall remain in effect until the permanent decommissioning of the Facility.
     15.7 Indemnity Procedures.
          (a) The indemnifying Party shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to the indemnified Party, the defense of any Third Party Claim that is covered by the indemnity. The indemnifying Party shall keep the indemnified Party fully informed in the conduct of the proceeding. The indemnified Party shall be entitled to participate at its cost in any such action.
          (b) The indemnified Party may, at its election, participate in the defense thereof at its sole cost and expense; provided, however, that if (i) the indemnifying Party shall fail to defend any Third Party Claim, (ii) the Parties mutually agree in writing to allow the indemnified Party to assume the defense of such Third Party Claim and forego any indemnity claimed under this Article, (iii) in the reasonable opinion of legal counsel for the indemnified Party, such Third Party Claim involves the potential imposition of a criminal liability on the indemnified Party, its directors, officers, employees or agents, or (iv) in the reasonable opinion of legal counsel for the indemnified Party, an actual or potential conflict of interest exists where it is advisable for such indemnified Party to be represented by separate counsel, then the indemnified Party shall be entitled to control and assume responsibility for the defense of such Third Party Claim, at the cost and expense of the indemnifying Party (except in the case of (ii) above, in which the indemnified Party agrees to forego the indemnity). The indemnifying Party may, in any event, participate in such proceedings at its own cost and expense. The indemnified Party shall not have the right to settle without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld).
          (c) The indemnifying Party, in the defense of any such litigation, other proceeding or other claim, shall have the right in its sole discretion to settle such Third Party Claim only if (i) settlement involves only the payment of money and execution of appropriate releases of the indemnified Party, (ii) there is no finding or admission of any violation of Law or violation of the rights of the indemnified Party, and (iii) the indemnified Party will have no liability with respect to such compromise or settlement. Otherwise, no such Third Party Claim shall be settled or agreed to without the prior written consent of the indemnified Party, which shall not be unreasonably withheld.
          (d) The indemnified Party and the indemnifying Party (i) shall fully cooperate in good faith in connection with such defense and shall cause their legal counsel and accountants to do the same; (ii) shall make available to the other Party all relevant and non-privileged books, records, and information (in such Party’s control) during normal business hours; and (iii) shall furnish to each other, at the indemnifying Party’s expense, such other assistance as the other Party may reasonably require in connection with such defense, including making employees of the indemnified Parties available to testify and assist others in testifying in any such proceedings.
     15.8 Extension of Liability and Insurance Protections from Third Party Contractors.
          (a) Owner shall use commercially reasonable efforts to include in all contracts which Owner enters into with third party contractors relating to Owner’s Scope of Work or activities at the Site or Nearby Work Areas, that all liability and insurance protections which are afforded to Owner thereunder will be contractually extended for the benefit of Contractor and its Affiliates, including being a named insured on insurance, having the benefit of any waivers of subrogation and of liability, and being a named indemnitee and party defended under indemnification and defense provisions.
          (b) Contractor shall use commercially reasonable efforts to include in all Subcontracts relating to the Work at the Site or Nearby Work Areas, that all liability and insurance protections which are afforded to Contractor thereunder will be contractually extended for the benefit of Owner and its Affiliates, including being a named insured on insurance, having the benefit of any waivers of subrogation and of liability, and being a named indemnitee and party defended under indemnification and defense provisions.
ARTICLE 16 — INSURANCE
     16.1 Contractor Coverages — Phase I and End of Phase II. Contractor shall provide and maintain in full force and effect the insurance coverages set forth below, from the Effective Date (except as provided otherwise in Sections 16.1(d) and (f)) until the coverages described in Section 16.2 have been implemented. Contractor shall also provide and maintain in full force and effect the insurance coverages set forth below, from the date that the insurance coverages described in Section 16.2 are no longer required (as set forth in Section 16.2(e)) and ending on the date of Final Completion of the Facility.
          (a) Commercial general liability insurance with a combined single limit of [***] for bodily injury and damage to property including contractual liability, premises/operations, products/completed operations, independent contractors, broad form property damage, and personal injury coverage and an aggregate amount of [***].
          (b) Comprehensive automobile liability insurance with a combined single limit of [***] for bodily injury and damage to property, or covering bodily injuries or death per person and per accident. This insurance shall apply to any auto, whether owned, non-owned, rented or leased, and whether operating on the Site or Nearby Work Areas; or off the Site or Nearby Work Areas.

          (c) Workers’ compensation insurance [***].
          (d) Project Specific Professional liability insurance covering errors and omissions of Contractor and its design Subcontractors, regardless whether such errors and omissions occurred before or during the term of the policy, with a limit of [***] made during the term of this coverage and project aggregate. The term of the policy shall extend for a [***] notification period after Substantial Completion of each Unit and related Ancillary Facilities. The [***] notification period may be reduced if it is not available on a commercially reasonable basis, after consultation with Owner. Notwithstanding the foregoing, this coverage shall be taken out within [***] after the Effective Date (or other date as agreed upon by the Parties).
          (e) Marine Cargo insurance and Open Cargo insurance; and on-Site or Nearby Work Areas property insurance covering the Equipment to be delivered by Contractor during Phase I until the Builder’s Risk insurance coverage to be supplied by Owner under Section 16.8 is in place.
          (f) Pollution Liability on a project basis, which includes the sudden or accidental release of any material that may be considered a pollutant at or around the Site and Nearby Work Areas (including the barge canal and the rail spur), as a result of the Work performed by Contractor or any tier Subcontractor with limits of [***]. Notwithstanding the foregoing, this coverage shall be taken out within [***] after the Effective Date.
          (g) Property insurance covering the Construction Equipment in the amount of the value of the Construction Equipment (but only to the extent deemed appropriate by Contractor).
          (h) Employment Practices Liability coverage [***] with a limit of [***], with the deductible to be agreed upon by the Parties.
          (i) Should aircraft or watercraft of any kind be used by Contractor or any of its Subcontractors or by anyone else on their behalf either on the Site or Nearby Work Areas or off the Site or Nearby Work Areas, Contractor or its Subcontractors shall maintain or cause the operator of the aircraft or watercraft to maintain aircraft or watercraft public liability insurance including bodily injury, property damage and passenger liability, as respects any aircraft or watercraft owned, used, operated or hired in connection with the Work by Contractor and Contractor Interests with a limit of [***] for bodily injury and property damage any one occurrence and aggregate, each aircraft or watercraft.
          (j) Umbrella Form Excess Liability Insurance with a coverage limit of [***] in excess of the coverages in Sections 16.1(a) and (b), and in excess of the Employers Liability coverage required under Section 16.1(c).
The required limits in this section for General Liability, Employer’s Liability and Auto Liability can be met by a combination of primary and excess/umbrella liability coverage. Notwithstanding any other provision to the contrary herein, any Contractor requirements herein regarding insurance coverages whenever required, may be met by both Consortium Members providing single or separate coverages.

     16.2 Insurance Coverages — Phase II through Substantial Completion.
          (a) Effective at the beginning of Phase II, or as otherwise agreed by the Parties, Owner shall have the option to implement an Owner-Controlled Insurance Program (“OCIP”). If Owner elects to implement an OCIP, Owner shall give Contractor Notice at least ninety (90) Days prior to the effective date of the OCIP, and Owner shall supply such coverage pursuant to the requirements of Exhibit BB. The OCIP coverage shall be subject to review and verification by Contractor. Copies of all insurance policies required to be obtained by Owner under this Section 16.2 shall be provided to Contractor prior to the effective date of the OCIP.
          (b) In the event that Owner elects not to implement an OCIP, Owner shall give Notice of its election to Contractor at least ninety (90) Days prior to the beginning of Phase II. As soon as practical after Contractor’s receipt of Owner’s Notice, the Parties shall discuss the various options available for supplying the required coverages (or equivalent), taking into account the cost and availability of the required coverages, the general conditions in the insurance market, the risks inherent in performing the Work, and any other factors that the Parties consider to be relevant. Should the Parties fail to reach mutual agreement as to how the required coverages will be provided within thirty (30) Days from Contractor’s receipt of Owner’s Notice, then Contractor shall have the option to implement a Contractor-Controlled Insurance Program (“CCIP”).
          (c) If Contractor provides a CCIP, Contractor shall supply such coverage pursuant to the requirements of Exhibit BB, except that references to “Owner” as set forth in Exhibit BB shall be changed to “Contractor” to the extent appropriate. Copies of all policies required to be obtained by Contractor under this Section 16.2 shall be provided to Owner prior to the effective date of the CCIP.
          (d) If Owner does not supply an OCIP by the beginning of Phase II, and if Contractor does not supply a CCIP by the beginning of Phase II, and unless otherwise agreed by the Parties, Contractor shall continue to maintain in full force and effect the coverages specified in Section 16.1, with the following exceptions:
     (i) The coverage limit for the Umbrella Liability program to be supplied by Contractor under Section 16.1(j) shall be increased to [***].
     (ii) Products/completed operations coverage under the commercial general liability insurance or comprehensive general liability insurance described in Section 16.1(a) shall remain in full force for [***] following Substantial Completion of the Work.
          (e) The insurance coverages set forth in Sections 16.2(a) though (d) shall be maintained until Substantial Completion of the Facility (or as mutually agreed by the Parties). Upon Substantial Completion of the Facility, the coverages specified in Section 16.1 will be obtained and maintained by Contractor and shall be maintained in full force and effect through Final Completion.

          (f) Whether or not an OCIP or CCIP is in effect during Phase II, Contractor shall maintain the following coverages:
     (i) Comprehensive automobile liability insurance as provided in Section 16.1(b).
     (ii) Project Specific Professional liability insurance covering errors and omissions of Contractor and its design Subcontractors as provided in Section 16.1(d).
     (iii) Pollution Liability on a project basis, as provided in Section 16.1(f), with increased limits of [***].
     (iv) Contractor shall supply property insurance covering the Construction Equipment in the amount of the value of the Construction Equipment [***].
     (v) Employment Practices Liability insurance as provided in Section 16.1(h).
     (vi) Should aircraft or watercraft of any kind be used by Contractor or any of its Subcontractors or by anyone else on their behalf either on the Site or Nearby Work Areas or off the Site or Nearby Work Areas, Contractor or its Subcontractors shall maintain or cause the operator of the aircraft or watercraft (as applicable) to maintain aircraft or watercraft public liability insurance as provided in Section 16.1(i).
     16.3 Additional Requirements. All insurance coverages required by Sections 16.1 and 16.2 shall be issued by insurance carriers authorized to issue policies in the State where Work is to be performed with a minimum rating of A-VII by AM Best Company, Inc. or equivalent, unless otherwise mutually agreed. Coverages shall be issued using forms of coverage reasonably acceptable to Owner and Contractor. Owner or Contractor, as applicable shall notify the other Party in writing within thirty (30) Days of any cancellation, termination or material change in any required insurance coverages hereunder. Failure of Contractor or Owner to maintain the coverages required by this Agreement shall not relieve Contractor or Owner from any of their contractual responsibilities under this Agreement. The requirements specified herein as to types, limits and Owner’s approval of insurance coverage to be maintained by Contractor are not intended to and shall not in any manner limit or quantify the liabilities and obligations assumed by Contractor under this Agreement except as may otherwise be provided herein. Additionally, where authorized by Owner, Contractor shall follow any recommendations made by the NRC, Nuclear Electric Insurance Limited (“NEIL”), the Institute of Nuclear Power Operators (“INPO”) and American Nuclear Insurers (“ANI”); provided that such recommendations may constitute a Change and may entitle Contractor to seek a Change Order pursuant to Article 9.
     16.4 Additional Insureds. Contractor agrees that it shall add Owner, its Affiliates, Owner Engineer, Facility co-owners (if any), and their employees, to Contractor’s insurance policies required to be provided hereunder as additional insureds for their vicarious liability arising out of the operations of Contractor, with the exception of Contractor’s Workers’

Compensation, Employment Practices Liability, Professional Liability and Pollution Liability coverages. Notwithstanding the foregoing, Contractor and its Personnel shall be included in the OCIP (after enrollment, if applicable) as Enrolled Parties and as additional insureds under Owner’s Builder’s Risk policy (as described in Section 16.8) as an insured with primary coverage to such entities. All coverages required of Contractor under this Agreement shall be primary to any similar insurance maintained by Owner except with respect to the OCIP, Builders’ Risk coverages, and the property coverage specified in Section 15.6(c). Each Party’s policies shall contain a “cross-liability” or “severability of interest” clause or endorsement, where applicable. Notwithstanding any other provisions of a Party’s policies, the insurance supplied by such Party shall apply separately to each insured, named insured, or additional insured with respect to any claim, suit, or judgment made or brought by or for any other insured, named insured, or additional insured as though a separate policy had been issued to each, except the insurer’s liability shall not be increased beyond the amount or amounts for which the insurer would have been liable had only one insured been named. Owner shall not by reason of its inclusion under these Contractor provided policies incur any liability directly to any insurance carrier for payment of premiums for these policies, or incur liability to Contractor for payment of any policy retention or deductible.
     16.5 Waiver of Subrogation. Contractor shall waive and shall require its insurance carriers to waive, with respect to all insurance policies (except Professional Liability Insurance) required to be maintained hereunder, all rights of subrogation against Owner, its Affiliates, Facility co-owners (if any), and their employees.
     16.6 Subcontractors. Contractor shall require its Subcontractors who perform Work at the Site or Nearby Work Areas to provide the insurance coverages and limits of liability (if any) as reasonable and appropriate for their Work. If Contractor requires any of its Subcontractors to provide insurance coverages that are less than those specified above for Contractor, then Contractor assumes responsibility for any liability that would have been covered by the policies and limits specified above. The insurance limits may be provided through a combination of primary and excess policies, including the umbrella form of policy. Subcontractor’s required Commercial General Liability and Automobile insurance, except for Professional Liability, Pollution Liability, Employment Practices Liability and Worker’s Compensation coverage, to the extent provided shall include Owner, its Affiliates, Facility co-owners (if any), and their employees, as additional insureds for their vicarious liability with respect to the activities of the Subcontractor and provide that such insurance is primary to any similar insurance maintained by Owner. Subcontractors shall waive, and shall cause their insurance carriers to waive, all right of subrogation against Owner, its Affiliates, and Facility co-owners (if any) and their employees under any required insurance coverage.
     16.7 Certificates of Insurance; Coverage Verification. Upon the Effective Date of this Agreement, or as soon thereafter as is reasonably possible, but in all cases prior to performance of any Work at the Site or Nearby Work Areas for the particular phase of the Work, or as provided in this Article 16, Contractor shall provide (and with regard to Subcontractors performing Work on the Site or Nearby Work Areas that are required to carry insurance shall maintain on file) written proof of compliance with the above insurance requirements for Phase I and Phase II coverage by delivering to:

Owner’s Project Director
Progress Energy Florida, Inc.
15760 Powerline Road
Crystal River, Florida 34428
an original certificate of insurance completed on an insurance industry standard ACORD form by its insurance carrier or broker certifying that (a) the insurance coverages as required above are in effect, (b) Owner and other specified parties have been named as an additional insured to the extent required above, (c) the insurance carrier to the extent required above has waived its right of subrogation against Owner and other specified parties, and (d) the coverage shall not be canceled, terminated or changed until thirty (30) Days after written notice is given to Owner. Contractor shall maintain, update, and renew the certificate until Final Completion and demobilization of Contractor’s Personnel from the Site and Nearby Work Areas. Owner may change the person and/or address for delivery of insurance certificates by giving Contractor Notice of the change. In the event an acceptable certificate of insurance becomes outdated, Owner may give Notice to the Contractor who shall replace same within thirty (30) Days of such notice. After giving Notice as provided above, Owner may elect to withhold payment of invoices, suspend Work, or buy replacement insurance until acceptable and properly dated certificates of insurance are received by Owner, notwithstanding any other provision of this Agreement. Contractor shall permit Owner to inspect a copy of any policy of insurance required under this Agreement at Contractor’s offices upon request by Owner, provided that Contractor may redact any confidential provisions of such policies.
     16.8 Builder’s Risk Insurance. Owner shall, during Phase II, or as mutually agreed by the Parties, provide and maintain in full force and effect at no cost to Contractor or Contractor Interests a Builder’s Risk insurance policy in amounts (coverage limits) and subject to terms and conditions based on the status of the insurance market for nuclear plant construction at the time construction is initiated at the Site or Nearby Work Areas, insuring the interest of Owner and Contractor and Contractor Interests with coverage on an “All Risk” basis, including, but not limited to, coverage against fire, lighting, wind damage, flood, hail, explosion, riot or civil commotion, aircraft and other vehicles, and collapse at the Site or Nearby Work Areas. Such policy shall be subject to the mutual agreement of the Parties, such agreement not to be unreasonably withheld, based on the cost and availability of coverage, and based on the general conditions prevailing in the insurance market at that time. The policy(ies) for such insurance shall be secured and maintained by Owner, subject to the following conditions:
          (a) Unless covered otherwise, coverage shall include all materials, supplies and Equipment that are intended for specific installation in the Facility while such materials, supplies and Equipment are located at the Site or Nearby Work Areas and while in transit to the Site or Nearby Work Areas within North America, and during temporary storage within North America other than at the premises of the manufacturer, and shall provide coverage during the Work until replaced by Owner’s operating property coverages. To the extent coverage is not provided by manufacturers, suppliers or other parties shipping materials and Equipment from overseas locations, Owner shall provide and maintain either as a part of the Builder’s Risk insurance or a separate coverage, Marine Cargo insurance and Open Cargo insurance. The Builder’s Risk insurance shall provide coverage for resultant damage to the Work due to any error in design, defect in Equipment or material or faulty workmanship. However, coverage shall not be provided for repairing the actual defective piece of Equipment or correcting the specific faulty workmanship, per LEG 2/96 wording or equivalent, to the extent available on a commercially reasonable basis. Delay in start-up coverage will be obtained under the Builder’s Risk Insurance and the Marine Cargo Insurance in Owner’s sole discretion. Any recovery under any delay in start-up coverage that may be obtained by Owner shall first be applied to reduce [***] of any schedule related liquidated damages owed by Contractor pursuant to the Performance Incentive Plan in accordance with Exhibit H and Delay Liquidated Damages owed by Contractor after any deductible period under the policy. The balance of any proceeds from the delay in startup coverage that may be obtained by Owner shall be for the sole benefit of Owner.
          (b) There shall not be an exclusion from coverage under the Builder’s Risk policy for architects, engineers or design professionals for Contractor and Contractor Affiliates. The Builder’s Risk policy will include a waiver of subrogation for:
     (i) Contractor and Contractor Affiliates (even in Contractor’s or its Affiliates’ capacity as an architect, engineer or design professional), except for any warranty obligations of Contractor under Article 14; and
     (ii) if available, Subcontractors providing design services supplied directly to Contractor and Contractor’s Affiliates.
     Should Owner not be able to obtain Builder’s Risk insurance without the above provisions in this Section 16.8 at a reasonable cost and on reasonable terms, the Parties shall discuss the various options available for satisfying the intent of this Section 16.8 including various deductibles and sublimits, taking into account the cost and availability of the required coverage, the general conditions in the insurance market, the risks inherent in performing the Work, and any other factors that the Parties consider to be relevant. Should the Parties fail to reach mutual agreement, then Contractor shall present a written proposal for procuring such insurance coverage, and the actual cost to be incurred for obtaining such coverage. If Contractor provides such a proposal to Owner, then Owner shall, at Owner’s option, either (i) authorize Contractor to obtain the proposed coverage on a Time and Material Basis, (ii) indemnify Contractor, so that Contractor has protection against liability equal to that available under the Builder’s Risk policy (in absence of the exclusion), or (iii) terminate this Agreement under Section 22.4(b).
          (c) This insurance shall not cover any tools or clothing of workers or any tools, Construction Equipment, protective fencing, scaffolding, and equipment owned, rented, leased or used by Contractor and Contractor Interests in the performance of the Work, not intended for specific installation into the Facility. In no event shall Owner, Owner Affiliates, Facility co-owners (if any), or their employees be liable or responsible for loss, damage to or destruction of any such items.
          (d) This Builders’ Risk insurance coverage limit shall be in an amount as reasonably determined by Owner considering the value of the Facility to be constructed and the probable maximum loss, as well as the cost and availability of coverage, and general conditions then prevailing in the insurance market at that time.

          (e) Contractor, Contractor Interests, Owner, Owner Affiliates, and Facility co-owners (if any) waive (or shall be required to waive) all rights of recovery against each other for loss or damage to any equipment used in connection with the Work, the Facility and any real or personal property at the Site and the Nearby Work Areas (during performance of the Work, and thereafter in connection with the Work) whether or not covered by any property insurance, whether such liability arises in contract, tort (including fault, negligence or strict liability) or otherwise on the part of any Party or entity. Contractor shall require all of its Subcontractors who perform Work at the Site or Nearby Work Areas to waive all rights for loss of or damage to any equipment used in connection with the Work and any property at the Site and Nearby Work Areas (during the Work and thereafter), whether or not covered by any property insurance, whether such liability arises in contract, tort (including fault, negligence or strict liability) or otherwise on the part of any Party or entity. This provision shall not apply to Contractor’s liability for property loss or damage pursuant to Section 16.8(j) and shall not diminish or affect any liability or responsibility of Contractor for warranties, guarantees, or other specified remedies for defects in the Facility. Otherwise, this Section 16.8(e) shall prevail over any other provision of this Agreement, and shall be broadly construed.
          (f) Owner shall name Contractor and Contractor Interests as additional insureds to this Builder’s Risk policy, without Contractor and Contractor Interests being liable for any premiums.
          (g) The Builder’s Risk policy shall contain a provision that the policy shall not be cancelled, modified or allowed to expire, until at least thirty (30) Days’ prior written notice has been given to Contractor and Contractor Interests, and the policy shall be primary and non-contributory.
          (h) Any covered loss under the Builders’ Risk Policy described above is to be adjusted with Owner and made payable to the Owner. Owner shall pay Contractor any insurance monies received as Contractor’s or its Subcontractor’s interests may appear. Contractor shall then be responsible to pay its Subcontractors in accordance with its agreements with its Subcontractors, or as their interests may appear.
          (i) Contractor and Contractor Interests shall not make a claim against the Builders Risk policy without Notice to the Owner as the primary holder of the policy.
          (j) The Builders Risk Insurance supplied by Owner under this Section 16.8 shall have a deductible in an amount to be determined in Owner’s sole discretion, which shall be allocated to the Party that has the risk of loss as specified herein. Should Owner choose to have a deductible [***], the deductible [***] and any loss in excess of policy limits or otherwise not covered by any insurance shall be Owner’s responsibility, and Owner hereby releases Contractor and Contractor Interests for any such liability for any loss or damages (during the Work and thereafter in connection with the Work), whether arising in contract, tort or otherwise, and irrespective of the fault, negligence or strict liability of any of Contractor

Interests. Owner shall reimburse Contractor its costs and charges resulting from a covered event on a Time and Material Basis for any such corrective Work [***].
     16.9 Payment of Premiums. Each Party shall pay all premiums for insurance that it is required or chooses to obtain, including any charges for required waivers of subrogation or the endorsement of additional insureds. Contractor shall be reimbursed for all such premiums and charges on a Time and Material Basis for all coverages required to be obtained under this Agreement.
     16.10 Owner Representative. Contractor understands that Owner may have an administrator on-Site or Nearby Work Areas at all times in which Contractor or its Personnel are at the Site and Nearby Work Areas. Contractor shall interface and cooperate with Owner’s administrator.
ARTICLE 17 — LIMITATION OF LIABILITY
     17.1 No Consequential Damages. EXCEPT TO THE EXTENT THE PAYMENT OF LIQUIDATED DAMAGES OR PERFORMANCE OF AN EXPRESS REMEDY COULD OTHERWISE BE DEEMED TO BE SUCH DAMAGES, IN NO EVENT SHALL OWNER OR ITS AFFILIATES OR THEIR CONTRACTORS, OR CONTRACTOR OR CONTRACTOR INTERESTS, BE LIABLE TO EACH OTHER, WHETHER BASED ON CONTRACT (INCLUDING BREACH, INDEMNITY OR WARRANTY) OR TORT (INCLUDING FAULT, NEGLIGENCE AND STRICT LIABILITY), UNDER ANY WARRANTY OR OTHERWISE, RELATING TO OR ARISING OUT OF THE WORK OR THIS AGREEMENT, FOR ANY PUNITIVE DAMAGES OR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL LOSS, DAMAGE OR INJURY, INCLUDING ANY SUCH DAMAGES WHICH RESULT FROM LOSS OF USE OF PROPERTY, EQUIPMENT OR SYSTEMS, LOSS BY REASON OF FACILITY SHUTDOWN OR SERVICE INTERRUPTION, COSTS OF CAPITAL OR EXPENSES THEREOF, LOSS OF PROFITS OR REVENUES OR THE LOSS OF USE THEREOF, OR COST OF PURCHASED OR REPLACEMENT POWER (INCLUDING ADDITIONAL EXPENSES INCURRED IN USING EXISTING POWER FACILITIES) OR FROM CLAIMS OF CUSTOMERS.
     17.2 Maximum Total Liability. CONTRACTOR’S AND CONTRACTOR INTERESTS’ TOTAL AGGREGATE LIABILITY TO OWNER, ITS AFFILIATES, SUCCESSORS AND ASSIGNS AND FACILITY CO-OWNERS, UNDER THIS AGREEMENT, ARISING OUT OF OR IN CONNECTION WITH THE WORK OR THIS AGREEMENT, WHETHER BASED ON CONTRACT (INCLUDING BREACH, INDEMNITY OBLIGATIONS, WARRANTY, PENALTIES STATED UNDER THE PERFORMANCE INCENTIVE PLAN AND CRAFT LABOR RATE INCENTIVE PLAN, LIQUIDATED DAMAGES, AND WARRANTY WORK), TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED AN AGGREGATE AMOUNT EQUAL TO [***] OF THE PAYMENTS FOR SUCH UNIT THAT HAVE BEEN MADE TO CONTRACTOR BY OWNER AS OF THE DATE OF THE EVENT OR CIRCUMSTANCE GIVING RISE TO THE CLAIM, OR [***], WHICHEVER IS GREATER (THE “MAXIMUM LIABILITY AMOUNT”); EXCEPT THAT THIS MAXIMUM LIABILITY AMOUNT SHALL NOT APPLY TO ANY LIABILITY OF CONTRACTOR

THAT IS SUBJECT TO [***] AS PROVIDED IN SECTION 11.5(d)(iv). THE FOREGOING SENTENCE SHALL APPLY NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY. IT IS THE INTENT OF THE PARTIES THAT THE MAXIMUM LIABILITY AMOUNT [***] BE SEPARATE AND EXCLUSIVE FROM EACH OTHER. IN NO EVENT MAY ANY CLAIM [***], BY EITHER PARTY AGAINST THE OTHER PARTY ARISING OUT OF OR IN CONNECTION WITH THE WORK OR THIS AGREEMENT, WHETHER BASED ON CONTRACT (INCLUDING BREACH, INDEMNITY OR WARRANTY), TORT (INCLUDING FAULT, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE BE BROUGHT MORE THAN [***] AFTER FINAL COMPLETION OF THE UNIT TO WHICH THE CLAIM RELATES. FOR PURPOSES OF THIS SECTION 17.2, THE MAXIMUM LIABILITY AMOUNT [***], ALL PERMANENT ANCILLARY FACILITIES NECESSARY FOR THE OPERATION OF THE FIRST UNIT SHALL BE CONSIDERED TO BE A PART OF THE FIRST UNIT TO BE CONSTRUCTED BY CONTRACTOR UNDER THIS AGREEMENT, AND ALL OTHER ANCILLARY FACILITIES SHALL BE CONSIDERED TO BE A PART OF THE SECOND UNIT. NO CLAIMS UNDER SECTION 5.11(b) SHALL BE BROUGHT MORE THAN [***] AFTER THE DATE ON WHICH CONTRACTOR’S ACTION OR FAILURE TO ACT GAVE RISE TO SUCH CLAIM. FOR THE AVOIDANCE OF DOUBT, CONTRACTOR’S LIABILITY TO THIRD PARTIES (EXCEPT FOR CONTRACTUAL OBLIGATIONS TO EXPRESS THIRD PARTY BENEFICIARIES UNDER THIS AGREEMENT) IS NOT LIMITED BY THIS SECTION 17.2. FOR THE PURPOSE OF DETERMINING WHETHER THE MAXIMUM LIABILITY AMOUNT HAS BEEN EXCEEDED, INSURANCE PROCEEDS RECEIVED FROM ANY INSURANCE POLICIES THAT ARE OBTAINED BY OWNER OR THAT ARE FULLY REIMBURSED BY OWNER, AND PAYMENTS MADE BY CONTRACTOR DIRECTLY TO THIRD PARTIES FOR THIRD PARTY CLAIMS, SHALL NOT BE INCLUDED.
     17.3 Division of Liability. The Consortium Members agree that [***].
ARTICLE 18 — LIENS
     18.1 Liens. Contractor shall keep the Facility, the Site, the Nearby Work Areas and the Equipment and all Work free from Liens (other than liens arising from acts of Owner or Owner’s failure to pay amounts due to Contractor), and shall promptly notify Owner of any known Liens filed against the Facility, the Site, the Nearby Work areas, the Equipment, or the Work, and any structures comprising the Facility or located on the Site or Nearby Work Areas. Contractor agrees to defend, indemnify and hold Owner harmless from and against any such Liens. If Owner seeks Contractor’s indemnification for any Lien, Owner shall:
          (a) Give Contractor prompt written notice of any Lien of which it has knowledge, and applicable documentation regarding the Lien;
          (b) Cooperate in the defense of the Lien at Contractor’s expense; and
          (c) Give Contractor sole control of the defense and settlement, to the extent of Contractor’s liability, for the Lien if Contractor confirms in writing an obligation to indemnify Owner with respect to the Lien.

     18.2 Discharge or Bond. Contractor shall discharge or bond any Lien filed against the Facility, any Equipment, and any structures comprising the Facility or located on the Site or Nearby Work Areas by any Subcontractor based on a claim for payment by Contractor or its Subcontractors in connection with the Work within [***] from Notice of the Lien. Contractor shall have the option of providing an indemnity to Owner under Section 18.1 in lieu of discharging or providing a bond, for up to a [***] period beginning on the effective date of the Lien, to allow Contractor a reasonable time to resolve the cause of the filing of the Lien. If Contractor fails to indemnify, discharge or promptly bond any Lien in accordance herewith, Owner shall have the right, upon thirty (30) Days written notice to Contractor, to take any and all reasonable actions and steps to satisfy, defend settle or otherwise remove the Lien at Contractor’s expense, including reasonable attorneys’ fees, costs and expenses. Owner shall have the right to recover these expenses from Contractor. Contractor shall have the right to contest any Lien, provided it first provides to Owner the indemnity provided for above; provided that within [***] after the effective date of the Lien, Contractor shall provide the Lien holder, a court or other third Person, as applicable, a bond or other assurances of payment as necessary to cause the Lien to be cancelled of record and as necessary to remove the Lien related to the Work from the Site, the Nearby Work Areas and the Facility in accordance with the Laws of the State of Florida.
ARTICLE 19 — PROPRIETARY DATA; SOFTWARE LICENSE
     19.1 Protection of Proprietary Data.
          (a) Proprietary Data. Any Proprietary Data of a Party that is disclosed or provided by that Party (the “Providing Party”) to the other Party (the “Receiving Party”) shall be marked “Proprietary” or the like on each page in which the respective Party claims a proprietary or confidential interest therein (including within electronic media, as appropriate). Should the Providing Party discover within [***] of the original disclosure to the Receiving Party, however, that a particular page (including within electronic media, as appropriate) of Proprietary Data should have been marked “Proprietary” or the like and was not, then the Providing Party may send written correspondence to the Receiving Party re-designating such page (including within electronic media, as appropriate) as “Proprietary” and send an additional copy of the Proprietary Data so marked. Thereafter, the Receiving Party shall treat such page (including within electronic media, as appropriate) as Proprietary Data. The terms and conditions of this Agreement are deemed to be Proprietary Data of all Parties. Each Party agrees to make commercially reasonable efforts to mark only each document or page as “Proprietary” or the like if it contains information that meets the definition of Proprietary Data as set forth in Article 1 and, for Westinghouse, consistent with WCAP-7211, (Rev. 5). If data is unmarked, then such data may be disclosed to third parties. In the event that the Receiving Party discloses Proprietary Data that is marked Proprietary and is Contractor Non Disclosable Data (as defined below), or otherwise is not permitted to be disclosed under the provision of this Article 19, the Recipient agrees to make commercially reasonable efforts to recover all copies of such Proprietary Data and provide notice to the party receiving such Proprietary Data as to the proprietary nature of the Proprietary Data. In the event that either Party inadvertently supplies Proprietary Data that the other Party is not entitled to receive under this Agreement, then the Providing Party may send written correspondence to the Receiving Party requesting the return of all copies of such documents and the Receiving Party agrees to return all copies of such Proprietary Data. Notwithstanding this Article 19, specific data that is in the public domain or is not developed by Contractor and its Subcontractors but is encompassed within a document that contains Proprietary Data, is not Proprietary and may be extracted and disclosed, although the document that contains Proprietary Data as well as the specific public domain data will be treated in a manner consistent with this Article 19.
          (b) Preferential Rights Agreements. Westinghouse has entered into substantially identical Preferential Rights Agreements (each a “Preferential Rights Agreement”) with Owner and a number of other NuStart members who are potential customers for the AP1000 Nuclear Power Plant. Notwithstanding the other provisions of this Article 19, Contractor shall have the right to disclose the terms and conditions of this Agreement (including pricing) to independent auditors of Westinghouse and independent auditors of such other NuStart members who have entered into a Preferential Rights Agreement with Westinghouse, but only to the extent required to satisfy the requirements of each such Preferential Rights Agreement. Except as otherwise required by a court order or other applicable Law (none of which is known to apply at this time), any such disclosure shall be made only after complying with the following conditions: (i) Westinghouse will provide Owner with at least seven (7) Days prior Notice of the disclosure, including the name of the NuStart member and the third party auditor to which the information to be disclosed; (ii) such disclosures shall only be made to a third party auditor that has executed a reasonable confidentiality agreement with Contractor governing the disclosed information (a copy of which shall be included with the Notice); and (iii) Westinghouse will exercise commercially reasonable efforts to handle in a consistent manner the disclosures required under each of the Preferential Rights Agreements. Should any court order or other applicable Law restrict the ability of Westinghouse to comply with the above stated conditions, Westinghouse shall give Notice of the restriction to Owner and Stone & Webster, and the Parties shall endeavor in good faith to take appropriate steps to satisfy the intent of this Section 19.1(b), consistent with the requirements of such court order or applicable Law.
          (c) Government Approvals. Owner may disclose Proprietary Data of Contractor or Contractor Interests to Government Authorities as necessary to obtain Government Approvals. In the use of any Proprietary Data of the other Party for the purpose of providing required information to or securing Government Approvals from any Government Authority, Owner and Contractor shall cooperate to minimize the amount of Proprietary Data required to be furnished consistent with the interests of the other Party and the requirements of the Government Authority involved. Furthermore, Owner is permitted to disclose Proprietary Data of Contractor or Contractor Interests as required by Law, provided that Owner shall give Contractor prompt and reasonable prior Notice so as to allow Contractor to object, seek a protective order, or pursue similar protections. Owner is also permitted to disclose to the appropriate Government Authority any noncompliance or violation of Law within the jurisdiction of such Government Authority.
          (d) Owner’s Proprietary Data. Contractor agrees that it will not, during or after the term of this Agreement, disclose any Proprietary Data of Owner and its Affiliates, which is provided to Contractor during the performance of Work under this Agreement, including but not limited to, its costs, charges, rates, records, operating procedures, and methods of doing business, to any Person (other than Subcontractors as necessary to perform the work under an agreement substantially in the form set out in Exhibit O), or to the general public for any reason or purpose whatsoever without the prior written consent of Owner, and that such Proprietary Data received by Contractor and any of its Subcontractors shall be used by it exclusively in connection with the performance of its responsibilities under this Agreement relating to the Work. Nothing herein, however, shall prevent Contractor from disclosing Proprietary Data of Owner or its Affiliates as required by Law, provided that Contractor shall give Owner prompt and reasonable prior Notice so as to allow Owner to object, seek a protective order or pursue similar protections. Contractor is also permitted to disclose to the appropriate Government Authority any noncompliance or violation of Law within the jurisdiction of such Government Authority. In addition, Contractor shall have the right to receive and use Proprietary Data of Owner for the purposes of performing or assisting in the performance of start-up, commissioning, licensing and start-up maintenance services for other AP1000 Nuclear Power Plant owners and with Owner’s prior written consent to disclose Proprietary Data of Owner to such owners or Subcontractors for such purposes and under provisions of confidentiality. Nothing herein grants the right to Contractor (or implies a license under any patent) to sell, license, lease or cause to have sold, licensed or leased, any Proprietary Data supplied by Owner except as expressly permitted under this Agreement.
          (e) Use of Contractor’s Deliverable Proprietary Data by Owner. Both Owner and Contractor acknowledge and agree that certain types of Proprietary Data of Contractor as listed in Table 2 of Exhibit A delivered to Owner under this Agreement may be disclosed on a confidential basis without the prior consent of Contractor (hereby referred to as “Contractor Disclosable Data”) as described in Section 19.1(g) and (h), and that certain other Proprietary Data of Contractor may not be disclosed by Owner to any third-parties without the prior consent of Contractor (hereby referred to as “Contractor Non-Disclosable Data”), as described in Section 19.1 (i) and (j). With respect to Proprietary Data provided by Contractor, Owner may use said Proprietary Data or copies thereof only for the purposes of troubleshooting, response to plant events, evaluation of system or component performance, scheduling, investigations, initial fuel loading, refueling operations, training, operation, inspection, maintenance, repair, modification, decommissioning, licensing, obtaining insurance, performing plant assessments, or ancillary construction, in each case associated with the Facility (and associated simulator) (collectively the “Facility Purposes”). Owner shall not use Contractor’s Proprietary Data for any other purpose, and Owner shall comply with the confidentiality obligations set forth in this Agreement. Nothing herein grants the right to Owner (or implies a license under any patent or other intellectual property right) to sell, license, lease, or cause to have sold any Proprietary Data supplied by Contractor except as expressly permitted under this Agreement.
          (f) Title to Proprietary Data. Subject to Section 19.2 and 19.3, title to all Proprietary Data provided by the Providing Party to the Receiving Party and all copies made by or for the Receiving Party in whole or in part from such Proprietary Data remains with the Providing Party. The Receiving Party agrees to keep such Proprietary Data confidential, to include the Providing Party’s proprietary markings on all copies thereof and all excerpts taken therefrom, to use such Proprietary Data only for the Facility Purposes and not to sell, transfer, license, sublicense, disclose or otherwise make available any of such Proprietary Data to others except as expressly permitted by this Agreement.

          (g) Contractor Disclosable Data. Contractor Disclosable Data consists of the following Proprietary Data that has been developed by Contractor, to the extent such data does not include Contractor Non-Disclosable Data as described in Section 19.1(i) below:
     (i) General descriptions of the plant, its components or its Systems such as physical characteristics, general outline drawings, Equipment lists, termination drawings, general arrangement drawings, electrical drawings, and basic schematic drawings;
     (ii) Plant, component or System data that can be measured by the permanently installed plant sensors;
     (iii) Information that may be acquired by physical measurement, such as location, dimensions, weight and material properties;
     (iv) Operating and maintenance manuals and Quality Assurance Program documentation;
     (v) Erection/commissioning Documentation, such as installation and layout drawings, control room panel assembly and location drawings;
     (vi) Information or calculations directly developed using publicly available methods or data;
     (vii) Final results of calculated information or input assumptions to calculated information such that calculations could be recreated by a third party using the third party’s own then-existing methods (excluding Contractor-developed test or experience-based data, methodologies, correlations and models, which Contractor will not release to the Owner); and
     (viii) Design specifications for non-safety related Equipment and system specification documents (“SSDs”) for non-safety related systems with the exception of the following: (A) all design specifications for non-safety Instrumentation & Control (“I&C”) systems, and (B) SSDs identified for the systems listed below:
     (1) Chemical and Volume Control System
     (2) Data Display and Processing System
     (3) Diverse Actuation System
     (4) Incore Instrumentation System
     (5) Operation and Control Centers
     (6) Plant Control System

     (7) Main Turbine Control and Diagnostics System
     (8) Main Generation System
     (9) Special Monitoring Systems
          (h) Disclosure and Use of Contractor Disclosable Proprietary Data by Third-Party Service Provider. Except as provided in Section 19.6, Owner may disclose Contractor’s Proprietary Data identified as Contractor Disclosable Data solely to third party service providers (hereinafter referred to as “Recipient”) without prior notice to Contractor provided that such disclosure is exclusively for the Facility Purposes and as required for a specific designated service and purpose, provided further that Owner enters into a confidentiality agreement substantially in the form set forth in Exhibit O (“Proprietary Data Agreement”) with the Recipient prior to any such disclosure. Upon disclosure of such Contractor Disclosable Data, except as provided in Section 19.6, and subject to Contractor’s right to audit Owner during normal working hours, Owner shall:
     (i) take reasonable steps to minimize the disclosure of the Contractor Disclosable Data to only that information reasonably necessary for the Recipient to perform its contractual functions;
     (ii) maintain records of all Contractor Disclosable Data provided to each Recipient;
     (iii) notify Contractor within thirty (30) Days of such disclosure and provide a copy or access to a copy of each signed Proprietary Data Agreement; and
     (iv) include with the Proprietary Data Agreement a list of Contractor Disclosable Data provided to such Recipient.
          (i) Contractor Non-Disclosable Data. Except as provided in Section 19.6, Contractor Non-Disclosable Data consists of the following Proprietary Data that has been developed by Contractor:
     (i) Calculations for safety-related Equipment and systems;
     (ii) Computer-based AP1000 Standard Plant Design Models developed using the Intergraph suite of products;
     (iii) “I&C” functional, system, software and interface requirements and functional logic diagrams;
     (iv) Design specifications and qualification reports for safety-related Equipment;
     (v) SSDs for safety-related systems;

     (vi) I&C architecture diagrams, I&C software verification and validation Documentation, I&C testing procedures and test results;
     (vii) Component data packages which include Manufacturing Deviation Notices, Certified Material Test Reports and Quality Releases; and
     (viii) Information which contains confidential intellectual property of Contractor’s Subcontractors or other Contractor utility customers which is licensed to Contractor and which Contractor has the right to sub-license to Owner, or confidential intellectual property of Contractor’s Subcontractors licensed directly to Owner.
          (j) Disclosure and Use of Contractor’s Non-Disclosable Data By Third Party Service Provider. Owner may disclose Contractor’s Proprietary Data identified as Contractor Non-Disclosable Data solely to third party service providers (also a “Recipient”) with the prior written approval of Contractor, not to be unreasonably withheld or unreasonably conditioned, provided that such disclosure is exclusively for Facility Purposes, and as reasonably required for a designated service and purpose. Prior to any such disclosure by Owner, Owner shall first identify to Contractor:
     (i) the Contractor Non-Disclosable Data to be disclosed,
     (ii) the work contemplated to be performed by the third-party service provider, and
     (iii) the intended Recipient of the Contractor Non-Disclosable Data, and provided further that Owner shall enter into the Proprietary Data Agreement with the Recipient, prior to any such disclosure. Upon disclosure of such Contractor Non-Disclosable Data, and subject to Contractor’s right to audit Owner during normal working hours, Owner shall:
     (iv) (i) take reasonable steps to minimize the disclosure of the Contractor Non-Disclosable Data to only that information reasonably necessary for the Recipient to perform its contractual functions;
     (v) (ii) maintain records of all Contractor Non-Disclosable Data provided to each Recipient;
     (vi) (iii) send to Contractor within thirty (30) Days of such disclosure a copy of each signed Proprietary Data Agreement; and
     (vii) (iv) include with such Proprietary Data Agreement a list of Contractor Disclosable Data provided to such Recipient.
Contractor shall authorize Owner to make a disclosure of Contractor Non-Disclosable Data subject to the requirements of this Section 19.1(j) unless Contractor determines in good faith that there exists a reasonable likelihood that Contractor Non-Disclosable Data is likely to be used in ways detrimental to the legitimate commercial interests of Contractor. In making its determination, Contractor shall take into account various factors including but not limited to the following:
     (viii) (i) the operational needs and requirements of Owner;
     (ix) (ii) the ability of Contractor to minimize, remove or sever Contractor Non-Disclosable Data, in whole or in part, from the information sought to be disclosed;
     (x) (iii) any reasonable alternatives to such disclosure; and
     (xi) (iv) the visibility of managing the disclosure through imposed restrictions on the transportation, copying and viewing rights of such Contractor Non-Disclosable Data by the Recipient.
In the event Contractor decides in good faith that the Non-Disclosable Data is likely to be used in ways detrimental to the legitimate interests of Contractor, Contractor shall have the right to deny approval of such disclosure.
          (k) Documents Containing Combined Information. Where a document marked “Proprietary” or the like contains Contractor Disclosable Data and Contractor Non-Disclosable Data, Owner shall not disclose any Contractor Non-Disclosable Data without Contractor’s prior written consent. Owner shall have the right to:
     (i) request Contractor to prepare and verify the accuracy of a version of such document containing only Contractor Disclosable Data;
     (ii) request Contractor to prepare and verify the accuracy of a document which contains the specific information required for a specific designated service and purpose as requested by the third-party service provider; or
     (iii) itself, extract the Contractor Disclosable Data from such document, subject to the terms of this Agreement and provide the Contractor Disclosable Data to the third party service provider in accordance with the procedures set forth in this Article 19. All right, title and interest in Contractor Disclosable Data contained in such document or material prepared by Owner remains with Contractor and, for the avoidance of doubt, is hereby assigned to Contractor.
Owner shall give notice to Contractor’s designated contact person (as described in Section 19.1(l)) and provide access to a copy of the extract at least five (5) Days prior to disclosure of any extract of Contractor Disclosable Data or, in the event of exigent circumstances, Owner shall provide reasonable notice in view of the circumstances.
Contractor may invoice the Owner on a Time and Materials Basis for the preparation and verification of documents for Owner under Section 19.1(k)(i) and (ii) above. Contractor shall assume no responsibility or liability for, and will not warrant the accuracy or validity of, any version of a document containing Contractor Disclosable Data prepared by Owner, regardless of opportunity to review.

          (l) Designated Contact Person. Owner and Contractor shall each designate a contact person for the purposes of administering the release/disclosure of Contractor’s Proprietary Data. Owner’s designated contact shall be responsible for (i) ensuring that an agreement is executed with the Recipient governing the disclosure of Contractor’s Proprietary Data consistent with Section 19.1(h) before the information is disclosed, and (ii) making formal requests to Contractor for the disclosure of information designated as Contractor Non-Disclosable Data. Contractor’s designated contact shall be responsible for (i) handling and expediting responses to Owner’s requests for disclosure of information not specifically designated as disclosable and (ii) conducting periodic reviews of Owner’s records listing the Recipients and purpose of disclosure of Contractor’s Proprietary Data.
          (m) Notice. Should Owner discover a breach of the terms and conditions of any third-party Proprietary Data Agreement executed under Sections 19.1(g) or (h) above, Owner will promptly notify Contractor and provide Contractor with any information in Owner’s possession regarding such matter. Owner shall fully and promptly cooperate with Contractor in any action taken by Contractor against any Recipient for such breach.
          (n) No Liability for Use or Misuse by Recipient. Contractor shall not be responsible to Owner for the consequences of the use or misuse of Contractor’s Proprietary Data by any Recipient.
          (o) Communications with Affiliates, Co-Owners and Others. Nothing herein shall prohibit Owner from disclosing any Contractor’s Proprietary Data to any of its Affiliates, or to any co-owner of the Facility, provided that they have agreed in writing to maintain the confidentiality of the Contractor’s Proprietary Data and to follow such procedures as set forth in the terms of this Agreement.
          (p) Use of Contractor’s Proprietary Data. Owner may use Contractor’s Proprietary Data for the limited purposes of communicating construction, operation, maintenance or training related information at the Facility to other AP1000 Nuclear Power Plant owners provided such AP1000 Nuclear Power Plant owner has a non-terminated Engineering, Procurement and Construction agreement or a non-terminated Engineering and Procurement agreement with Contractor.
     19.2 Ownership of Rights and License to AP1000 Facility Information. All right, title and interest in and to all intellectual property rights associated with the Contractor’s Proprietary Data remains with Contractor or its licensors. Contractor hereby grants to Owner a transferable (but only as part of the sale or transfer of the Facility, either in whole or in part), royalty-free, perpetual and irrevocable (unless terminated for reasons other than default by Contractor prior to Substantial Completion as set forth in Section 22.2), and nonexclusive license to use and copy such Contractor’s Proprietary Data, but only for Facility Purposes and subject to the restrictions on Proprietary Data set forth in Section 19.1. Westinghouse and Owner acknowledge and agree that this Agreement is intended to satisfy the requirement for a written agreement within the meaning of Section 3.4.2 of the Restructured Award Agreement.

     19.3 Ownership of Invention Rights. Each Party shall retain the ownership rights in any and all original creations, discoveries and inventions (patentable or not patentable) developed by such party in the performance of the Work, which shall be considered Proprietary Data.
     19.4 Controlling Provisions. The provisions of this Article 19 shall take precedence over any other provisions of this Agreement respecting Documentation to the extent such Documentation is Proprietary Data of any Party, except as provided in Section 22.2(e).
     19.5 Use of Terms. For the purposes of this Article 19, any reference to Contractor that applies to an individual Consortium Member shall be deemed to refer to that Consortium Member.
     19.6 Designation of Owner Engineer. Owner may designate one or more entities as an Owner Engineer. Contractor understands and recognizes that Owner intends to utilize a third party or parties as Owner Engineer(s) for Facility Purposes during construction of the Facility and in the day to day overall operations of the Facility who will receive access to Contractor’s Proprietary Data after execution of a non-disclosure agreement consistent with Exhibit O. Upon written approval from Contractor, which shall not be unreasonably withheld consistent with the above understanding, Contractor shall be deemed to have granted to the Owner Engineer a fully paid-up, royalty-free, non-exclusive, nontransferable and nonassignable right and license to use the applicable deliverable portion of Contractor Proprietary Data (including the AP1000 Facility Information and the categories of information described on Table 2 of Exhibit A) solely during the term that Owner Engineer performs services for Owner in connection with the Facility and solely for the Facility Purposes.
     19.7 Software License.
          (a) Software License Grant or Transfer. Contractor hereby grants to Owner a perpetual and transferable (but only as part of the sale or transfer of the Facility, either in whole or in part), fully paid-up, royalty-free, non-exclusive right and limited license for the Permitted Users to use the Software and Configuration Data on the Equipment that is provided under this Agreement (subject to Section 19.7(a)(iii) below) solely for the Permitted Use. Notwithstanding the above, the license granted in this Section 19.7(a) expires if the Agreement is terminated for reasons other than default by Contractor as set forth in Section 22.2 prior to achieving Substantial Completion. Notwithstanding anything to the contrary herein, the license granted herein shall include the specific rights to:
     (i) adapt and otherwise modify the Application Software provided Contractor shall not have any warranty liability for the Facility caused by (1) any adaptation or modification made to the Application Software by the Owner outside of the scope of the Software Documentation or not prescribed by the Documentation without the prior acceptance or approval of Contractor; or (2) misuse of the Application Software by Owner;
     (ii) make a reasonable number of copies of the Software (including the number of copies of Third-Party Software that is permitted by the third party software supplier license agreements as further provided in Section 19.7(b)) solely for back-up, archival, testing, installation, maintenance, operation or disaster-recovery purposes, provided that any copyright or other proprietary rights notices included in the Software are also reproduced in such copies; and
     (iii) install the Software on replacement hardware that is at least functionally equivalent to the initial hardware and which meets the designated Equipment configuration as documented by Contractor or its Subcontractors, provided that the Software as installed on such replacement hardware is solely used for the Permitted Use The right to install specific Third-Party Software as described in this Section 19.7(a)(iii) shall be governed by terms of the license agreement specific to such Third-Party Software as further provided in Section 19.7(b).
          (b) Third-Party Software. For Third-Party Software supplied by Contractor under this Agreement and not subject to an agreement between the Contractor and the Third Party Software supplier that was executed prior to the Effective Date, Contractor agrees to make commercially reasonable efforts to negotiate terms consistent with the provisions of this Article 19 permitting Contractor to sub-license to Owner and Owner Engineer that is consistent with the provisions of this Article 19. Third-Party Software and operating and maintenance manuals of Third-Parties which are furnished by Contractor may be subject to separate license agreements and/or registration requirements and limitations on copying and use and disclosure; in which case Contractor shall provide Owner with copies (with sensitive commercial information redacted) or accurate summaries of such contractual or license agreements and limitations on copying and use, and Owner agrees to and shall be bound by the terms of any such third-party contractual or license agreements as provided by Contractor to Owner. However, nothing herein or in any Third-Party Software license agreement shall limit Contractor’s responsibility for supplying Software that is suitable for its intended function, or any other responsibility of Contractor under this Agreement. In no event shall any Third Party Software license have any restrictions concerning use in connection with a nuclear facility.
          (c) Software License Restrictions. Except as may be otherwise provided herein:
     (i) Owner shall not alone or with the assistance of others, reverse engineer, reverse compile or in any other manner attempt to decipher, in whole or in part, the logic or coherence of any Base Software or Third-Party Software provided hereunder in object-code or machine-readable form.
     (ii) Owner shall not use the Software for purposes of (1) performing a quality assurance program verification of any other computer program regardless of application, or (2) using the input or output of the Software to qualify, validate or provide credibility to any other software owned by Owner or any third party without the prior written consent of Contractor. Notwithstanding, Owner may use the input or output of the Software to qualify, validate or provide credibility to software created by Owner solely for Facility Purposes and not for commercial resale, provided that Contractor has no warranty obligation therefore and expressly disclaims the same.

     (iii) Notwithstanding the foregoing, Owner shall own and have the right to use the information obtained from Facility instrumentation through the use of the Software and/or Configuration Data for Permitted Use.
          (d) Software Documentation Use and Restrictions. Contractor hereby grants to Owner a perpetual and transferable (but only as part of the sale or transfer of the Facility, either in whole or in part), fully paid-up, royalty-free, non-exclusive right and license to use, reproduce and distribute to Permitted Users Software Documentation developed by Contractor solely for the Permitted Use. Rights and obligations regarding the reproduction and distribution of Third-Party Software documentation shall be as set forth in Section 19.7(b). Notwithstanding the above, the license granted in this Section 19.7(c) expires if the Agreement is terminated for reasons other than default by Contractor as set forth in Section 22.2 prior to achieving Substantial Completion.
          (e) Other Computer Programs. Nothing in this Agreement shall prohibit the Permitted Users from using the Equipment to run computer programs other than the Software or from using the Equipment for purposes other than operation of the Facility, it being understood that Contractor shall not be responsible for any failure of the Software or Equipment as a result of such activities, or from loading such computer programs on, or removing such computer programs from, the Facility.
          (f) Licensing Rights. Contractor owns all rights, title and interest in and to the Software, Software Documentation and training materials, excluding Third-Party Software and associated documentation and training materials, or otherwise has the legal right to transfer, grant, sublicense, or, for Third-Party Software, pass-through the rights and the licenses in the foregoing that are provided herein.
          (g) Proprietary Rights. Except for the licenses granted herein, all rights, title and interests in and to the Base Software, Third-Party Software, Application Software, Configuration Data, and Software Documentation supplied by Contractor, including without limitation, all applicable copyrights, patents, trademarks, trade secrets and other intellectual property rights, shall remain and vest exclusively with Contractor or their licensors.
          (h) Owner-Developed Software and Configuration Data. All rights, title and interests in and to (1) any Application Software developed solely by Owner and (2) any Configuration Data created by Owner, shall be exclusively owned by the Owner. Owner hereby grants Contractor a fully paid-up, royalty-free, non-exclusive, right and license to use such Application Software and Configuration Data for the benefit of Owner.
          (i) Contractor-Developed Software and Configuration Data. All rights, title and interests in and to Configuration Data and any Application Software developed by Contractor for Owner and any new material subject to copyright protection added to Application Software by Contractor during the execution of the Agreement shall be exclusively owned by Contractor. Contractor hereby grants Owner a perpetual, transferable, fully paid-up, royalty-free, non-exclusive right and license to use the Configuration Data and such Application Software for Facility Purposes.

ARTICLE 20 — ENVIRONMENTAL; HAZARDOUS MATERIALS
     20.1 Material Safety Data Sheets. To the extent required by applicable Laws, Contractor shall provide to Owner Material Safety Data Sheets covering Hazardous Materials to be furnished, used, applied, or stored by Contractor, or any of its Subcontractors, at the Site and Nearby Work Areas in connection with the Work. Contractor shall coordinate with Owner’s Project Director to provide a listing of such Hazardous Materials and their quantities at the Site and Nearby Work Areas for purposes of chemical inventory reporting pursuant to 40 C.F.R. Part 370 and similar state regulations. The design of AP1000 Nuclear Power Plant is in compliance with requirements of 10 C.F.R. 20.1406(b).
     20.2 Facility Use, Storage and Removal. When the use or storage of explosives or other Hazardous Materials or equipment is necessary for the performance of the Work, Contractor shall exercise the utmost care and shall carry on its activities under the supervision of properly qualified personnel in accordance with applicable Laws. Before Mechanical Completion of a Unit and associated Ancillary Facilities, Contractor shall remove from the portion of the Site and Nearby Work Areas on which such Unit and associated Ancillary Facilities are located in accordance with applicable Laws any explosives and other Hazardous Materials that Contractor or its Subcontractors used, stored or located on such portion of the Site and Nearby Work Areas, unless the same have been permanently incorporated into such Unit and associated Ancillary Facilities, provided that, if any such explosives and other Hazardous Materials are necessary for completion of the Work, Contractor shall be permitted to retain such explosives and other Hazardous Materials on such portion of the Site and Nearby Work Areas but only if, and to the extent, they are retained in compliance with the COL, applicable Laws, other Owner Permits, Project Policies and Procedures, and Owner’s applicable operating plant policies and procedures.
     20.3 Handling, Collection, Removal, Transportation and Disposal. Unless otherwise agreed by the Parties, Contractor shall be responsible for the proper handling, collection, clean-up and containerizing of Hazardous Materials brought onto the Site or Nearby Work Areas or created by Contractor or Subcontractors, supplied to Contractor by Owner, or spilled or introduced into or at the Site or Nearby Work Areas by Contractor or any Subcontractor, including any such Hazardous Materials furnished, used, applied or stored at the Site or Nearby Work Areas by Contractor, including used oils, greases, and solvents from flushing and cleaning processes performed under the Agreement. Contractor shall be responsible for the proper storage, transportation and disposal of any Hazardous Materials provided by Contractor, and Contractor shall keep Owner routinely informed of the quantities of Contractor hazardous wastes generated and disposed of by Contractor. After Mechanical Completion, any Hazardous Materials (after proper handling, collection and containerizing by Contractor or any of its Subcontractors) will be delivered to Owner for proper storage, transportation and disposal. Owner is responsible for the proper storage and transportation and prompt and proper disposal of all Hazardous Materials generated or remaining at the Site and Nearby Work Areas after Mechanical Completion. Activities performed by Contractor in connection with the handling, collection and containerizing of the Hazardous Materials shall be performed in accordance with the requirements of all Government Authorities and all applicable Laws, other Owner Permits, Project Policies and Procedures, and Owner’s applicable operating plant policies and procedures.

     20.4 Notice of Discovery of Pre-existing Condition. Contractor shall provide prompt Notice to Owner of any suspected preexisting Hazardous Materials at the Site or Nearby Work Areas that Contractor finds during performance of the Work not previously identified by Owner to Contractor. Owner shall be responsible for any further action required after the discovery and notification of any such pre-existing Hazardous Materials at the Site and Nearby Work Areas, provided that Contractor promptly ceases any activity that may disturb or exacerbate the condition, and promptly notifies Owner of the existence of such Hazardous Materials. To the extent any such pre-existing Hazardous Materials at the Site or Nearby Work Areas increases costs or causes a delay in the performance of the Work, Contractor shall be entitled to a Change Order.
     20.5 Environmental Audit. Owner shall have the right to conduct on-site environmental reviews of any of the Contractor’s facilities at any time to verify compliance with this Agreement. Contractor shall use commercially reasonable efforts to include in the Subcontracts a clause stating that Owner shall have the right to conduct reasonable on-site environmental audits of any Subcontractor’s facilities to verify compliance with this Agreement.
ARTICLE 21 — TITLE; RISK OF LOSS; PROPERTY DAMAGE LIABILITY
     21.1 Transfer of Title. Except as otherwise expressly provided in this Agreement, title to each item of the Equipment shall pass to Owner at the time such item of the Equipment has physically entered the boundary of the Site or Nearby Work Areas. The passage of title to Owner shall not be deemed an acceptance or approval of such Equipment (or any Work), affect the allocation of risk of loss, or otherwise relieve Contractor of any obligation under this Agreement to provide and pay for transportation and storage in connection with the Equipment. Notwithstanding the passage of title from Contractor to Owner, Contractor shall remain responsible for satisfying its obligations under this Agreement. Should Owner sell or transfer an ownership interest in the Facility or Unit to another Person in accordance with Section 37.7, pro-rata title to each item of Equipment shall simultaneously pass to such Person in accordance with the provisions of the agreement that is to be entered into in by the Parties and such Person in the form attached as Exhibit EE to this Agreement.
     21.2 Risk of Loss and Property Damage Liability.
          (a) Whether or not title has passed to Owner, the risk of loss for each System shall remain with Contractor until Turnover of such System at which time such risk of loss shall pass to the Owner. For Equipment, structures or other components that are not part of a System, Contractor shall retain risk of loss until Owner takes care, custody and control of such Equipment, structures or other components or upon Substantial Completion of the applicable Unit, whichever occurs earlier, at which time such risk of loss shall pass to the Owner. When risk of loss is with Contractor, Contractor’s liability for any loss or damage to any Owner property, real or personal, shall be limited to Contractor’s (i) duty to replace, repair or reconstruct the System, Equipment, structure or other component as applicable, that is lost, damaged or destroyed (not arising out of or resulting from a Nuclear Incident) before the risk of loss of the System, Equipment, structures or other components as applicable, is transferred to Owner, and (ii) [***], Owner shall reimburse Contractor for Contractor’s costs and charges (on a Time and Materials Basis) incurred in performing such replacement, repair or reconstruction, as applicable, from applicable insurance or, if not reimbursed from such insurances, from Owner. After transfer of risk of loss to Owner, the risk of loss for the Systems, Equipment, structures or other components that Contractor removes from the Facility or from the Site or Nearby Work Areas for repair, replacement or refurbishment under a warranty or otherwise will be transferred back to Contractor at the time that Contractor begins work to remove such System, Equipment, structures or other components at the Facility. Risk of loss shall revert to Owner upon subsequent turnover of such System or Equipment that is repaired, replaced or refurbished. Notwithstanding the passage of risk of loss from Contractor to Owner, Contractor shall remain responsible for satisfying its obligations under this Agreement.
          (b) When the risk of loss transfers to Owner, the risk of loss, destruction or damage of the System, Equipment, structures or other components shall be borne by and remain with Owner until the completion of the Facility and thereafter except for the transfer back to Contractor of risk of loss with respect to specific limited Systems, Equipment, structures or other components that takes place under Section 21.2(a) with respect to the items that Contractor removes from the Facility for repair, replacement or refurbishment. Upon the transfer of risk of loss to Owner, the Owner on behalf of itself, its Affiliates and insurers, hereby releases Contractor and Contractor Interests from any and all liability for loss, damage or destruction to the Facility, the Work and any Owner property related to the AP1000 Nuclear Power Plant wherever located of any character, real or personal, during the Work and thereafter, whether arising in contract (including indemnity and warranty), tort or otherwise, and irrespective of the fault, negligence or strict liability of those released. At Owner’s written request after risk of loss passes to Owner, Contractor agrees to repair, replace or reconstruct any damage or destruction on a Time and Materials Basis.
          (c) This provision forms an integral portion of the consideration hereunder and is provided in lieu of Contractor being required to provide additional duplicative insurances. This Section 21.2 is intended to be and shall be interpreted as being consistent with the risk of loss and liability allocation provisions set forth in Section 16.8 that address certain risk of loss and liability allocation issues and related issues with respect to builders risk insurance; however, this Section 21.2 is broader than Section 16.8 and is applicable in all situations regardless of whether builders risk insurance or other insurance is applicable and regardless of whether a particular loss or casualty is covered by any form of insurance. For purposes of clarification the risk of loss and liability allocation provisions set forth herein apply only to this Agreement and the activities and transactions contemplated hereby. If the Contractor or either of the Consortium Members enter into other contracts with Owner for the provision of services and equipment, then the risk of loss and liability allocation with regard to such services and equipment shall be governed only by the terms and provisions of such other contracts.
     21.3 Construction Equipment. Contractor is responsible for the care, custody and control of, and shall bear the risk of loss or damage to Construction Equipment delivered to the Work location, Facility, Site or Nearby Work Areas by Contractor or its Subcontractors, that will not become a permanent part of the Facility and which are owned, used or leased by Contractor or its Subcontractors to perform the Work, irrespective of the negligence or fault of Owner. Owner is not responsible for any loss of or damage to the Construction Equipment of Contractor resulting from the tortious act or omission of any other contractor.
ARTICLE 22 — SUSPENSION AND TERMINATION; CANCELLATION OF [***]
WITHOUT CAUSE
     22.1 Suspension.
          (a) Owner’s Right to Suspend Without Cause. Owner may, without cause, order Contractor in writing to suspend the Work in whole or in part for such period of time as Owner may determine. Any such suspension of the Work without cause shall constitute a Change in accordance with Article 9.
          (b) Owner’s Right to Suspend for Cause. Owner may suspend the Work in whole or in part for cause, based on any material breach by Contractor, by giving Notice to Contractor. Any such suspension shall be subject to the following conditions:
     (i) If the breach involves the health and safety of the public or the work force, if the breach involves a material violation of Law, if the breach is one for which Owner has a stop work right under Section 5.13 or Contractor fails to obtain or maintain required insurance, then such suspension shall be effective upon receipt of Notice by Contractor, or as otherwise specified by Owner.
     (ii) For any breach not covered by Section 22.1(b)(i) above: (A) if the breach is capable of being cured within [***] from receipt of Notice from Owner, then Owner’s right to suspend shall begin immediately following Contractor’s failure to cure the breach within [***] following Notice of such breach; and (B) if such breach is not capable of being cured within such [***] period, then the Owner’s right to suspend shall not begin until the expiration of such longer period as is reasonably necessary to cure the breach, so long as Contractor has given Owner a written plan that is reasonably acceptable to Owner within such [***] period describing how such breach is to be cured and Contractor has commenced the cure within such [***] period and has thereafter diligently pursued, and continues to diligently pursue, the cure in accordance with such plan.
     (iii) The scope of any suspension of Work by Owner under this Section 22.1(b) shall only be to the extent reasonably necessary to avoid injury or damage, or as reasonably necessary to insure that the quality of the Work is not jeopardized, or as necessary to avoid further health and safety issues, violations of Law, or as reasonably necessary to minimize Owner’s damages.
     (iv) Suspension of Work by Owner under this Section 22.1(b) shall not be the sole basis for a Change for either Party.
     (v) This right of suspension by Owner is in addition to any other right of Owner to stop Work under any other provision of this Agreement.

          (c) Contractor’s Right to Suspend. Contractor may suspend the Work without liability and such suspension shall be treated as if Owner had ordered a suspension in accordance with Section 22.1(a) after the occurrence of any of the following:
     (i) Owner fails to pay an amount that has become due and payable by it to Contractor under this Agreement within [***] after receipt of Notice from Contractor that such amount is past due, unless such amount is the subject of a good faith dispute between the Parties and Owner has paid all undisputed amounts and all portions of the disputed amount that are required to be paid prior to the resolution of the dispute;
     (ii) Owner is in material breach of this Agreement (other than those obligations relating to the matters set forth in Section 22.1(c)(i) or (iii)) and, if such breach is capable of being cured within [***] from receipt of Notice from Contractor, Owner fails to cure the breach within [***] following Notice of such breach; or, if such breach is not capable of being cured within such [***] period, such longer period as reasonably necessary to cure the breach, so long as Owner has given Contractor a written plan that is reasonably acceptable to Contractor within such [***] period describing how such breach is to be cured and Owner has commenced the cure within such [***] period and has thereafter diligently pursued, and continues to diligently pursue, the cure in accordance with the reasonably acceptable written plan; or
     (iii) Owner fails to obtain or maintain insurance as required under Article 16 and Contractor has given Owner Notice of the suspension under this Section 22.1(c)(iii).
The scope of any suspension by Contractor hereunder shall only be permitted (a) to the extent that Owner’s breach materially impairs Contractor’s ability to perform the Work; or (b) to the extent such suspension is reasonably necessary to (i) avoid injury or damage, (ii) insure that the quality of the Work is not jeopardized, (iii) avoid violation of Law, or (iv) minimize Contractor’s damages. Notwithstanding the foregoing, Contractor may suspend the Work immediately without being required to show any impairment of its ability to perform the Work, if Owner fails to provide the Worker’s Compensation, Commercial General Liability (or Umbrella) or Builder’s Risk Insurance required hereunder. This right of suspension by Contractor under this Section 22.1(c) is in addition to any other right of Contractor to stop Work under any other provision of this Agreement.
          (d) Payment Obligation. Subject to Owner’s rights with respect to terminating the Agreement for cause, [***], Owner will continue to meet the payment obligations to Contractor for Work performed before any suspension and for Work performed during any partial suspension.
          (e) Protection of Work. During any suspension by Contractor or Owner, Contractor shall make commercially reasonable efforts in consultation with Owner to protect, store and secure the Equipment and all Work against deterioration, loss or damage and to minimize the charges for the suspension.

          (f) Resumption of Work. Contractor shall resume any suspended Work promptly following either cure of the applicable breach or receipt of Notice from Owner to resume Work if the suspension was begun at Owner’s request.
          (g) Recovery of Costs. In the case of a suspension of Work under Section 22.1(b), Owner shall describe in its Notice provided pursuant to Section 22.1(b): (i) those portions of the Work that are suspended and (ii) those portions of the Work (if any) and other activities which Contractor shall perform during the suspension period. Contractor shall reduce the amount of its craft labor on Site or Nearby Work Areas commensurate with such scope of Contractor’s scope of responsibilities during such suspension period. [***]. In the case of such a suspension of Work under Section 22.1(b), Contractor shall place the Work in a safe condition at no cost to Owner, including securing cranes, covering hazardous construction openings and placing any hazardous material in a safe state.
     22.2 Termination by Owner for Cause.
          (a) Bases for Termination. Owner may terminate the Agreement upon Notice to Contractor if:
     (i) Contractor is in material breach of this Agreement and fails to cure the breach within [***] following Notice of such breach or, if such breach is not capable of being cured within such [***] period, such longer period as is reasonably necessary so long as Contractor has given Owner a detailed written plan within such [***]period describing how the breach is to be cured that is reasonably acceptable to Owner, and further provided that Contractor has commenced the cure within such [***] period and thereafter diligently pursues the cure in accordance with the reasonably acceptable written plan;
     (ii) Owner is unable to obtain a COL by [***] solely due to defective or nonconforming Work of Contractor, or solely due to Contractor’s breach of this Agreement and in either case Contractor fails to cure such defective or nonconforming Work or breach following receipt of Notice and a reasonable opportunity to cure;
     (iii) Contractor fails to comply with the provisions of Section 3.4(f) within [***] from receipt of Notice from Owner;
     (iv) Either Consortium Member is Insolvent unless the other Consortium Member promptly provides reasonable assurances acceptable to Owner for performance of the Insolvent Consortium Member’s obligations;
     (v) Contractor breaches its obligations under Section 3.5(o) of this Agreement and fails to cure the breach within [***] from receipt of Notice from Owner;
     (vi) Contractor assigns the Agreement without Owner’s prior written consent; or

     (vii) Contractor abandons the Work for reasons other than Force Majeure and fails to resume performance of the Work within [***] following receipt of Notice from Owner that the Owner intends to terminate the Agreement due to such abandonment.
          (b) No Further Payment. When the Owner terminates the Agreement for one of the reasons stated in this Section 22.2, the Contractor shall not be entitled to receive further payment until the Work is finished.
          (c) Assumption of Work. Upon any termination pursuant to this Section 22.2, Owner may, at its option, elect to: (i) assume responsibility for and take title to and possession of the Facility, Work performed on or before the termination date (including Work performed but not yet delivered), Equipment remaining at the Site and Nearby Work Areas, and Equipment located outside the Site or Nearby Work Areas which is intended to be incorporated into the Facility; (ii) utilize any of Contractor’s Construction Equipment or tools at the Site or Nearby Work Areas (subject to the exclusion set forth in Section 22.2(d)); and (iii) subject to Section 3.7(e) of this Agreement, succeed automatically, without the necessity of any further action by Contractor, to the interests of Contractor in any or all Subcontracts entered into by Contractor with respect to the Work for which Owner, at its sole option, elects to succeed, and upon such election, as between Owner and Contractor, Owner shall be required to compensate such Subcontractors only for compensation becoming due and payable to such Subcontractors under the terms of their Subcontracts with Contractor from and after the date Owner elects to succeed to the interests of Contractor in such Subcontracts. In the event of any termination pursuant to this Section 22.2, Owner may, at its option, finish the Work and other work by whatever method Owner may deem expedient.
          (d) Special Tools and Equipment. Notwithstanding the provisions of Section 22.2(c), Owner shall not be permitted to take possession of and utilize specialty tools and equipment that were specially designed and manufactured by Westinghouse for inspecting and testing AP1000 Nuclear Power Plants. However, Westinghouse covenants and agrees that any such specialty tools and equipment, along with qualified personnel to perform Work utilizing such specialty tools and equipment, will be made available on an as-needed basis to Owner at prevailing time and material rates charged to other AP1000 Nuclear Power Plant customers.
          (e) Intellectual Property. To enable Owner to exercise its rights upon termination, each of Westinghouse and Stone & Webster has granted to Owner an intellectual property license on the Effective Date, as set forth in Exhibit M-1 and M-2.
          (f) Payments to Contractor – [***]. Upon any termination pursuant to this Section 22.2, for Work which was to have been performed on a [***], Owner shall have no further payment obligations with respect to the Work except as set forth in Section 22.2(h) and Contractor shall be liable to Owner for the positive difference between (i) all reasonable costs incurred by Owner to complete such Work (whether paid to a replacement contractor and/or incurred by Owner to complete such Work itself), including reasonable expenses for overhead, administrative services, managerial services, and legal costs incurred by Owner to effect the takeover and completion of such Work; and (ii) the [***] portion of the Contract Price that remains unpaid under this Agreement as of the termination date.

          (g) Payments to Contractor – [***].
          (h) Payment / Credit for Equipment and Materials. Contractor will be paid or allowed a credit at the agreed upon prices for Equipment and Services supplied to Owner and all materials purchased by Contractor and subsequently incorporated into the Work by a replacement contractor or Owner. If there are not any such agreed-upon prices in this Agreement for such Equipment, Services and/or materials, Contractor shall be credited for the Equipment, Services and materials [***]. Contractor shall also be paid or allowed a credit for the fair market rental value for any of Contractor’s Construction Equipment or tools used to complete the Work.
          (i) Survival of Rights. It is agreed that if Owner exercises its right to terminate this Agreement for any of the reasons set forth in Section 22.2(a), the Parties shall have no further liability to one another other than (i) any liability that arose prior to the termination of this Agreement pursuant to this Section 22.2, (ii) those liabilities that expressly survive termination of this Agreement, (iii) those obligations, liabilities, payments and credits described in Sections 22.2(c), (d), (e), (f), (g) and (h), and (iv) any liability of Contractor to Owner based on fraud or willful misconduct. If, after such termination, it is determined that Owner did not have a basis for terminating the Agreement under Section 22.2, or that the default was excusable, the rights and obligations of the Parties shall be the same as if the Agreement had been terminated for the convenience of Owner in accordance with Section 22.3.
     22.3 Termination by Owner for Convenience.
          (a) Termination for Convenience. Owner may, at any time, terminate the Agreement for Owner’s convenience and without cause.
          (b) Termination Costs. In the event of termination of this Agreement for the Owner’s convenience, Contractor shall be entitled to receive payment for its Termination Costs. In addition, if Owner terminates this Agreement for Owner’s convenience:
[***]
Upon such termination and payment of the Termination Costs and the Agreement Termination Fee, the Parties shall have no further liability to one another other than (i) any liability that arose prior to the termination of this Agreement pursuant to this Section 22.3, (ii) any liability of Contractor under Section 22.3(c) below, and (iii) liability and obligations that expressly survive termination of this Agreement. Contractor agrees to maintain adequate documentation to support its claim for payment. [***].
          (c) Assumption of Work. Upon any termination pursuant to this Section 22.3, Owner may, at its option, elect to: (i) assume responsibility for and take title to and possession of the Facility, Work performed on or before the termination date (including Work performed but not yet delivered), Equipment remaining at the Site and Nearby Work Areas, and Equipment located outside the Site and Nearby Work Areas which is intended to be incorporated into the Facility; and (ii) subject to Section 3.7(e) of this Agreement, succeed automatically, without the necessity of any further action by Contractor, to the interests of Contractor in any or all Subcontracts entered into by Contractor with respect to the Work for which Owner, at its sole option, elects to succeed, and upon such election, as between Owner and Contractor, Owner shall be required to compensate such Subcontractors only for compensation becoming due and payable to such Subcontractors under the terms of their Subcontracts with Contractor from and after the effective date of termination. In the event of any termination pursuant to this Section 22.3, Owner may, at its option, finish the Work and other work by whatever method Owner may deem expedient.
     22.4 Termination Due to Other Circumstances.
          (a) Failure to Obtain Regulatory Approvals. Either Party may terminate this Agreement upon Notice to the other Party if for reasons other than a breach of this Agreement by the Party requesting such termination, the Owner is unable to obtain the COL or any required approval for the Facility at the Site and Nearby Work Areas based on the AP1000 Nuclear Power Plant (as certified by the NRC) from the NRC, Florida Department of Environmental Protection and the Florida Public Service Commission by [***].
          (b) Unavailability of Insurance Coverage. Owner may terminate this Agreement under the circumstances set forth in Section 16.8(b) of this Agreement, and Owner may terminate this Agreement under the circumstances set for in Section BB.3(a)(ii) of Exhibit BB.
          (c) Governmental and Other Suspension. Either Party may terminate this Agreement upon Notice to the other Party if there is a final, unappealable order of a Government Authority having jurisdiction over the Facility, which requires the Work to be permanently stopped; or, if there are suspensions in the Work in whole or in part due to Force Majeure of more than [***], or more than an aggregate of [***] out of any [***] period; provided however, that the order or occurrence that forms the basis for such stoppage or suspension is not due to the fault or breach of this Agreement by the Party that desires to terminate the Agreement. Either Party may terminate this Agreement upon Notice to the other Party if there are stoppages or suspensions in the Work in whole or in part due to any combination of Governmental Authority actions, Force Majeure and/or (to the extent Contractor is the Party exercising rights under this Section 22.4(c)), Owner suspensions for convenience, that in the aggregate result in more than [***] of suspension, or more than an aggregate of [***]of suspension out of any [***] period; provided however, that the order or occurrence that forms the basis for such stoppage or suspension is not due to the fault or breach of this Agreement by the Party seeking to exercise this termination right. In the event of termination of this Agreement by either Party under this Section 22.4(c), neither Party shall have any further liability to the other, except as provided in Section 22.4(e) below, and further provided that the Parties will remain responsible for obligations that accrued prior to such termination or that expressly survive termination of this Agreement.
          (d) Termination Costs. In the event of termination pursuant to this Section 22.4, Owner shall pay Contractor for its Termination Costs, [***]. Contractor shall maintain adequate documentation to support its claim for payment. Payment of the amounts specified above shall be Contractor’s sole and exclusive remedy for termination under this Section 22.4; provided, however the Parties will remain responsible for obligations that accrued prior to such termination or that expressly survive termination of this Agreement, and subject to the limitations set forth in Section 37.2. No Agreement Termination Fees shall be Payable by Owner in the event of any termination by either Party under this Section 22.4.
          (e) Assumption of Work. Upon any termination pursuant to this Section 22.4, Owner may, at its option, elect to: (i) assume responsibility for and take title to and possession of the Facility, Work performed on or before the termination date (including Work performed but not yet delivered), Equipment remaining at the Site and Nearby Work Areas, and Equipment located outside the Site or Nearby Work Areas which is intended to be incorporated into the Facility; and (ii) subject to Section 3.7(e) of this Agreement succeed automatically, without the necessity of any further action by Contractor, to the interests of Contractor in any or all Subcontracts entered into by Contractor with respect to the Work for which Owner, at its sole option, elects to succeed, and upon such election, as between Owner and Contractor, Owner shall be required to compensate such Subcontractors only for compensation becoming due and payable to such Subcontractors under the terms of their Subcontracts with Contractor from and after the effective date of termination. In the event of any termination pursuant to this Section 22.4, Owner may, at its option, finish the Work and other work by whatever method Owner may deem expedient.
     22.5 Termination by Contractor.
          (a) Contractor Termination. Contractor may terminate this Agreement for any of the following reasons:
     (i) Owner fails to make payment to Contractor in accordance with the Agreement for a period exceeding [***] after an undisputed invoice has become due, or Owner fails to make payment to Contractor of disputed amounts in accordance with the provisions of Section 8.3(d) for a period exceeding [***] following the date provided for in Section 8.3(d), provided, in either case, that Contractor has provided the Notices of overdue payment as required under Section 8.3(e);
     (ii) Owner is in breach of a material provision of this Agreement and fails to cure the breach within [***] following Notice of such breach or, if such breach is not capable of being cured within such [***] period, such longer period as is reasonably necessary to cure the breach so long as Owner has given Contractor a detailed written plan within such [***] period describing how the breach is to be cured that is reasonably acceptable to Contractor, and further provided that Owner has commenced the cure within such [***] period and thereafter diligently pursues the cure in accordance with the reasonably acceptable written plan;
     (iii) Unless due to a breach by Contractor of its obligations hereunder, there is a suspension of all Work for more than [***], or there are repeated suspensions in the Work due to Owner that constitute in the aggregate more than [***] out of any [***] period; or
     (iv) Owner is Insolvent.

          (b) Payment to Contractor. Upon termination of this Agreement pursuant to this Section 22.5, Contractor shall be entitled to receive payment from Owner as if it were a termination for Owner’s convenience under Section 22.3.
          (c) Option to Assume Contracts. Upon termination of this Agreement pursuant to this Section 22.5, Contractor shall be entitled, at its option, to assume responsibility for and take title to and possession of Equipment and materials that were previously intended to be used in the Work or incorporated into the Facility; provided Contractor reimburses Owner for the payments Owner has made for such Equipment and materials.
     22.6 Actions Required of Contractor upon Termination. Upon receipt of any Notice of termination from Owner or the issuance of any Notice of termination by Contractor under this Article 22, Contractor shall:
          (a) in an orderly manner and consistent with safety considerations, cease performance of the Work;
          (b) take actions reasonably necessary, in consultation with Owner, for the protection and preservation of the Work (wherever located);
          (c) enter into no further contracts and purchase orders (except as necessary to accomplish Sections 22.6(a) and (b) above); and
          (d) for Equipment that cannot be cancelled or for which significant cancellation penalties or fees would be incurred, use commercially reasonable efforts, in consultation with Owner, to sell or assign such Equipment to another customer of Contractor; provided, Owner shall pay Contractor for such activities on Owner’s behalf as follows: (i) for Westinghouse, its Direct Costs plus SGA and Pro Rata Profit on such costs and (ii) for Stone & Webster, its costs and expenses on a Time and Materials Basis.
In each instance under this Article 22 in which Termination Costs are due from Owner, Contactor shall not be required to perform the Work required by this Section 22.6 unless Owner has provided payment arrangements reasonably acceptable to Contractor.
     22.7 Cancellation of [***] Without Cause.
          (a) [***]
          (b) [***]
          (c) [***]
ARTICLE 23 — SAFETY; INCIDENT REPORTING; PROJECT POLICIES AND
PROCEDURES
     23.1 Environmental, Health and Safety Programs.

          (a) Owner shall transfer control to Contractor of the Site and Nearby Work Areas at such time(s) when Contractor has a continuous physical presence at the Site and/or Nearby Work Areas and Contractor begins performing Work at the Site and/or Nearby Work Areas with the use of heavy Construction Equipment. Following such transfer Contractor shall have control of the portion(s) of the Site and Nearby Work Areas relating to a Unit and its Ancillary Facilities until such time prior to fuel loading for such Unit as mutually agreed to in writing by the Parties. Upon such mutual agreement, control of such portion(s) of the Site and Nearby Work Areas relating to such Unit and such Ancillary Facilities shall return to Owner. Contractor’s Project Director and Owner’s Project Director shall mutually agree in writing to any transfer(s) of control of the Site and Nearby Work Areas or portion(s) thereof made pursuant to this Section 23.1(a).
          (b) At such times and to the extent that Contractor does not have control of the Site or Nearby Work Areas or portion(s) thereof relating to a Unit and its Ancillary Facilities, as applicable, Contractor shall comply with the Owner’s safety requirements for the Site and Nearby Work Areas set forth in the current version (as of the Effective Date) of the Progress Energy Safety Manual and the appropriate “Safety Guidance Documents” as referenced in such Manual’s Appendix 1 with respect to the Site and Nearby Work Areas or such portion(s) thereof, as applicable. At such times and to the extent that Contractor has control of the Site and Nearby Work Areas or portion(s) thereof relating to a Unit and its Ancillary Facilities, as applicable, Contractor’s safety program shall comply with the provisions set forth in this Article with respect to the Site and Nearby Word Areas or such portion(s) thereof, as applicable.
          (c) Contractor shall be responsible for initiating, maintaining and supervising the safety precautions and programs and environmental compliance programs in connection with its performance of its Work under the Agreement, including necessary precautions and programs for the Site and Nearby Work Areas under its supervision and/or control. Contractor shall comply with applicable workplace safety Laws governing the Work and/or Site and Nearby Work Areas and the Project Policies and Procedures.
     23.2 Designated Contractor Safety Representative. At any time Contractor is performing Work at the Site or Nearby Work Areas, Contractor shall designate a responsible, qualified person in Contractor’s organization at the Site whose duty shall be the prevention of incidents and injuries and addressing unsafe and undesirable behavior for each of the following three (3) areas: environmental matters (U.S. Environmental Protection Agency and any applicable state agency), health matters (industrial hygiene and employee health hazard prevention/mitigation) and safety matters, as each area relates to construction activities generally and the Work specifically. One individual may be designated for more than one of these three areas if the individual is qualified in the relevant areas.
     23.3 OSHA and Other Laws. Contractor shall provide notices and comply with applicable workplace safety Laws, including the Occupational Safety and Health Act (“OSHA”) and provisions of the Americans with Disabilities Act relevant to workplace safety.

          (a) Contractor represents that it is familiar with the Site and Nearby Work Areas, the Work to be performed, the Equipment to be provided, the hazards of the Work, and, if applicable, the Material Safety Data Sheets for, and the hazards of, the Hazardous Materials that Contractor is expected to provide. Contractor represents that it is familiar with the labeling system used in the workplace.
          (b) Contractor acknowledges that OSHA and regulatory standards or state plan equivalent (collectively, the “OSHA Standards”) require that its employees be trained in various subjects, such as, but not limited to, the hazards of, and standards applicable to, the Work (29 CFR §1926.21(b)(2)) (applicable to construction work), lockout/tagout (29 C.F.R. §1910.147), confined space entry (29 CFR §§1926.21(b)(6) or 1910.146), fire prevention (29 CFR 1926.352), and asbestos (29 CFR §§1910.1001 or 1926.1101). Contractor’s employees and their supervisors will have been trained in accordance with all applicable OSHA Standards, and that they will have been trained to recognize and avoid any hazards related to the Work, and to perform the Work safely and without danger to employees or property. No asbestos shall be brought onto the Site or Nearby Work Areas for any purpose.
          (c) Contractor represents that its employees are or will be equipped with the personal protective equipment required by applicable OSHA Standards in 29 CFR Parts 1926 and 1910, and with the personal protective equipment required to protect its employees against other serious health or safety hazards. Contractor agrees that it shall discipline its employees who violate any OSHA Standards or applicable Laws in accordance with its own policies and procedures.
          (d) Contractor will comply with all OSHA Standards applicable to the Work, including those requiring pre-employment testing of employees, such as, but not limited to, pulmonary testing, blood testing, urine testing, hearing testing, respirator fit testing, drug screening, and/or applicable medical surveillance testing.
          (e) Contractor will comply with its safety programs and/or any Site or Nearby Work Area specific safety plans which Owner has reviewed and accepted. Such safety plans shall include standards, metrics, employee involvement, safety meetings, and other detailed provisions as necessary to insure safe performance of Work at the Site and Nearby Work Areas.
          (f) Within a reasonable time following a specific request by Owner, and to the extent permitted by applicable Law, Contractor shall provide to Owner copies of training materials for its employees concerning a particular safety and health standard and other technical training requirements of the job.
     23.4 Site and Nearby Work Areas Safety.
          (a) Contractor shall take reasonable precautions for the safety of, and shall provide reasonable protection to prevent damage, injury or loss to Persons and property resulting from the Work, including:
     (i) Contractor or Subcontractor employees and other Persons performing the Work and any Persons who may be affected by the performance of the Work;

     (ii) the Equipment to be incorporated into the Facility, whether in storage on or off the Site or Nearby Work Areas or under the care, custody or control of Contractor or Subcontractors; and
     (iii) other property at or adjacent to the Site or Nearby Work Areas, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities.
          (b) Contractor shall erect, maintain or undertake, as required by existing conditions and the performance of the Agreement, reasonable safeguards for the safety and protection of Persons and property, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notifying Owner and users of adjacent sites and utilities. Those precautions may include providing security guards.
          (c) Contractor agrees to provide to Owner the name, title, and phone number of its emergency contact person prior to the commencement of the Work.
          (d) Contractor will comply, at all locations where Work is to be performed by Contractor, and Contractor will cause its Subcontractors performing Work at the Site and Nearby Work Areas to comply, with all applicable federal, state and local fire, safety, and health statutes, ordinances, codes, and regulations as well as the rules, policies and orders of any Government Authority, and applicable Project Policies and Procedures.
          (e) Each Party will conduct their business activities in connection with the Facility in such a manner as will minimize interference with the daily operations of occupied portions of the Facility, the Site, Nearby Work Areas or adjacent buildings and businesses, and to minimize inconvenience to the general public and the other Party’s Personnel.
          (f) Contractor will designate a responsible member of Contractor’s organization at the Site and Nearby Work Areas whose duty will be the prevention of accidents and the enforcement of safety codes and regulations. This person will not be Contractor’s Project Director unless otherwise approved in writing by Owner.
          (g) Contractor will promptly report in writing to Owner all accidents that it becomes aware of and any significant or unusual events arising out of, or in connection with the performance of the Work, whether on, or adjacent to the Site or Nearby Work Areas. Such report will give a reasonable description of the accident or event, names and statements of witnesses (if any), and Contractor’s evaluation of the results or effects of such accident or event. If death, serious injuries, or serious property damage is caused by such accident or event, Contractor will have the additional duty to immediately report the accident or event to Owner via telephone or messenger.
          (h) Contractor will not permit a hazardous, unsafe, unhealthy or environmentally unsound condition or activity at the Site or Nearby Work Areas over which Contractor has control. In the event that Contractor becomes aware of such condition or activity, Contractor will promptly take whatever steps are necessary to eliminate, terminate, abate and rectify such condition or activity. If such condition or activity is significant, continuous or reoccurring, then Contractor will also promptly notify Owner of such condition or activity.

          (i) Contractor will require all guests and visitors on the Site and Nearby Work Areas in designated work areas to wear appropriate personal protective equipment which is necessary to ensure each guest’s or visitor’s safety at the Site or Nearby Work Areas.
          (j) Contractor shall provide appropriate first aid and related services for its Personnel during the performance of the Work. In any emergency affecting the safety of persons or property, Contractor and Owner will immediately take all steps (including stop work orders) reasonably necessary to prevent threatened damage, injury or loss and promptly notify the other Party of such emergency. In the case of an emergency, Contractor and Owner will make emergency first aid and related services available, to the extent possible, for all persons on the Site or Nearby Work Areas.
          (k) On or prior to Turnover of each System, Owner shall provide Contractor with Owner’s safety requirements related to such System. After Turnover of such System, Contractor shall comply with such safety requirements related to such System.
     23.5 Dangerous Materials. When the use or storage of explosives or other dangerous materials or equipment or unusual methods are necessary for the Work, Contractor shall exercise utmost care and carry on its activities only under the supervision of properly qualified personnel. Contractor shall notify Owner’s Project Director prior to bringing any explosives onto the Site or Nearby Work Areas.
     23.6 Cooperation in Governmental Investigations and Inspections. Contractor and its Subcontractors shall provide reasonable assistance to Owner in responding to requests and inspections by any Government Authority for information in connection with the Work involving Contractor or its Subcontractors. Contractor shall provide the NRC the facilities, furnishings, conveniences and access set forth in 10 C.F.R. § 50.70 and shall take good faith efforts to keep confidential the presence of any representative of the NRC at the Site or Nearby Work Areas as provided in 10 C.F.R. § 50.70(b)(4).
     23.7 Work Place Violence Prevention. Owner strives to provide a workplace for a worker that is free from physical attack, threats of violence and menacing or harassing behaviors. Owner will not tolerate any unwanted or hostile physical contact, including physical attack, threat of violence, harassment, or damage of property by or against any worker including Owner employees. Any worker who experiences, witnesses, or has knowledge of acts, conduct, behavior, or communication (threat) that may constitute or may lead to a workplace violence event should immediately report the incident to any of the following:
•	Contractor supervisor or Owner supervisor or manager, AND

•	Corporate Security 1-888-275-4357 or

•	The Ethics Line at 1-866-8Ethics (1-866-838-4427)
     23.8 Audit. To the extent permitted by applicable Law, and in response to specific and identifiable concerns, Contractor shall permit Owner to review and copy Contractor’s documents related to any safety and health concerns, nuclear safety concerns, fitness for duty, compliance with security requirements, or compliance with applicable Project Policies and Procedures at the Site and Nearby Work Areas.
ARTICLE 24 — QUALIFICATIONS AND PROTECTION OF ASSIGNED PERSONNEL
     24.1 Site and Nearby Work Area Security and Fitness for Duty Requirements. With respect to Site and Nearby Work Area security and fitness for duty (“FFD”) requirements, Contractor’s performance of the Work will consist of the following, three (3) phases:
          (a) Industrial Security for Investment Protection.
     (i) This first phase commences upon Contractor’s commencement of the Work related to Site and Nearby Work Area preparation. During this phase, Contractor shall implement its security and FFD programs, practices, policies, procedures and rules as set forth in the Project Policies and Procedures.
     (ii) Contractor will furnish its Personnel with distinctive, visible identification badges that will be worn by all Contractor’s Personnel when on the Site and Nearby Work Areas. Insofar as practicable, Contractor will require its Personnel to use access points designated by Contractor to enter and exit secured portions of the Site and Nearby Work Areas. Insofar as practicable, Contractor will coordinate these access points with the Owner when they interface with existing Owner operational facilities and/or any State or local requirements. Contractor will require all Personnel at secured portions of the Site or Nearby Work Areas to secure a permit and/or identification badge from Contractor to enter the secured portions of the Site or Nearby Work Areas and to log in and out of the secured portions of the Site and Nearby Work Areas, with Contractor retaining the permit at the time of log out. Contractor will monitor the ingress and egress of visitors via a visitors log.
          (b) Safety Related Construction. With respect to each Unit, this second phase commences upon Contractor’s commencement of Safety Related Construction (as defined in NEI 03-12, “Template for Security Plan and Training and Qualification Plan,” Appendix E “Additional Security Measures for Operating Reactors during Construction of New Reactor Plants within the Owner Controlled Area” and Appendix F “Security Measures During New Reactor Construction”). Contractor’s security and FFD programs, practices, policies, procedures and rules described in 24.1(a) shall continue to apply, and shall be augmented and/or enhanced as described herein. During this phase, Contractor shall also implement Site and Nearby Work Area security and FFD requirements as part of the Project Policies and Procedures pursuant to Section 3.12 that comply with NRC requirements as further described in the implementation criteria endorsed by the NRC and defined in NEI documents NEI 03-12, Appendices E, Revision 1 (if applicable) and F, Revision 2, and NEI 06-06, Revision 1, “Fitness for Duty Program Guidance for New Nuclear Power Plant Construction Sites.”
          (c) Operations. With respect to each Unit, this third phase commences upon Owner’s issuance of Notice to Contractor that Owner has received Nuclear Fuel to load for such Unit. Contractor’s security and FFD programs, practices, policies, procedures and rules described in 24.1(a) and (b) shall continue to apply, and shall be augmented and/or enhanced as described herein. During this phase, Contractor shall implement Site and Nearby Work Area security and FFD requirements for the affected Unit and related Ancillary Facilities that comply with the requirements of Owner and the NRC relating to operational nuclear power plants. Should the operational requirements be imposed earlier than [***] before fuel load for the applicable Unit, Contractor shall be entitled to a Change Order to cover additional costs for early implementation of operational costs.
     24.2 Minimum Screening Measures. The following minimum requirements shall apply during all phases of Contractor’s performance of the Work relating to construction:
•	Requirement of verification of employees’ identification

•	Requirement that employees notify Contractor of felony arrests and drug and alcohol related arrests

•	Prohibition of the use, transportation, sale, or possession of illegal drugs

•	Prohibition of the use or possession of alcohol beverages on the Site and Nearby Work Areas

•	Requirement that employees be fit for duty at all times while on the Site and Nearby Work Areas

•	Requirement that employees submit to drug and alcohol testing during preaccess screening, for-cause testing, and post event testing, as necessary

•	Requirement that all employees must immediately report known, suspected, or potential violations of this policy to supervisory personnel or management

•	Requirement that a subset of workers who perform important safety functions be subject to random testing

•	Protection of information and records to assure confidentiality

•	Requirement that employees consent to a search or inspection of the individual’s property while on the Site and Nearby Work Areas.
     24.3 Contractor’s Personnel.
          (a) In selecting employees to undertake any Work, Contractor shall select only those persons who are qualified by the necessary education, training and experience to provide a high quality performance of the Work. If Owner determines, in its sole discretion, that the presence of any Contractor Personnel is not consistent with the best interests of Owner, or that any Personnel supplied by Contractor are unsuitable for the Work, Owner shall so advise Contractor in writing of the determination, Contractor shall remove such Personnel from the Site and Nearby Work Areas and assign other individual(s) to perform the Work. If such Personnel were in violation of the Project Policies and Procedures, then Contractor shall not be entitled to seek a Change Order as a result of Contractor’s removal and replacement of such Personnel. If, however, such Personnel were in compliance with the Project Policies and Procedures, then Contractor’s removal of such Personnel and assignment of other individual(s) to perform such Work shall entitle Contractor to seek a Change Order pursuant to Article 9.

          (b) Contractor shall comply with applicable labor and immigration Laws that may impact Contractor’s Work under this Agreement, including the Immigration Reform and Control Act of 1986 and Form I-9 requirements. Contractor shall perform the required employment eligibility and verification checks and maintain the required employment records. Contractor acknowledges and agrees that it is responsible for conducting adequate screening of its employees and agents prior to starting the Work. By providing an employee or Subcontractor under this Agreement, Contractor warrants and represents that it has completed the applicable screening measures with respect to such employee or Subcontractor and that such screening measures did not reveal any information that could adversely affect such employee’s or Subcontractor’s suitability for employment or engagement by Contractor or competence or ability to perform duties under this Agreement. If in doubt whether a suitability, competence or ability concern exists, Contractor shall discuss with Owner the relevant facts and Owner will determine, in its sole discretion, whether such Person should be allowed to perform the Work. In all circumstances, Contractor shall ensure that the substance and manner of any and all of the applicable screening measures performed by Contractor pursuant to this Section 24.3(b) conform fully to applicable Law. In addition, in the event that Contractor learns of any misconduct, incompetence or negligence by any Person employed or engaged by Contractor or its Subcontractors independent of Owner’s objection, Contractor shall remove such Persons from the Site and Nearby Work Areas, shall not allow any further performance of the Work by such Persons and shall promptly notify Owner of such misconduct, incompetence or negligence and the actions taken by Contractor as a result thereof. If a Person is removed from the Site or Nearby Work Areas under this Section 24.3 either at Owner’s request or by Contractor, any cost for replacement of such Persons shall be at Contractor’s expense.
     24.4 Prohibited Substances.
          (a) Neither Contractor nor its Subcontractors shall in any way use, possess, or be under the influence of illegal drugs or controlled substances or consume or be under the influence of alcoholic beverages during the performance of the Work on the Site and Nearby Work Areas. Any Person (whether employed or engaged by Contractor or any Subcontractor or otherwise) under the influence, or in possession of, alcohol, any illegal drug, or any controlled substance, will be removed from the Site and Nearby Work Areas and shall be prevented from performing any future Work at the Site and Nearby Work Areas or elsewhere related to the Facility.
          (b) Contractor acknowledges its awareness of Owner’s contract personnel Fitness-for-Duty Program (FFDP) Drug and Alcohol Abuse Policy, which is as follows:
     (i) The use, possession and sale of narcotics, hallucinogens, depressants, stimulants, marijuana, or other controlled substances on Owner Property is strictly prohibited. This does not apply to medication prescribed by a licensed physician and taken in accordance with such prescription. Unauthorized consumption of alcohol on Owner’s Property is also prohibited. The use of the above substances or alcohol on or away from Owner’s Property which adversely affects the employee’s job performance, or which may reflect unfavorably on the quality of the Work or public or governmental confidence in the manner in which Owner carries out its responsibilities is prohibited.

     (ii) The term “Owner’s Property” includes any property or facility owned, leased, or under control of Owner, wherever located, including land, buildings, structures, installations, boats, planes, helicopters and other vehicles.
          (c) The pre-employment screening, periodic drug screening and for cause drug screening shall be conducted in accordance with Contractor’s program.
     24.5 Training of Employees. Contractor represents that all Contractor and Subcontractor personnel will as required be trained regarding environmental, OSHA and NRC requirements and any other matters required by applicable Laws and relevant to the Work. Furthermore, Contractor and its Subcontractor Personnel will be trained, and will fully comply with environmental, OSHA and NRC requirements.
     24.6 NRC Whistleblower Provisions. Contractor and its Subcontractors shall comply with the requirements of Section 211, “Employee Protection,” of the Energy Reorganization Act of 1974, 42 U.S.C. §5851, as amended; 10 C.F.R. §50.7, “Protection of Employees Who Provide Information” and 29 CFR § 24, (collectively, the “Whistleblower Provisions”). Contractor shall implement a program and develop procedures to advise all of Contractor’s and the Major Subcontractors’ personnel that they are entitled and encouraged to raise safety concerns to Contractor’s management, to Owner, and to the NRC, without fear of discharge or other discrimination. In addition, the following provisions shall apply:
          (a) In conformity with the Nuclear Regulatory Commission’s May 14, 1996 Policy Statement, “Freedom of Employees in the Nuclear Industry to Raise Safety Concerns Without Fear of Retaliation,” (61 Fed. Reg. 24336), Contractor shall maintain a working environment in which Contractor’s Personnel are free to raise safety concerns to Contractor, to Owner personnel, or to government agencies without fear of retaliation. Contractor specifically agrees to comply with Section 211 of the Energy Reorganization Act (42 U.S.C. §5851), which prohibits NRC licensees and their contractors or subcontractors from discharging or otherwise discriminating against any employee who: (i) notifies his employer of an alleged violation of the Atomic Energy Act or the Energy Reorganization Act; or (ii) refuses to violate either of said acts after having identified the alleged illegality to his employer; or (iii) testifies in or commences a Federal or State proceeding or enforcement action relating to either of said acts; or (iv) assists or participates in such a proceeding or in any other action to carry out the purposes of said acts. Contractor also specifically agrees to comply with applicable NRC regulations including without limitation: 10 CFR §50.7, 10 CFR §50-Appendix B, 10 CFR Part 21, 10 CFR §50.5, 10 CFR §50.9, 10 CFR §50.70, 10 CFR §19.11, 10 CFR §19.12(a)(4), 10 CFR §19.20. Contractor shall inform its employees of the importance of raising safety concerns and how to raise safety concerns through Contractor management, through Owner personnel (including without limitation the Employee Concerns Program), and through government agencies (including without limitation the NRC).
          (b) Owner may periodically review Contractor’s compliance with this section of this Agreement, including without limitation reviewing: Contractor’s efforts to encourage employees to raise safety concerns; Contractor’s efforts to prevent discrimination in violation of Section 211; Contractor’s policies for resolving safety concerns; and the effectiveness of Contractor’s efforts in carrying out these policies, including procedures and training of Contractor’s employees.

          (c) If Contractor learns that any of its employees, agents, or suppliers, or any of its Subcontractors’ employees, agents, or suppliers have raised a safety concern (including an alleged violation of Section 211) related directly or indirectly to the Work or Owner, then Contractor shall promptly notify Owner of said safety concern by notifying an official representative of Owner’s Employee Concerns Program. Further, if any of Contractor’s or its Subcontractors’ employees, agents, or suppliers files a complaint with the Department of Labor, the NRC, another cognizant government agency, or a court, alleging a violation of Section 211, the Energy Reorganization Act generally, or the Atomic Energy Act, and if such complaint is made either directly or indirectly in connection with the Work or Owner, then Contractor shall promptly notify Owner of said complaint by notifying an official representative of Owner’s Employee Concerns Program.
          (d) Contractor shall investigate and resolve appropriately any such safety concern or complaint, providing timely feedback: (i) to the individual who raised such safety concern or complaint, if the individual’s identity is known, and (ii) to Owner through Owner’s Employee Concerns Program. Contractor shall cooperate fully with Owner in connection with any such safety concern or complaint, including without limitation allowing Owner: (i) to review Contractor’s investigation; (ii) to conduct Owner’s own investigation; and (iii) to take reasonable action to achieve a remedy for any discriminatory action and to reduce potential “chilling effects” that may make others less willing to raise safety concerns or complaints.
     24.7 Radiation Worker Training. Contractor shall provide radiation worker training for all Personnel as required by Law until the date that control of each Unit and its Ancillary Facilities is transferred to Owner pursuant to Section 23.1(a). Owner shall provide radiation worker training for all Personnel as required by Law after the date that control of each Unit is transferred to Owner pursuant to Section 23.1(a).
     24.8 Employee Concerns Program. Contractor shall implement an employee concerns program in connection with its performance of the Work as part of the Project Policies and Procedures pursuant to Section 3.12 (the “Employee Concerns Program”). The Employee Concerns Program provides a means for personnel working at Owner’s nuclear plants and support areas to report nuclear safety and quality concerns. Contractor shall provide Owner with reasonable access during normal working hours to written information regarding such concerns resulting from the Employee Concerns Program. Contractor’s employees shall comply with the provisions and requirements of this Program as follows:
          (a) The Employee Concerns Program applies to all personnel, including Contractor’s employees and those of its Subcontractors, who perform Work or provide Services or components to the Facility. Contractor’s employees may report safety and other work place issues in confidence or anonymously to the Employee Concerns Program. Contractor is required to inform its employees and those of its Subcontractors of the availability of the Employee Concerns Program.

          (b) Contractor also shall inform its employees and cause its Subcontractors to inform to its employees that they may notify Owner’s Project Director or Contractor’s Employee Concerns Program Representative, of any nuclear or radiological safety issue that arises in the course of Work performed at the Facility, and that they are free at any time, to contact the NRC with regard to any such issue. In turn, the Contractor and its Subcontractors are required to promptly advise the Owner’s Project Director of any nuclear or radiological safety issue brought to the Contractor’s attention, whether the issue is brought directly to Contractor or filed with a governmental agency or court.
          (c) Contractor shall designate an individual to serve as the contact for Employee Concerns Program matters. The designee, in addition to other duties, shall be responsible for:
     (i) Establishing contact with the Owner’s Employee Concerns Program representative as soon as practical after initially arriving on Site and Nearby Work Areas and providing the representative with names and work locations of each employee of Contractor performing the Work at the Site on a weekly basis thereafter.
     (ii) Furnishing the Owner’s Employee Concerns Program representative with information on impending terminations so the representative can be available to conduct exit interviews.
          (d) Contractor’s employees shall be expected to participate in an exit interview prior to termination, transfer, or demobilization from the Site and Nearby Work Areas. Contractor employees will be expected, at a minimum, to complete and sign an exit questionnaire.
          (e) If a Contractor’s employee fails to participate in the exit interview and furnish the completed and signed questionnaire, Contractor shall, upon request, furnish to the Owner’s Employee Concerns Program Representative the employee’s name, work locations while at the Site or Nearby Work Areas, work discipline, start and end dates for Work at the Site and Nearby Work Areas, and employee’s current residence address, in order that Owner may follow up with that individual by mail.
          (f) Contractor shall comply with Owner’s policy regarding intimidation and harassment or any form of discrimination against an employee for raising nuclear safety or quality concerns.
          (g) Contractor shall comply with the requirements of 10 CFR §50.7, “Employee Protection.”
          (h) Contractor and its Subcontractors are further required to aggressively pursue and investigate any employee allegation of discrimination for engaging in protected activity. Contractor shall promptly notify the Owner’s Project Director, and Owner’s Employee Concerns Representative, upon Contractor’s receipt of such an allegation, whether formal or informal, or upon receiving information that a complaint or allegation has been filed under Section 211 of the Energy Reorganization Act of 1974, as amended, or 10 CFR 50.7 by a current or former employee of Contractor or Contractor’s Subcontractor. Contractor shall cooperate fully in any investigation into such allegations, whether by Owner or a government agency. Contractor shall cooperate fully with Owner and its legal counsel in responding to any claim asserted under Section 211 or 10 CFR 50.7.
          (i) Contractor shall ensure that its employment policies and agreements, including agreements to settle any allegations of discrimination, do not contain any provision that would prohibit, restrict, or otherwise discourage an employee from participating in any protected activity, as defined in Section 211 of the Energy Reorganization Act of 1974, as amended, including contacting the NRC.
     24.9 Use of Non-English Speaking Workers. Prior to the beginning of any Work at the Site and Nearby Work Areas, Contractor shall notify Owner if it anticipates using any non-English speaking Personnel at the Site and Nearby Work Areas. If such Personnel are used, Contractor shall provide an on-site bilingual person to translate the Site orientation and safety information training. Contractor shall be solely responsible for ensuring that the non-English-speaking Personnel are fully trained and understand the Site orientation and safety information. In addition, any time Contractor’s non-English speaking Personnel are present at the Site or Nearby Work Areas, the Contractor shall provide at least one bilingual person in each applicable work crew capable of both communicating in English and instructing the non-English speaking workers. Contractor shall specifically identify these bilingual interpreters to Owner’s Project Director. For this purpose, a work crew is defined as any worker or group of workers in any specific location on the Site or Nearby Work Areas, regardless of how Contractor organizes his work force. Owner may assist in facilitating communication of important safety information by offering bilingual versions of safety brochures or video presentations. If these are available, it in no way relieves Contractor of providing the interpreter services stated above. Contractor shall provide signage at the Site and Nearby Work Areas in the language(s) required by applicable Law.
     24.10 Code of Ethics. Contractor, Contractor’s employees, and employees of Contractor’s Subcontractors shall comply with Owner’s Code of Ethics. Owner will make the Code of Ethics available to Contractor in order for Contractor to provide a copy to any Contractor employees and employees of Contractor’s Subcontractors with (i) a presence for a single period of fifteen (15) Days or more upon property owned or leased by Owner or any of Owner’s Affiliates and/or (ii) access to Owner’s business critical infrastructure. Each such Contractor employee and employee of Contractor’s Subcontractors shall sign an acknowledgment form in substantially the form set forth by Owner. Contractor shall retain the signed forms for Owner audit purposes for the term of the Agreement plus one (1) year. The audit right provided herein shall not be restricted by any other audit provisions of the Agreement.
     24.11 Compliance Audits. Owner may audit the records and activities of Contractor as necessary to verify compliance with this Article 24.
ARTICLE 25 — RECORDS AND AUDIT
     25.1 Technical Documentation. Except to the extent applicable Laws require a longer retention, Contractor shall maintain and shall cause its Subcontractors to maintain all technical documentation relative to the Equipment in accordance with the Quality Assurance Program. For made to order engineered Equipment that is not subject to 10 CFR 50 Appendix B, Contractor shall use commercially reasonable efforts to include covenants in its Subcontracts that requires the Subcontractor (a) to maintain appropriate technical documentation (e.g. weld records, non-conformance reports, heat treatment records, etc.) for a minimum period of three (3) years after delivery of the Equipment to which it pertains, and (b) to provide Notice to Owner of the proposed technical document destruction, and (c) to give Owner the option of taking possession of such technical documentation within ninety (90) Days of receipt of the Notice described in Section 25.1(b) above. Contractor will cooperate reasonably with Owner in connection with Owner’s efforts to benefit from the above described Subcontractor clauses, but Contractor will not be required to file suit or otherwise commence legal proceedings against such Subcontractors.
     25.2 Other Records. Contractor agrees that it shall keep and submit records of its Equipment and material Site and Nearby Work Areas receipt records and a breakdown of contract prices between installation value and material in accordance with the FERC requirements in Exhibit H.5.
     25.3 Accounting Records. Except to the extent applicable Laws require a longer retention, Contractor shall maintain and shall cause its first tier Subcontractors to maintain accounting records of costs necessary to substantiate charges relating to the Work performed or provided under this Agreement on a Time and Materials Basis or Target Price Basis, or other reimbursable basis in accordance with generally accepted accounting principles in the United States, as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants, or International Financial Reporting Standards (IFRS), for a period of three (3) years after Final Completion, except that records relating to Sales Taxes for such items must be retained as specified in Section 25.6.
     25.4 General Maintenance of Records. Notwithstanding anything in Section 25.1 or 25.3 to the contrary, Contractor shall ensure that its maintenance of records complies with the applicable provisions of 10 CFR §50.71 and Article 5 of this Agreement.
     25.5 Right to Audit. This Section 25.5 governs Owner’s rights of access to Contractor’s records for purposes other than tax. If Owner requests verification of Direct Costs claimed by Contractor for reimbursement or for any Work performed or provided on a Time and Materials Basis or the Target Price, Owner (or an independent accounting professional hired by Owner that is subject to the approval of the Contractor) may examine and audit Contractor’s records and books related to those costs. Such audit will cover whether specified Equipment and Services were in fact provided, were charged to the proper category of expenses and did not exceed the rates or amounts permitted hereunder for such matters. In addition the audit will permit Owner or Owner’s independent accounting professional to verify that costs and charges have been properly invoiced in accordance with the terms of this Agreement. Notwithstanding anything in the Agreement to the contrary, Owner shall not be entitled to access information that would enable Owner to determine [***]. In addition Owner shall not be entitled to audit or to information pertaining to [***]. If any audit reveals charges to or paid by Owner as charges or fees (including any Contractor Taxes reimbursed by Owner) which are or were incorrectly charged, then the affected Party shall be entitled upon demand to corrective reimbursement of such amounts. Notwithstanding anything in this Section to the contrary, Owner shall not be restricted from any audit rights provided that a mutually acceptable third party accounting professional (having executed a reasonable confidentiality agreement acceptable to both Parties) conducts such audit that it is required to have in order to comply with applicable Laws, including the regulations of the NRC. Audits shall take place at times and locations mutually agreed upon by both Parties. Contractor shall make the materials to be audited available within fifteen (15) Business Days or as soon as reasonably practicable, of such third party’s reasonable request for them. Costs incurred in undertaking the audit will be borne by Owner but costs incurred by Contractor as a result of Owner’s exercising its right to audit will be borne by Contractor. Except for reports which account for FERC requirements, Owner shall be entitled only to a statement from such third party that the audit was satisfactory or what adjustments to payments are required.
     25.6 Sales Tax Records. Contractor shall reasonably cooperate with Owner in connection with (a) the reporting of any property, excise, and Sales Taxes payable with respect to the Work and (b) any assessment, demand or inquiry of Government Authority, refund claim or proceeding relating to property, excise, or Sales Taxes potentially payable with respect to the Work. Contractor shall require its first tier Subcontractors provide to Contractor information and documentation Contractor may reasonably request for purposes of complying with this Article and otherwise reasonably cooperate with Owner. Contractor shall retain, and shall require its first tier Subcontractors to retain, copies of such documentation that supports the information provided by Contractor pursuant to Section 26.3(c), including but not limited to invoices together with backup detail, until the later of [***] after Final Completion or the expiration of the limitations period for assessment of Tax, as extended by any agreements with the Government Authority or by the operation of any statutory tolling provisions. However, in the event of an audit of or assertion of Tax against Owner which is not resolved prior to the expiration of the [***] period specified herein, Contractor’s obligations in the preceding sentence with respect to retention of records after [***] shall be conditioned on Owner’s notification of Contractor of such audit or assertion of Tax prior to the expiration of such period. Records retained by Contractor shall include documentation supporting the date of delivery to the Site and Nearby Work Areas of all Equipment, materials, and supplies for incorporation into the Work. Owner will request that the State of Florida incorporate in its Management Compliance Agreement that any audit necessary will commence promptly upon Final Completion.
     Contractor shall require that its contracts with its first tier Subcontractors effectuate the provisions of this Section so that documentation supporting the information provided pursuant to Section 26.3(c) is available for Tax audit or other Tax-related purposes. Contractor’s obligations under this Section 25.6 shall survive the termination, cancellation or expiration of this Agreement for any reason.
ARTICLE 26 — TAXES
     26.1 Employment Taxes. Contractor shall be responsible for payroll or employment compensation taxes, Social Security taxes, or for labor-related withholding taxes for Contractor and its Subcontractors or any of their employees and Contractor and its Subcontractors shall withhold from each employee’s pay sufficient funds for federal, state, and local income taxes, funds required by the Federal Insurance Contributions Act, and as may otherwise be required by applicable law (“Employment Taxes”). Nothing herein shall alter any right of Contractor to reimbursement for taxes or other amounts pursuant to other provisions of this Agreement.
     26.2 Sales Taxes on Contractor Tools and Other Property. Contractor shall pay the Sales Taxes on Contractor’s purchases of materials, tools, equipment, supplies and other consumables which are not permanently incorporated into the Facility and which remain the property of Contractor. Contractor shall also pay the Sales Taxes attributable to Contractor’s Construction Equipment, temporary buildings and other property used by Contractor in its performance of this Agreement. Contractor’s responsibility hereunder includes Taxes attributable to its purchases and use of property that it will retain after Final Completion and also Taxes attributable to its purchases of property that, at Contractor’s election and not at the direction of Owner, Contractor will abandon or demolish. [***]. With respect to property described in this Section 26.2, Contractor will endeavor to reasonably obtain and will require its Subcontractors to reasonably obtain any exemptions from Taxes, including but not limited to exemptions from Taxes on motor fuel and diesel fuel, so that Taxes are not unnecessarily embedded in the Contract Price.
     26.3 Sales Tax on Items Incorporated into the Facility.
          (a) Owner has obtained a Direct Pay Permit from the Florida Department of Revenue (hereafter “Department”), together with additional documentation (such Permit and additional documentation are hereafter referred to collectively as “Direct Pay Documentation”), establishing that Owner will be directly responsible to the Department for all Sales Taxes which may be due with respect to Equipment, other property, and Services to be delivered and furnished to Owner under this Agreement, including but not limited to Sales Taxes on materials incorporated into permanent buildings and into other permanent real property improvements. Owner has provided to Contractor copies of such Direct Pay Documentation, which is attached hereto as Exhibit V. Pursuant to the Direct Pay Documentation, Contractor will not charge Owner any Sales Tax with respect to any such Equipment, other property, or Services, and will cause the Direct Pay Documentation to be distributed to all Subcontractors. In addition, with respect to property acquired from sources outside of Florida, Contractor will issue and cause its Subcontractors to issue proper resale certificates and other exemption documentation, it being the intent of this paragraph to ensure that Contractor and Subcontractors do not charge or pay Sales Tax with respect to any sale or purchase of such Equipment, property or Services. [***].
          (b) Contractor will consult with Owner regarding the implementation of the Direct Pay Documentation, which authorizes Contractor and Subcontractors to rely thereon in lieu of charging or paying Sales Taxes or requiring or providing resale certificates or other exemption documentation for Florida tax purposes with respect to their sales or purchases of property to be incorporated into the Facility.
          (c) (i) Contractor shall provide Owner with estimates of the total contract price for each category of the Work, in the level of detail set forth on one or more schedules developed in consultation between Owner and the Florida Department of Revenue. In addition, for each item identified on such schedule as taxable or partially taxable, Contractor will provide the following information (or such other information as Owner reasonably prescribes by written instruction to Contractor) in order to comply with the Florida Department of Revenue requirements: For an item of Equipment installed in the Facility, Contractor’s estimate of the installed cost to be charged to Owner; for an improvement to real property that is included in the [***], the estimated [***] attributable to the improvement; and for any other improvement to real property, the estimated cost of materials to be incorporated into the improvement. No amount that is included for an item of the schedule will be included in the amount entered for any other item. The estimates required hereunder and the allocation methodologies (e.g., commodity or indirect allocations) used to derive them will be set forth in one or more affidavits of Contractor employees, and Contractor will make such employees available to explain such estimates to the Department of Revenue upon Owner’s request. Such estimates will be subdivided by the year such charges are expected to be incurred and will be on an accrual basis. After the aforementioned schedule is finalized and provided to Contractor, Contractor will determine an approximate number of man-hours required to provide such estimates and shall endeavor to issue a Change request pursuant to Section 9.1(b) within ten (10) Days but in no event later than twenty (20) Days following receipt of such information from Owner, and Owner will issue a Change Order no later than ten (10) Days following receipt of such Change, to reimburse Contractor on a Time and Material Basis.  Provided that the Owner provides to Contractor an enumeration of the information required hereunder and a Time and Material Change Order to develop the estimates (such Change Order will be amended once Contractor provides such man-hour information to Owner) by October 1, 2008:  (x) Contractor will provide Owner with preliminary estimates and other information as required by the Owner to meet the State of Florida requirements for the 2009 calendar year by January 15, 2009; and (y) the estimates covering the duration of the Work and other information as required by the Owner hereunder will be provided to Owner no later than June 1, 2009.   If Owner does not provide such enumeration by October 1, 2008, the time for Contractor to provide the information required hereunder will be extended by the same number of Days that such enumeration was delayed.
     (ii) On or before March 1 of each year until Final Completion, Contractor will provide Owner with an update of the aforementioned estimates by year, taking into account actual experience and any changes in the estimates provided pursuant to subparagraph (i) and when they have been or will be charged to Owner. Within ninety (90) Days after Final Completion, Contractor will provide Owner with a final update containing the same information for actual amounts. Updates will be certified by affidavit upon request of Owner or the Department of Revenue. Contractor will then determine the number of man hours required to calculate a true-up of the estimated costs to the actual costs and issue a subsequent Change Order to Owner to reimburse Contractor on a Time and Material Basis.
     (iii) In the event of changes in the Work or other changes that necessitate additions, deletions, or other modifications to the list of items for which information is required under Section 26.3(c)(i), Owner will notify Contractor and Contractor will provide information which conforms to such requirements.

     (iv) If requested by Owner in connection with any required reporting of Tax, any Tax audit, or any other inquiry by a taxing authority, Contractor will make available and will cause its first tier Subcontractors to make available to Owner or the Department of Revenue information and documentation supporting the line item amounts required herein.
     (v) Owner will use the information provided by Contractor pursuant to this Section 26.3 only for tax purposes.
     26.4 Property Taxes. Contractor and Owner agree that Owner shall be responsible for the filing requirements and payment obligations for all ad valorem taxes on real and tangible personal property owned by Owner at the Site and Nearby Work Areas and on the Equipment incorporated (and to be incorporated) into the Facility, provided that Contractor, subject to Section 26.2, shall be responsible for the filing of property tax returns and the payment of ad valorem taxes on Equipment not yet delivered to the Site or Nearby Work Areas, and on Construction Equipment, temporary structures, tools and material which are not incorporated into the Facility and which are owned, used or leased by Contractor to perform the Work.
     26.5 Tax Indemnification.
          (a) Except in cases where the imposition of any such Tax is the result of the negligence or willful misconduct by Contractor, Owner shall defend, reimburse, indemnify and hold Contractor harmless for any Sales Taxes or property taxes (including any interest and penalties) incurred by Contractor as a result of an assessment or other demand of a Government Authority and which are finally determined to be due with respect to any material, Equipment, or any other property or Services to be provided to Owner by Contractor under this Agreement. This indemnity includes any reasonable legal expenses and other costs incurred by Contractor as a result of Owner’s failure to pay such taxes or a decision by Owner to contest an assessment or other demand by a Government Authority, whether or not such contest is successful, provided that it is the intent of the Parties that Owner will control any such contest and it will not be necessary for Contractor to incur legal, accounting and other expense. Owner’s indemnifications set forth in this Section 26.5 are conditioned on Contractor’s compliance with this Section 26.5 and Sections 25.6, 26.3, 26.4, and 26.6 with respect to any Taxes subject to such indemnifications. Owner’s indemnity of Contractor hereunder does not include Taxes (including any interest and penalties) which may be due or asserted by Government Authority against Contractor or any Subcontractor with respect to any of Contractor’s or a Subcontractor’s materials, tools, equipment, supplies, and other consumables that are not permanently incorporated into the Facility, and does not include any costs that Contractor may incur in connection with such Taxes. For purposes of this Section, compliance with Owner’s Direct Pay Documentation or other written directions pursuant to Section 26.3 shall not be deemed negligence or willful misconduct.
          (b) Except in cases where the imposition of a Tax not covered by paragraph (a) is the result of the negligence or willful misconduct by Owner, Contractor shall defend, reimburse, indemnify and hold Owner harmless for any Taxes (including any interest and penalties) incurred by Owner as a result of an assessment or other demand of a Government Authority which are finally determined to be due with respect to Contractor’s Construction

Equipment, tools and materials that are not incorporated into the Facility, any payroll or Employment Taxes, or any other similar Taxes. This indemnity includes any reasonable legal expenses and other costs incurred by Owner as a result of Contractor’s failure to withhold or pay such Taxes or a decision by Contractor to contest an assessment or other demand by a Government Authority, whether or not such contest is successful, provided that it is the intent of the Parties that Contractor will control any such contest and it will not be necessary for Owner to incur significant legal expense. Contractor shall not be responsible for any costs incurred by Owner necessary to substantiate or verify information for any Tax audit or investigation conducted by any Government Authority in the normal course of business. Nothing in this Section 26.5(b) shall alter any right of Contractor to reimbursement for Taxes or other amounts pursuant to other provisions of this Agreement.
          (c) With respect to any Taxes for which either Party has indemnified the other under this Section 26.5, the indemnified Party (“Indemnitee”) will furnish the other Party (“Indemnitor”) with Notice of any Tax audit or other demand for information within forty-five (45) Days following issuance of a notification of intent to audit or other such demand by a Government Authority that specifies transactions related to the Work or a period of inquiry that includes, in whole or in part, the period during which Contractor acquired or delivered property or services comprising the Work. With respect to any audit or other inquiry regarding any such Tax for which either Party has indemnified the other Party hereunder, the Indemnitee will cooperate with the Indemnitor so that the Indemnitor can protect its interests with respect to any potential assertion of Tax, interest, or penalty. The Indemnitee will permit the Indemnitor to participate with the Indemnitee and the Government Authority in discussions relating to audit methodology at such level within the Government Authority as the Indemnitor deems appropriate. In addition, the Indemnitee will promptly furnish the Indemnitor with copies of any documents provided to the Government Authority relating to such Tax, and will obtain advance written approval from the Indemnitor prior to furnishing any response to the Government Authority regarding the treatment of any property or transaction for purposes of any such Tax. The Indemnitor will cooperate reasonably with the Indemnitee in the formulation of any such response to a Government Authority. In addition, and also with respect to Taxes that are the subject of indemnification, the Indemnitee will provide the Indemnitor with timely Notice of any assessment of property tax or other assertion of Tax by a Government Authority, will allow the Indemnitor to control the selection and pursuit of any remedies or the negotiation of a settlement, and will cooperate with the Indemnitor in the evaluation and pursuit of any remedies or settlement. For purposes of this Section 26.5 “timely Notice” means Notice that affords the Indemnitor reasonable time to evaluate the issues and pursue a remedy before the remedy is barred. “Cooperate” as used in this Section includes, without limitation, allowing the Indemnitor to proceed in the Indemnitee’s name in order to establish standing, and, notwithstanding any limitations elsewhere in this Agreement, providing any records and other information that the Indemnitor reasonably requires to evaluate its position and pursue the remedies of its choosing. In addition, the Parties agree to cooperate with each other in taking such measures as will avoid or mitigate any Taxes. “Remedy” as used herein includes without limitation any protest, petition, suit, defense, or other legal objection to the assessment or assertion of Tax, and includes payment of the Tax and seeking refund thereof. For purposes of this Section, the words “finally determined” mean a determination that is no longer subject to a legal remedy. Contractor will maintain the capability to segregate invoices related to this Agreement from invoices related to other projects of Contractor. If any audit, assessment or demand by a Government Authority involves a Tax for which a Party is indemnifying the other Party hereunder and also a Tax which is not within the scope of such indemnity, the Indemnitee will control the audit and its response to any assessment or demand and its pursuit of any remedies with respect to the Tax which is not within the scope of this indemnity, provided that the parties will cooperate with each other reasonably with respect to such audit, assessment, or demand and in the pursuit of their respective remedies. Owner will use information provided by Contractor hereunder only for Tax purposes.
          (d) Notwithstanding Section 8.3 and with respect to a Tax that is subject to indemnification hereunder, until the Tax is finally determined to be due, payment thereof by the Indemnitor shall not be required and Article 27 shall not apply with respect to the dispute or any Claim resulting from such dispute; provided, however, that in the event a lien is recorded against the property of an Indemnitee for failure to pay a Tax for which the Indemnitee is indemnified hereunder, the Indemnitor will pay such Tax upon demand of the Indemnitee notwithstanding that the Tax has not been finally determined to be due. If the Tax subject to indemnity is finally determined not to be due, the Indemnitee will refund such amount to the Indemnitor within thirty (30) Days after such final determination. Any indemnity payments that are required pursuant to the terms of this Section shall be paid within thirty (30) Days of receipt of the invoice from the Indemnitee for such amounts, provided that nothing herein shall be deemed to authorize a Party to invoice the other for any Tax, interest, or penalty that is assessed or demanded by Government Authority prior to the time such amount is finally determined to be due.
     26.6 Pollution Control Equipment and Other Qualifying Exempt Equipment Information. Contractor shall supply Owner with reasonable information requested by Owner for qualifying steam, air, water or noise pollution control and other Equipment for exemption from Sales Taxes, property taxes and any other tax credits, refunds or exemptions available to Owner. Contractor agrees to reasonably assist Owner in identifying qualifying pollution control Equipment and will provide an electronic list of Owner’s retirement units that links and cross-references the Equipment to any pollution control permits covering the construction of the Facility. Any information provided to support such request shall be provided by Contractor to Owner on a Time and Materials Basis. Contractor shall maintain these records for the same time period specified in Section 25.6.
ARTICLE 27 — DISPUTE RESOLUTION
     27.1 Claims. A “Claim” is any written demand by either Party (including any counterclaim, except as otherwise provided herein) seeking relief as a matter of right under or arising out of the transaction described in the Agreement, including but not limited to contract claims, tort claims that arise out of facts which could be used to plead either a tort or a contract claim, disputes over Change Orders or Force Majeure issues and claims for money or claims for extension of time. The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of Claims; provided, however, that, notwithstanding anything in this Article to the contrary, a Party may file a complaint in the court described in Section 34.1 to seek injunctive relief, sequestration, garnishment, attachment, or an appointment of a receiver, and a Party may pursue its rights against third party insurers independently. However, despite seeking such equitable remedies or actions against insurers, the Parties will continue to participate in good faith in, and be bound by, the dispute resolution procedures specified in this Article. Matters that do not fall within the definition of a Claim as set forth herein shall be resolved only by mutual agreement or by litigation, or by using an alternative dispute resolution process that is acceptable to both Parties. If there is a dispute concerning whether a matter is the appropriate subject of a Claim (as defined above), or whether the matter meets or does not meet the Threshold, or whether a matter should be resolved by litigation or otherwise, it shall be presented to the DRB for resolution. The decision of the DRB as to whether a matter is the appropriate subject matter of a Claim and/or meets or does not meet the Threshold shall be final and binding upon the Parties under the United States Arbitration Act 9 U.S.C. §§ 1 et seq., and shall not be subject to review or appeal.
     27.2 Condition Precedent. Completion of the Dispute Resolution process concerning a Claim or expiration of the applicable time periods as described in this Article 27 is a condition precedent to the commencement of litigation in accordance with the provisions of Section 27.12. Applicable time limits and statutes of limitation shall be tolled during the Dispute Resolution process set forth in this Article 27, commencing on the date the Claim Notice (defined below) is received by the other Party, and ending on the date that the Dispute Resolution Board (“DRB”) issues its Award as provided in Section 27.7(d).
     27.3 Continuation of Obligations. At all times during the Dispute Resolution process or any subsequent litigation, neither Party shall use the fact that there is a dispute or litigation to justify non-performance or non-continuation of their respective obligations. However, to the extent a Party has the right to suspend performance or take other action under the terms of the Agreement (whether because of the counterparties contractual breach or otherwise), such right shall not be in any way be limited or curtailed by the existence of an ongoing dispute or litigation.
     27.4 Appointment of Dispute Resolution Board. A DRB having three members (each a “Member”) shall be appointed by the Parties as hereinafter provided.
          (a) On or before the earlier of (i) the date one (1) year after the Effective Date and (ii) the date thirty (30) Days after a Claim has been delivered by one Party to the other Party, Owner and Contractor shall each designate in writing to the other as nominees to the DRB one (1) individual meeting the qualifications set forth in Sections 27.5(a) and 27.5(c). Owner and the Contractor shall submit complete disclosure statements for their nominees along with their written nomination. The disclosure statement shall include: (i) a complete resume of background and experience; (ii) a detailed description of all past, present, and planned future relationship(s) with the Owner or its Affiliates, or with Contractor Interests; (iii) a certification signed by the nominee stating that he or she meets the qualifications and requirements set forth in Section 27.5(c); and (iv) any other matter or interest that may in any way affect the nominee’s ability to be impartial.
          (b) Within fourteen (14) Days after receipt of the other Party’s designation of nominee and disclosure statement, Owner and Contractor shall each either approve or reject the other Party’s nominee. Approval of the other Party’s nominee shall not be unreasonably withheld. In the event that a nominee is rejected, the nominating Party shall submit another nomination to the other Party within fourteen (14) Days from the rejection, and the process shall be repeated until two mutually acceptable DRB Members are named and accepted by both Parties. The two selected individuals shall constitute the first two Members of the DRB, and each of them shall be promptly notified of their selection in a single written document signed by Owner’s Project Director and Contractor’s Project Director.
          (c) Within thirty (30) Days after the first two (2) Members of the DRB are notified of their selection, the first two DRB Members shall designate in writing to the Parties a nominee to serve as a third DRB Member, who meets the qualifications set forth in Sections 27.5(b) and 27.5(c). The first two (2) Members of the DRB shall submit a complete disclosure statement from the nominee along with their written nomination. The statement shall include: (i) a complete resume of background and experience; (ii) a detailed description of all past, present, and planned future relationship(s) with the first two DRB Members, the Owner or its Affiliates, and Contractor Interests; (iii) any other matter or interest that may in any way affect the ability of the nominee to be impartial; and (iv) a certification signed by the nominee stating that he or she meets the qualifications and requirements set forth in Section 27.5(c). The person nominated by the first two DRB Members shall be subject to approval by both Parties, such approval or rejection to be supplied in writing within fourteen (14) Days from receipt of the written nomination and disclosure statement. Approval by each Party shall not be unreasonably withheld. In the event that the third proposed DRB Member is rejected by either Party, the first two (2) DRB Members shall submit another nomination to the Parties within fourteen (14) Days from the rejection, and the process shall be repeated until the third Member of the DRB is selected and approved by both Parties. The third DRB Member selected under this Section 27.4(c) shall serve as Chairperson of the DRB (the “Chairperson”).
          (d) It is specifically agreed and understood that each Party may have ex parte communications with the DRB Member it nominated for the sole purpose of discussing potential nominees for the position of DRB Chairperson.
          (e) As soon as practical following the selection and approval of all three (3) DRB Members, Owner and Contractor shall enter into separate written agreements with each DRB Member substantially in the form attached hereto as Exhibit X concerning the terms and conditions of their engagement as a DRB Member. Such written agreements shall include the following provisions: Each DRB Member shall be compensated solely on an hourly basis, plus actual expenses. Each DRB Member shall be required to comply with the terms and conditions of this Agreement, and shall be required to refrain from any employment by either Party during the term of this Agreement and for [***] thereafter. Each DRB Member shall be required to invoice Owner and Contractor separately for [***]of their fees and expenses, and Owner and Contractor shall have separate and independent liability to each DRB Member for [***] of each DRB Member’s fees and expenses.
          (f) Each agreement with each DRB Member shall have an initial term of twelve (12) months, with all three (3) agreements to expire on the same date. No later than forty-five (45) Days prior to the expiration of each DRB Member agreement, either the Owner or Contractor may elect in writing not to renew the terms of any one or more of the DRB Members (including the Chairperson). If one or more DRB Members’ term is not renewed by either Party, the other Party shall have seven (7) Days after receipt of the notifying Party’s notice of non-renewal of any DRB Member in which to elect not to renew either or both of the remaining DRB Member’s term(s).

          (g) Each non-renewed DRB Member shall be replaced in the same manner as he or she was initially selected; provided, however, that if three or more nominated persons are rejected by the other Party, either Party may ask CPR to appoint the replacement DRB Member. CPR may not nominate someone who was previously nominated and rejected by either Party. The appointment of replacement Members shall begin promptly and the Parties shall endeavor to appoint replacement Members prior to the expiration of the non-renewed Member’s term. The replacement Member’s agreement shall have the same term as the other two Members. Notwithstanding the forgoing, any DRB Member whose term has not been renewed shall, in cooperation with the pre-existing DRB Members, complete consideration of any Claims that were pending before the DRB at the time the non-renewal election was made, unless objected to by either Party in their notice of non-renewal. If either Party objects to further consideration of pending Claims in their notice of non-renewal of a Member, the newly constituted DRB shall consider the pending Claims de novo after appointment of the new Member.
          (h) If an election not to renew is not timely made by either Party as provided above, each DRB Member’s term shall automatically be renewed for an additional twelve (12) months. Notwithstanding any other provision of this Agreement, a DRB Member’s agreement may be terminated by mutual agreement of the Parties by delivering a joint notice to the affected DRB Member, and the replacement member shall be appointed in the same manner as the terminated Member was appointed. In the event that a DRB Member resigns, becomes unable to perform his or her duties, or develops a conflict of interest that cannot be remedied and therefore must be replaced prior to expiration of his or her twelve month term, the replacement Member shall be appointed in the same manner as the replaced Member; provided, however, that if three or more nominated persons are rejected by the other Party, either Party may ask CPR to appoint the replacement DRB Member. CPR may not nominate anyone who was previously nominated and rejected by either Party. The replacement DRB Member shall serve out the remaining term of the DRB Member that he or she replaces. The process for appointment of any replacement DRB Member shall begin promptly upon determination of the need for a replacement, and the Parties shall endeavor to complete the replacement within thirty (30) Days.
          (i) The agreement with each DRB Member shall finally expire upon the later of (i) payment by Owner to Contractor of the Final Payment Invoice as provided in Section 8.2 of this Agreement, or (ii) resolution of any Claims outstanding at the time such payment is made. Notwithstanding anything to the contrary in this Agreement, the agreements with each DRB Member shall remain effective, and this Article 27 shall remain effective, until all pending Claims (including any Claims associated with termination of this Agreement) are resolved.
     27.5 DRB Member Qualifications.
          (a) The two initial DRB Members selected by Owner and Contractor shall have at least ten (10) years of direct and substantial experience in engineering and/or construction fields, either in the nuclear power industry or other major, complex construction projects. Their experience must include the interpretation of contract documents, and the analysis and resolution of contract claims. Persons who have primary professional qualifications in fields other than construction or engineering shall not be eligible for nomination by the Parties.
          (b) The Chairperson shall be a licensed attorney with at least fifteen (15) years legal experience in the nuclear power industry, or in connection with other major, complex construction projects, including the interpretation of contract documents, and the analysis and resolution of contract claims.
          (c) It being imperative that all three DRB Members be neutral, act impartially, and be free from any conflict of interest, no person shall be eligible to serve as a Member of the DRB absent a certification that he or she:
     (i) agrees to serve as a DRB Member in accordance with the provisions of Article 27 of this Agreement;
     (ii) has no interest financial or otherwise in either Owner or its Affiliates or the Contractor Interests, nor any financial interest in this Agreement, except for payment of its fees and expenses as provided herein;
     (iii) has not have been previously employed as a consultant or otherwise by either Party, unless any such relationship has been disclosed in writing and approved by the Parties;
     (iv) has disclosed in writing to the Parties, before being selected, any professional or personal relationships with any director, officer or employee of either Owner or its Affiliates or the Contractor Interests;
     (v) agrees for the duration of the existence of the DRB and for two (2) years thereafter, not to be employed as a consultant or otherwise by the Owner or its Affiliates or by the Contractor Interests, except as may be agreed in writing by the Parties;
     (vi) agrees not to give advice to either Party or its Personnel concerning the conduct of this Agreement, other than in accordance with this Agreement;
     (vii) agrees not to have any ex-parte communications with either Party at any time after selection as a member of the DRB (except as provided in Sections 27.4(d) and 27.6(b));
     (viii) agrees not to enter into discussions or make any agreement with either Party regarding employment by any of them, whether as a consultant or otherwise, during the term of this Agreement and for at least one (1) year after ceasing to act as a DRB member;
     (ix) agrees to use best efforts to ensure his or her availability for all site visits and hearings as are necessary;

     (x) agrees to become conversant with this Agreement and with the progress of the Work by studying all documents received, which shall be maintained in a current working file;
     (xi) agrees to treat the details of this Agreement and all DRB activities and hearings as private and confidential, and not publish or disclose them without the prior written consent of the Parties; and
     (xii) shall not have served, shall not be serving, and shall agree not to serve during the term of this Agreement, on a DRB, an arbitration panel, as a mediator, or in any other dispute resolution capacity on any other AP1000 construction project without the prior written consent of both Parties.
     27.6 Ongoing Duties of the DRB. During the term of this Agreement, and until the DRB Member agreements expire or are terminated, the DRB Members shall be responsible for the following ongoing duties:
          (a) The DRB Members shall keep abreast of the progress of the Work by reviewing written progress reports to be supplied to Owner and each DRB Member by Contractor’s Project Director as provided in Section 3.5(h)(i) of this Agreement. Should Owner believe that Contractor has misstated or misrepresented any facts or circumstances in its written progress reports, Owner may supply a written response or clarification to each DRB Member, provided that a copy of such response or clarification shall be provided to Contractor’s Project Director. Owner’s failure to supply a response or clarification shall not be deemed to be an admission as to the correctness of any matter stated in the progress report, and shall not be considered as a waiver of any right or defense by Owner.
          (b) Unless otherwise agreed by Owner and Contractor, the DRB shall visit the Site and Nearby Work Areas at intervals of not less than once every one hundred eighty (180) Days following the commencement of on-site construction. The timing of and agenda for each site visit shall be determined by the Chairperson after consultation with Owner and Contractor. The purpose of the regular site visit is for the DRB Members to become and remain acquainted with the progress of the Work, and of any actual or potential problems or Claims. The scope of the tasks and the amount of time to be spent by the DRB Members in becoming and/or remaining acquainted with the progress of the Work (not including time spent on actual disputes or Claims), shall be as specified by Contractor and Owner, but the amount of time shall not exceed thirty (30) Days per calendar year, unless Contractor and Owner have mutually agreed in writing to a greater time period. Site visits shall be attended by representatives of both Owner and Contractor. The site visits will be coordinated by Owner, Contractor and the Chairperson. Owner shall arrange for appropriate conference facilities, telephone and copying services. Ex parte contact of any nature with any Member is strictly prohibited, except as initiated by the Chairperson to schedule each site visit and to establish the agenda for each site visit.
          (c) Owner and Contractor shall furnish to the Chairperson, who shall then furnish to each DRB Member a copy of this Agreement, any amendments to this Agreement, updated Project Schedules, and any other project documents that the Chairperson may reasonably request. All oral communications between the DRB Members and Owner or Contractor shall be made only when authorized representatives of both Parties are present (except as provided in Sections 27.4(d) and 27.6(b)). All written communications by the DRB Members to either Owner or Contractor shall be sent through the Chairperson, and shall be concurrently copied to the other DRB Members and the other Party. All written communications from either Owner or Contractor to any DRB Member shall be sent through the Chairperson, and shall be concurrently copied to the other DRB Members and the other Party. Owner and Contractor shall not, and shall not permit their respective Personnel to request advice from or consult with any Member of the DRB regarding this Agreement, the Work, or any other subject other than in the normal course of the DRB’s official activities under this Agreement, or as mutually agreed by the Parties.
     27.7 Claims Process. In order to invoke the process described in this Article 27, the Party asserting the Claim shall submit written notice of the Claim to the other Party’s Project Director (the “Claim Notice”). The Claim Notice shall include a reasonable written description of the matter in dispute, including dollar amounts, number of Days for any requested schedule extensions, or other specific relief that is the subject of the Claim, the factual and legal basis for the Claim, and a reference to any controlling or relevant Sections of this Agreement. The Claim Notice shall also include any relevant calculations and documents as necessary for the other Party to understand and evaluate the Claim. Beginning with receipt by the other Party of the Claim Notice, the dispute process will proceed as provided below:
          (a) Resolution by Negotiation. As an express condition precedent to the commencement of any further proceedings, the Parties agree to exercise diligent, good faith efforts to resolve the Claim. Once a Claim Notice is issued by either Party and received by the other Party, the following process shall be followed in an effort to amicably resolve the Claim:
     (i) Contractor’s Project Director and Owner’s Project Director shall meet within ten (10) Days from receipt of the Claim Notice. It shall be the responsibility of the claimant Party promptly to initiate and schedule this meeting. The Parties agree to share all non-privileged documentation that is relevant to settling the Claim, and may mutually agree to additional meetings as necessary for each Party fully to understand the Claim.
     (ii) If, after the Contractor’s Project Director and Owner’s Project Director meet (including any mutually agreed to additional meetings), the Claim remains unresolved, or if no such initial meeting takes place within such ten (10) Day period, then (A) either Party may at any time thereafter submit the Claim to the DRB in accordance with Section 27.7(c) and (B) an executive vice president (or equivalent) of each Party (which in the case of Contractor, may be such person from either or both Consortium Members) shall meet within ten (10) Days to attempt to resolve the Claim. It shall be the responsibility of the claimant Party promptly to initiate and schedule this meeting. Each executive vice president (or equivalent) may ask his or her Project Director or other support staff to attend this meeting as needed to fully present, respond to, and understand the Claim. The Parties may mutually agree to additional meetings as necessary for each Party fully to understand the Claim. If the Claim is submitted to the DRB before the executive vice presidents of each Party have completed their discussions under Section 27.7 (a)(ii), the Parties intend for the above described ten (10) Day executive vice president negotiation period to run concurrently with the first ten (10) Days of the fourteen (14) Day response period described in Section 27.7(c)(ii).
     (iii) Settlement of any Claim during the process described in this Section 27.7(a) shall be memorialized by issuance of a Change Order, an amendment to the Agreement, or a separate written settlement agreement signed by the Parties. Nothing herein shall prohibit the Parties from entering into an interim written agreement with regard to a Claim concerning payment of monies, adjustment of the Project Schedule or otherwise, pending final resolution of the Claim as hereinafter provided. Any such interim agreement shall be without prejudice to the rights of either Party.
          (b) Optional Mediation. The Parties may mutually agree in writing to endeavor to resolve a Claim by non-binding mediation. In such case, the Parties shall select a mediator by mutual agreement, or failing mutual agreement, shall use a mediator appointed by CPR. Unless otherwise agreed, the mediation shall be completed within sixty (60) Days from the Day on which the Parties agree in writing to mediate. If the mediation does not resolve the Claim within said sixty (60) Day period, either Party may submit the Claim to the DRB in accordance with Section 27.7(c). The mediation shall be held at the Site, unless another location is mutually agreed upon in the mediation agreement. Settlement of any Claim during any mediation shall be memorialized by issuance of a Change Order, an amendment to the Agreement, or a separate written settlement agreement signed by the Parties. Nothing herein shall prohibit the Parties from entering into an interim written agreement with regard to a Claim concerning payment of monies, adjustment of the Project Schedule or otherwise, pending final resolution of the Claim as hereinafter provided. Any such interim agreement is presumed to be without prejudice to the rights of either Party.
          (c) DRB Review Process. Any Claim that is not resolved as provided in Section 27.7(a)(i) or 27.7(b) may be submitted by either Party to the Chairperson of the DRB for consideration by the DRB as hereinafter provided. The matter will then be considered by the DRB as hereinafter provided.
     (i) Three copies of the original Claim Notice and any additional supplemental information and documents that the claimant Party wishes to provide (the “Updated Claim Notice”) shall be supplied to the DRB Chairperson, with a copy of the Updated Claim Notice to be simultaneously supplied to the other Party’s Project Director. The DRB Chairperson will then date stamp and distribute copies of the Updated Claim Notice to the other DRB members by next day delivery.
     (ii) Within fourteen (14) Days after receipt of the Updated Claim Notice, the responding Party shall submit to the DRB Chairperson three copies of its response to the Claim and any counterclaims (each of which must meet the definition of a Claim) it wishes the DRB to consider, with a copy of the response and any counterclaims (including all accompanying correspondence and documents) to be simultaneously supplied to the other Party’s Project Director. Upon written request from the responding Party, the Chairperson may grant the responding Party a reasonable extension of time to prepare its response. A copy of any correspondence concerning an extension of time shall be promptly sent to the claimant Party. The DRB Chairperson will then date stamp and distribute copies of the response and any counterclaims to the other DRB members by next day delivery.
     (iii) Within fourteen (14) Days from receipt of a counterclaim (if any), the original claimant shall submit three copies of a detailed response to the counterclaim to the DRB Chairperson. A copy of the response shall be simultaneously supplied to the other Party’s Project Director. The DRB Chairperson will then date stamp and distribute copies of the response to the other DRB members by next day delivery. Upon written request from the original claimant, the Chairperson may grant the original claimant a reasonable extension of time to prepare its response. A copy of any correspondence concerning an extension of time shall be simultaneously sent to both Parties if sent by the DRB and simultaneously sent to the other Party and the DRB if sent by either Party.
     (iv) Within five (5) Days from the Chairperson’s receipt of the response to the Updated Claim Notice, or (if applicable) the original claimant Party’s response to any counterclaim, the DRB Chairperson shall set a date for an initial hearing. The initial hearing shall be set by the DRB Chairperson to begin within fourteen (14) Days from the Day that the hearing date is selected, subject to extension for good cause, as determined by the DRB Chairperson. Once the hearing date is selected, the Chairperson shall give Notice of the hearing date to both Parties. The hearings shall be conducted in accordance with the provisions of Section 27.8.
          (d) DRB Award.
     (i) After the hearing on a Claim and any counterclaims is concluded, the DRB shall meet to decide the Claim and any counterclaims and write its Award. All DRB deliberations shall be conducted in private and shall be confidential. The DRB shall make a concerted effort to reach a unanimous decision; provided however, that if a unanimous decision cannot be reached within the time limits prescribed herein, a decision shall be reached by majority vote. The DRB shall base each Award on the facts and evidence as presented by the Parties, the terms and conditions of the Agreement, and established principles of applicable Law. Each Award that includes a payment obligation by either Party shall state when such payment obligation was originally due and that interest is due from such original due date at a rate equal to the [***].
     (ii) The DRB shall endeavor to reduce its Award to writing within seven (7) Days after the hearings are concluded, and shall promptly submit its Award to the Owner’s Project Director and the Contractor’s Project Director at

approximately the same time, either by hand delivery or overnight courier. The Chairperson shall be responsible to maintain documentation that establishes the date of delivery of the written Award to each Party. The Parties expressly agree that the DRB shall not award either Party damages or allow credit for any damages that are barred by this Agreement.
     (iii) If the Award is binding (as hereinafter provided), or if Parties otherwise accept the findings and recommendations of the DRB, or should the Parties otherwise settle the Claim and any counterclaims as a result of the Award, then the Award, or acceptance or settlement shall be memorialized by issuance of a Change Order, an amendment to the Agreement, or a separate written settlement agreement signed by the Parties.
     (iv) For Claims and counterclaims that do not meet the Threshold, the related Award (regardless of the amount of such Award and regardless of the number of Days by which the Project Schedule is adjusted), shall be final and binding upon the Parties under the Unites States Arbitration Act 9 U.S.C. §§ 1 et seq., and judgment thereon may be entered in the court described in Section 34.1, and such Award shall not be subject to review or appeal.
     (v) For Claims and counterclaims that meet the Threshold: (A) the related Award (regardless of the amount of such Award and regardless of the number of Days by which the Project Schedule is adjusted), with regard to both the Claim and any counterclaims, shall not be binding on either Party and shall not be subject to any judicial process for enforcement, modification or review, except as provided in Section 27.12, and (B) either Party may commence litigation in accordance with the provisions of Section 27.12 of this Agreement.
     27.8 DRB Hearing Rules and Procedures. DRB hearings shall be conducted in accordance with the following rules and procedures.
          (a) To the extent practicable, DRB hearings shall be conducted at the Site or at Owner’s facilities in the vicinity of the Site. Unless otherwise mutually agreed in writing by the Parties, the entire DRB shall participate in the resolution of the Claim. The DRB shall at all times be neutral, and shall act fairly and impartially as between Owner and Contractor.
          (b) The DRB shall establish appropriate rules and procedures for conducting hearings, consistent with the terms of this Article 27. The DRB hearing rules and procedures shall be designed and implemented to make the hearings informal, efficient, and expeditious. The DRB shall provide the DRB’s rules and procedures to Owner and Contractor for comment within thirty (30) Days after the Chairperson is appointed. Owner and Contractor shall provide any comments on the proposed rules and procedures within thirty (30) Days from receipt. The DRB shall give due consideration to the comments of Owner and Contractor, and shall then issue final rules and procedures to Owner and Contractor no later than ninety (90) Days after the Chairperson is appointed.

          (c) The DRB shall have the authority to consolidate Claims and counterclaims for consideration if the Claims and/or counterclaims arise out of the same circumstances or involve similar factual or legal issues. The DRB also shall have the authority to bifurcate a Claim or counterclaim into a determination first as to merit and, second, if appropriate, a determination as to quantum. The amount of each Claim or counterclaim, as consolidated or bifurcated by the DRB, shall be used to determine the amount of each Claim or counterclaim for purposes of Section 27.7(d).
          (d) The DRB may require the Parties to exchange documents relating to the Claim in advance of any hearing, and to produce documents or witnesses at any hearing. In no event shall either Party be requested or required to produce any privileged documents. A Party’s failure to comply with the DRB’s rules and procedures and other requirements may be considered by the DRB in making its Award.
          (e) The DRB shall have the authority to conduct its hearings and reach its decision in the manner it deems most appropriate. The Chairperson shall be responsible for directing the course of the hearings. The DRB shall not be bound by the judicial rules of evidence. However, it shall give due consideration to the source and credibility of any evidence that is presented.
          (f) Each Party shall make an initial presentation of its Claim, counterclaim or defense, and one or more rebuttals to any assertion by another Party, until the DRB determines that all aspects of the Claim have been covered adequately, and the Claim, counterclaim and each defense are fully understood. The DRB may limit the presentation of documents or oral statements when it deems them to be irrelevant or redundant. It is expected that the Chairperson will control the hearings and that the Members will guide the discussion of issues by asking frequent questions of the Parties in order to obtain expeditiously all information that the DRB deems necessary to make its Award. The Chairperson may permit questioning of one Party by another Party if he or she determines it would facilitate the presentation or clarification of an issue that is relevant to the Claim.
          (g) Each Party shall be represented in all DRB hearings by (a) its Project Director, and (b) one or more of its officers, employees or contractors who has actual, direct knowledge of or involvement in the Work that is the subject matter of the Claim.
          (h) Each Party may also be represented by legal counsel and/or independent experts. However, the Chairperson shall have the authority to exclude legal counsel or independent experts at hearings upon a determination that doing so will facilitate the presentation and understanding of the Claim. Unless the Chairperson expressly permits it, counsel may not (i) examine directly or by cross-examination any witness, (ii) object to questions or factual statements during the hearings, or (iii) make or argue legal motions. Counsel for both Parties may, upon request of the Chair, address legal issues that may arise. Counsel and independent experts shall not make statements of fact for or on behalf of a Party or witness and shall at all times comply with the instructions of the Chairperson concerning the orderly and expeditious handling of the DRB hearings. All other attendees at the DRB hearings shall be by permission of the Chairperson after hearing the objections of the Parties.

          (i) The Chairperson shall be responsible for maintaining the records of the DRB including Claim Notices, documentary submissions, minutes of hearings, records of who was present at each hearing, and the DRB’s Awards.
     27.9 Admissibility of DRB Award. None of the submittals of the Parties, the DRB’s records, nor any non-binding Award shall be admissible in any arbitration, or any administrative or judicial proceedings subsequent to the Claim resolution process set forth in this Article 27. Neither Party shall attempt to introduce any such matters or materials into evidence in any subsequent administrative or judicial proceedings. Any binding Award shall be fully admissible in any administrative or judicial proceedings that may be brought to enforce such Award, or in response to any action brought by the other Party concerning such Claim or counterclaim. Should either Party breach this Section 27.9, the other Party shall be entitled to recover any attorney fees and other costs spent in responding to and excluding such matters and materials from being introduced and accepted as evidence.
     27.10 Payment of Costs. The Parties shall each pay their own costs incurred under this Article 27, except as otherwise provided in Section 27.9. All fees and expenses of any mediator, CPR, and of the DRB shall be shared equally by the Parties.
     27.11 Review and Modification. At any time either Party may give Notice to the other Party that it is not satisfied with the DRB process as set forth in this Article 27. The Project Directors for each Party shall enter into discussions as soon as practical in an effort to revise the process as necessary to insure equitable treatment of both Parties. Any revisions to the DRB process shall be incorporated into this Agreement by written amendment, and the DRB Members shall be notified of such revisions. Any changes to the DRB process or membership shall be promptly and jointly communicated to the DRB Members. The Parties may also consider other alternative dispute resolution processes that might be substituted for the DRB process. If the Parties are unable to agree on how the DRB process should be changed, and should they not agree to implement another alternative dispute resolution process, then the provisions of this Article 27 shall continue to apply without change.
     27.12 Unresolved Claims.
          (a) Should either Party not accept any non-binding Award, it shall give the other Party Notice that it intends to take further action as hereinafter provided. If such Notice is not given within thirty (30) Days from the date of receipt of the Award, then the Award shall become final, binding and enforceable under the Unites States Arbitration Act 9 U.S.C. §§ 1 et seq., and judgment thereon may be entered in the court described in Section 34.1, and such Award shall not be subject to review or appeal. Regardless of whether either Party objects to any Award, such Award shall be treated as binding until a final, non-appealable judgment to the contrary has been rendered by the applicable court, and any payments specified due by the DRB shall be paid within five (5) Business Days of the DRB’s Award. (e.g. If the DRB finds that a specified payment amount is due to Contractor and a specified change to the Project Schedule is appropriate, then such payment is due five (5) Business Days after receipt of such Award and the Project Schedule is immediately adjusted and shall be binding until such time as the DRB’s Award is overturned by a final non-appealable judgment.)

          (b) Upon Notice by either Party to the other as provided in Section 27.12(a), such Party may commence litigation concerning the Claim or counterclaim. Any such litigation must be commenced within one (1) year from receipt of the Award. If litigation is not commenced by filing a complaint and issuing a summons within one (1) year, the Award shall become final, binding and enforceable. In the event that litigation is initiated within the time limits set forth above, the other Party shall have the right to litigate any counterclaim, or if the complaint that is filed is based on a counterclaim, the other Party shall have the right to litigate the Claim.
ARTICLE 28 — NOTICES
     All notices, communications, and approvals required or permitted to be given hereunder (“Notice”) (other than invoices, and routine correspondence and reports) shall be in writing and shall be valid and sufficient if delivered in person or dispatched by certified mail (return receipt requested), postage prepaid, in any post office in the United States or by any national overnight delivery service (return receipt requested). Notices delivered in person shall be effective as of the time of delivery, Notices by certified mail shall be effective three (3) Days after the date of postmark, and Notices sent by overnight delivery services shall be effective the Day after they are sent. Notices shall be addressed as follows:

If to Owner:	Progress Energy Florida, Inc.
Attn: Vice President Nuclear Projects and Construction
15760 West Powerline Street
Crystal River, Florida 34428
Telephone No.: (352) 563-4800

With a copy to:	Progress Energy Florida, Inc.
Attn: General Counsel
299 First Avenue N.
PEF 151
St. Petersburg, Florida 33701
Telephone No.: (727) 820-5587

If to Contractor:	Westinghouse Electric Company, LLC
Attn: Thomas J. Weir
Vice President US AP1000 Projects
4350 Northern Pike
Monroeville, PA 15146
Telephone No.: (412) 374-2650

With a copy to:	Westinghouse Electric Company, LLC
Attn: General Counsel
4350 Northern Pike
Monroeville, PA 15146
Telephone No.: (412) 374-6177

With a copy to:	Stone & Webster, Inc.
Attn: Ed Hubner
3 Executive Campus
Cherry Hill, NJ 08002
Telephone No.: (856) 482-4178

and

Stone & Webster, Inc.
Attn: E.K. Jenkins
Nuclear Division Counsel
600 Technology Center Drive
Stoughton, MA 02072
Telephone No.: (617) 589-8882
Either Party may change the Person and/or address to which Notices are to be sent at any time by providing Notice of the change to the other Party in accordance with the provisions set forth above.
ARTICLE 29 — ASSIGNMENT
     Neither Party shall assign this Agreement in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Assignment for purposes of this Article 29 includes a merger, consolidation or similar transaction by either Party that results in the sale or transfer of all or substantially all of its stock or assets to a third party. If any assignment by any Party of this Agreement of any right, interest or obligation therein requires the consent of, or notice to, any Government Authority, including the NRC, then such Party shall not effect such assignment without such consent of, or notice to, such Government Authority. Notwithstanding the forgoing, Owner may assign this Agreement in whole or in part, to a purchaser of the Facility or the Site in connection with sale (in whole or in part), merger, acquisition or consolidation provided the purchaser or entity resulting from the merger, acquisition or consolidation is a Qualified Replacement Owner, and Owner may grant a collateral security interest in the Facility and/or this Agreement to a Qualified Lender in connection with obtaining financing for the Facility without Contractor’s consent provided Owner has given Contractor at least thirty (30) Days Notice of such proposed sale, merger, acquisition, consolidation or grant of a security interest.
ARTICLE 30 — WAIVER
     The failure of either Party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of either Party to enforce each and every provision.

ARTICLE 31 — MODIFICATION
     No modification or amendment of any of the provisions of this Agreement shall be binding unless it is in writing and signed by duly authorized representatives of both Parties, except as expressly provided in Article 9.
ARTICLE 32 — SURVIVAL
     The provisions of Article 1, Article 2, Section 5.11(b), Section 5.14 (Safeguards Information), Article 10, Article 15 (including any other indemnity obligations set forth in this Agreement), Article 17, Article 19, Article 22, and Articles 25 through 37 shall survive the termination or cancellation of this Agreement; provided, that if this Agreement is terminated prior to Substantial Completion of the first Unit for any reason other than for Contractor’s breach, then Sections 19.2 and 19.7 shall not survive such termination. Notwithstanding the foregoing, in the event of termination of the Agreement other than for Contractor’s breach, Owner may retain any Quality Assurance documentation that Contractor supplied to Owner in connection with associated Equipment, and Owner may convey such Quality Assurance documentation to any purchasers of the associated Equipment, provided that the recipient of any such Quality Assurance documentation agrees in writing to protect any Proprietary Data of Contractor and its Subcontractors as provided in Exhibit O to this Agreement.
     The following additional contract provisions and/or obligations shall also survive termination or cancellation of this Agreement: (a) [***], (b) the Parties obligations to comply with the provisions of 10 CFR 21, (c) obligations under Article 23 and 24 to the extent and for the Contractor’s Scope of Work that continues on the Site or Nearby Work Areas [***], (d) the other provisions, terms and / or conditions of this Agreement that limit the liability of one or more of the Parties, and (e) any provisions that are expressly stated to survive termination or cancellation. All other provisions and obligations under this Agreement shall not survive termination or cancellation of this Agreement; provided, however, that to the extent applicable statutes, regulations or other law requires that a particular provision of this Agreement survive or not survive the termination or cancellation of this Agreement, then the DRB or the applicable court shall apply such statute, regulation or law and determine whether such provision does in fact survive the termination or cancellation of this Agreement.
ARTICLE 33 — TRANSFER
     Prior to the removal of any Equipment furnished hereunder from the Facility, except temporarily for repair or permanently for disposal, Owner shall obtain written assurances from the transferee of limitation of and protection against liability following the proposed removal or transfer at least equivalent to that afforded Contractor and Contractor Interests under the provisions of this Agreement. Removal or transfer contrary to the provisions of this Article shall without waiving any legal or equitable rights of Contractor, make Owner the indemnitor of Contractor and Contractor Interests against any liabilities incurred by Contractor and Contractor Interests in excess of those that would have been incurred had no such transfer taken place.

ARTICLE 34 — GOVERNING LAW; WAIVER OF JURY TRIAL; COMPLIANCE WITH SPECIFIED LAWS
     34.1 Governing Law. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without giving effect to the principles thereof relating to conflicts of laws. Any litigation between Contractor (or either Consortium Member) and Owner may be commenced in Federal or State Courts in the State of North Carolina having jurisdiction over the subject matter. Each Party hereby consents to being subject to the personal jurisdiction of such Courts.
     34.2 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     34.3 Compliance with Specified Laws.
          (a) Contractor and its Subcontractors shall observe and abide by applicable Laws in connection with the Work. Without limiting the foregoing, Contractor agrees to comply with applicable provisions of the Americans with Disabilities Act, Fair Labor Standards Act of 1938, Executive Order No. 11246, the Rehabilitation Act of 1973, the Vietnam Veterans Readjustment Act of 1974, as amended, and their respective implementing regulations, which are made a part hereof as if set out herein. Contractor warrants that it will meet the legal requirements of the Immigration Reform and Control Act of 1986, including, but not limited to, verifying workers’ eligibility for U.S. employment through the completion of an I-9 form.
          (b) Contractor assumes exclusive liability for all contributions, taxes or payments required to be made under the applicable federal and state Unemployment Compensation Act, Social Security Acts and all amendments, and by all other current or future acts, federal or state, requiring payment by the Contractor on account of the person hired, employed or paid by Contractor for Work performed under this Agreement.
          (c) It is the intent of Owner to have all Specifications for the Work comply with all applicable Laws. If Contractor discovers any discrepancy or conflict between the Specifications and applicable legal requirements, Contractor shall promptly report the discrepancy in writing to Owner’s Project Director.
          (d) Contractor shall comply with the applicable requirements of the state where the Facility is located to regulate the practice of general, mechanical, and electrical contracting. Also, notwithstanding any of the choice of law provision in this Agreement, the mechanics or other lien laws of the state where the Facility is located shall apply.
          (e) Federal Subcontracting Requirements:
     (i) The provisions of the following Laws, Executive Orders, and any rules and regulations issued thereunder, are incorporated herein by reference as part of this Agreement:
•	Provisions of the Utilization of Small Business Concerns clause set forth at Section 52.219-8 of the Federal Acquisition Regulations, Title 48 of the Code of Federal Regulations, and

•	Provisions of the Small Business Subcontracting Plan clause set forth at Section 52.219-9 of the Federal Acquisition Regulations, Title 48 of the Code of Federal Regulations.
     (ii) Contractor agrees to use commercially reasonable efforts to comply with such provisions and any amendments thereof. In addition, all eligible Subcontracts that Contractor enters into to accomplish the Work under the terms of this Agreement shall obligate such Subcontractors to use commercially reasonable efforts to comply with such provisions.
     (iii) Compliance with the above provisions involve the development of a subcontracting plan, as prescribed in 19.704 of the Federal Acquisition Regulations, herein incorporated by reference. Westinghouse shall not be required to prepare a project specific Subcontracting Plan (as defined in FAR 52.219-9) for this Agreement. Westinghouse shall use its company-wide Subcontracting Plan, as approved by the appropriate US Government Authority. Stone & Webster shall prepare a project specific Supplier Diversity Subcontracting Plan incorporating SBA small business size standards requirements. Stone & Webster’s Subcontracting Plan shall be limited to a statement of the total dollars available for subcontracting under the plan, a description of the principal types of supplies and services to be subcontracted for under the plan and an outline of the efforts to be taken to award work to small business concerns, veteran-owned small business concerns, service-disabled veteran-owned small business concerns, HUBZone small business concerns, small disadvantaged business concerns, or women-owned small business concerns. Contractor shall, upon a prior written request by Owner, provide a written report to Owner that sets forth the total dollar amount paid to any Subcontractor in the categories listed above. Stone & Webster will report such information to Owner, substantially in the format and on the frequency required by Owner as defined in Exhibit DD or a copy of the annual report which details such information that Shaw submits to the U.S. Government. Westinghouse will provide to Owner a copy of Westinghouse’s annual report which details such information that Westinghouse submits to the US government. Such reporting will not be on a contract by contract basis, but will encompass overall Contractor procurements for the appropriate timeframe.
ARTICLE 35 — RELATIONSHIP OF OWNER AND CONTRACTOR
     Contractor is an independent contractor and nothing contained herein shall be construed as creating (a) any relationship between Owner and Contractor other than that of owner and independent contractor, (b) any contractual or employment relationship, or any other relationship whatsoever between Owner and Contractor’s employees or Subcontractors or (c) a fiduciary relationship between Contractor and Owner. Neither Contractor, nor any of its employees, are or shall be deemed to be employees of Owner.

ARTICLE 36 — NO THIRD PARTY BENEFICIARIES
     Except as expressly set forth in this Agreement, the provisions of this Agreement are binding upon, and are intended for the sole benefit of Owner and Contractor (including each of its two Consortium Members) and their respective successors and permitted assigns, and the Parties do not intend to create any other third party beneficiaries or otherwise create privity of contract with any other Person.
ARTICLE 37 — MISCELLANEOUS PROVISIONS
     37.1 Liability Protection. The limitations of liability, waivers, indemnities, extension of insurances and other liability protection provided herein for the benefit of Contractor shall also apply for the benefit of Contractor Interests. The limitations of liability, waivers, indemnities, extension of insurances and other liability protection provided herein for the benefit of Owner shall also apply for the benefit of Owner’s Affiliates and any Site co-owners.
     37.2 [***]. [***].
     37.3 Severability. If any provision of this Agreement or the application of this Agreement to any Person or circumstance shall to any extent be held invalid or unenforceable by the DRB or a court of competent jurisdiction, then (i) the remainder of this Agreement and the application of that provision to Persons or circumstances other than those as to which it is specifically held invalid or unenforceable shall not be affected, and every remaining provision of this Agreement shall be valid and binding to the fullest extent permitted by Laws, and (ii) a suitable and equitable provision shall be substituted for such invalid or unenforceable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.
     37.4 Entire Agreement. This Agreement, including Exhibits A through EE, which are hereby incorporated by reference, contains the entire agreement and understanding between the Parties as to the subject matter of this Agreement, and merges and supersedes all prior agreements, commitments, representations, writings and discussions between them. Neither of the Parties will be bound by any prior obligations, conditions, warranties, or representations with respect to the subject matter of this Agreement.
     37.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     37.6 Public Communication. Contractor and Owner agree to cooperate in maintaining good community relations. With the exceptions of publicly available generic information and information not specifically identifiable to the Site or Nearby Work Areas, Contractor shall not make any announcement, give any photographs, or release any information concerning all or any portion of the Work, this Agreement, or the Facility, to any media source, community group, the press or other public communication outlet, without Owner’s prior written consent (other than in an emergency or to a Government Authority as provided in Section 19.1(d), provided that Contractor may include the Facility or the Work (but not the details of this Agreement) in its regular experience lists.

     37.7 Facility Co-Owners. Prior to or concurrently with any sale or transfer by Owner of an ownership interest in the Facility or a Unit to any Person (other than a sale or transfer that also requires an assignment of Owner’s interest in this Agreement in accordance with Article 29), Owner shall cause such Person to execute and deliver to Contractor an agreement in the form attached as Exhibit EE. A sale or transfer contrary to the provisions of this Section shall without waiving any legal or equitable rights of Contractor, make Owner the indemnitor of Contractor and Contractor Interests against any liabilities incurred by Contractor and Contractor Interests in excess of those that would have been incurred had no such sale or transfer taken place. Promptly following Contractor’s receipt of an executed agreement in the form attached as Exhibit EE hereto, Contractor shall countersign such agreement and return a copy thereof. Notwithstanding the foregoing, if Owner desires to transfer or assign any interest in this Agreement, such a transfer or assignment shall only be valid if it complies with the provisions set forth in Article 29.
(Signatures appear on the next page)

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

FLORIDA POWER CORPORATION

d/b/a PROGRESS ENERGY FLORIDA, INC.

By:	/s/ J.J. Lyash

Name:	J.J. Lyash

Title:	President and Chief Executive Officer, Progress Energy Florida

STONE & WEBSTER, INC.		WESTINGHOUSE ELECTRIC COMPANY LLC

By:	/s/ David P. Barry	By:	/s/ Aris Candris

Name:	David P. Barry	Name:	Aris Candris

Title:	Executive Vice President	Title:	President and Chief Executive Officer

EXHIBITS

EXHIBIT A
SCOPE OF WORK/SUPPLY
AND DIVISION OF RESPONSIBILITY
[***]

EXHIBIT B
CONTRACTOR’S ORGANIZATION
[***]

EXHIBIT C

EXHIBIT C
PROGRESS ENERGY LEVY UNITS 1&2 PERMITS
“O” = Owner and “X” = Contractor and where two organizations are shown as (X/O) or (O/X) for a scope item, the first organization referenced has the lead responsibility and the second has the responsibility to support the lead.
Listing of Required Permits and Licenses

PERMITS, PLANS, &	PERMIT	DESIGN DATA	DEVELOP	OWNER /	IMPLEMENT
DETERMINATIONS NEEDED	TYPE	NEEDED (Y/N)	PERMIT	HOLDER	PERMIT
Federal Permits
US DOT Registration — Hazardous Materials Shipments.	Federal	Y	O/X	O	O
US EPA Spill Prevention, Control and Countermeasure (SPCC) Plan	Federal	Y	X	O	O
FAA Notice of Proposed Construction or Alteration	Federal	Y	X (Note 1)	X/O	X/O
USFWS Consultation	Federal	N	O	O	NA
USFWS Gopher Tortoise Incidental Take Permit	Federal	N	O	O	O
NMFS Magnuson-Stevens Act/Fisheries Management Plan	Federal	N	O	O	O
USCG Aids to Navigation	Federal	Y	O/X	O	O
USACE Section 404 Permit/Rivers & Harbor Act	Federal	Y	O	O	O

State Permits

FDEP Environmental Resource Permit	State	Y	O	O	O
FDEP Sovereign Submerged Lands Lease	State	Y	O	O	O
FDEP/SHPO National Historic Preservation Act	State	N	O	O	NA

Listing of Required Permits and Licenses

PERMITS, PLANS, &	PERMIT	DESIGN DATA	DEVELOP	OWNER /	IMPLEMENT
DETERMINATIONS NEEDED	TYPE	NEEDED (Y/N)	PERMIT	HOLDER	PERMIT
FDEP Surface Water Management Plan	State	Y	X/O	O	X/O
FDEP Erosion & Sedimentation Control Plan	State	Y	X	X	X/O
FDEP Stormwater Pollution Prevention Plan (SWP3)	State	Y	X (Note 1)	X/O	X/O
FDEP Section 401 Water Quality Certification (CWA)	State	Y	O	O	O
FDEP/FFWCC Incidental Take Permit	State	N	O	O	O
FDEP/DCA Coastal Zone Consistency Determination	State	Y	O	O	O
FDEP Coastal Construction Control Line Permit	State	Y	O	O	O
FDEP State Lands Use	State	N	O	O	O
FDEP/SWFWMD Consumptive Use Permit	State	Y	O	O	O
FDEP NPDES Permit, Section 316a	State	Y	O	O	O
FDEP NPDES Permit, Section 316b	State	Y	O	O	O
FDEP NPDES Construction Stormwater Permit	State	Y	X/O	O	X/O
FDEP NPDES Operating Stormwater Permit for Industrial Activities	State	Y	O	O	O
FDEP Dewatering Permit	State	Y	X	X	X
FDEP Well Construction Permit	State	Y	X	X	X/O
FDEP Florida Notification of Regulated Waste Activity/Regulation Standards	State	N	X/O	O	X/O
FDEP Prevention of Significant Deterioration Construction Permit	State	Y	X/O	O	X/O
FDEP — Mangrove Trimming	State	N	O	O	X/O

Listing of Required Permits and Licenses

PERMITS, PLANS, &	PERMIT	DESIGN DATA	DEVELOP	OWNER /	IMPLEMENT
DETERMINATIONS NEEDED	TYPE	NEEDED (Y/N)	PERMIT	HOLDER	PERMIT
Phase I Environmental Site Assessment. Phase II Intrusive investigation (if necessary)	State	N	O	O	NA
FDEP Title V Clean Air Act Operating Permit	State	Y	O	O	O
FDEP Electric and Magnetic Fields (EMF) Standards	State	N	O	O	O
FDEP Aboveground Storage Tank Registration	State	N	O	O	O
FDOT Railroad Crossing Approval	FDOT/CSX	Y	X	O	X/O
FDOT Driveway/Access Authorization	FDOT	Y	X	O	X/O
Local Permits
Levy County Zoning/Land Use Compliance	County	Y	O	O	X/O
Levy County Driveway Permit	County	Y	X	O	X/O
Levy County Health Department Septic Permit and Operating Permit	County	Y	X	O	X/O
Levy County Building Permit/ Development Permit Plumbing Permit; HVAC Permit; Contractors License, etc.	County	Y	X	O	X/O
Development Permit — Town of Inglis Code of Ordinances Ch 34	Local	Y	X	O	O
Town, County, or
Municipal Services
Water/Sewer Connection	District	Y	O/X	O	O
Protected Trees	Town of Inglis	N	O	O	O

Listing of Required Permits and Licenses

PERMITS, PLANS, &	PERMIT	DESIGN DATA	DEVELOP	OWNER /	IMPLEMENT
DETERMINATIONS NEEDED	TYPE	NEEDED (Y/N)	PERMIT	HOLDER	PERMIT
Town of
Tree Trimming	Inglis	N	X/O	O	X/O
Early Site Permits (Additional Permits for Barge Slip, Bridge and Heavy Haul Road to HW 40)
FDEP WMD/ OFFICE OF GREENWAYS AND TRAILS Use of State Owned Lands	State	Y	O	O	O
U.S. Army Corps of Engineers Section 404 Permit for Wetland Fill	Federal	Y	O	O	O
U.S. Army Corps of Engineers Section 10 Permit (Always combined with 404 Permit)	Federal	Y	O	O	O
FDEP Environmental Resource Permit (ERP) and Sovereign Submerged Lands Lease	State	Y	O	O	O
FDEP NPDES Construction Stormwater Permit Stormwater Pollution Prevention Plan (SWPPP) add Notice of Intent (NOI) for NPDES Construction Stormwater General Permit.	State	Y	X/O	X/O	X/O
Water Management District Water Use Permit (for Dewatering)	State	Y	X/O	X	X
Development Permit — Town of Inglis Code of Ordinances Ch 34	Local	Y	X	O	O/X
Levy County Building Permit/ Development Permit Contractors License, etc.	County	Y	X	O/X	X/O

Notes:

(1)	– Contractor to prepare for construction. Owner will support as needed and prepare for operation.

EXHIBIT D
PROJECT EXECUTION PLAN
[***]

EXHIBIT E
MILESTONE PERFORMANCE SCHEDULE
[***]

EXHIBIT F-1
PAYMENT SCHEDULE—[***]
[***]

EXHIBIT F-2
ESTIMATED PAYMENT SCHEDULE—[***]
[***]

EXHIBIT G
TIME AND MATERIALS [***] RATES AND CHARGES
[***]

EXHIBIT H
CONTRACT PRICING
[***]

EXHIBIT I

EXHIBIT I
FORM OF FULL NOTICE TO PROCEED
[VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED
OR VIA OVERNIGHT DELIVERY SERVICE]
Westinghouse Electric Company, LLC
Attn: Thomas J. Weir
4350 Northern Pike
Monroeville, PA 15146
Stone & Webster, Inc.
Attn: Ed Hubner
3 Executive Campus
Cherry Hill, NJ 08002

RE: FULL NOTICE TO PROCEED Engineering, Procurement and Construction Agreement Effective Date (the “Agreement”)
Gentlemen:
This letter constitutes the “Full Notice to Proceed” as defined in the Agreement. All terms used in this Notice to Proceed shall have the meaning set forth in Article 1 — DEFINITIONS of the Agreement. Contractor is hereby authorized to commence and continue with Phase II of the Work until Final Completion.

Progress Energy Florida, Inc.

Owner’s Project Director

cc:	Westinghouse Electric Company, LLC
Attn: General Counsel
4350 Northern Pike
Monroeville, PA 15146

Stone & Webster, Inc.
Attn: E.K. Jenkins
Nuclear Division Counsel
600 Technology Center Drive
Stoughton, MA 02072

EXHIBIT J
PRICE ADJUSTMENT PROVISIONS
[***]

EXHIBIT K
COST CATEGORIES
[***]

EXHIBIT L
NET UNIT ELECTRICAL OUTPUT GUARANTEE AND [***] HOUSE LOAD LIST
[***]

EXHIBIT M-1
AP1000 INTELLECTUAL PROPERTY LICENSE AGREEMENT (WESTINGHOUSE)

EXHIBIT M-1
AP1000 INTELLECTUAL PROPERTY LICENSE AGREEMENT (WESTINGHOUSE)
     This AP1000 Intellectual Property License Agreement (the “License Agreement”) is entered into as of the                      day of                     , 2008, by and between FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC., a Florida corporation having a place of business in Raleigh, N. Carolina (“Progress”), and WESTINGHOUSE ELECTRIC COMPANY LLC, a Delaware limited liability company having a place of business in Monroeville, Pennsylvania (“Westinghouse”). Progress and Westinghouse may be referred to individually as a “Party” and collectively as the “Parties”.
1. Definitions. For purposes of this License Agreement, the terms listed below shall have the meanings indicated beside them. Capitalized terms not otherwise defined below shall have the meanings ascribed to them in the Engineering, Procurement and Construction Agreement between Progress and a consortium consisting of Westinghouse and Stone & Webster, Inc., dated as of the date hereof (the “Agreement”).
     (a) “Available Software” shall mean Software to be delivered to Progress as a part of the Work, which is to be developed or supplied by Westinghouse and its Subcontractors (excluding software to be delivered under a separate Contract for Supply of Nuclear Fuel and Related Services) that, as of the Deposit Date, either has been provided to Progress or is complete and ready for delivery.
     (b) “Bankruptcy Trustee” shall have the meaning set forth in Section 6 of this License Agreement.
     (c) “Deposit Date” shall mean each of the initial date of deposit of Escrowed Materials and the date of deposit of additional Escrowed Materials as provided under Section 9 of this License Agreement.
     (d) “Escrow Agreement” shall have the meaning set forth in Section 9 of this License Agreement.
     (e) “Escrowed Materials” shall have the meaning set forth in Section 9 of this License Agreement.
     (f) “Extraordinary Deposit Materials” shall mean the [***] to be delivered to Progress as a part of the Work, which is to be developed or supplied by Westinghouse and its Subcontractors (excluding software to be delivered under a separate Contract for Supply of Nuclear Fuel and Related Services) that, as of the Deposit Date, is incomplete and has not been delivered.
     (g) “Facility” or “Unit” shall refer to the Facility or a Unit of the Facility as defined in the Agreement.

     (h) “Facility Completion Purposes” means (i) solely for purposes of completing the Facility (and associated simulator) including, without limitation, design, manufacture, construction and installation of the Facility, the simulator, and Ancillary Facilities, trouble-shooting, response to plant events, inspection, evaluation of system or component performance, scheduling, investigations, initial fuel loading, refueling, management, procurement, operation, maintenance, testing, training, repair, licensing, modification, decommissioning, ensuring the safety of the Facility, simulator and Ancillary Facilities and compliance with Laws or Government Authorities and (ii) solely through the end of the Qualified Entity Warranty Period.
     (i) “Facility Documentation” means the AP1000 Facility Information and Available Software in existence on the Effective Date and as hereinafter developed plus, if not included within the AP1000 Facility Information Deliverables identified in Exhibit A, Table 2 to the Agreement, material and information within the possession or control of Westinghouse or its Subcontractors and which Westinghouse has the right to transfer, sublicense or pass-through, that is reasonably necessary for a Qualified Entity to engage in the Facility Completion Purposes through the end of the Qualified Entity Warranty Period, [***]. Notwithstanding, Facility Documentation does not include third party manufacturing data or drawings or Software that Westinghouse does not possess or control, or that Westinghouse does not have the right to transfer, sublicense or pass through to Progress.
     (j) “Intellectual Property Rights” shall mean any and all intellectual or industrial property rights owned by Westinghouse, or which Westinghouse has the rights to transfer, sublicense or pass through, related to the Facility Documentation necessary for a Qualified Entity to utilize the Facility Documentation for Facility Completion Purposes, including, without limitation, all inventions, processes, designs or plans protected under Title 35 of the United States Code; patent applications; trade secrets, works of authorship protected under Title 17 of the United States Code; and any intellectual or industrial property rights inextricably tied to or related to such Facility Documentation; including, the rights to reproduce, display, create derivative works, create improvements, enhancements, and modifications. Intellectual Property Rights shall not include the right to: (i) sue for infringement or (ii) sublicense or sell except as expressly permitted in this License Agreement, including, without limitation, under Sections 2(c) and 7, or (iii) reproduce Facility Documentation that is subject to licensing restrictions in third-party agreements.
     (k) “M-1 Triggering Event” shall mean the occurrence of one or more of the events described under Section 22.2(a) of the Agreement and the subsequent termination of the Agreement.
     (l) “Qualified Entity” shall mean a contractor, supplier or other entity that has, as recognized in the nuclear industry, the capability and experience to design and construct a nuclear power plant and that has entered into a Confidentiality and License Agreement as provided under Section 2(c).
     (m) “Qualified Entity Warranty Period” shall mean the warranty period under the replacement contract with a Qualified Entity, but in no event to exceed twenty-four (24) months after Substantial Completion.

2. Licenses.
     (a) Intellectual Property License. Westinghouse [***] the Facility Documentation and the Intellectual Property Rights therein solely for Facility Completion Purposes. Progress may make a reasonable number of copies of Facility Documentation.
     (b) Third Party Facility Documentation. Facility Documentation licensed by Westinghouse from Subcontractors or third parties are hereby licensed to Progress, as provided under Section 2(a), on a pass-through or sublicensing basis. Such transactions may be subject to the separate contractual or license agreements and limitations on copying and use, and Progress agrees to and shall be bound by the terms of any such Subcontractor or third-party contractual or license agreements.
     (c) Sublicense Rights. Progress may sublicense the Facility Documentation and the Intellectual Property Rights therein to one or more Qualified Entities solely for Facility Completion Purposes; provided, however, that Progress agrees not to grant any such sublicense unless at some time after the issuance of a Full Notice to Proceed but prior to achieving Substantial Completion, an M-1 Triggering Event occurs, and provided further, however, that prior to entering into each such sublicense and prior to disclosure of Facility Documentation to any Qualified Entity, Progress shall notify Westinghouse of the identity of the Qualified Entity and the Qualified Entity shall enter into a confidentiality agreement largely in conformance with Westinghouse Confidentiality and License Agreement with Substitute Contractor set forth in Exhibit AA-1 to the Agreement. Any sublicense shall be in writing and shall identify Westinghouse as the owner or licensee of the Facility Documentation, as applicable. A fully executed copy of such sublicense shall be provided to Westinghouse. Progress agrees that neither it nor any of its employees, agents and/or others over which it has control shall disclose any Facility Documentation to any third party, except as may be otherwise expressly allowed by this License Agreement or provided in the Agreement or Westinghouse Confidentiality and License Agreement with Substitute Contractor set forth in Exhibit AA-1 to the Agreement.
     (d) Improvements. Westinghouse, to the extent required for Progress to make changes, modifications, enhancements and improvements, grants Progress the right to make changes, modifications, enhancements, and improvements to the Facility Documentation and the Intellectual Property Rights therein, and to create derivative works of the foregoing (collectively referred to as “Improvements”), and to use and make a reasonable number of copies of such Improvements solely for Facility Completion Purposes. [***]. Progress shall, upon written request of Westinghouse, grant to Westinghouse a license to use any and all such Improvements upon such commercially reasonable terms and conditions as the Parties may agree. For the avoidance of doubt, this paragraph is not intended to assign or transfer ownership or otherwise give up any right in and to the Facility Documentation or the Intellectual Property Rights therein that may be incorporated into or used in conjunction with the Improvements or to permit Progress or any other third party to use Facility Documentation except as provided for in this License Agreement.

     (e) Documentation. Upon Progress’ request at any time after the occurrence of an M-1 Triggering Event, Westinghouse shall provide to Progress, at reasonable copying and delivery cost to Progress [***], a copy of all Facility Documentation.
3. Representations and Warranties. Westinghouse represents and warrants that Westinghouse owns all rights, title and interest (or otherwise has the necessary rights to transfer and/or grant the rights provided for herein) in the Facility Documentation and the Intellectual Property Rights therein that are in existence on the date hereof and will take all commercially reasonable steps necessary to ensure that it owns all rights, title and interest in (or otherwise has the legal right to transfer and/or grant the licenses provided for herein) the Facility Documentation and the Intellectual Property Rights therein that comes into existence after the date hereof or that it uses with respect to the Facility and that it would be obligated to license and transfer to Progress under this License Agreement.
EXCEPT AS PROVIDED ABOVE, WESTINGHOUSE MAKES NO WARRANTIES AND PROGRESS HEREBY WAIVES ANY CLAIM FOR LIABILITY AND ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND RELATED TO THE FACILITY DOCUMENTATION OR THIS INTELLECTUAL PROPERTY LICENSE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OR NON-INFRINGEMENT.
PROGRESS MAKES NO WARRANTIES AND WESTINGHOUSE HEREBY WAIVES ANY CLAIM FOR LIABILITY AND ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND RELATED TO ANY AND ALL IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OR NON-INFRINGEMENT.
4. Intellectual Property Indemnity.
     (a) Westinghouse will, at its own cost and expense, defend (or at its option subject to Section 4(b), settle) and shall indemnify and hold Progress or any Qualified Entity harmless from and against any and all claims, demands, costs, suits, actions, proceedings, fines and penalties (and interest thereon) brought against Progress or any Qualified Entity to the extent based solely on an allegation that the Facility Documentation or any of the Intellectual Property Rights therein, or any part thereof furnished hereunder, or the use thereof in a manner contemplated by this License Agreement, constitutes an infringement, violation, or arises from or involves the misappropriation of, any patent, trademark, copyright, trade secret or other property right or intellectual property right, or any other similar intellectual property protection, if Westinghouse is notified promptly in writing and given authority, information, and assistance for the defense of any such suit or proceeding. Westinghouse will indemnify and save Progress or any Qualified Entity harmless from all damages, liabilities, losses, fees (including, without limitation, reasonable attorney fees), costs, and expenses incurred by Progress or any Qualified Entity in connection with any such claim, suit, action or proceeding, or awarded in any such suit, action, or proceeding. Westinghouse will not be responsible for any settlement of such suit, action, or proceeding made without its prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. If the use of the Facility Documentation or any of the Intellectual Property Rights therein or any part thereof furnished hereunder, as a result of any such suit, action, or proceeding is held to constitute infringement or misappropriation and its use by Progress or any Qualified Entity is in any manner enjoined or restrained, Westinghouse will, at its option and at its own cost and expense, either: (i) procure for Progress or any Qualified Entity the right to continue using said Facility Documentation and the Intellectual Property Rights therein or part thereof, as contemplated under this License Agreement; (ii) replace same with substantially equivalent noninfringing Facility Documentation and the Intellectual Property Rights therein; or (iii) modify same so it becomes non-infringing while remaining substantially equivalent features and functionalities.
     (b) Neither Party shall compromise or settle any claim, action, suit or proceeding in which the other Party is named without the other Party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld, unless such settlement provides for the payment of money only by the settling Party and provides for a full, complete and unconditional release of the other Party and, if appropriate, each Qualified Entity.
     (c) Westinghouse will have no indemnity duty or obligation hereunder to the extent that a claim of infringement relates to a specific item of Facility Documentation and (i) such specific item of the Facility Documentation furnished hereunder is supplied pursuant to a design or drawing prepared by Progress or any Qualified Entity, (ii) such specific item of Facility Documentation is modified by Progress or any Qualified Entity, or (iii) such specific item of the Facility Documentation is combined by Progress or any Qualified Entity with items not furnished hereunder or recommended, approved, or authorized in writing by Westinghouse. In the event such a suit or proceeding is brought against Westinghouse as a result of such Progress or Qualified Entity actions, Progress will indemnify and save Westinghouse harmless to the same extent as Westinghouse has agreed to indemnify and save Progress or any Qualified Entity harmless hereunder as provided in Section 4(a); provided that Progress will not be responsible for any settlement of any such suit or proceeding made without Progress’ prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.
     (d) Progress hereby agrees to defend (or at its option subject to Section 4(b), settle) and indemnify Westinghouse and its Subcontractors from and against any and all third party (“third party” not to include any Subcontractor, Westinghouse or other third party to whose Facility Documentation and Intellectual Property Rights therein Progress is granted a license and right under Section 2(a)) claims, demands, costs, suits, actions, proceedings, fines and penalties (and interest thereon) brought against Westinghouse or its Subcontractors to the extent based solely on an allegation that (i) any Improvement as used by Progress or any Qualified Entity, or (ii) any use by Progress or any Qualified Entity of the Facility Documentation in a manner not contemplated by this License Agreement, results in an infringement, or claim of infringement, of any patent, trademark, copyright or other third party intellectual property right, or any other similar intellectual property protection in the United States, if Progress is notified promptly in writing and given authority, information, and assistance for the defense of any such suit or proceeding.

     (e) The Parties understand and agree that the Extraordinary Deposit Materials are provided by Westinghouse “AS IS” to Progress and that Westinghouse makes no representations or warranties, express or implied, as to the quality, accuracy or completeness of the Extraordinary Deposit Materials under this License Agreement. Westinghouse has no liability or responsibility whatsoever with respect to the use of, the consequences of the use of, results obtained by use of, or reliance upon the Extraordinary Deposit Materials. WESTINGHOUSE SPECIFICALLY DISCLAIMS AND ALL PARTIES AGREE THAT ALL WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE AND MERCHANTABILITY, TO THE WESTINGHOUSE EXTRAORDINARY DEPOSIT MATERIALS ARE HEREBY FULLY DISCLAIMED AS ALLOWED BY LAW.
     (f) Progress hereby agrees to defend (or at its option subject to Section 4(b), settle) and indemnify Westinghouse and its Subcontractors from and against any and all third party claims, demands, costs, suits, actions, proceedings, fines and penalties (and interest thereon) brought against Westinghouse or its Subcontractors to the extent based on an allegation that use of the Extraordinary Deposit Materials, with or without modification, by Progress or any Qualified Entity, results in an infringement, or claim of infringement, of any patent, trademark, copyright or other third party intellectual property right, or any other similar intellectual property protection in the United States, if Progress is notified promptly in writing and given authority, information, and assistance for the defense of any such suit or proceeding.
THIS IS AN EXCLUSIVE STATEMENT RELATING TO FACILITY DOCUMENTATION AND THE INTELLECTUAL PROPERTY RIGHTS THEREIN AND IMPROVEMENTS RIGHTS PURSUANT TO THIS LICENSE AGREEMENT AND ALL THE REMEDIES OF THE PARTIES RELATING THERETO.
5. Proprietary Rights.
     (a) Except for the licenses granted herein, all rights, title and interests in and to the Facility Documentation and Intellectual Property Rights therein shall remain exclusively with Westinghouse or it Subcontractors or licensors.
     (b) All rights title and interests in and to any new material subject to patent, trade secret, or copyright protection added to the Facility Documentation or the Intellectual Property Rights therein by or on behalf of Progress shall be exclusively owned by Progress. Progress hereby grants Westinghouse a perpetual, fully paid-up, royalty-free, non-exclusive, transferable, and assignable (as provided in Section 7 below) irrevocable and non-terminable right and license to use such new material added to the Facility Documentation solely for Facility Purposes.
     (c) To the extent there are any conflicts between any of the provisions of this License Agreement and Article 19 of the Agreement, the provisions of this License Agreement shall control.
6. Bankruptcy Section 365(n). Westinghouse acknowledges and agrees that this License Agreement creates no presumption that Westinghouse or any trustee or other fiduciary of Westinghouse is entitled to reject or terminate the Agreement or this License Agreement under applicable Law. Westinghouse acknowledges that if Westinghouse as a debtor in possession or a trustee in Bankruptcy (“Bankruptcy Trustee”) in a case under the United States Bankruptcy Code rejects the Agreement or this License Agreement, Progress may elect to retain its rights under this License Agreement as provided in Section 365(n) of the United States Bankruptcy Code. Upon written request of Progress to Westinghouse or the Bankruptcy Trustee, Westinghouse or such Bankruptcy Trustee shall not interfere with the rights of Progress as provided in this License Agreement, including without limitation, the right to use or make available the Facility Documentation and the Intellectual Property Rights therein.
7. Assignment. Neither Party will be entitled (in whole or in part) to assign this License Agreement or its rights hereunder or to delegate or subcontract its obligations hereunder without the express written consent of the other Party hereto; provided, however, that Progress shall have the right without the consent of Westinghouse or any third party to assign or otherwise transfer any and all of its rights under this License Agreement to any party in connection with any assignment, sale or transfer of the Facility or any Unit. Assignment of third party intellectual property shall be governed by the terms of the applicable third party license. Any assignment or transfer in violation of this License Agreement will be null and void. This License Agreement and the rights and obligations of either Party hereto will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
8. Term of Agreement. Notwithstanding any other provision of this License Agreement, this License Agreement shall terminate upon Final Completion of both Units by Contractor or upon expiration of the Qualified Entity Warranty Period, whichever occurs first. At all times, including during the Qualified Entity Warranty Period, all Facility Documentation and Intellectual Property Rights therein provided or otherwise made available to Progress under this License Agreement, shall, subject to the exceptions contained in the definition of the term Proprietary Data, be deemed Proprietary Data (unless otherwise denoted in writing as agreed to by the Parties) and Progress shall have the rights and obligations with respect thereto as set forth in Article 19 of the Agreement.
9. [***] Facility Documentation. [***].
IN WITNESS WHEREOF, the Parties have duly executed this License Agreement as of the date first above written.
Florida Power Corporation, d/b/a

PROGRESS ENERGY FLORIDA, INC.	WESTINGHOUSE ELECTRIC COMPANY LLC

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT M-2
AP1000 INTELLECTUAL PROPERTY LICENSE AGREEMENT (STONE & WEBSTER)

EXHIBIT M-2
AP1000 INTELLECTUAL PROPERTY LICENSE AGREEMENT (STONE &WEBSTER)
     This AP1000 Intellectual Property License Agreement (the “License Agreement”) is entered into as of the                      day of                     , 2008, by and between FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC., a Florida corporation having a place of business in Raleigh, N. Carolina (“Progress”), and STONE & WEBSTER, INC., a Louisiana corporation having a place of business in Baton Rouge, Louisiana (“Stone & Webster”). Progress and Stone & Webster may be referred to individually as a “Party” and collectively as the “Parties”.
1. Definitions. For purposes of this License Agreement, the terms listed below shall have the meanings indicated beside them. Capitalized terms not otherwise defined below shall have the meanings ascribed to them in the Engineering, Procurement and Construction Agreement between Progress and a consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, dated as of the date hereof (the “Agreement”).
     (a) “Available Software” shall mean Software to be delivered to Progress as a part of the Work, which is to be developed or supplied by Stone & Webster and its Subcontractors that, as of the Deposit Date, either has been provided to Progress or is complete and ready for delivery.
     (b) “Bankruptcy Trustee” shall have the meaning set forth in Section 6 of this License Agreement.
     (c) “Deposit Date” shall mean each of the initial date of deposit of Escrowed Materials and the date of deposit of additional Escrowed Materials as provided under Section 9 of this License Agreement.
     (d) “Escrow Agreement” shall have the meaning set forth in Section 9 of this License Agreement.
     (e) “Escrowed Materials” shall have the meaning set forth in Section 9 of this License Agreement.
     (f) “Extraordinary Deposit Materials” shall mean the [***] to be delivered to Progress as a part of the Work, which is to be developed or supplied by Stone & Webster and its Subcontractors that, as of the Deposit Date, is incomplete and has not been delivered.
     (g) “Facility” or “Unit” shall refer to the Facility or a Unit of the Facility as defined in the Agreement.

     (h) “Facility Completion Purposes” means (i) solely for purposes of completing the Facility (and associated simulator) including, without limitation, design, manufacture, construction and installation of the Facility, the simulator, and Ancillary Facilities, trouble-shooting, response to plant events, inspection, evaluation of system or component performance, scheduling, investigations, initial fuel loading, refueling, management, procurement, operation, maintenance, testing, training, repair, licensing, modification, decommissioning, ensuring the safety of the Facility, simulator and Ancillary Facilities and compliance with Laws or Government Authorities and (ii) solely through the end of the Qualified Entity Warranty Period.
     (i) “Facility Documentation” means the AP1000 Facility Information and Available Software in existence on the Effective Date and as hereinafter developed plus, if not included within the AP1000 Facility Information Deliverables identified in Exhibit A, Table 2 to the Agreement, material and information within the possession or control of Stone & Webster or its Subcontractors and which Stone & Webster has the right to transfer, sublicense or pass-through, that is reasonably necessary for a Qualified Entity to engage in the Facility Completion Purposes through the end of the Qualified Entity Warranty Period, [***]. Notwithstanding, Facility Documentation does not include third party manufacturing data or drawings or Software that Stone & Webster does not possess or control, or that Stone & Webster does not have the right to transfer, sublicense or pass through to Progress.
     (j) “Intellectual Property Rights” shall mean any and all intellectual or industrial property rights owned by Stone & Webster, or which Stone & Webster has the rights to transfer, sublicense or pass through, related to the Facility Documentation necessary for a Qualified Entity to utilize the Facility Documentation for Facility Completion Purposes, including, without limitation, all inventions, processes, designs or plans protected under Title 35 of the United States Code; patent applications; trade secrets, works of authorship protected under Title 17 of the United States Code; and any intellectual or industrial property rights inextricably tied to or related to such Facility Documentation; including, the rights to reproduce, display, create derivative works, create improvements, enhancements, and modifications. Intellectual Property Rights shall not include the right to: (i) sue for infringement or (ii) sublicense or sell except as expressly permitted in this License Agreement, including, without limitation, under Sections 2(c) and 7, or (iii) reproduce Facility Documentation that is subject to licensing restrictions in third-party agreements.
     (k) “M-2 Triggering Event” shall mean the occurrence of one or more of the events described under Section 22.2(a) of the Agreement and the subsequent termination of the Agreement.
     (l) “Qualified Entity” shall mean a contractor, supplier or other entity that has, as recognized in the nuclear industry, the capability and experience to design and construct a nuclear power plant and that has entered into a Confidentiality and License Agreement as provided under Section 2(c).

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     (m) “Qualified Entity Warranty Period” shall mean the warranty period under the replacement contract with a Qualified Entity, but in no event to exceed twenty-four (24) months after Substantial Completion.
2. Licenses.
     (a) Intellectual Property License. Stone & Webster [***] the Facility Documentation and the Intellectual Property Rights therein solely for Facility Completion Purposes. Progress may make a reasonable number of copies of Facility Documentation.
     (b) Third Party Facility Documentation. Facility Documentation licensed by Stone & Webster from Subcontractors or third parties are hereby licensed to Progress, as provided under Section 2(a), on a pass-through or sublicensing basis. Such transactions may be subject to the separate contractual or license agreements and limitations on copying and use, and Progress agrees to and shall be bound by the terms of any such Subcontractor or third-party contractual or license agreements.
     (c) Sublicense Rights. Progress may sublicense the Facility Documentation and the Intellectual Property Rights therein to one or more Qualified Entities solely for Facility Completion Purposes; provided, however, that Progress agrees not to grant any such sublicense unless at some time after the issuance of a Full Notice to Proceed but prior to achieving Substantial Completion, an M-2 Triggering Event occurs, and provided further, however, that prior to entering into each such sublicense and prior to disclosure of Facility Documentation to any Qualified Entity, Progress shall notify Stone & Webster of the identity of the Qualified Entity and the Qualified Entity shall enter into a confidentiality agreement largely in conformance with Stone & Webster Confidentiality and License Agreement with Substitute Contractor set forth in Exhibit AA-1 to the Agreement. Any sublicense shall be in writing and shall identify Stone & Webster as the owner or licensee of the Facility Documentation, as applicable. A fully executed copy of such sublicense shall be provided to Stone & Webster. Progress agrees that neither it nor any of its employees, agents and/or others over which it has control shall disclose any Facility Documentation to any third party, except as may be otherwise expressly allowed by this License Agreement or provided in the Agreement or Stone & Webster Confidentiality and License Agreement with Substitute Contractor set forth in Exhibit AA-1 to the Agreement.
     (d) Improvements. Stone & Webster , to the extent required for Progress to make changes, modifications, enhancements and improvements, grants Progress the right to make changes, modifications, enhancements, and improvements to the Facility Documentation and the Intellectual Property Rights therein, and to create derivative works of the foregoing (collectively referred to as “Improvements”), and to use and make a reasonable number of copies of such Improvements solely for Facility Completion Purposes. [***]. Progress shall, upon written request of Stone & Webster, grant to Stone & Webster a license to use any and all such Improvements upon such commercially reasonable terms and conditions as the Parties may agree. For the avoidance of doubt, this paragraph is not intended to assign or transfer ownership or otherwise give up any right in and to the Facility Documentation or the Intellectual Property

3

Rights therein that may be incorporated into or used in conjunction with the Improvements or to permit Progress or any other third party to use Facility Documentation except as provided for in this License Agreement.
     (e) Documentation. Upon Progress’ request at any time after the occurrence of an M-2 Triggering Event, Stone & Webster shall provide to Progress, at reasonable copying and delivery cost to Progress [***], a copy of all Facility Documentation.
3. Representations and Warranties. Stone & Webster represents and warrants that Stone & Webster owns all rights, title and interest (or otherwise has the necessary rights to transfer and/or grant the rights provided for herein) in the Facility Documentation and the Intellectual Property Rights therein that are in existence on the date hereof and will take all commercially reasonable steps necessary to ensure that it owns all rights, title and interest in (or otherwise has the legal right to transfer and/or grant the licenses provided for herein) the Facility Documentation and the Intellectual Property Rights therein that comes into existence after the date hereof or that it uses with respect to the Facility and that it would be obligated to license and transfer to Progress under this License Agreement.
EXCEPT AS PROVIDED ABOVE, STONE & WEBSTER MAKES NO WARRANTIES AND PROGRESS HEREBY WAIVES ANY CLAIM FOR LIABILITY AND ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND RELATED TO THE FACILITY DOCUMENTATION OR THIS INTELLECTUAL PROPERTY LICENSE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OR NON-INFRINGEMENT.
PROGRESS MAKES NO WARRANTIES AND STONE & WEBSTER HEREBY WAIVES ANY CLAIM FOR LIABILITY AND ANY EXPRESS OR IMPLIED WARRANTY OF ANY KIND RELATED TO ANY AND ALL IMPROVEMENTS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY OR NON-INFRINGEMENT.
4. Intellectual Property Indemnity.
     (a) Stone & Webster will, at its own cost and expense, defend (or at its option subject to Section 4(b), settle) and shall indemnify and hold Progress or any Qualified Entity harmless from and against any and all claims, demands, costs, suits, actions, proceedings, fines and penalties (and interest thereon) brought against Progress or any Qualified Entity to the extent based solely on an allegation that the Facility Documentation or any of the Intellectual Property Rights therein, or any part thereof furnished hereunder, or the use thereof in a manner contemplated by this License Agreement, constitutes an infringement, violation, or arises from or involves the misappropriation of, any patent, trademark, copyright, trade secret or other property right or intellectual property right, or any other similar intellectual property protection, if Stone & Webster is notified promptly in writing and given authority, information, and assistance for the defense of any such suit or proceeding. Stone & Webster will indemnify and save the Progress or any Qualified Entity harmless from all damages, liabilities, losses, fees (including, without

4

limitation, reasonable attorney fees), costs, and expenses incurred by Progress or any Qualified Entity in connection with any such claim, suit, action or proceeding, or awarded in any such suit, action, or proceeding. Stone & Webster will not be responsible for any settlement of such suit, action, or proceeding made without its prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld. If the use of the Facility Documentation or any of the Intellectual Property Rights therein or any part thereof furnished hereunder, as a result of any such suit, action, or proceeding is held to constitute infringement or misappropriation and its use by the Progress or any Qualified Entity is in any manner enjoined or restrained, Stone & Webster will, at its option and at its own cost and expense, either: (i) procure for the Progress or any Qualified Entity the right to continue using said Facility Documentation and the Intellectual Property Rights therein or part thereof, as contemplated under this License Agreement; (ii) replace same with substantially equivalent noninfringing Facility Documentation and the Intellectual Property Rights therein; or (iii) modify same so it becomes non-infringing while remaining substantially equivalent features and functionalities.
     (b) Neither Party shall compromise or settle any claim, action, suit or proceeding in which the other Party is named without the other Party’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld, unless such settlement provides for the payment of money only by the settling Party and provides for a full, complete and unconditional release of the other Party and, if appropriate, each Qualified Entity.
     (c) Stone & Webster will have no indemnity duty or obligation hereunder to the extent that a claim of infringement relates to a specific item of Facility Documentation and (i) such specific item of the Facility Documentation furnished hereunder is supplied pursuant to a design or drawing prepared by Progress or any Qualified Entity, (ii) such specific item of Facility Documentation is modified by Progress or any Qualified Entity, or (iii) such specific item of the Facility Documentation is combined by Progress or any Qualified Entity with items not furnished hereunder or recommended, approved, or authorized in writing by Stone & Webster . In the event such a suit or proceeding is brought against Stone & Webster as a result of such Progress or Qualified Entity actions, Progress will indemnify and save Stone & Webster harmless to the same extent as Stone & Webster has agreed to indemnify and save Progress or any Qualified Entity harmless hereunder as provided in Section 4(a); provided that Progress will not be responsible for any settlement of any such suit or proceeding made without Progress’ prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.
     (d) Progress hereby agrees to defend (or at its option subject to Section 4(b), settle) and indemnify Stone & Webster and its Subcontractors from and against any and all third party (“third party” not to include any Subcontractor, Stone & Webster or other third party to whose Facility Documentation and Intellectual Property Rights therein Progress is granted a license and right under Section 2(a)) claims, demands, costs, suits, actions, proceedings, fines and penalties (and interest thereon) brought against Stone & Webster or its Subcontractors to the extent based solely on an allegation that (i) any Improvement as used by Progress or any Qualified Entity, or (ii) any use by Progress or any Qualified Entity of the Facility Documentation in a manner not contemplated by this License Agreement, results in an infringement, or claim of infringement, of any patent, trademark, copyright or other third party intellectual property right, or any other

5

similar intellectual property protection in the United States, if Progress is notified promptly in writing and given authority, information, and assistance for the defense of any such suit or proceeding.
     (e) The Parties understand and agree that the Extraordinary Deposit Materials are provided by Stone & Webster “AS IS” to Progress and that Stone & Webster makes no representations or warranties, express or implied, as to the quality, accuracy or completeness of the Extraordinary Deposit Materials under this License Agreement. Stone & Webster has no liability or responsibility whatsoever with respect to the use of, the consequences of the use of, results obtained by use of, or reliance upon the Extraordinary Deposit Materials. STONE & WEBSTER SPECIFICALLY DISCLAIMS AND ALL PARTIES AGREE THAT ALL WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE AND MERCHANTABILITY, TO THE STONE & WEBSTER EXTRAORDINARY DEPOSIT MATERIALS ARE HEREBY FULLY DISCLAIMED AS ALLOWED BY LAW.
     (f) Progress hereby agrees to defend (or at its option subject to Section 4(b), settle) and indemnify Stone & Webster and its Subcontractors from and against any and all third party claims, demands, costs, suits, actions, proceedings, fines and penalties (and interest thereon) brought against Stone & Webster or its Subcontractors to the extent based on an allegation that use of the Extraordinary Deposit Materials, with or without modification, by Progress or any Qualified Entity, results in an infringement, or claim of infringement, of any patent, trademark, copyright or other third party intellectual property right, or any other similar intellectual property protection in the United States, if Progress is notified promptly in writing and given authority, information, and assistance for the defense of any such suit or proceeding.
THIS IS AN EXCLUSIVE STATEMENT RELATING TO FACILITY DOCUMENTATION AND THE INTELLECTUAL PROPERTY RIGHTS THEREIN AND IMPROVEMENTS RIGHTS PURSUANT TO THIS LICENSE AGREEMENT AND ALL THE REMEDIES OF THE PARTIES RELATING THERETO.
5. Proprietary Rights.
     (a) Except for the licenses granted herein, all rights, title and interests in and to the Facility Documentation and Intellectual Property Rights therein shall remain exclusively with Stone & Webster or it Subcontractors or licensors.
     (b) All rights title and interests in and to any new material subject to patent, trade secret, or copyright protection added to the Facility Documentation or the Intellectual Property Rights therein by or on behalf of Progress shall be exclusively owned by Progress. Progress hereby grants Stone & Webster a perpetual, fully paid-up, royalty-free, non-exclusive, transferable, and assignable (as provided in Section 7 below) irrevocable and non-terminable right and license to use such new material added to the Facility Documentation solely for Facility Purposes.

6

     (c) To the extent there are any conflicts between any of the provisions of this License Agreement and Article 19 of the Agreement, the provisions of this License Agreement shall control.
6. Bankruptcy Section 365(n). Stone & Webster acknowledges and agrees that this License Agreement creates no presumption that Stone & Webster or any trustee or other fiduciary of Stone & Webster is entitled to reject or terminate the Agreement or this License Agreement under applicable Law. Stone & Webster acknowledges that if Stone & Webster as a debtor in possession or a trustee in Bankruptcy (“Bankruptcy Trustee”) in a case under the United States Bankruptcy Code rejects the Agreement or this License Agreement, Progress may elect to retain its rights under this License Agreement as provided in Section 365(n) of the United States Bankruptcy Code. Upon written request of Progress to Stone & Webster or the Bankruptcy Trustee, Stone & Webster or such Bankruptcy Trustee shall not interfere with the rights of Progress as provided in this License Agreement, including without limitation, the right to use or make available the Facility Documentation and the Intellectual Property Rights therein.
7. Assignment. Neither Party will be entitled (in whole or in part) to assign this License Agreement or its rights hereunder or to delegate or subcontract its obligations hereunder without the express written consent of the other Party hereto; provided, however, that Progress shall have the right without the consent of Stone & Webster or any third party to assign or otherwise transfer any and all of its rights under this License Agreement to any party in connection with any assignment, sale or transfer of the Facility or any Unit. Assignment of third party intellectual property shall be governed by the terms of the applicable third party license. Any assignment or transfer in violation of this License Agreement will be null and void. This License Agreement and the rights and obligations of either Party hereto will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
8. Term of Agreement. Notwithstanding any other provision of this License Agreement, this License Agreement shall terminate upon Final Completion of both Units by Contractor or upon expiration of the Qualified Entity Warranty Period, whichever occurs first. At all times, including during the Qualified Entity Warranty Period, all Facility Documentation and Intellectual Property Rights therein provided or otherwise made available to Progress under this License Agreement, shall, subject to the exceptions contained in the definition of the term Proprietary Data, be deemed Proprietary Data (unless otherwise denoted in writing as agreed to by the Parties) and Progress shall have the rights and obligations with respect thereto as set forth in Article 19 of the Agreement.
9. [***] Facility Documentation. [***].
IN WITNESS WHEREOF, the Parties have duly executed this License Agreement as of the date first above written.
Florida Power Corporation, d/b/a

7

PROGRESS ENERGY FLORIDA, INC.	STONE & WEBSTER, INC.

By:	By:

Name:	Name:

Title:	Title:

8

EXHIBIT N
INDUSTRY CODES AND STANDARDS

EXHIBIT N
INDUSTRY CODES AND STANDARDS
Table of Contents

Introduction	2
Codes and Standards
ACI – American Concrete Institute	4
AISC – American Institute of Steel Construction	4
AISI – American Iron and Steel Institute	4
AMCA – Air Movement and Control Association, Inc.	5
ANS – American Nuclear Society	5
ANSI – American National Standards Institute	6
API – American Petroleum Institute	8
ARI – Air Conditioning and Refrigeration Institute	8
ASCE – American Society of Civil Engineers	8
ASHRAE – American Society of Heating, Refrigeration, and Air-Conditioning Engineers	9
ASME – American Society of Mechanical Engineers	9
ASTM – American Society of Testing and Materials	12
AWS – American Welding Society	14
AWWA – American Water Works Association	14
CMAA – Crane Manufacturers Association of America	14
FEMA – Federal Emergency Management Agency	14
IEEE – Institute of Electrical and Electronics Engineers	14
ISA – Instrumentation, Systems and Automation Society	18
MIL – Military Standards and Specifications	18
NEMA – National Electrical Manufacturers Association	19
NFPA – National Fire Protection Association	19
SMACNA – Sheet Metal and Air Conditioning Contractors’ National Association	20
UBC – Uniform Building Code	20
UL – Underwriters Laboratories Inc.	21

AP1000 Nuclear Power Plant Codes and Standards Introduction
Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Agreement to which this Exhibit N is appended.
This document provides a non-exhaustive listing of industry codes and standards that are applicable to the AP1000 Nuclear Power Plant design (the “Industry Codes and Standards”). The codes and standards that are applicable to the AP1000 design are the codes and standards that were in place prior to the submittal of the AP1000 Design Certification Document (DCD), Revision 15, as approved by the NRC in NUREG1773. These are the same codes and standards that are listed in Revision 17 of the DCD along with changes/additions approved through the Westinghouse design change process.
The attached Table 1 listing of the Industry Codes and Standards is derived from the AP1000 document APP-GW-G1X-001 Rev. 2 “Governing AP1000 Codes and Standards” and the AP1000 Design Certification Document This list therefore is a listing of codes and standards that the AP1000 Nuclear Power Plant design is committed to by the licensing process. The revision or date of each code and standard is also included in the attached table. For codes and standards that were provided in the DCD without revision or date, the revision or date in effect, March 2002 (submittal date of the AP1000 Nuclear Power Plant design to NRC) was used. The revisions reflect the DCD licensing commitment. Changes to the standard or revision may require a licensing submittal by Owner. Contractor will notify Owner of any proposed changes to the listing of Industry Codes and Standards to ensure that they are reflected in future licensing submittals.
Except as provided below, regarding ASME application, the edition and addenda of the ASME code applied in the design and manufacture of each component is the edition and addenda established by the requirements of the DCD. The use of editions and addenda issued subsequent to the DCD is permitted, however any change to ASME code edition will require NRC approval. In the event the DCD does not specify the edition and addenda of the code applicable to an activity required under the Agreement, the activity will be performed in compliance with the code edition and addenda required under 10 CFR 50.55a in effect at the time of the activity. The baseline used for the evaluations done to support this Design Control Document and the DCD is the 1998 Edition, 2000 Addenda, except as follows:
The 1989 Edition, 1989 Addenda is used for Articles NB-3200 (Design by Analysis), NB-3600, NC-3600, and ND-3600 (Piping Design) in lieu of later editions and addenda.
When later editions and addenda of ASME Code are used, Contractor shall perform ASME Code reconciliation per the applicable ASME Code section for all code related aspects of design, procurement and construction.

Guidance for ASME code year and addenda to use in mechanical equipment and valve specifications:
CASE 1: ASME Section III Safety Related Equipment in Support of the Design Certification
If the principal construction code for the equipment is ASME Section III as defined in Table 3.2-3 of the DCD, then the year and addenda shall be in accordance with paragraphs 5.2.1.1 and 6.1.1 of the DCD (i.e., 1998 year with 2000 addenda), except for piping design as follows:
“The 1989 Edition, 1989 Addenda is used for Articles NB-3200 (Design by Analysis), NB-3600, NC-3600, and ND-3600 (Piping Design) in lieu of later editions and addenda for piping design.”
Any other ASME BP&V Code Sections listed within the equipment specification for this equipment (e.g., II, V, IX, and XI) shall have the same 1998 year and 2000 addenda.
In addition to AP1000 Nuclear Power Plant codes A, B, and C, the above applies to code D (non-safety equipment being built to ASME Section III as the principal construction code defined in Table 3.2-3 of the DCD).
CASE 2: Non-ASME Section III Equipment (Non-Safety Related Equipment)
If the equipment principal construction code is ASME but NOT Section III as defined in Table 3.2-3 in the DCD (e.g., ASME Section VIII for pressure tanks/vessels), then the ASME 2001 year and 2003 addenda shall be used, unless otherwise specified in the DCD. ASME Section III will NOT be included in the specifications and standards list in the equipment specification.
If any other ASME Sections are listed within the equipment specification (e.g., ASME Section IX for welding requirements), then the 2001 year with 2003 addenda shall be used for them as well.
The attached table, Table 1, only lists industry codes and standards. Regulatory standards (Regulatory Guides, NUREGs, etc.) are not included in the attachment; these standards are referenced in the DCD.
Table 2 identifies industry codes and standards that are not included in the Licensing Basis but are pertinent to the Facility. Since they are not included as part of the Licensing Basis, revisions may be used as determined by Contractor in its sole discretion.

ACI — American Concrete Institute

ACI 117, “Standard Specification for Tolerances for Concrete Construction and Materials,” 1990	3.8

ACI 211.1, “Standard Practice for Selecting Proportions for Normal, Heavy Weight, and Mass Concrete,” 1991	3.8

ACI 304R, “Guide for Measuring, Mixing, Transporting, and Placing Concrete,” 2000	3.8

ACI 318, “Building Code Requirements for Reinforced Concrete,” 2002	2.5

ACI 349.3R, “Evaluation of Existing Nuclear Safety-Related Concrete Structures,” 1996	3.8

ACI 349, “Code Requirements for Nuclear Safety Related Concrete Structures,” 2001	1A, 3.8, 3H

AISC — American Institute of Steel Construction

AISC N690, “Specification for the Design, Fabrication, and Erection of Steel Safety-Related Structures for Nuclear Facilities,” 1994	3A, 3F, 3H

AISC S335, “Specification for Structural Steel Buildings, Allowable Stress Design and Plastic Design,” 1989	3.3

AISC 341, “Seismic Provisions for Structural Steel Buildings,” April 1997 including Supplement 2, November 2000	3.7

AISI — American Iron and Steel Institute

AISI SG-971, “Specification for the Design of Cold Formed Steel Structural Members,” 1996 Edition and Supplement No. 1, July 30, 1999	3A, 3F

AMCA — Air Movement and Control Association, Inc.

AMCA 210, “Laboratory Method of Testing Fans for Rotating Purposes,” 1985	9.4

AMCA 211, “Certified Ratings Program Air Performance,” 1987	9.4

AMCA 300, “Reverberant Room Method for Sound Testing of Fans,” 1985	9.4

AMCA 500, “Test Method for Louvers, Dampers, and Shutters,”1989	9.4

ANS – American Nuclear Society

ANS 5.1, “Decay Heat Power in Light Water Reactors,” 1994	5.4

ANS 5.1, “Decay Heat Power in Light Water Reactor,” 1979	1.9, 15.2

ANS 5.4, “American National Standard Method for Calculating the Fractional Release of Volatile Fission Products From Oxide Fuel,” 1982	1A

ANS 6.1, “Guidelines on the Nuclear Analysis and Design of Concrete Radiation Shielding for Nuclear Power Plants,” 1989	12.3

ANS 6.4, “Guidelines on the Nuclear Analysis and Design of Concrete Radiation Shielding for Nuclear Power Plants,” 1997	1A, 12.3

ANS 15.8, “Nuclear Material Control Systems for Nuclear Power Plants,” 1974	13

ANS 18.1, “Radioactive Source Term for Normal Operation of Light Water Reactors,” 1999	1A, 11.1

ANS 51.1, “Nuclear Safety Criteria for the Design of Stationary Pressurized Water Reactor Plants,” 1983	3.2, 3.9, 5.4, 9.3

ANS 55.6, “Liquid Radioactive Waste Processing Systems for Light Water Reactor Plants,” 1993	11.2

ANS 56.2, “Containment Isolation Provisions for Fluid Systems,” 1984	1A

ANS 56.11, “Design Criteria for Protection Against the Effects of Compartment Flooding in Light Water Reactor Plants,” 1988	3.4

ANS 57.1, “Design Requirements for Light Water Reactor Fuel Handling Systems,” 1992	9.1

ANS 57.2, “Design Requirements for Light Water Reactor Spent Fuel Storage Facilities at Nuclear Power Plants,” 1983	4.3, 9.1

ANS 57.3, “Design Requirements for New Fuel Storage Facilities at LWR Plants,” 1983	4.3

ANS 58.2, “Design Bases for Protection of Light Water Nuclear Power Plants Against Effects of Postulated Pipe Rupture,” 1988	3.6

ANS 58.8, “Time Response Design Criteria for Nuclear Safety Related Operator Actions,” 1984	1.9

ANSI – American National Standards Institute

ANSI 16.1, “Nuclear Criticality Safety in Operations with Fissionable Materials Outside Reactors,” 1975	9.1

ANSI 56.5, “PWR and BWR Containment Spray System Design Criteria,” 1979	1.9

ANSI 56.8, “Containment System Leakage Testing Requirements,” 1994	6.2

ANSI 58.6, “Criteria for Remote Shutdown for Light Water Reactors,” 1996	7.4

ANSI B16.34, “Valves – Flanged and Buttwelding End,” 1996	3.2

ANSI B16.41, “Functional Operational Requirement for Power Operated Valves,” 1983	1.9

ANSI B30.2, “Overhead and Gantry Cranes,” 1990	9.1

ANSI B30.9, “Slings,” 1996	9.1

ANSI B31.1, “Power Piping, ASME Code for Pressure Piping,” 1989	3.2, 3.6, 9.2

ANSI B96.1, “Welded Aluminum-Alloy Storage Tanks,” 1981	3.2

ANSI C-2, “National Electrical Safety Codes,” 1997	8.2

ANSI HFS-100, “American Standard for Human Factors Engineering of Visual Display Terminal Workstations,” 1988	18.8

ANSI N14.6, “Special Lifting Devices for Shipping Containers Weighing 10,000 Pounds (4500 kg) or More,” 1993	3.9, 9.1

ANSI N16.1, “Nuclear Criticality Safety in Operations with Fissionable Materials Outside Reactors,” 1975	9.1

ANSI N16.9, “Validation of Calculational Methods for Nuclear Criticality Safety,” 1975	9.1

ANSI N18.2, “Nuclear Safety Criteria for the Design of Stationary Pressurized Water Reactor Plants,” 1973	15.0

ANSI N18.2a, “Nuclear Safety Criteria for the Design of Stationary Pressurized Water Reactor Plants,” 1975	3.2

ANSI N101.6, “Atomic Industry Facility Design, Construction, and Operation Criteria,” 1972	1A

ANSI N210, “Design Objectives for Light Water Reactor Spent Fuel Storage Facilities at Nuclear Power Stations,” 1976	9.1

ANSI N237, “Source Term Specification,” 1976	1A

ANSI N271, “Containment Isolation Provisions for Fluid Systems,” 1976	1A

ANSI N278.1, “Self-Operated and Power-Operated Safety-Relief Valves Functional Specification Standard,” 1975	5.4

API – American Petroleum Institute

API 610, “Centrifugal Pumps for General Refinery Services,” 1981	3.2

API-620, “Recommended Rules for Design and Construction of Large, Welded, Low-Pressure Storage Tanks,” Revision 1, April 1985	3.2

API-650, “Welded Steel Tanks for Oil Storage,” Revision 1, February 1984	3.2

ARI 410, “Forced Circulation Air Cooling and Air Heating Coils,” 1991	9.4

ARI – Air Conditioning and Refrigeration Institute

ARI 640, “Commercial and Industrial Humidifiers,” 1996	9.4

ASCE – American Society of Civil Engineers

ASCE 4, “Seismic Analysis of Safety-Related Nuclear Structures and Commentary,” 1989	3.7

ASCE 7, “Minimum Design Loads for Buildings and Other Structures,” 1998	3.7

ASCE 8, “Specification for the Design of Cold Formed Stainless Steel Structural Members,” 1990	6.2

ASCE Paper No. 3269 “Wind Forces on Structures” Transactions of the American Society of Civil Engineers, Vol. 126, Part II (1961).	3

ASHRAE – American Society of Heating, Refrigeration, and Air-Conditioning Engineers

ASHRAE 33, “Methods of Testing for Rating Forced Circulation Air Cooling and Air Heating Coils,” 1978	9.4

ASHRAE 52.1, “Gravimetric and Dust Spot Procedures for Testing Air-Cleaning Devices Used in General Ventilation for Removing Particulate Matter,” 1992	9.4

ASHRAE 62, “Ventilation for Acceptable Indoor Air Quality,” 1999	9.4

ASHRAE 62, “Ventilation for Acceptable Indoor Air Quality,” 1989	6.4

ASHRAE 126, “Method of Testing HVAC Air Ducts,” 2000	9.4

ASME – American Society of Mechanical Engineers

ASME OM Code, “Code for Operation and Maintenance of Nuclear Power Plants,” 1995 Edition, 1996 Addenda	3.9

ASME/ANSI AG-1, “Code on Nuclear Air and Gas Treatment,” 1997	1A, 3.2, 3A, 9.4

ASME B16.34, “Valves – Flanged and Buttwelding End,” 1996	5.4

ASME B30.2, “Overhead & Gantry Cranes,” 1990	9.1

ASME B31.1, “Code for Power Piping,” 1989 Edition, 1989 Addenda	5.2

ASME Boiler and Pressure Vessel Code, Section II, “Metal Specifications,” 1989 Edition, 1989Addenda, (Class 1, 2, 3 Piping and Components)	5.2, 5.4

ASME Boiler and Pressure Vessel Code, Section III, “Rules for Construction of Nuclear Power Plant Components,” (The baseline used for the evaluations done to support this safety analysis report and the Design Certification is the 1998 Edition, 2000 Addenda, except for piping design as follows: the 1989 Edition, 1989 Addenda is used for Articles NB-3200, NB-3600, NC-3600, and ND-3600 in lieu of later editions and addenda for piping design.), (Class 1, 2, 3 Piping and Components)
3.9, 5.2, 5.3, 5.4

Code Case N-4-11, “Special Type 403 Modified Forgings or Bars, Section III, Division 1, Class 1 and Class CS”	5.2

Code Case N-20-4, “SB-163 Nickel-Chromium-Iron Tubing (Alloys 600 and 690) and Nickel-Iron-Chromium Alloy 800 at a Specified Minimum Yield Strength of 40.0 ksi and Cold Worked Alloy 800 at Yield Strength of 47.0 ksi, Section III, Division 1, Class 1”	5.2

Code Case N-60-5, “Material for Core Support Structures, Section III, Division 1”	5.2(a)

Code Case N-71-18, “Additional Material for Subsection NF, Class 1, 2, 3 and MC Component Supports Fabricated by Welding, Section III Division 1”	5.2

Code Case N-122-2, “Stress Indices for Integral Structural Attachments Section III, Division 1, Class 1,” 1994	5.2

Code Case N-249-14, “Additional Materials for Subsection NF, Class 1, 2, 3, and MC Supports Fabricated Without Welding, Section III, Division 1”	5.2(b)

Code Case N-284-1, “Metal Containment Shell Buckling Design Methods, Section III, Division 1 Class MC”	5.2

Code Case N-318-5, “Procedure for Evaluation of the Design of Rectangular Cross Section Attachments on Class 2 or 3 Piping Section III, Division”	5.2

Code Case N-391-2, “Procedure for Evaluation of the Design of Hollow Circular Cross Section Welded Attachments on Class 1 Piping Section III, Division 1”	5.2

Code Case N-319-3, “Procedure for Evaluation of Stresses in Butt Welding Elbows in Class 1 Piping, Section III, Division 1”	5.2(c)

Code Case N-392-3, “Procedure for Valuation of the Design of Hollow Circular Cross Section Welded Attachments on Class 2 and 3 Piping Section III, Division 1”	5.2(c)

Code Case-N-474-2, “Design Stress Intensities and Yield Strength Values for UNS06690 With a Minimum Yield Strength of 35 ksi, Class 1 Components, Section III, Division 1”	5.2

ASME Boiler and Pressure Vessel Code, Section V, “Non-destructive Examination,” 1998 Edition, 2000 Addenda, (except as modified by the ASME Code, Section III, Subsection NF)	5.4

ASME Boiler and Pressure Vessel Code, Section VIII, Division 1, “Pressure Vessels,” 1998 Edition, 2000 Addenda, (Class 1, 2, 3 Piping and Components)	5.2, 9.3

ASME Boiler and Pressure Vessel Code, Section IX, “Welding and Brazing Qualifications,” 1998 Edition, 2000 Addenda, (Class 1, 2, 3 Piping and Components)	5.2

Code Case 2142-1, “F-Number Grouping for Ni-Cr-Fe, Classification UNS N06052 Filler Metal, Section IX”	5.2

Code Case 2143-1, “F-Number Grouping for Ni-Cr-Fe, Classification UNS W86152 Welding Electrode, Section IX”	5.2

Code Case N-655, “Use of SA-738, Grade B, for Metal Containment Vessels, Class MC, Section II, Division I	5.2

Code Case N-757, “Alternative Rules for Acceptability for Class 2 and 3 Valves, NPS 1 (DN25) and Smaller with Welded and Nonwelded End Connections other than Flanges, Section III, Division I	5.2(d)

Code Case N-759-1, “Alternative Rules for Determining External Pressure and Compressive Stresses for Cylinders, Cones, Spheres and Formed Heads,” October, 2007	5.2

ASME Code Section XI (1998 Edition) and mandatory appendices. (Design provisions, in accordance with Section XI, Article IWA-1500, are incorporated in the design processes for Class 1 components), (Class 1, 2, 3 Piping and Components)
3.9, 5.2, 5.4

ASME Code Section XI (1996 Edition) Appendix G	5.3

ASME N509 (R1996), “Nuclear Power Plant Air Cleaning Units and Components,” 1989	1A, 3A, 9.4

ASME N510, “Testing of Nuclear Air Cleaning Systems,” 1989	1A, 9.4

ASME NOG-1, “Rules for Construction of Overhead and Gantry Cranes (Top Running Bridge, Multiple Girder),” ASME Code, Section IV, Pt. HWL, 1998	9.1, 9.2

ASME NQA-1-1994 Quality Assurance Requirements for Nuclear Facility Applications	17.0

ASME Performance Test Code 19.11, 1970	10.4

ASTM – American Society of Testing and Materials

ASTM A 580, “Specification for Stainless and Heat-resisting Steel Wire,” 1990	4.2

ASTM A 609, “Standard Specification for Longitudinal Beam Ultrasonic Inspection of Carbon and Low Alloy Steel Castings,” 1991	5.4

ASTM A 615, “Deformed and Plain Billet Steel Bars for Concrete Reinforcement,” 2001	3.8

ASTM A 706, “Low Alloy Steel Deformed Bars for Concrete Reinforcement,” 2001	3.8

ASTM A 970, “Specification for Welded Headed Bars for Concrete Reinforcement,” 1998	3.8

ASTM C 33, “Specification for Concrete Aggregates,” 2002	3.8

ASTM C 94, “Specifications for Ready-Mixed Concrete,” 2000	3.8

ASTM C 131, “Resistance to Abrasion of Small Size Coarse Aggregate by Use of the Los Angeles Machine,” 2001	3.8

ASTM C 150, “Specification for Portland Cement,” 2002	3.8

ASTM C 260, “Air Entraining Admixtures for Concrete,” 2001	3.8

ASTM C 311, “Sampling and Testing Fly Ash or Natural Pozzolans for Use as Mineral Admixture in Portland Cement Concrete,” 2002	3.8

ASTM C 494, “Chemical Admixtures for Concrete,” 1999	3.8

ASTM C 535, “Test Method for Resistance to Degradation of Large-Size Coarse Aggregate by Abrasion and Impact in the Los Angeles Machine,” 2001	3.8

ASTM C 618, “Fly Ash and Raw or Calcined Natural Pozzolans for Use in Portland Cement Concrete,” 2001	3.8

ASTM D 512, “Chloride Ion in Industrial Water,” 1999	3.8

ASTM E 142, “Methods for Controlling Quality of Radiographic Testing,” 1986	4.2

ASTM E 165, “Practice for Liquid Penetrant Inspection Method,” 1995	5.4

ASTM E 185, “Standard Practice for Conducting Surveillance Tests for Light-Water Cooled Nuclear Power Reactor Vessels,” 1982	5.3

ASTM E 741, “Standard Test Methods for Determining Air Change in a Single Zone by Means of a Tracer Gas Dilution,” 2000	6.4, 9.4

AWWA – American Water Works Association

AWWA D100, “Welded Steel Tanks for Water Storage,” 1984	3.2

AWS – American Welding Society

AWS D1.1, “Structural Welding Code – 2000 – Steel” Covers the design, welding and examination of welded structural steel 1/8” and thicker. It allows for both pre-qualified and non prequalified welding procedures.	3.8.3.2

AWS D 1.4-98, “Reinforcing Steel Welding Code, 1998”	3.8.3.2

CMAA – Crane Manufacturers Association of America

CMAA Specifications, “Specification for Electric Overhead Traveling Cranes,” 1999	9.1

FEMA – Federal Emergency Management Agency

FEMA 356, “Prestandard and Commentary for the Seismic Rehabilitation of Buildings,” 2000	3.7

IEEE – Institute of Electrical and Electronics Engineers

IEEE Standard 7-4.3.2, “IEEE Standard Criteria for Digital Computers in Safety Systems of Nuclear Power Generating Stations,” 1993	1A, 7.1

IEEE Standard 98, “IEEE Standard for the Preparation of Test Procedures for the Thermal Evaluation of Solid Electrical Insulating Materials,” 1984	3D

IEEE Standard 100, “IEEE Standard Dictionary of Electrical and Electronic Terms,” 1996	3D

IEEE Standard 141, “IEEE Recommended Practice for Electric Power Distribution for Industrial Plants,” (IEEE Red Book) 1993	8.3

IEEE Standard 242, “IEEE Recommended Practice for Protection and Coordination of Industrial and Commercial Power Systems,” (IEEE Buff Book) 1986	8.3

IEEE Standard 279, “IEEE Standard Criteria for Protection Systems for Nuclear Power Generating Stations,” 1971	1A

IEEE Standard 281, “IEEE Standard Service Conditions for Power System Communication Equipment,” 1984	9.5

IEEE Standard 308, “IEEE Standard Criteria for Class 1E Power Systems for Nuclear Power Generating Stations,” 1991	1A, 8.1, 8.3

IEEE Standard 317, “IEEE Standard for Electric Penetrations Assemblies in Containment Structures for Nuclear Power Generating Stations,” 1983	1.9, 1A, 8.1, 8.3

IEEE Standard 323, “IEEE Standard for Qualifying Class 1E Equipment for Nuclear Power Generating Stations,” 1974	1.9, 1A, 3.2, 8.1

IEEE Standard 338, “IEEE Standard Criteria for the Periodic Surveillance Testing of Nuclear Power Generating Stations Safety Systems,” 1987	1.9, 1A, 8.1

IEEE Standard 344, “IEEE Recommended Practice for Seismic Qualification of Class 1E Equipment for Nuclear Power Generating Stations,” 1987	3.2, 3F, 8.1

IEEE Standard 379, “IEEE Standard Application of the Single-Failure Criterion to Nuclear Power Generating Station Safety Systems,” 2000	1A, 8.1

IEEE Standard 381, “IEEE Standard Criteria for Type Test of Class 1E Modules used in Nuclear Power Generating Stations,” 1977	3D

IEEE Standard 382, “IEEE Standard for Qualification of Actuators for Power-Operated Valve Assemblies with Safety-Related Functions for Nuclear Power Plants,” 1996	1A, 8.1

IEEE Standard 383, “IEEE Standard for Type Test of Class 1E Electric Cables, Field Splices, and Connections for Nuclear Power Generating Stations,” 1974	8.1, 9.5

IEEE Standard 384, “IEEE Standard Criteria for Independence of Class 1E Equipment and Circuits,” 1981	1A, 1.9, 8.1, 8.3

IEEE Standard 420, “IEEE Standard for the Design and Qualification of Class 1E Control Boards, Panels, and Racks Used in Nuclear Power Generating Stations,” 1982	7.1

IEEE Standard 422, “Guide for the Design and Installation of Cable Systems in Power Generating Stations,” 1986	8.3

IEEE Standard 450, “IEEE Recommended Practice for Maintenance, Testing, and Replacement of Vented Lead-Acid Batteries for Stationary Applications,” 1995	8.1, 8.3

IEEE Standard 484, “IEEE Recommended Practice for Installation Design and Installation of Vented Lead-Acid Batteries for Stationary Applications,” 1996	1A, 8.1

IEEE Standard 485, “IEEE Recommended Practice for Sizing Lead-Acid Batteries for Stationary Applications,” 1997	8.3

IEEE Standard 494, “IEEE Standard Method for Identification of Documents Related to Class 1E Equipment and Systems for Nuclear Power Generating Stations,” 1974	3D

IEEE Standard 535, “IEEE Standard for Qualification of Class 1E Lead Storage Batteries for Nuclear Power Generating Stations,” 1986	1A

IEEE Standard 572, “IEEE Standard for Qualification of Class 1E Connection Assemblies for Nuclear Power Generating Stations,” 1985	3D

IEEE Standard 603, “IEEE Standard Criteria for Safety Systems for Nuclear Power Generating Stations,” 1991	1A, 7.1

IEEE Standard 627, “IEEE Standard for Design Qualification of Safety System Equipment Used in Nuclear Power Generating Stations,” 1980	7.1

IEEE Standard 649, “IEEE Standard for Qualifying Class 1E Motor Control Centers for Nuclear Power Generating Stations,” 1991	3D

IEEE Standard 650, “IEEE Standard for Qualification of Class 1E Static Battery Chargers and Inverters for Nuclear Power Generating Stations,” 1990	3D

IEEE Standard 665, “IEEE Guide for Generating Station Grounding,” 1995	8.3

IEEE Standard 741, “IEEE Standard Criteria for the Protection of Class 1E Power Systems and Equipment in Nuclear Power Generating Stations,” 1997	1A, 8.1, 8.3

IEEE Standard 828, “IEEE Standard for Software Configuration Management Plans,” 1990	7.1

IEEE Standard 829, “IEEE Standard for Software Test Configuration,” 1983	7.1

IEEE Standard 830, “Recommended Practice for Software Requirements Specifications,” 1993	7.1

IEEE Standard 946, “IEEE Recommended Practice for the Design of DC Auxiliary Power Systems for Generating Stations,” 1992	8.3

IEEE Standard 1012, “IEEE Standard for Software Verification and Validation Plans,” 1986	7.1

IEEE Std 1023-2004, “IEEE Recommended Practice for the Application of Human Factors Engineering to Systems, Equipment and Facilities of Nuclear Power Generating Stations and Other Nuclear Facilities”	18.8

IEEE Standard 1028, “IEEE Standard for Software Reviews and Audits,” 1988	7.1

IEEE Standard 1042, “IEEE Guide to Software Configuration Management,” 1987	7.1

IEEE Standard 1050, “IEEE Guide for Instrumentation and Control Equipment Grounding in Generating Stations,” 1996	8.3, 7.1

IEEE Standard 1074, “Standard for Developing Software Life Cycle Processes,” 1995	7.1

IEEE Standard 1202, “IEEE Standard for Flame Testing of Cables for Use in Cable Tray in Industrial and Commercial Occupancies,” 1991	8.1, 1A, 9.5

IEEE Std 1289-1998, “IEEE Guide for the Application of Human Factors Engineering in the Design of Computer-Based Monitoring and Control Displays for Nuclear Power Generating Stations.”	18.8

IEEE Standard C37.98, “IEEE Standard for Seismic Testing of Relays,” 1987	3D

ISA – Instrumentation, Systems and Automation Society

ISA S7.3, “Quality Standard for Instrument Air,” 1981	9.3

MIL – Military Standards and Specifications

MIL-HDBK-759C, “Human Engineering Design Guidelines,” 1995	6.4

MIL-STD 1472E, “Human Engineering,” 1996	6.4

NEMA – National Electrical Manufacturers Association

NEMA MG-1, “Motors and Generators,” Revision 1, 1998	3.2

NEMA Standard Publication No. VE 1-1998, “Metallic Cable Tray Systems”	3F

NFPA – National Fire Protection Association

NFPA 10, “Standard for Portable Fire Extinguishers,” 1998	9.5

NFPA 13, “Standard for the Installation of Sprinkler Systems,” 1999	9.5

NFPA 14, “Standard for Installation of Standpipe, Private Hydrants, and Hose Systems,” 2000	9.5

NFPA 15, “Standard for Water Spray Fixed Systems for Fire Protection,” 2001	9.5

NFPA 20, “Standard for the Installation of Stationary Pumps for Fire Protection,” 1999	9.5

NFPA 22, “Standard for Water Tanks for Private Fire Protection,” 1998	9.5

NFPA 24, “Standard for Installation of Private Fire Service Mains and Fire Protection,” 1995	9.5

NFPA 30, “Flammable and Combustible Liquids Code,” 2000	9.5

NFPA 50A, “Standard for Gaseous Hydrogen Systems at Consumer Sites,” 1999	9.5

NFPA 50B, “Standard for Liquefied Hydrogen Systems at Consumer Sites,” 1999	9.5

NFPA 70, “National Electrical Code (NEC),” 1999	8.3, 9.5

NFPA 72, “National Fire Alarm Code,” 1999	9.5

NFPA 90A, “Installation of Air-Conditioning and Ventilation Systems,” 1999	9.4

NFPA 92A, “Recommended Practice for Smoke Control Systems,” 2000	9.4, 9A

NFPA 780, “Standard for the Installation of Lighting Protection Systems,” 2000	8.3, 9.5

NFPA 804, “Standard for Fire Protection for Advanced Light Water Reactor Electric Generating Plants,” 2001	9.5

SMACNA – Sheet Metal and Air Conditioning Contractors’ National Association

SMACNA, “HVAC Duct Construction Standards — Metal and Flexible,” Second Edition 1995	3A, 9.4

SMACNA, “HVAC Systems – Testing, Adjusting, and Balancing,” 1993	9.4

SMACNA, “Rectangular Industrial Duct Construction Standards,” 1980	9.4

SMACNA, “HVAC Duct Construction Standards — Metal and Flexible,” 1985	3.2

SMACNA, “Round Industrial Duct Construction Standard,” 1999	9.4

SMACNA, “HVAC Duct Leakage Test Manual,” 1985	9.4

UBC – Uniform Building Code

UBC, “Uniform Building Code,” 1997	3.2

UL – Underwriters Laboratories Inc.

UL 555, “Safety Fire Dampers,” 1999	9.4

UL 555S, “Leakage Rated Dampers for Use in Smoke Control Systems,” 1999	9.4

UL 586, “High-Efficiency, Particulate, Air-Filter Units,” 1996	9.4

UL 900, “Test Performance of Air-Filter Unit,” 1994	9.4

UL 1995, “Heating and Cooling Equipment,” 1995	9.4

UL 1996, “Electric Duct Heating,” 1996	9.4

Notes:

(a)	Use of this code case will meet the conditions for Code Case N-60-4 in Reg. Guide 1.85 Revision 30

(b)	Use of this code case will meet the conditions for Code Case N-249-10 in Reg. Guide 1.85 Revision 30

(c)	Use of this code case will meet the conditions for Code Case N-392-1 in Reg. Guide 1.84 Revision 30

(d)	Use of this code case is subject to the conditions that the design provision of ASME Code, Section III, Division I, Appendix XIII not be used for the design of Code Class 3 (ND) valves

ASME NQA-2 Quality Assurance Requirements for Nuclear Power Plants 1989 Edition, through NQA-1c-1992, Addenda	None

American Society for Nondestructive Testing SNT-TC-1A, “Recommended Practice for Non-Destructive Testing,” 1992 Edition.	None

CP-189 Qualification and Certification of Nondestructive Testing Personnel 1995 Edition	None

EXHIBIT O
PROPRIETARY DATA AGREEMENT

EXHIBIT O
PROPRIETARY DATA AGREEMENT
     For and in consideration of the disclosure by Florida Power Corporation, d/b/a PROGRESS ENERGY FLORIDA, INC. (hereinafter referred to as “OWNER”) to                                          (said person hereinafter referred to as “RECIPIENT”) of information in oral, written or physical form, including information of Westinghouse Electric Company, LLC and/or Stone & Webster, Inc. (hereinafter either individually or collectively, depending on which party originally supplied the information, referred to as “CONTRACTOR”) and information of OWNER, relating to AP1000 systems, components or structures considered to be proprietary and treated as secret and confidential, RECIPIENT enters into this “Agreement” and accepts and receives such proprietary information (hereinafter referred to as “Information”) in confidence and trust, subject to the following terms and conditions:
1. OWNER discloses such Information to RECIPIENT solely for the purpose of supporting the OWNER in the operation, maintenance, modification or licensing of the AP1000 nuclear power plant at OWNER’S plant site in Levy County, Florida to which the Information applies. The parties acknowledge that some or all of the Information may be originally supplied by Westinghouse Electric Company, LLC or Stone & Webster, Inc., or both of them. Any waivers or approvals required of CONTRACTOR under this Agreement shall be obtained from the party or parties that originally supplied the Information.
2. RECIPIENT shall maintain as secret and confidential all such Information so imparted.
3. RECIPIENT shall not use such Information for any purpose except as permitted by OWNER in accordance with paragraph 1 above.
4. RECIPIENT shall not transmit or further disclose such Information to any third party, including parent organizations of RECIPIENT, sister organizations of RECIPIENT, subsidiaries of RECIPIENT, consultants of RECIPIENT or subcontractors of RECIPIENT, without first obtaining the prior written approval of OWNER and CONTRACTOR, such approval not to be unreasonably withheld. In the event OWNER and CONTRACTOR approves of such disclosure or transmittal, such third party shall execute an appropriate non-disclosure, licensing or similar agreement either with or as agreed to by OWNER.
5. In the event that the RECIPIENT or any of its representatives are requested or required in any proceeding or by any governmental authority to disclose any of the Information, the RECIPIENT shall provide the OWNER and CONTRACTOR with prompt written notice of such request or requirement so that the OWNER and/or CONTRACTOR may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver from the OWNER and CONTRACTOR, the RECIPIENT or any of its representatives are nonetheless, in the opinion of their counsel, legally compelled to disclose Information, it or its representatives may, without liability hereunder, disclose only that portion of the Information which such counsel advises the RECIPIENT is legally required to be disclosed, provided that the RECIPIENT exercises all reasonable efforts to preserve the confidentiality of the Information, including, without limitation, by cooperating with the OWNER and CONTRACTOR to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information.
6. Except where necessary for the purpose set forth in paragraph 1 hereof, RECIPIENT shall not make any copy or in any way reproduce or excerpt such Information except as authorized by OWNER in writing prior to such reproduction or excerption. Any such copies or excerpts shall include the same proprietary notice that appeared on the Information that was supplied to RECIPIENT under this Agreement. Upon the written request of OWNER, the Information provided hereunder and any such copies or excerpts thereof shall be returned to OWNER, or, at the sole option and request of OWNER, RECIPIENT shall destroy such information and any such copies and/or excerpts and certify in writing to OWNER that such Information has in fact been destroyed, except to the extent that retention of a copy of any Information is necessary in order to comply with any law, rule or regulation, or any requirement of any court or governmental agency.
7. Nothing herein shall apply to any information which is:
a)	now generally known or readily available to the trade or public or which becomes so known or readily available without fault of RECIPIENT;

b)	rightfully possessed by RECIPIENT without restriction prior to its disclosure hereunder by OWNER;

c)	acquired from a third party without restriction, provided that RECIPIENT does not know, or have reason to know, or is not informed subsequent to disclosure by such third party and prior to disclosure by RECIPIENT that such information was acquired under an obligation of confidentiality; or

d)	independently developed without reference to the Information.
8. It is mutually understood that nothing herein shall be construed as granting or implying any right under any letters patent, or to use any Information claimed therein, or as permitting RECIPIENT to unfairly obtain the right to use Information which becomes publicly known through an improper act or omission on its part.
9. Except as provided under the Engineering, Procurement and Construction Agreement between OWNER and CONTRACTOR (the “EPC Contract”), OWNER and CONTRACTOR make no warranty or representation whatsoever as to the sufficiency or accuracy of the Information provided hereunder, the ability of RECIPIENT to use the Information for its intended purpose, or as to the result to be obtained therefrom.

10. Except as provided under the EPC Contract, neither OWNER, CONTRACTOR nor their suppliers or subcontractors of any tier shall be liable with respect to or resulting from the use (or the results of such use), or misuse of any Information furnished hereunder. RECIPIENT shall be exclusively responsible and liable and shall indemnify and hold harmless OWNER and CONTRACTOR and their suppliers and subcontractors of any tier with respect to or resulting from any misuse of any Information furnished hereunder.
11. Nothing in this Agreement shall obligate OWNER or CONTRACTOR to provide any specific information that it otherwise desires to withhold.
12. RECIPIENT shall not, at any time, without the prior written approval of OWNER and CONTRACTOR, file, cause or authorize the filing of any patent application in any country that includes Information or would require the disclosure of Information supplied hereunder.
13. In addition to RECIPIENT’s obligations under Section 4 of this Agreement, RECIPIENT agrees not disclose any Information, or any product of such Information, directly or indirectly, without the prior written permission of OWNER and CONTRACTOR, to any of the countries designated in the United States Government regulations as issued from time to time relating to the exportation of technical data, including any computer programs, without first insuring that specific authorization or an export license from the appropriate government agency has been obtained. RECIPIENT agrees to fully comply with all regulations with regard to the Information transmitted hereunder.
14. RECIPIENT shall not assign this Agreement without OWNER’s and CONTRACTOR’s prior written consent.
15. This Agreement shall be governed in accordance with the laws of the State of North Carolina, without application of its conflict of law rules. The parties agree to the exclusive jurisdiction of the United States District Court for the Eastern District of North Carolina or the North Carolina state courts in the City of Raleigh for any legal proceedings that may be brought by a party arising out of or in connection with this Agreement or for recognition or enforcement of any judgment. By execution and delivery of this Agreement, each party accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Agreement. Each party hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing court on the basis of forum non-conveniens or improper venue.
16. Westinghouse Electric Company, LLC and Stone & Webster, Inc. are intended beneficiaries of this Agreement, and shall be considered as third party beneficiaries to the extent that any Information is originally supplied by either or both of them to OWNER, and to the extent that any Information is supplied by either or both of them directly to RECIPIENT under the terms and conditions of this Agreement. This Agreement shall be binding upon RECIPIENT and its successors and shall benefit and be enforceable by OWNER, Westinghouse Electric Company, LLC and Stone & Webster, Inc. and each of their respective successors and assigns.
17. This Agreement shall be effective for a period commencing on the date this Agreement is executed by the parties and ending two (2) years after the RECIPIENT returns all Information of the OWNER to the extent required by Section 6 of this Agreement, except that RECIPIENT’s obligation of confidentiality with respect to the Information shall survive the expiration of this Agreement.
18. If any of the terms of this Agreement are violated by RECIPIENT, OWNER shall be entitled to an injunction to be issued by any court of competent jurisdiction, enjoining and restraining the RECIPIENT, as well as damages and any costs of collection, including but not limited to attorneys’ and other professionals’ fees and related charges and interest.
19. If any provision of this Agreement is held invalid in any respect, it shall not affect the validity of any other provision of this Agreement. If any provision of this Agreement is held to be unreasonable as to the time, scope or otherwise, it shall be construed by limiting and reducing it so as to be enforceable under then applicable law.
20. This Agreement constitutes the entire, sole and exclusive agreement of the parties concerning each party’s obligations of confidentiality with respect to the Information of the other party. No modification of this Agreement or waiver of any of its terms will be effective unless set forth in a writing signed by the party against whom it is sought to be enforced.
AGREED to this                      day of                                         , 200__.

Florida Power Corporation, d/b/a
PROGRESS ENERGY FLORIDA, INC.	[RECIPIENT’S FULL NAME]

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT P-1
AP1000—MAJOR SUBCONTRACTORS
[***]

EXHIBIT P-2
EPC SUBCONTRACTORS FOR
SITE AND NEARBY WORK AREAS
CONSTRUCTION AND RELATED FIELD SERVICES
[***]

EXHIBIT Q
EQUIPMENT WITH OWNER WITNESS AND HOLD POINTS

EXHIBIT Q
Equipment with Owner Witness and Hold Points
Following the selection of a specific Subcontractor for each of the components identified in this Exhibit Q, Contractor shall identify the associated witness points and hold points via inclusion of these in the respective manufacturing and fabrication plans for these components.
Contractor will require such Subcontractors to provide a Level 2 schedule to Contractor within ninety (90) Days of PO placement. Contractor shall invoke the standard AP1000 QA requirements (APP-GW-GAH-030) as part of the procurement process. APP-GW-GAH-030 requires the suppliers to provide their quality plans ninety (90) Days after order placement or sixty (60) Days prior to manufacturing activities, whichever is earlier. For the equipment listed in Exhibit CC, Contractor shall invoke the Augmented Quality Program described in Exhibit CC to this Agreement. In either event, Contractor will work with each Subcontractor to establish appropriate witness and hold points. Owner will be provided an opportunity to review and comment on the Contractor witness and hold points as they are being developed with the supplier. Subject to the requirements of Section 5.9 of the Agreement, after the witness and hold points have been identified for the components listed below, Contractor will forward proposed list of witness and hold points to Owner for review and establishment of the Owner Witness and Hold Points in accordance with Section 5.9 of the Agreement. From this list, Owner may select up to two (2) witness and hold points per component to be classified as Owner Witness and Hold Points. Owner may request that additional witness and hold points be classified as Owner Witness Points or Owner Hold Points, and Contractor shall be entitled to seek a Change Order to accommodate such a request pursuant to Article 9 of the Agreement.

Potential Components to be Supplied	Intended Supplier
Steam Generators	Doosan
Reactor Vessel	Doosan
Reactor Vessel Head	Doosan
Main Turbine and Generator	Toshiba
Pressurizer	Mangiarotti (Ansaldo Camozzi)
Reactor Coolant Pumps	Curtiss-Wright
Control Rod Drive Mechanisms	Westinghouse-Newington
Reactor Coolant Piping	Tioga
Core Makeup Tanks	Mangiarotti (Ansaldo Camozzi)

EXHIBIT R-1
SITE DESCRIPTION
[***]

EXHIBIT R-2
NEARBY WORK AREAS DESCRIPTION
[***]

EXHIBIT S
SITE, NEARBY WORK AREAS AND TRANSPORTATION ASSUMPTIONS
[***]

EXHIBIT T-1
INTERIM WAIVER AND RELEASE OF LIEN

EXHIBIT T-1
INTERIM WAIVER AND RELEASE OF LIEN
     The undersigned lienor, in consideration of the sum of $                                                              , hereby waives and releases its lien and right to claim a lien for labor, services, or materials furnished through [date] to [name of customer] on the job of Progress Energy Florida, Inc. to the following property: [description of property]
     This Waiver and Release does not cover the following: (1) retention, (2) labor, services, or materials furnished after the date specified, (3) labor, services, or materials provided prior to the date specified, but for which payment is not yet due, and (4) the disputed amounts and/or claims listed below.

          Dated on                                                              ,                     .
[Lienor]
By:
                                                             [name]
                                                             [signature]

EXHIBIT T-2
FINAL WAIVER AND RELEASE OF LIEN

EXHIBIT T-2
FINAL WAIVER AND RELEASE OF LIEN
     The undersigned lienor, in consideration of the final payment in the amount of $                    , hereby waives and releases its lien and right to claim a lien for labor, services, or materials furnished to [insert the name of your customer] on the job of Progress Energy Florida, Inc. to the following described property: [description of property]
     This Waiver and Release does not cover the disputed amounts and/or claims listed below.

           Dated on                                                                 ,                      .
[Lienor]
By:
                                                             [name]
                                                             [signature]

EXHIBIT V
DIRECT PAY DOCUMENTATION

August 14, 2008

To:	Westinghouse Electric Company, LLC, Stone & Webster, Inc. (“Contractor”), and all subcontractors of every tier under an Engineering, Procurement, and Construction (“EPC”) Agreement with Florida Power Corporation, d/b/a Progress Energy, Florida, Inc. for an AP1000 Nuclear Power Plant in Levy County, Florida (“Facility”)
From:     Florida Department of Revenue

Re:	PEF Levy County Nuclear Plant EPC Contract; sales and use taxes related to purchases by Contractor and subcontractors
This will confirm that the Direct Pay Permit issued on 8/5/2008 for the above-referenced Contract applies to all purchases of tangible personal property to be incorporated into the Facility by the Contractor, by subcontractors of the Contractor, and by subcontractors of subcontractors. This includes: (1) property purchased prior to the date of issuance of the Direct Pay Permit; (2) property purchased by a subcontractor who would otherwise typically be classified as a real property subcontractor; and (3) property purchased by the Contractor or a subcontractor for resale to another subcontractor or to PEF.
By issuing the Direct Pay Permit and this letter, the Department has authorized PEF to report and remit all Florida sales and use taxes applicable to tangible personal property and real property materials to be incorporated into the Facility. The Direct Pay Permit and this letter may be furnished to Contractor, subcontractors, and sub-subcontractors of every tier (including vendors), who are authorized to rely on these documents in lieu of charging or paying such taxes or requiring or providing resale certificates or other exemption documentation with respect to their sales or purchases of property to be incorporated into the Facility.

Sincerely,

George C. Hamm
Chief Assistant General Counsel
Florida Department of Revenue
P.O. Box 6668
Tallahassee, FL 32314-6668
(850) 488-0712

cc:	Jim Johnson, Florida Department of Revenue Paul Matthews, PEF
Child Support Enforcement - Ann Coffin, Director • General Tax Administration - Jim Evers, Director
Property Tax Oversight - James McAdams, Director • Administrative Services - Nancy Kelley, Director
Information Services - Tony Powell, Director
www.myflorida.com/dor
Tallahassee, Florida 32399-0100

EXHIBIT W-1
TOSHIBA PARENT GUARANTEE

EXHIBIT W-1
Toshiba Parent Guaranty
[Form of Parent Company Guaranty]
GUARANTY
     This Guaranty (“Guaranty”) is made by Toshiba Corporation (“Toshiba”), a corporation duly organized and existing under the laws of Japan and the parent of Westinghouse Electric Company LLC (“Westinghouse”), in favor of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“Progress”).
     WHEREAS, Westinghouse and Stone & Webster, Inc. (“Stone & Webster”, and collectively with Westinghouse, the “Contractor”) and Progress are parties to the Engineering, Procurement and Construction Agreement between the Contractor and Progress, dated as of [                                        ] (the “Agreement”);
     WHEREAS, Toshiba, as the parent of Westinghouse, shall receive substantial and direct benefits from the transaction contemplated by the Agreement and has agreed to enter into this Guaranty to provide assurance for Westinghouse’s payment obligations in connection with the Agreement and to induce Progress to enter into the Agreement; and
     WHEREAS, the execution and delivery of this Guaranty is a condition to Progress’ performance of its obligations under the terms of the Agreement.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Toshiba hereby agrees as follows:
     1. To induce Progress to enter into the Agreement, Toshiba hereby unconditionally, irrevocably and absolutely guarantees to Progress and its respective successors and permitted assigns, the due and punctual payment of all of the payment obligations of Westinghouse under the terms of the Agreement (the “Guaranteed Obligations”).
     2. Toshiba shall be obligated to make payments under this Guaranty, within thirty (30) days after both, (a) Westinghouse has defaulted in its obligation to make such payments due in accordance with the terms of the Agreement and such default has not been cured during any applicable cure period set forth in the Agreement, and (b) Progress has provided Toshiba with written notice of such uncured payment default. Each of Toshiba and Progress hereby agrees that any and all reasonable out of pocket costs including reasonable legal fees and expenses, incurred by the prevailing party in obtaining any final and unappealable decision resulting from any legal proceeding arising out of or in connection with this Guaranty shall be reimbursed by the other party within thirty (30) days after receipt of such final and unappealable decision.

     3. Until all amounts payable to Progress pursuant to this Guaranty have been paid in full, Toshiba shall not act to enforce any right to receive payment and shall not accept any payment from either Westinghouse or Stone & Webster under any legal or equitable right (including any right of subrogation) Toshiba may have or be entitled to claim against either Westinghouse or Stone & Webster, or any successor corporation, company or other form of legal entity as a result of a merger, stock transfer or other similar transaction.
     4. Upon the payment of any of the Guaranteed Obligations, Toshiba shall be subrogated to the rights of Progress against Westinghouse with respect to such Guaranteed Obligations and Progress agrees to take, at Toshiba’s expense, such steps as Toshiba may reasonably request to implement such subrogation.
     5. The Guaranteed Obligations of Toshiba hereunder are several from Westinghouse or Stone & Webster or any other person, and are primary obligations concerning which Toshiba is the principal obligor. There are no conditions precedent to the enforcement of this Guaranty, except as expressly contained herein. Subject to paragraph 8 below, it shall not be required or necessary for Progress, in order to enforce performance by Toshiba under this Guaranty, to show any proof of default by Westinghouse or Stone & Webster, or to exhaust its remedies against Westinghouse and/or Stone & Webster or any other guarantor, or any other person liable for the performance of either Westinghouse’s or Stone & Webster’s obligations under the Agreement.
     6. The liability of Toshiba under this Guaranty shall, to the fullest extent permitted under applicable law, be absolute and irrevocable, subject to the conditions set forth herein.
     7. Progress may at any time and from time to time without notice to or consent of Toshiba and without impairing or releasing the Guaranteed Obligations of Toshiba hereunder subordinate any obligation or liability of either Westinghouse or Stone & Webster to Progress including any security therefor. Any additional suretyship defenses are hereby waived by Toshiba. This Guaranty constitutes a guaranty of payment and not merely of collection.
     8. Subject to the provisions of the foregoing paragraph and without limiting Toshiba’s other defenses and rights hereunder: (a) Toshiba reserves to itself all rights and defenses to which Westinghouse is or may be entitled to arising under the Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Westinghouse, and (b) the liability of Toshiba under this Guaranty shall be subject to the limitations applicable to the underlying obligations of Westinghouse under the Agreement, and Toshiba’s obligations and liability arising from this Guaranty shall be no greater than that of Westinghouse under the Agreement.
     9. Toshiba agrees that Progress may at any time and from time to time, without notice to or further consent of Toshiba, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Westinghouse or Stone

& Webster or with any other person interested in the transactions contemplated by the Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Progress and Westinghouse or Stone & Webster without in any way impairing or affecting Toshiba’s obligations under this Guaranty. Toshiba agrees that the obligations of Toshiba hereunder shall not be released or discharged, in whole or in part, or otherwise affected by any action or event set forth below in this paragraph 9. Toshiba acknowledges it will receive substantial and direct benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Guaranty and below in this paragraph 9 are knowingly made in contemplation of such benefits. Toshiba hereby waives any defense to enforcement of this Guaranty arising from:
          (a) subject to the obligation of Progress in paragraph 2 of this Guaranty to provide notice to Toshiba, the failure of Progress to assert any claim or demand or to enforce, pursue or exhaust any right or remedy against Toshiba, Westinghouse or Stone & Webster or any other person interested in the transactions contemplated by the Agreement;
          (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;
          (c) the addition, substitution or release of any person interested in the transactions contemplated by the Agreement;
          (d) any change in the organizational existence, structure or ownership of Westinghouse or Stone & Webster or any other person interested in the transactions contemplated by the Agreement;
          (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Westinghouse or Stone & Webster or any other person interested in the transactions contemplated by the Agreement; or
          (f) the adequacy of any other means Progress may have of obtaining repayment of any of the Guaranteed Obligations.
To the fullest extent permitted by law, and subject to the other conditions hereunder, Toshiba hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Progress. Toshiba waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment (except as provided in paragraph 2 of this Guaranty), default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (except for notices to be provided to either Westinghouse or Stone & Webster pursuant to the Agreement and notices required to be provided under this Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Westinghouse or Stone & Webster or any other person interested in the transactions contemplated by the Agreement, and all suretyship defenses generally. Further, Toshiba hereby waives filing of claims with a court and any right to require a proceeding first against Westinghouse or any other guarantor or surety, either in the event of insolvency or bankruptcy of Westinghouse, or otherwise. Notwithstanding the foregoing and any other provision contained herein, Toshiba does not waive and expressly retains any defenses, counterclaims and set-offs available to either Westinghouse or Stone & Webster with respect to the payment of the Guaranteed Obligations arising out of, under or relating to the Agreement.
     10. This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be), if at any time any payment guaranteed hereunder, in whole or in part, is annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned by Progress upon the bankruptcy, insolvency, dissolution, reorganization or liquidation of Westinghouse or upon or as a result of the appointment of a receiver or conservator of, or trustee for Westinghouse or otherwise, all as though such payment had not been made.
     11. This Guaranty becomes effective as of the later of the date hereof or the date of the effectiveness of the Agreement, and terminates upon the satisfaction of the Guaranteed Obligations, but in no event later than the expiration of the applicable time period enumerated in Section 17.2 of the Agreement. For the avoidance of doubt, in no event shall Toshiba’s liability under this Guaranty, together with the liability of the Contractor under the Agreement and the liability of The Shaw Group Inc. under its Guaranty to Progress, dated the date hereof, exceed the Maximum Liability Amount, as such term is defined in the Agreement.
     12. This Guaranty is not for the benefit of any third party. The provisions of this Guaranty are intended for the sole and exclusive benefit of Progress. Toshiba and Progress do not intend to create any third party beneficiaries or otherwise create privity of contract with any other person.
     13. All notices, communications, and approvals required or permitted to be given hereunder (“Notice”) (other than routine correspondence) shall be in writing and shall be valid and sufficient if delivered in person or dispatched by certified mail (return receipt requested), postage prepaid, in any post office in the United States or by any national overnight delivery service (return receipt requested). Notices delivered in person shall be effective as of the time of delivery, Notices by certified mail shall be effective three (3) days after the date of postmark, and Notices sent by overnight delivery services shall be effective the day after they are sent. Notices shall be addressed as follows:

To Progress:	Progress Energy Florida, Inc.
Attention: Senior Vice President and Chief Nuclear Officer

410 South Wilmington Street
Raleigh, North Carolina 27601

With copy to:	Progress Energy Florida, Inc.
Attention: General Counsel
410 South Wilmington Street
Raleigh, North Carolina 27601

To Toshiba:	Toshiba Corporation
Either Toshiba or Progress may change the person and/or address to which Notices are to be sent at any time by providing Notice of the change to the other in accordance with the provisions set forth above.
     14. Neither Toshiba nor Progress shall assign this Guaranty in whole or in part without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. If any assignment by either Toshiba or Progress of this Guaranty of any right, interest or obligation therein requires the consent of, or notice to, any Government Authority (as defined in the Agreement), then Toshiba or Progress, as applicable, shall not effect such assignment without such consent of, or notice to, such Government Authority. Notwithstanding the foregoing, Progress may assign this Guaranty in whole or in part, to a purchaser of the Facility (as defined in the Agreement) or the Site (as defined in the Agreement) in connection with a sale (in whole or in part), merger, acquisition or consolidation provided the purchaser or entity resulting from the merger, acquisition or consolidation is a Qualified Replacement Owner (as defined in the Agreement), and Progress may grant a collateral security interest in the Facility and/or this Guaranty to a Qualified Lender (as defined in the Agreement) in connection with obtaining financing for the Facility without Toshiba’s consent provided Progress has given Toshiba at least thirty (30) days Notice of such proposed sale, merger, acquisition, consolidation or grant of a security interest.
     15. Toshiba represents and warrants that:
          (a) It is a corporation duly organized and validly existing under the laws of Japan and has the corporate or equivalent power and authority to execute, deliver and perform the Guaranteed Obligations under this Guaranty;
          (b) No authorization, approval, consent or order of, or registration or filing with, any court or governmental authority having jurisdiction over Toshiba is required on the part of Toshiba for the execution, delivery and performance of this Guaranty which has not been obtained or duly submitted, as applicable;

          (c) This Guaranty, when executed and delivered, shall constitute a valid and legally binding agreement of Toshiba, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by general principles of equity; and
          (d) The execution, delivery and performance by Toshiba of this Guaranty do not and shall not contravene any law applicable to Toshiba or its organizational documents and do not and shall not result in the breach of or default under any indenture, mortgage, agreement instrument, judgment, decree, order or ruling to which Toshiba is a party or by which any of its properties are bound.
     16. The validity, construction, and performance of this Guaranty shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of laws except Section 5-1401 of the New York General Obligations Law. Toshiba and Progress agree to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction of the matter, the courts of the State of New York located in the City and County of New York, for any legal proceedings that may be brought by Toshiba or Progress arising out of or in connection with this Guaranty or for recognition or enforcement of any judgment. By execution of this Guaranty, each of Toshiba and Progress accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Guaranty. Each of Toshiba and Progress waives any right to stay or dismiss any action or proceeding under or in connection with this Guaranty brought before the foregoing court on the basis of forum non-conveniens or improper venue. Each of Toshiba and Progress hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty.
     17. This Guaranty embodies the entire agreement and understanding between Toshiba and Progress and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof.
     18. This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Toshiba has caused this Guaranty to be executed in its corporate name by its duly authorized representative.

TOSHIBA CORPORATION

By:

Name:

Title:

Date:

     Acknowledged, accepted and agreed by Florida Power Corporation d/b/a Progress Energy Florida, Inc. as of this       day of                     , 2008, by:

Name:
Title:

EXHIBIT W-2
SHAW PARENT GUARANTEE

EXHIBIT W-2
Shaw Parent Guaranty
[Form of Parent Company Guaranty]
GUARANTY
     This Guaranty (“Guaranty”) is made by The Shaw Group Inc. (“Shaw”), a corporation duly organized and existing under the laws of Louisiana and the indirect parent of Stone & Webster, Inc. (“Stone & Webster”), in favor of Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“Progress”).
     WHEREAS, Stone & Webster and Westinghouse Electric Company LLC (“Westinghouse”, and collectively with Stone & Webster, the “Contractor”) and Progress are parties to the Engineering, Procurement and Construction Agreement between the Contractor and Progress, dated as of [                    ] (the “Agreement”);
     WHEREAS, Shaw, as the indirect parent of Stone & Webster, shall receive substantial and direct benefits from the transaction contemplated by the Agreement and has agreed to enter into this Guaranty to provide assurance for Stone & Webster’s payment obligations in connection with the Agreement and to induce Progress to enter into the Agreement; and
     WHEREAS, the execution and delivery of this Guaranty is a condition to Progress’ performance of its obligations under the terms of the Agreement.
     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, Shaw hereby agrees as follows:
     1. To induce Progress to enter into the Agreement, Shaw hereby unconditionally, irrevocably and absolutely guarantees to Progress and its respective successors and permitted assigns, the due and punctual payment of all of the payment obligations of Stone & Webster under the terms of the Agreement (the “Guaranteed Obligations”); provided, however, that, [***].
     2. Shaw shall be obligated to make payments under this Guaranty, within thirty (30) days after both, (a) Stone & Webster has defaulted in its obligation to make such payments due in accordance with the terms of the Agreement and such default has not been cured during any applicable cure period set forth in the Agreement, and (b) Progress has provided Shaw with written notice of such uncured payment default. Each of Shaw and Progress hereby agrees that any and all reasonable out of pocket costs including reasonable legal fees and expenses, incurred by the prevailing party in obtaining any final and unappealable decision resulting from any legal proceeding arising out of or in connection with this Guaranty shall be reimbursed by the other party within thirty (30) days after receipt of such final and unappealable decision.

     3. Until all amounts payable to Progress pursuant to this Guaranty have been paid in full, Shaw shall not act to enforce any right to receive payment and shall not accept any payment from either Stone & Webster or Westinghouse under any legal or equitable right (including any right of subrogation) Shaw may have or be entitled to claim against either Stone & Webster or Westinghouse, or any successor corporation, company or other form of legal entity as a result of a merger, stock transfer or other similar transaction.
     4. Upon the payment of any of the Guaranteed Obligations, Shaw shall be subrogated to the rights of Progress against Stone & Webster with respect to such Guaranteed Obligations and Progress agrees to take, at Shaw’s expense, such steps as Shaw may reasonably request to implement such subrogation.
     5. The Guaranteed Obligations of Shaw hereunder are several from Stone & Webster or Westinghouse or any other person, and are primary obligations concerning which Shaw is the principal obligor. There are no conditions precedent to the enforcement of this Guaranty, except as expressly contained herein. Subject to paragraph 8 below, it shall not be required or necessary for Progress, in order to enforce performance by Shaw under this Guaranty, to show any proof of default by Stone & Webster or Westinghouse, or to exhaust its remedies against Stone & Webster and/or Westinghouse or any other guarantor, or any other person liable for the performance of either Stone & Webster’s or Westinghouse’s obligations under the Agreement.
     6. The liability of Shaw under this Guaranty shall, to the fullest extent permitted under applicable law, be absolute and irrevocable, subject to the conditions set forth herein.
     7. Progress may at any time and from time to time without notice to or consent of Shaw and without impairing or releasing the Guaranteed Obligations of Shaw hereunder subordinate any obligation or liability of either Stone & Webster or Westinghouse to Progress including any security therefor. Any additional suretyship defenses are hereby waived by Shaw. This Guaranty constitutes a guaranty of payment and not merely of collection.
     8. Subject to the provisions of the foregoing paragraph and without limiting Shaw’s other defenses and rights hereunder: (a) Shaw reserves to itself all rights and defenses to which Stone & Webster is or may be entitled to arising under the Agreement, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Stone & Webster, and (b) the liability of Shaw under this Guaranty shall be subject to the limitations applicable to the underlying obligations of Stone & Webster under the Agreement, and Shaw’s obligations and liability arising from this Guaranty shall be no greater than that of Stone & Webster under the Agreement.
     9. Shaw agrees that Progress may at any time and from time to time, without notice to or further consent of Shaw, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Stone & Webster or Westinghouse or with any other person interested in the transactions contemplated by the Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between Progress and Stone & Webster or Westinghouse without in any way impairing or affecting Shaw’s obligations under this Guaranty. Shaw agrees that the obligations of Shaw hereunder shall not be released or discharged, in whole or in part, or otherwise affected by any action or event set forth below in this paragraph 9. Shaw acknowledges it will receive substantial and direct benefits from the transactions contemplated by the Agreement and that the waivers set forth in this Guaranty and below in this paragraph 9 are knowingly made in contemplation of such benefits. Shaw hereby waives any defense to enforcement of this Guaranty arising from:
          (a) subject to the obligation of Progress in paragraph 2 of this Guaranty to provide notice to Shaw, the failure of Progress to assert any claim or demand or to enforce, pursue or exhaust any right or remedy against Shaw, Stone & Webster or Westinghouse or any other person interested in the transactions contemplated by the Agreement;
          (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations;
          (c) the addition, substitution or release of any person interested in the transactions contemplated by the Agreement;
          (d) any change in the organizational existence, structure or ownership of Stone & Webster or Westinghouse or any other person interested in the transactions contemplated by the Agreement;
          (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Stone & Webster or Westinghouse or any other person interested in the transactions contemplated by the Agreement; or
          (f) the adequacy of any other means Progress may have of obtaining repayment of any of the Guaranteed Obligations.
To the fullest extent permitted by law, and subject to the other conditions hereunder, Shaw hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by Progress. Shaw waives promptness, diligence, notice of the acceptance of this Guaranty and of the Guaranteed Obligations, presentment, demand for payment (except as provided in paragraph 2 of this Guaranty), default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (except for notices to be provided to either Stone & Webster or Westinghouse pursuant to the Agreement and notices required to be provided under this Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Stone & Webster or Westinghouse or any other person interested in the transactions contemplated by the Agreement, and all suretyship defenses generally. Further, Shaw hereby waives filing of claims with a court and any right to require a proceeding first against Stone & Webster or any other guarantor or surety, either in the event of insolvency or bankruptcy of Stone & Webster, or otherwise. Notwithstanding the foregoing and any other provision contained herein, Shaw does not waive and expressly retains any defenses, counterclaims and set-offs available to either Stone & Webster or Westinghouse with respect to the payment of the Guaranteed Obligations arising out of, under or relating to the Agreement.
     10. This Guaranty shall remain in full force and effect or shall be reinstated (as the case may be), if at any time any payment guaranteed hereunder, in whole or in part, is annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned by Progress upon the bankruptcy, insolvency, dissolution, reorganization or liquidation of Stone & Webster or upon or as a result of the appointment of a receiver or conservator of, or trustee for Stone & Webster or otherwise, all as though such payment had not been made.
     11. This Guaranty becomes effective as of the later of the date hereof or the date of the effectiveness of the Agreement, and terminates upon the satisfaction of the Guaranteed Obligations, but in no event later than the expiration of the applicable time period enumerated in Section 17.2 of the Agreement. For the avoidance of doubt, in no event shall Shaw’s liability under this Guaranty, together with the liability of the Contractor under the Agreement and the liability of Toshiba Corporation under its Guaranty to Progress, dated the date hereof, exceed the Maximum Liability Amount, as such term is defined in the Agreement.
     12. This Guaranty is not for the benefit of any third party. The provisions of this Guaranty are intended for the sole and exclusive benefit of Progress. Shaw and Progress do not intend to create any third party beneficiaries or otherwise create privity of contract with any other person.
     13. All notices, communications, and approvals required or permitted to be given hereunder (“Notice”) (other than routine correspondence) shall be in writing and shall be valid and sufficient if delivered in person or dispatched by certified mail (return receipt requested), postage prepaid, in any post office in the United States or by any national overnight delivery service (return receipt requested). Notices delivered in person shall be effective as of the time of delivery, Notices by certified mail shall be effective three (3) days after the date of postmark, and Notices sent by overnight delivery services shall be effective the day after they are sent. Notices shall be addressed as follows:

To Progress:	Progress Energy Florida, Inc.
Attention: Senior Vice President and Chief Nuclear Officer
410 South Wilmington Street
Raleigh, North Carolina 27601

With copy to:	Progress Energy Florida, Inc.

Attention: General Counsel
410 South Wilmington Street
Raleigh, North Carolina 27601

To Shaw:	The Shaw Group Inc.
4171 Essen Lane
Baton Rouge, LA 70809
Attention: General Counsel
Either Shaw or Progress may change the person and/or address to which Notices are to be sent at any time by providing Notice of the change to the other in accordance with the provisions set forth above.
     14. Neither Shaw nor Progress shall assign this Guaranty in whole or in part without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. If any assignment by either Shaw or Progress of this Guaranty of any right, interest or obligation therein requires the consent of, or notice to, any Government Authority (as defined in the Agreement), then Shaw or Progress, as applicable, shall not effect such assignment without such consent of, or notice to, such Government Authority. Notwithstanding the foregoing, Progress may assign this Guaranty in whole or in part, to a purchaser of the Facility (as defined in the Agreement) or the Site (as defined in the Agreement) in connection with a sale (in whole or in part), merger, acquisition or consolidation provided the purchaser or entity resulting from the merger, acquisition or consolidation is a Qualified Replacement Owner (as defined in the Agreement), and Progress may grant a collateral security interest in the Facility and/or this Guaranty to a Qualified Lender (as defined in the Agreement) in connection with obtaining financing for the Facility without Shaw’s consent provided Progress has given Shaw at least thirty (30) days Notice of such proposed sale, merger, acquisition, consolidation or grant of a security interest.
     15. Shaw represents and warrants that:
          (a) It is a corporation duly organized and validly existing under the laws of Louisiana and has the corporate or equivalent power and authority to execute, deliver and perform the Guaranteed Obligations under this Guaranty;
          (b) No authorization, approval, consent or order of, or registration or filing with, any court or governmental authority having jurisdiction over Shaw is required on the part of Shaw for the execution, delivery and performance of this Guaranty which has not been obtained or duly submitted, as applicable;
          (c) This Guaranty, when executed and delivered, shall constitute a valid and legally binding agreement of Shaw, except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by general principles of equity; and

          (d) The execution, delivery and performance by Shaw of this Guaranty do not and shall not contravene any law applicable to Shaw or its organizational documents and do not and shall not result in the breach of or default under any indenture, mortgage, agreement instrument, judgment, decree, order or ruling to which Shaw is a party or by which any of its properties are bound.
     16. The validity, construction, and performance of this Guaranty shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of laws except Section 5-1401 of the New York General Obligations Law. Shaw and Progress agree to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction of the matter, the courts of the State of New York located in the City and County of New York, for any legal proceedings that may be brought by Shaw or Progress arising out of or in connection with this Guaranty or for recognition or enforcement of any judgment. By execution of this Guaranty, each of Shaw and Progress accepts, generally and unconditionally, the jurisdiction of the aforesaid court for legal proceedings arising out of or in connection with this Guaranty. Each of Shaw and Progress waives any right to stay or dismiss any action or proceeding under or in connection with this Guaranty brought before the foregoing court on the basis of forum non-conveniens or improper venue. Each of Shaw and Progress hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Guaranty.
     17. This Guaranty embodies the entire agreement and understanding between Shaw and Progress and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof.
     18. This Guaranty may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, Shaw has caused this Guaranty to be executed in its corporate name by its duly authorized representative.

THE SHAW GROUP INC.

By:

Name:	Clifton F. Rankin
Title:	General Counsel and Secretary
Date:

Acknowledged, accepted and agreed by Florida Power Corporation d/b/a Progress Energy Florida, Inc. as of this       day of                     , 2008, by:

Name:
Title:

EXHIBIT X
DISPUTE REVIEW BOARD MEMBER THREE-PARTY AGREEMENT

EXHIBIT X
DISPUTE REVIEW BOARD MEMBER THREE-PARTY AGREEMENT
I.	PARTIES
A.	Progress Energy Florida, Inc (“Owner”).

B.	A consortium consisting of Westinghouse Electric Company LLC and Stone & Webster, Inc. (“Contractor”).

C.	, [a Member of / Chairperson of] the Dispute Resolution Board established in accordance with the EPC Agreement (“Member”).
II.	UNDERLYING AGREEMENT
A.	Owner and Contractor have entered into an Engineering, Procurement and Construction Agreement for the construction of two AP1000 Nuclear Power Plants in Levy County, Florida (“EPC Agreement”).

B.	The EPC Agreement, Article 27 — Dispute Resolution (the text of Article 27 is Attachment A, hereto), provides for the establishment and operation of a three-member Dispute Resolution Board (“DRB”) to assist in resolving certain disputes that may arise related to the EPC Agreement. To the extent applicable, Article 27 of the EPC Agreement is incorporated into and made a part of this Three-Party Agreement.

C.	Capitalized terms used but not defined herein shall have the meanings given to them in the EPC Agreement.
III.	SCOPE OF WORK
A.	Member, as part of the DRB shall participate fully in all respects of the activities and responsibilities of the DRB as set forth in and in accordance with the provisions of Article 27 of the EPC Agreement. Member shall devote whatever time and energy is necessary to perform this duty.

B.	Member, as part of the DRB shall perform such additional services and assume such additional responsibilities, as approved by Owner and Contractor, to achieve the purposes of Article 27 of the EPC Agreement.

IV.	TERM AND TERMINATION
A.	The term of service by the Member on the DRB pursuant to this Three-Party Agreement shall expire on [the date that is 12 months after approval of the Chairperson under Article 27.4(c) for original Members][in accordance with the provisions set forth in Sections 27.4(g) or (h) for replacement Members]; provided, however, this Three-Party Agreement shall automatically renew for successive twelve month terms unless (1) Owner or Contractor makes an election not to renew pursuant to Article 27.4(f) of the EPC Agreement or (2) Member elects not to renew by providing written notice of [his/her] intent not to renew to Owner and Contractor no later than 60 days prior to the expiration of the term.

B.	This Three-Party Agreement may be terminated by the mutual agreement of Owner and Contractor at any time by delivery of a written joint notice of termination to Member.

C.	This Three-Party Agreement shall finally expire upon the later of (1) payment by Owner to Contractor of the Final Payment Invoice as provided in Section 8.2 of the EPC Agreement, or (2) the resolution of all claims pending before the DRB at the time such payment is made.
V.	PAYMENT
A.	Payment for services rendered by Member, shall be at a rate of $ ___ per hour. Such rate shall apply through December 31, 20___ and is subject to reasonable increases beginning January 1, 20___ as may be agreed among the parties.

B.	Payments made to Member shall constitute full compensation for work performed and services rendered, and for all materials, supplies, and incidentals necessary and incidental to service on the DRB. Further, Member shall be reimbursed for actual direct expenses including automobile mileage, parking, printing, long distance telephone, postage, courier delivery and to the extent required to travel outside of [specified city] travel expenses from the point of departure to the initial point of arrival, automobile rental, and food and lodging.

C.	Member shall invoice Owner and Contractor separately for 50% of Member’s fees and expenses in such form and supported by such documentation as Owner and Contractor, respectively, may reasonably require. Invoices shall be submitted:
1.	Not more often than once per month, nor less often than once every two months;

2.	Based on the agreed billing rate and on the number of hours expended, together with actual direct expenses including an itemized listing supported by copies of original bills, invoices, and expense accounts; and

3.	With a daily description of activities performed during the billing period in sufficient detail to enable the Owner and Contractor to meaningfully review the invoices.
D.	Owner and Contractor shall each be separately and independently liable for 50% of Member’s fees and expenses. Payment of properly invoiced amounts shall be made within thirty (30) days of receipt of invoice.

E.	In processing Member’s invoices, Owner and Contractor shall use reasonable efforts to raise any questions concerning invoiced amounts in a timely manner so as to resolve issues as quickly as possible without delaying the invoice payment process described above. Owner and Contractor shall discuss any disputed invoices and shall jointly resolve them with Member in order to avoid any ex parte communications. If any issue cannot be resolved within 10 business days, then Owner and Contractor shall pay the acceptable portions of their share of the invoice, and Member may resubmit any item in question in a subsequent invoice with appropriate supporting material.
VI.	CONFIDENTIALITY
A.	Member shall treat as strictly confidential all information about Owner, Contractor and the construction project that is learned in the course of service on the DRB and that is not otherwise publicly available. Member shall not divulge any such information without obtaining prior written approval from both the Owner and Contractor.

B.	In the event that the Member receives a subpoena requiring the Member to appear before a court or an administrative body, or a subpoena requiring the Member to testify at a deposition, the Member shall immediately provide written notice to both the Owner and the Contractor so they may take any action which they deem appropriate to protect the confidentiality of information relating to the project.
VII.	INDEPENDENCE
A.	Upon nomination to serve on the DRB, Member executed a certification that [he/she] meets the qualifications and requirements set forth in Section 27.5(c) of the EPC Agreement (the “Certification” is attached hereto as Attachment B). The Certification is incorporated into and made a part of this Three-Party Agreement. Member shall notify Owner and Contractor immediately if and to the extent any statements or representations made in the Certification cease to be true and accurate.

B.	Member agrees that for the duration of [his/her] term on the DRB and for two (2) years thereafter, neither [he/she], nor any member of [his/her] firm or family shall be employed as a consultant or otherwise by Owner or its Affiliates or by the Contractor Interests.

C.	Member agrees not to enter into discussions or make any agreement with Owner, its Affiliates, or Contractor Interests regarding employment by any of them whether as a consultant or otherwise during [his/her] term on the DRB and for at least one year after [his/her] term expires.

D.	Member shall not participate in dispute resolution proceedings related to the EPC Agreement in any capacity other than as a Member of the DRB.
VIII.	INDEPENDENT CONTRACTOR
A.	Member is acting as an independent contractor and not as an employee or agent of Owner or Contractor.
IX.	DISPUTES REGARDING THIS THREE-PARTY AGREEMENT
A.	The validity, construction and performance of this Three-Party Agreement shall be governed by and interpreted in accordance with the laws of the State of North Carolina, without giving effect to the principles thereof relating to conflicts of laws. Any action brought to enforce this Three-Party Agreement may be commenced in Federal or State Courts in the State of North Carolina having jurisdiction over the subject matter. Each party hereby consents to being subject to the personal jurisdiction of such courts.
ACKNOWLEDGED AND AGREED THIS       DAY OF                     ,            BY AND AMONG:

MEMBER

By:

(Signature)

Name:

CONTRACTOR	OWNER

Westinghouse Electric Company LLC	Progress Energy Florida, Inc.

By:	By:

(Signature)	(Signature)

Name:	Name:

Title:	Title:

Stone & Webster, Inc.

By:

(Signature)

Name:

Title:

EXHIBIT Y
PROJECT PLANS, POLICIES, PROGRAMS AND PROCEDURES

EXHIBIT Y
PROJECT PLANS, POLICIES, PROGRAMS AND PROCEDURES
The Contractor shall prepare procedures which govern key activities on the Site and Nearby Work Areas to assure that they are performed in a safe and efficient manner in accordance with applicable Laws and Owner requirements. These procedures may implement standard AP1000 Nuclear Power Plant procedures, Contractor’s standard procedures or when unique requirements apply, specific Site and Nearby Work Areas procedures. The following topical areas shall be addressed in these procedures:
Management Plan for Project Quality
Project Execution Plan
Construction Execution Plan
Site Rules and Regulations
Site Organization and responsibilities and contact information
Site Security
(a) Industrial Security for Investment Protection
(b) Safety Related Construction
(c) Operations
Personnel Identification
Work in Existing Operating Plant Facilities
Work Site Location and Access Roads
Work Site Layout and Zone Identifications
ES&H Plans
Personnel Safety Policy and Procedures
Pollution controls
Prohibited materials
Hazardous Waste Management
Housekeeping and Work Area Cleanliness
Noise Limitation
Cameras
Radio usage
Signs
Planning and Personnel Training
Interface Management — management of interface with client, regulators and other entities on site
Construction Site Records Management and Document Control
Excavation Plan
Earthwork
De-watering
Drainage of Site
Fire Protection and Prevention
Construction Equipment
Control
Inspection
Material Management, Storage and Handling
Subcontractor Management
Pre-qualification of Subcontractors
Preventive Maintenance Program
Lubrication and Fuel
Employee Concerns Program
Human Performance Program (Corporate procedures would apply)

EXHIBIT Z
EXTENDED EQUIPMENT WARRANTY
[***]

EXHIBIT AA-1
CONFIDENTIALITY AND LICENSE AGREEMENT WITH SUBSTITUTE
CONTRACTOR (WESTINGHOUSE)

EXHIBIT AA-1
CONFIDENTIALITY AND LICENSE AGREEMENT WITH SUBSTITUTE CONTRACTOR
Westinghouse
This Confidentiality and License Agreement with Substitute Contractor (“Agreement”) is entered into this [     ] day of [                    ], 20[___] (“Effective Date”) by and between FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC., a Florida corporation (“PROGRESS”) and [                    ], a [                    ] corporation (“Company”).
WHEREAS, Westinghouse Electric Company, LLC, a Delaware limited liability company (“Westinghouse”) is engaged in the business of designing, developing, supplying and constructing commercial nuclear facilities and has developed a pressurized water nuclear power plant known as the AP1000 (the "AP1000 Nuclear Power Plant”) and is expressly a third party beneficiary to this Agreement;
WHEREAS, Westinghouse is the owner of certain Westinghouse Proprietary Data (as defined herein below) related to the AP1000 Nuclear Power Plant;
WHEREAS, PROGRESS is the licensee of certain Westinghouse Proprietary Data with a limited right to grant sublicenses as hereinafter provided, pursuant to a license granted by Westinghouse to PROGRESS under the terms and conditions of the Engineering, Procurement and Construction Agreement between PROGRESS and a consortium consisting of Stone & Webster, Inc. and Westinghouse dated                     , 2008 (“Westinghouse Proprietary Data License”);
WHEREAS, Company desires to receive confidential disclosure of certain Westinghouse Proprietary Data and a license to use Westinghouse Proprietary Data for the sole purpose of completing the construction of the AP1000 Nuclear Power Plant(s) and related facilities, structures and improvements at the Levy County Nuclear Power Plant (the “Facility(ies)”), and for the work associated with the final completion, startup, and the performance of warranty work during the warranty period as set forth in Attachment 1 (“Warranty Period”);
WHEREAS, PROGRESS desires to engage Company as a Qualified Entity (as defined herein below), and pursuant to which Company acknowledges that it is a Qualified Entity, to complete the construction of the Facility;
WHEREAS, PROGRESS desires to provide certain Westinghouse Proprietary Data and a limited license to use certain Westinghouse Proprietary Data to Company for the limited purpose and under the terms and conditions set forth herein; and

WHEREAS, Westinghouse has granted PROGRESS the right to provide such Westinghouse Proprietary Data and to sub-license such certain Westinghouse Proprietary Data to Company for the limited purpose and under the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definitions. The parties hereto each agree that the capitalized terms as used herein have the definition as set forth herein below.
     1.1 “Equipment” means the machinery, computer hardware and its associated Software, apparatus, components, articles, spare parts, materials, and items of any kind that will, or in the case of spare part may, become a permanent part of the Facility to be provided by Company to Owner, but excluding Nuclear Fuel and Related Services
     1.2 “Government Approval” means any authorization, consent, approval, clearance, license, ruling, permit, tariff, certification, exemption, filing, variance, order, judgment, no-action or no-objection certificate, certificate, decree, decision, declaration or publication of, notices to, confirmation or exemption from, or registration by or with any Government Authority relating to the design, engineering, procurement, transporting, delivering, construction, testing, financing, completion, ownership or operation of the Facility or any part thereof.
     1.3 “Government Authority” means any federal, state, county, city, local, municipal or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing within the United States of America that has jurisdiction over PROGRESS, Company, the Facility or the activities that are the subject of this Agreement.
     1.4 “Law” means (a) any constitution, statute, law, rule, regulation, code, treaty, ordinance, judgment, decree, writ, order, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, whether now or hereafter in effect or (b) any requirements or conditions on or with respect to the issuance, maintenance or renewal of any Government Approval or applications therefore, whether now or hereafter in effect.
     1.5 “Nuclear Fuel and Related Services” means the fabricated nuclear fuel, nuclear fuel assemblies and any related services to be supplied by Company or a third party, other than Westinghouse, under a contract with PROGRESS.
     1.6 “Qualified Entity” means a contractor, supplier or entity that has the capability and experience to perform the Work using its own independently-developed methods, third party licensed methods, and/or those received by license herein.

     1.7 “Services” means the labor, transportation, packaging, storage, designing, drawing, creating, engineering, architectural, management, demolition, Site preparation, construction, commissioning, installing, testing, equipping, verification, training, procurement and other work, services and actions to be performed by Company (whether at the Site or otherwise) under this Agreement but excluding any Nuclear Fuel and Related Services.
     1.8 “Site” means the premises (or portion thereof) owned, controlled or leased by PROGRESS on which the Facility will be located, and including any construction laydown areas.
     1.9 “Software” means the computer programs, procedures, rules or routines embodied in computer programs, computer databases and related computer files provided to PROGRESS by Westinghouse or its third party suppliers.
     1.10 “Westinghouse Proprietary Data” means any and all information, data, documentation, designs, processes, Software and associated documentation, matter or thing that is a secret, confidential or private nature that is in existence at the effective date of termination, and necessary or useful to design, manufacture, procure, construct, start-up, test, modify or repair an AP1000 Nuclear Power Plant, including matters of a technical nature (such as know-how, processes, data and techniques), matters of a business nature (such as information about costs, profits, markets, sales, customers, suppliers, the parties’ contractual dealings with each other and the projects that are the subject-matter thereof), matters of a proprietary nature (such as information about patents, patent applications, copyrights, trade secrets and trademarks), other information of a similar nature, and any other information which has been derived from the foregoing information by the Company; provided, however, that Westinghouse Proprietary Data shall not include information which: (a) is legally in possession of the Company prior to receipt thereof from Westinghouse; (b) the Company can show by reasonable evidence to have been independently developed by the Company or its employees, consultants, affiliates or agents; (c) enters the public domain through no fault of the Company or others within the Company’s control; (d) is disclosed to the Company, without restriction or breach of an obligation of confidentiality to PROGRESS or Westinghouse; or (e) is legally required to be disclosed provided that the Company subject to an order requiring such disclosure uses its commercially reasonable efforts to notify PROGRESS and Westinghouse of any request or subpoena for the production of any Westinghouse Proprietary Data and provides Westinghouse and PROGRESS with an opportunity to resist such a request or subpoena, obtain a protective order, or minimize the amount of information that is to be produced. Information that is disclosed in a written or other fixed form must be clearly marked as proprietary in order to be considered Westinghouse Proprietary Data. Information that is disclosed verbally must be reduced to writing, clearly marked as proprietary, and delivered to the Company by Westinghouse within ten (10) Days from the date of disclosure in order to be considered Westinghouse Proprietary Data.
     1.11 “Work” means the Services, material, Equipment, tools, vehicles, delivery, design, engineering, and other things and actions to be supplied by or through Company and its subcontractors to license, furnish, install and test the Facility at the Site, including support during the Warranty Period, but excluding any Nuclear Fuel and Related Services.

2. License Grant. Subject to the terms and conditions set forth herein, and in accordance with the sublicense rights granted by Westinghouse under the Westinghouse Proprietary Data License, Progress hereby grants to Company a limited, terminable, non-transferable, non-exclusive license to Westinghouse Proprietary Data in the possession of PROGRESS, such license solely for the purposes of obtaining necessary Government Approvals and of completing the Work, including warranty work and the right to manufacture or have manufactured any and all parts and equipment described in the Westinghouse Proprietary Data, and only during the Term as set forth in Section 8 of this Agreement. This license applies to all Westinghouse Proprietary Data in the possession of PROGRESS, whether or not it is patented or subject to any other intellectual property right. At no time shall this Agreement be construed as granting to Company any rights, license, or ownership in any Westinghouse Proprietary Data other than this limited, non-exclusive license for and during the Term as set forth in this Agreement. Notwithstanding the foregoing, third-party information that forms part of Westinghouse Propriety Data may be subject to additional contractual or license restrictions and excluded from this Agreement.
3. Obligations of Company in regards to Westinghouse Proprietary Data. In consideration of the disclosure to Company of that certain Westinghouse Proprietary Data, Company agrees to receive, protect, and treat the Westinghouse Proprietary Data on a confidential and restricted basis, to follow the procedures set forth in Section 5 hereof, and to undertake the following additional obligations with respect thereto:
     (a) To use the Westinghouse Proprietary Data only for the purpose set out in the license granted in Section 2;
     (b) Not to duplicate, in whole or in part, any Westinghouse Proprietary Data except as necessary to complete the purposes as set out in Section 2;
     (c) Not to disclose Westinghouse Proprietary Data to its members, officers, affiliates, counsel or employees except on a need-to-know basis with each such person receiving Westinghouse Proprietary Data being notified of and directed to abide by the terms and conditions of this Agreement;
     (d) Except as set forth under this Agreement, Company shall not disclose Westinghouse Proprietary Data to any third party entity or individual, corporation, partnership, sole proprietorship, customer, advisor or client without the prior express written consent of Westinghouse; provided, however, that in no event shall there be disclosure of any Westinghouse Proprietary Data to a national of or any entity organized under the laws of, located in, or controlled by an entity organized under the laws of or located in a country listed on the Embargoed List or Restricted List of the Nuclear Regulatory Commission as defined and set forth in the United States Code of Federal Regulations at 10 CFR §§ 110.28 and 110.29 (and as such regulations may be amended from time to time) without first receiving the required specific authorization or export license from the appropriate Government Authority; and

     (e) To return all Westinghouse Proprietary Data to Progress or to destroy same, including any copies, partial or complete, and derivative works of and improvements based on and made to the Westinghouse Proprietary Data upon request therefore and to destroy any additional notes or records made from such Westinghouse Proprietary Data; provided, however, Company may retain the copies of such records of, or including, Westinghouse Proprietary Data only as required by applicable Law.
4. Involuntary Disclosure. If Company is required by a court of law or other Governmental Authority (other than as necessary to obtain permits and licenses from any Government Authority required to perform the Work or required to obtain an operating license from the Nuclear Regulatory Commission) to disclose any Westinghouse Proprietary Data, Company shall promptly notify Westinghouse and PROGRESS concerning the reasons for and the nature of the proposed disclosure, allow Westinghouse and PROGRESS a reasonable amount of time to object to such disclosure by Company or to such government authority requiring such disclosure by law, and reasonably cooperate with Westinghouse and PROGRESS to prevent, resist, limit, or take reasonable precautionary steps in methods of the disclosure of Westinghouse Proprietary Data as may be desired by Westinghouse or PROGRESS. In any event, Company, however, shall disclose only that portion of the Westinghouse Proprietary Data that is required by law by such court or other Governmental Authority. Any disclosure of Westinghouse Proprietary Data as necessary to obtain permits and licenses from any Governmental Authority required to perform the Work or required to obtain an operating license from the Nuclear Regulatory Commission may only be made on a confidential basis in accordance with procedures of the Governmental Authority that are intended to protect the confidential nature of the Westinghouse Proprietary Information, and subject to the requirements of Section 5.2.
5. Protection Procedures for Westinghouse Proprietary Data.
     5.1. Any Westinghouse Proprietary Data that is disclosed or provided by either Westinghouse or PROGRESS (“Providing Party”) to Company shall be marked “Proprietary”, or the like, on each page in which Westinghouse claims a proprietary or confidential interest therein (including within electronic media as appropriate). Should the Providing Party discover within sixty (60) days of the original disclosure to the Company, however, that a particular page (including within electronic media) of Westinghouse Proprietary Data should have been marked as “Proprietary”, or the like, and was not, then the Providing Party may send written correspondence to the Company re-designating such page (including within electronic media) as “Proprietary”, or the like, and send an additional copy of the Westinghouse Proprietary Data so marked. Thereafter, the Company shall treat such page (including within electronic media) as “Proprietary” and it shall be Westinghouse Proprietary Data as set forth herein.

     5.2 In the use of any Westinghouse Proprietary Data for the purpose of providing required information to or securing Government Approvals from any Government Authority, Company agrees to cooperate with PROGRESS and Westinghouse to minimize the amount of such information required to be furnished consistent with the interests of PROGRESS and Westinghouse and the requirements of the Government Authority involved.
     5.3 Except as otherwise provided herein, Company shall not sell, license, lease, or cause to have sold any Westinghouse Proprietary Data supplied by PROGRESS to Company under this Agreement.
     5.4 Company may disclose Westinghouse Proprietary Data to third parties provided that such disclosure is exclusively for the purpose of supporting the Company in completion of the Work and solely as required for a specific designated purpose, and provided that Company enters into a written confidentiality agreement with such third party. The terms of such written confidentiality agreement shall be substantially the same as those contained in this Agreement, except that (a) such third party’s license grant will be limited to the specific scope of such third party’s work, and (b) Westinghouse will be an express third party beneficiary of such agreement with rights to enforce and/or seek remedies for breach thereof. Prior to any such disclosure, Company shall give Westinghouse and Progress notice of its proposed disclosure of Westinghouse Proprietary Data to any such third party, along with a copy of the written confidentiality agreement under which the Westinghouse Proprietary Data is to be disclosed.
     5.5 Company acknowledges that the Westinghouse Proprietary Data is proprietary and valuable to Westinghouse and that any disclosure of Westinghouse Proprietary Data or unauthorized use of Westinghouse Proprietary Data may cause irreparable harm and loss to Westinghouse. Company acknowledges, represents, and agrees that it is a Qualified Entity as defined herein.
     5.6 Should Company or PROGRESS discover a breach of the terms and conditions of this Agreement, or any agreement between Company and third party recipients of Westinghouse Proprietary Data, Company or PROGRESS shall promptly notify Westinghouse of such breach and provide to Westinghouse all necessary information and support pertaining to any investigation, suit or proceeding desired to be conducted or brought by Westinghouse related to such breach. Company and PROGRESS shall fully and promptly cooperate with Westinghouse in any action taken by Westinghouse for such breach.
     5.7 Westinghouse shall not be responsible to Company for the use, the consequences of the use, or the results obtained by use of Westinghouse’s Proprietary Data by third parties.
     5.8 The rights, title and interests in and to the physical copies of Westinghouse Proprietary Data provided by PROGRESS to Company shall be owned by PROGRESS, provided that all rights, title and interests in and to the Westinghouse Proprietary Data within such physical copies, including all intellectual property rights thereto, shall remain with Westinghouse or its licensors.

     5.9 Company shall maintain proprietary markings on all Westinghouse Proprietary Data, and will require any third parties receiving such Westinghouse Proprietary Data as set forth herein. For Westinghouse Proprietary Data that is electronically recorded, such proprietary markings also shall be maintained.
6. No Warranty. The parties also understand that the Westinghouse Proprietary Data is provided “AS IS” to Company and that Westinghouse and PROGRESS make no representations or warranties, express or implied, as to the quality, accuracy or completeness of the Westinghouse Proprietary Data disclosed under this Agreement. Westinghouse, PROGRESS, their representatives, officers, directors, employees, and agents have no liability or responsibility whatsoever to Company, or third parties with respect to the use of, the consequences of the use of, results obtained by use of, or reliance upon the Westinghouse Proprietary Data by Company. WESTINGHOUSE AND PROGRESS SPECIFICALLY DISCLAIM AND ALL PARTIES AGREE THAT ALL WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY, TO THE WESTINGHOUSE PROPRIETARY DATA ARE HEREBY FULLY DISCLAIMED AS ALLOWED BY LAW.
7. Third Party Beneficiary. It is understood and agreed that Westinghouse is an intended beneficiary of this Agreement, and that all obligations of Company may be enforced directly by Westinghouse against Company.
8. Term. The license set forth in this Agreement shall expire upon completion of all Work and expiration of the Warranty Period (“Term”). This license Term cannot be extended except with the written consent of Westinghouse and all of the limited, non-exclusive license rights to the Westinghouse Proprietary Data granted to Company herein shall immediate revert back to Westinghouse at the end of the Term. The obligations of confidentiality set forth in this Agreement, however, shall survive the expiration or termination of the license and continue past the Term until the Westinghouse Proprietary Data is deemed by either Westinghouse or a final non-appealable judgment by court of appropriate jurisdiction to no longer be confidential information, or otherwise is no longer confidential information as set forth in Section 3 of this Agreement. PROGRESS may terminate this Agreement prior to the end of the Term in the event Company breaches any material obligations set forth herein and Company fails to cure the breach within a time period reasonable in view of the nature and extent of the breach. Notwithstanding the above, in the event of an inadvertent disclosure of Westinghouse Proprietary Data by Company, Progress agrees to provide Company with a reasonable time in which to cure the breach and Company agrees to make best efforts to cure such breach.
9. Notices. All notices and consents under this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, or (iii) received by the addressee by receipted courier service, and in each case to the appropriate addressee by receipted courier service, and in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other party);

If to PROGRESS:	Progress Energy Florida, Inc.
Attn: Vice President Nuclear Projects and Construction
15760 West Powerline Street
Crystal River, Florida 34428
Telephone No.: (352) 563-4800

With a copy to:	Progress Energy Florida, Inc.
Attn: General Counsel
299 First Avenue N.
PEF 151
St. Petersburg, Florida 33701
Telephone No.: (727) 820-5587

If to Westinghouse:	Westinghouse Electric Company, LLC
Attn: Dan Lipman
4350 Northern Pike
Monroeville, PA 15146
Telephone No.: (412) 374-6177

With a copy to:	Westinghouse Electric Company, LLC
Attn: General Counsel
4350 Northern Pike
Monroeville, PA 15146
Telephone No.: (412) 374-6177

If to Company:

10. Severability. Should any provision of this Agreement be finally determined to be inconsistent with or contrary to applicable law, such provision shall be deemed amended or omitted to conform to such determination without affecting any other provision or the validity of this Agreement.
11. Relationship of Parties. This Agreement does not constitute the parties as partners, joint ventures or agents of each other, and neither party shall so represent itself.
12. Remedy. In the event of breach of the provisions of this Agreement, it is understood and agreed by the parties hereto that Progress (and Westinghouse as a third party beneficiary) shall be entitled to injunctive relief as well as all applicable remedies at law or in equity. Company acknowledges that monetary damages may not be sufficient in the event of a breach of this Agreement. Where the parties disagree on the status of such Westinghouse Proprietary Data,

Westinghouse shall be provided with prompt and reasonable notice as to Company’s or PROGRESS’s disagreement prior to the release of such information to a third party.
13. Amendments. This Agreement may not be modified or amended except in writing and signed by both parties.
14. Waiver. No failure or delay by either party in exercising any power or right under this Agreement shall operate as a waiver, nor does any single or partial exercise of any power or right precludes any other right.
15. Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW. COMPANY AND PROGRESS HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF NORTH CAROLINA IN LITIGATING ANY DISPUTE HEREUNDER.
16. Review. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement. Company expressly agrees and acknowledges that these provisions are reasonable and necessary for the protection of Westinghouse.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

PROGRESS ENERGY FLORIDA, INC.

By:

Name:

Title:

[COMPANY]

By:

Name:

Title:

EXHIBIT AA-2
CONFIDENTIALITY AND LICENSE AGREEMENT WITH SUBSTITUTE
CONTRACTOR (STONE & WEBSTER)

EXHIBIT AA-2
CONFIDENTIALITY AND LICENSE AGREEMENT WITH SUBSTITUTE CONTRACTOR
Stone & Webster
This Confidentiality and License Agreement with Substitute Contractor (“Agreement”) is entered into this [___] day of [___], 20[___] (“Effective Date”) by and between FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC., a Florida corporation (“PROGRESS”) and [___], a [___] corporation (“Company”).
WHEREAS, Stone & Webster, Inc., a Louisiana corporation (“Stone & Webster”) is engaged in the business of designing, developing, supplying and constructing industrial and power generation facilities, including commercial nuclear facilities, and is expressly a third party beneficiary to this Agreement;
WHEREAS, Stone & Webster is the owner of certain Stone & Webster Proprietary Data (as defined herein below) related to a pressurized water nuclear power plant known as the AP1000 (the “AP1000 Nuclear Power Plant”);
WHEREAS, PROGRESS is the licensee of certain Stone & Webster Proprietary Data with a limited right to grant sublicenses as hereinafter provided, pursuant to a license granted by Stone & Webster to PROGRESS under the terms and conditions of the Engineering, Procurement and Construction Agreement between PROGRESS and a consortium consisting of Stone & Webster, Inc. and Westinghouse Electric Company LLC dated ___, 2008 (“Stone & Webster Proprietary Data License”);
WHEREAS, Company desires to receive confidential disclosure of certain Stone & Webster Proprietary Data and a license to use Stone & Webster Proprietary Data for the sole purpose of completing the construction of the AP1000 Nuclear Power Plant(s) and related facilities, structures and improvements at the Levy County Nuclear Power Plant (the “Facility(ies)”), and for the work associated with the final completion, startup, and the performance of warranty work during the warranty period as set forth in Attachment 1 (“Warranty Period”);
WHEREAS, PROGRESS desires to engage Company as a Qualified Entity (as defined herein below), and pursuant to which Company acknowledges that it is a Qualified Entity, to complete the construction of the Facility;
WHEREAS, PROGRESS desires to provide certain Stone & Webster Proprietary Data and a limited license to use certain Stone & Webster Proprietary Data to Company for the limited purpose and under the terms and conditions set forth herein; and

WHEREAS, Stone & Webster has granted PROGRESS the right to provide such Stone & Webster Proprietary Data and to sub-license such certain Stone & Webster Proprietary Data to Company for the limited purpose and under the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Definitions. The parties hereto each agree that the capitalized terms as used herein have the definition as set forth herein below.
     1.1 “Equipment” means the machinery, computer hardware and its associated Software, apparatus, components, articles, spare parts, materials, and items of any kind that will, or in the case of spare part may, become a permanent part of the Facility to be provided by Company to Owner, but excluding Nuclear Fuel and Related Services
     1.2 “Government Approval” means any authorization, consent, approval, clearance, license, ruling, permit, tariff, certification, exemption, filing, variance, order, judgment, no-action or no-objection certificate, certificate, decree, decision, declaration or publication of, notices to, confirmation or exemption from, or registration by or with any Government Authority relating to the design, engineering, procurement, transporting, delivering, construction, testing, financing, completion, ownership or operation of the Facility or any part thereof.
     1.3 “Government Authority” means any federal, state, county, city, local, municipal or other government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing within the United States of America that has jurisdiction over PROGRESS, Company, the Facility or the activities that are the subject of this Agreement.
     1.4 “Law” means (a) any constitution, statute, law, rule, regulation, code, treaty, ordinance, judgment, decree, writ, order, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, whether now or hereafter in effect or (b) any requirements or conditions on or with respect to the issuance, maintenance or renewal of any Government Approval or applications therefore, whether now or hereafter in effect.
     1.5 “Nuclear Fuel and Related Services” means the fabricated nuclear fuel, nuclear fuel assemblies and any related services to be supplied by Company or a third party, other than Stone & Webster, under a contract with PROGRESS.
     1.6 “Qualified Entity” means a contractor, supplier or entity that has the capability and experience to perform the Work using its own independently-developed methods, third party licensed methods, and/or those received by license herein.

     1.7 “Services” means the labor, transportation, packaging, storage, designing, drawing, creating, engineering, architectural, management, demolition, Site preparation, construction, commissioning, installing, testing, equipping, verification, training, procurement and other work, services and actions to be performed by Company (whether at the Site or otherwise) under this Agreement but excluding any Nuclear Fuel and Related Services.
     1.8 “Site” means the premises (or portion thereof) owned, controlled or leased by PROGRESS on which the Facility will be located, and including any construction laydown areas.
     1.9 “Software” means the computer programs, procedures, rules or routines embodied in computer programs, computer databases and related computer files provided to PROGRESS by Stone & Webster or its third party suppliers.
     1.10 “Stone & Webster Proprietary Data” means any and all information, data, documentation, designs, processes, Software and associated documentation, matter or thing that is a secret, confidential or private nature that is in existence at the effective date of termination, and necessary or useful to design, manufacture, procure, construct, start-up, test, modify or repair an AP1000 Nuclear Power Plant, including matters of a technical nature (such as know-how, processes, data and techniques), matters of a business nature (such as information about costs, profits, markets, sales, customers, suppliers, the parties’ contractual dealings with each other and the projects that are the subject-matter thereof), matters of a proprietary nature (such as information about patents, patent applications, copyrights, trade secrets and trademarks), other information of a similar nature, and any other information which has been derived from the foregoing information by the Company; provided, however, that Stone & Webster Proprietary Data shall not include information which: (a) is legally in possession of the Company prior to receipt thereof from Stone & Webster; (b) the Company can show by reasonable evidence to have been independently developed by the Company or its employees, consultants, affiliates or agents; (c) enters the public domain through no fault of the Company or others within the Company’s control; (d) is disclosed to the Company, without restriction or breach of an obligation of confidentiality to PROGRESS or Stone & Webster; or (e) is legally required to be disclosed provided that the Company subject to an order requiring such disclosure uses its commercially reasonable efforts to notify PROGRESS and Stone & Webster of any request or subpoena for the production of any Stone & Webster Proprietary Data and provides Stone & Webster and PROGRESS with an opportunity to resist such a request or subpoena, obtain a protective order, or minimize the amount of information that is to be produced. Information that is disclosed in a written or other fixed form must be clearly marked as proprietary in order to be considered Stone & Webster Proprietary Data. Information that is disclosed verbally must be reduced to writing, clearly marked as proprietary, and delivered to the Company by Stone & Webster within ten (10) Days from the date of disclosure in order to be considered Stone & Webster Proprietary Data.
     1.11 “Work” means the Services, material, Equipment, tools, vehicles, delivery, design, engineering, and other things and actions to be supplied by or through Company and its subcontractors to license, furnish, install and test the Facility at the Site, including support during the Warranty Period, but excluding any Nuclear Fuel and Related Services.

2. License Grant. Subject to the terms and conditions set forth herein, and in accordance with the sublicense rights granted by Stone & Webster under the Stone & Webster Proprietary Data License, Progress hereby grants to Company a limited, terminable, non-transferable, non-exclusive license to Stone & Webster Proprietary Data in the possession of PROGRESS, such license solely for the purposes of obtaining necessary Government Approvals and of completing the Work, including warranty work and the right to manufacture or have manufactured any and all parts and equipment described in the Stone & Webster Proprietary Data, and only during the Term as set forth in Section 8 of this Agreement. This license applies to all Stone & Webster Proprietary Data in the possession of PROGRESS, whether or not it is patented or subject to any other intellectual property right. At no time shall this Agreement be construed as granting to Company any rights, license, or ownership in any Stone & Webster Proprietary Data other than this limited, non-exclusive license for and during the Term as set forth in this Agreement. Notwithstanding the foregoing, third-party information that forms part of Stone & Webster Propriety Data may be subject to additional contractual or license restrictions and excluded from this Agreement.
3. Obligations of Company in regards to Stone & Webster Proprietary Data. In consideration of the disclosure to Company of that certain Stone & Webster Proprietary Data, Company agrees to receive, protect, and treat the Stone & Webster Proprietary Data on a confidential and restricted basis, to follow the procedures set forth in Section 5 hereof, and to undertake the following additional obligations with respect thereto:
     (a) To use the Stone & Webster Proprietary Data only for the purpose set out in the license granted in Section 2;
     (b) Not to duplicate, in whole or in part, any Stone & Webster Proprietary Data except as necessary to complete the purposes as set out in Section 2;
     (c) Not to disclose Stone & Webster Proprietary Data to its members, officers, affiliates, counsel or employees except on a need-to-know basis with each such person receiving Stone & Webster Proprietary Data being notified of and directed to abide by the terms and conditions of this Agreement;
     (d) Except as set forth under this Agreement, Company shall not disclose Stone & Webster Proprietary Data to any third party entity or individual, corporation, partnership, sole proprietorship, customer, advisor or client without the prior express written consent of Stone & Webster; provided, however, that in no event shall there be disclosure of any Stone & Webster Proprietary Data to a national of or any entity organized under the laws of, located in, or controlled by an entity organized under the laws of or located in a country listed on the Embargoed List or Restricted List of the Nuclear Regulatory Commission as defined and set forth in the United States Code of Federal Regulations at 10 CFR §§ 110.28 and 110.29 (and as such regulations may be amended from time to time) without first receiving the required specific authorization or export license from the appropriate Government Authority; and

     (e) To return all Stone & Webster Proprietary Data to Progress or to destroy same, including any copies, partial or complete, and derivative works of and improvements based on and made to the Stone & Webster Proprietary Data upon request therefore and to destroy any additional notes or records made from such Stone & Webster Proprietary Data; provided, however, Company may retain the copies of such records of, or including, Stone & Webster Proprietary Data only as required by applicable Law.
4. Involuntary Disclosure. If Company is required by a court of law or other Governmental Authority (other than as necessary to obtain permits and licenses from any Government Authority required to perform the Work or required to obtain an operating license from the Nuclear Regulatory Commission) to disclose any Stone & Webster Proprietary Data, Company shall promptly notify Stone & Webster and PROGRESS concerning the reasons for and the nature of the proposed disclosure, allow Stone & Webster and PROGRESS a reasonable amount of time to object to such disclosure by Company or to such government authority requiring such disclosure by law, and reasonably cooperate with Stone & Webster and PROGRESS to prevent, resist, limit, or take reasonable precautionary steps in methods of the disclosure of Stone & Webster Proprietary Data as may be desired by Stone & Webster or PROGRESS. In any event, Company, however, shall disclose only that portion of the Stone & Webster Proprietary Data that is required by law by such court or other Governmental Authority. Any disclosure of Stone & Webster Proprietary Data as necessary to obtain permits and licenses from any Governmental Authority required to perform the Work or required to obtain an operating license from the Nuclear Regulatory Commission may only be made on a confidential basis in accordance with procedures of the Governmental Authority that are intended to protect the confidential nature of the Stone & Webster Proprietary Information, and subject to the requirements of Section 5.2.
5. Protection Procedures for Stone & Webster Proprietary Data.
     5.1. Any Stone & Webster Proprietary Data that is disclosed or provided by either Stone & Webster or PROGRESS (“Providing Party”) to Company shall be marked “Proprietary”, or the like, on each page in which Stone & Webster claims a proprietary or confidential interest therein (including within electronic media as appropriate). Should the Providing Party discover within sixty (60) days of the original disclosure to the Company, however, that a particular page (including within electronic media) of Stone & Webster Proprietary Data should have been marked as “Proprietary”, or the like, and was not, then the Providing Party may send written correspondence to the Company re-designating such page (including within electronic media) as “Proprietary”, or the like, and send an additional copy of the Stone & Webster Proprietary Data so marked. Thereafter, the Company shall treat such page (including within electronic media) as “Proprietary” and it shall be Stone & Webster Proprietary Data as set forth herein.
     5.2 In the use of any Stone & Webster Proprietary Data for the purpose of providing required information to or securing Government Approvals from any Government Authority, Company agrees to cooperate with PROGRESS and Stone & Webster to minimize the amount of such information required to be furnished consistent with the interests of PROGRESS and Stone & Webster and the requirements of the Government Authority involved.

     5.3 Except as otherwise provided herein, Company shall not sell, license, lease, or cause to have sold any Stone & Webster Proprietary Data supplied by PROGRESS to Company under this Agreement.
     5.4 Company may disclose Stone & Webster Proprietary Data to third parties provided that such disclosure is exclusively for the purpose of supporting the Company in completion of the Work and solely as required for a specific designated purpose, and provided that Company enters into a written confidentiality agreement with such third party. The terms of such written confidentiality agreement shall be substantially the same as those contained in this Agreement, except that (a) such third party’s license grant will be limited to the specific scope of such third party’s work, and (b) Stone & Webster shall be an express third party beneficiary of such agreement with rights to enforce and/or seek remedies for breach thereof. Prior to any such disclosure, Company shall give Stone & Webster and Progress notice of its proposed disclosure of Stone & Webster Proprietary Data to any such third party, along with a copy of the written confidentiality agreement under which the Stone & Webster Proprietary Data is to be disclosed.
     5.5 Company acknowledges that the Stone & Webster Proprietary Data is proprietary and valuable to Stone & Webster and that any disclosure of Stone & Webster Proprietary Data or unauthorized use of Stone & Webster Proprietary Data may cause irreparable harm and loss to Stone & Webster. Company acknowledges, represents, and agrees that it is a Qualified Entity as defined herein.
     5.6 Should Company or PROGRESS discover a breach of the terms and conditions of this Agreement, or any agreement between Company and third party recipients of Stone & Webster Proprietary Data, Company or PROGRESS shall promptly notify Stone & Webster of such breach and provide to Stone & Webster all necessary information and support pertaining to any investigation, suit or proceeding desired to be conducted or brought by Stone & Webster related to such breach. Company and PROGRESS shall fully and promptly cooperate with Stone & Webster in any action taken by Stone & Webster for such breach.
     5.7 Stone & Webster shall not be responsible to Company for the use, the consequences of the use, or the results obtained by use of Stone & Webster’s Proprietary Data by third parties.
     5.8 The rights, title and interests in and to the physical copies of Stone & Webster Proprietary Data provided by PROGRESS to Company shall be owned by PROGRESS, provided that all rights, title and interests in and to the Stone & Webster Proprietary Data within such physical copies, including all intellectual property rights thereto, shall remain with Stone & Webster or its licensors.

     5.9 Company shall maintain proprietary markings on all Stone & Webster Proprietary Data, and will require any third parties receiving such Stone & Webster Proprietary Data as set forth herein. For Stone & Webster Proprietary Data that is electronically recorded, such proprietary markings also shall be maintained.
6. No Warranty. The parties also understand that the Stone & Webster Proprietary Data is provided “AS IS” to Company and that Stone & Webster and PROGRESS make no representations or warranties, express or implied, as to the quality, accuracy or completeness of the Stone & Webster Proprietary Data disclosed under this Agreement. Stone & Webster, PROGRESS, their representatives, officers, directors, employees, and agents have no liability or responsibility whatsoever to Company, or third parties with respect to the use of, the consequences of the use of, results obtained by use of, or reliance upon the Stone & Webster Proprietary Data by Company. STONE & WEBSTER AND PROGRESS SPECIFICALLY DISCLAIM AND ALL PARTIES AGREE THAT ALL WARRANTIES, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY, TO THE STONE & WEBSTER PROPRIETARY DATA ARE HEREBY FULLY DISCLAIMED AS ALLOWED BY LAW.
7. Third Party Beneficiary. It is understood and agreed that Stone & Webster is an intended beneficiary of this Agreement, and that all obligations of Company may be enforced directly by Stone & Webster against Company.
8. Term. The license set forth in this Agreement shall expire upon completion of all Work and expiration of the Warranty Period (“Term”). This license Term cannot be extended except with the written consent of Stone & Webster and all of the limited, non-exclusive license rights to the Stone & Webster Proprietary Data granted to Company herein shall immediate revert back to Stone & Webster at the end of the Term. The obligations of confidentiality set forth in this Agreement, however, shall survive the expiration or termination of the license and continue past the Term until the Stone & Webster Proprietary Data is deemed by either Stone & Webster or a final non-appealable judgment by court of appropriate jurisdiction to no longer be confidential information, or otherwise is no longer confidential information as set forth in Section 3 of this Agreement. PROGRESS may terminate this Agreement prior to the end of the Term in the event Company breaches any material obligations set forth herein and Company fails to cure the breach within a time period reasonable in view of the nature and extent of the breach. Notwithstanding the above, in the event of an inadvertent disclosure of Stone & Webster Proprietary Data by Company, Progress agrees to provide Company with a reasonable time in which to cure the breach and Company agrees to make best efforts to cure such breach.
9. Notices. All notices and consents under this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered by hand, (ii) mailed by registered or certified mail, return receipt requested, or (iii) received by the addressee by receipted courier service, and in each case to the appropriate addressee by receipted courier service, and in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other party);

If to PROGRESS:	Progress Energy Florida, Inc.
Attn: Vice President Nuclear Projects and Construction
15760 West Powerline Street
Crystal River, Florida
Telephone No.: (352) 563-4800

With a copy to:	Progress Energy Florida, Inc.
Attn: General Counsel
299 First Avenue N.
PEF 151
St. Petersburg, Florida 33701
Telephone No.: (727) 820-5587

If to Stone & Webster:	Stone & Webster, Inc.
Attn: Ed Hubner
3 Executive Campus
Cherry Hill, NJ 08002
Telephone No.: (856) 482-4178

With a copy to:	Stone & Webster, Inc.
Attn: E.K. Jenkins
E&C Division Counsel
100 Technology Center Drive
Stoughton, MA 02072
Telephone No.: (617) 589-8882

If to Company:

10. Severability. Should any provision of this Agreement be finally determined to be inconsistent with or contrary to applicable law, such provision shall be deemed amended or omitted to conform to such determination without affecting any other provision or the validity of this Agreement.
11. Relationship of Parties. This Agreement does not constitute the parties as partners, joint ventures or agents of each other, and neither party shall so represent itself.
12. Remedy. In the event of breach of the provisions of this Agreement, it is understood and agreed by the parties hereto that Progress (and Stone & Webster as a third party beneficiary) shall be entitled to injunctive relief as well as all applicable remedies at law or in equity. Company acknowledges that monetary damages may not be sufficient in the event of a breach of this Agreement. Where the parties disagree on the status of such Stone & Webster Proprietary

Data, Stone & Webster shall be provided with prompt and reasonable notice as to Company’s or PROGRESS’s disagreement prior to the release of such information to a third party.
13. Amendments. This Agreement may not be modified or amended except in writing and signed by both parties.
14. Waiver. No failure or delay by either party in exercising any power or right under this Agreement shall operate as a waiver, nor does any single or partial exercise of any power or right precludes any other right.
15. Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICT OF LAW. COMPANY AND PROGRESS HEREBY AGREE TO SUBMIT TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF NORTH CAROLINA IN LITIGATING ANY DISPUTE HEREUNDER.
16. Review. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement. Company expressly agrees and acknowledges that these provisions are reasonable and necessary for the protection of Stone & Webster.
IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
PROGRESS ENERGY FLORIDA, INC.

By:

Name:

Title:

[COMPANY]

By:

Name:

Title:

EXHIBIT BB
OWNER CONTROLLED INSURANCE PROGRAM

EXHIBIT BB
OWNER CONTROLLED INSURANCE PROGRAM
Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Agreement to which this Exhibit BB is attached.
The following Exhibit BB describes the OCIP to be supplied at the option of Owner, subject to Section 16.2 of the Agreement. Should the Parties agree that Contractor will supply a CCIP as permitted under Section 16.2, the following Exhibit BB and certain provisions in Article 16 shall describe the coverages to be supplied under the CCIP, and all references to “Owner” and “Contractor” shall be reversed, as appropriate, and all references to “OCIP” shall be changed to “CCIP”.
     BB.1 Owner Controlled Insurance Program.
     (a) At Owner’s option, and subject to the provisions of Section 16.2, Owner shall implement an Owner Controlled Insurance Program (OCIP) for the Work to be performed at the Site, Nearby Work Areas, and Other Locations (as defined in Section BB.5(a)) at Owner’s expense. Under the OCIP, Owner will procure and maintain Workers’ Compensation and Employer’s Liability, Commercial General Liability, and Umbrella/Excess Liability, for the benefit of Enrolled Parties. Except as hereinafter provided, this coverage will be effective at the beginning of Phase II, or as otherwise agreed by the Parties, and will remain effective through Substantial Completion of the Facility, and thereafter as mutually agreed by the Parties.
     (b) Contractor and its Subcontractors who provide labor at the Site or Nearby Work Areas as a part of the Work shall be required to participate in the OCIP as Enrolled Parties, subject to the conditions set forth herein. In order to become Enrolled Parties, Contractor and its Subcontractors shall submit the necessary enrollment forms and shall be required to meet the reasonable conditions for acceptance into the OCIP as evidenced by confirmation of enrollment prior to performing any Work at the Site or Nearby Work Areas on or after the effective date of the OCIP.
     (c) While the OCIP is intended to provide coverage while performing Work at the Site and Nearby Work Areas, the OCIP is not intended to meet all of the Enrolled Parties’ insurance needs. The insurance to be supplied by Owner as described in Section BB.5 will not apply with respect to any Subcontractors who are not enrolled in accordance with the provisions herein. The OCIP does not provide any of the coverages required of Contractor under Section 16.2(f), and only provides those coverages specified in Section BB.5.
     (d) Contractor will be responsible for requiring its Subcontractors who are not Enrolled Parties to procure and maintain the insurance coverage required under Section BB.10 during the term of this Agreement, subject to Section 16.6. Should Contractor reduce or waive such insurance requirements of any Subcontractor, [***].

     BB.2 Owner’s Insurance Obligations; Enrolled Party’s Obligations; Excluded Parties.
     (a) Owner assumes no obligation to provide insurance other than that contemplated under this Exhibit BB and Articles 15 and 16 of this Agreement. Contractor, prior to the placement of the OCIP coverage, will review and verify that the OCIP coverages, limits of coverage and insurance policies satisfy the requirements of this Exhibit BB and Article 16. Nothing contained herein will be deemed to place any responsibility on Owner for ensuring that the insurance provided by the OCIP is sufficient for the conduct of any Enrolled Party’s business or performance of the Work. [***].
     (b) Any type of insurance coverage or limits of liability not provided by the OCIP or not otherwise required under the Agreement which Contractor or its Subcontractors desire for its or their own protection will be their sole responsibility and such expense and will not be billed to Owner. [***].
     (c) Off-Site Subcontractors, fabricators, vendors, suppliers (who do not perform or subcontract installation), material dealers, guard services, janitorial services, cranes, demolition, blasting, truckers, (including trucking to the Site and Nearby Work Areas where delivery is the only scope of Work to be performed), asbestos abatement or other hazardous waste removal contractor(s) and their respective subcontractor(s) of any tier, and others whose sole function is to transport, pickup, deliver or carry materials, supplies, tools equipment, parts or other items to or from the Site or Nearby Work Areas, or who do not perform any actual on-Site labor, or any other Person specifically determined by Owner to be excluded (the “Excluded Parties”) will not be covered by the OCIP. Owner will provide Notice to Contractor identifying each Person that Owner specifically determines to be an Excluded Party during the term of the OCIP. Owner will provide Contractor with an updated, current list of such Excluded Parties as a part of Owner’s Notice.
     (d) Unless specifically approved by Owner in writing, the policies set forth in Section BB.5(b) will cover only those operations of Contractor and its Subcontractors performed in connection with the Work at the Site, the Nearby Work Areas, and Other Locations (as defined in Section BB.5(a)).
     BB.3 Owner’s Election to Discontinue OCIP Coverage.
     (a) If Owner, for any reason, is unable to furnish coverage, elects to discontinue the OCIP, modifies the limits of liability provided in the OCIP below those specified in Section BB.5(b), or requests that Contractor or any of its Subcontractors withdraw from the OCIP prior to Substantial Completion, then, upon thirty (30) Days Notice from Owner, Contractor or any of its Subcontractors specified by Owner in such Notice, will apply reasonable efforts, using the Insurance Premium Worksheets under Section BB.8.(j) as a basis and considering changes in costs and availability of coverage, to obtain at Owner’s expense and thereafter maintain during the performance of the Work at the Site and Nearby Work Areas, all (or a portion thereof as specified by

Owner) of the insurance required to be provided under Section BB.5, by Excluded Parties and as otherwise required under Sections 16.1 and 16.2 of the Agreement or as otherwise agreed, and Owner will thereafter no longer be obligated to furnish all or a part of such insurance through the OCIP. The form, content, limits of liability and cost of such insurance and the insurer issuing such insurance secured by Contractor and its Subcontractors pursuant to the provisions of this Section BB.3 will be subject to Owner’s approval, which approval will not be unreasonably delayed or withheld. Should neither Party be able to obtain the required insurance coverage at a reasonable cost and on reasonable terms, the Parties shall discuss the various options available for satisfying the intent of this subsection (a), taking into account the cost and availability of the required coverage, the general conditions in the insurance market, the risks inherent in performing the Work, and any other factors that the Parties consider to be relevant. Should the Parties fail to reach mutual agreement, then Owner shall, at Owner’s option, either (i) indemnify Contractor, so that Contractor has protection against liability equal to the coverages required hereunder, or (ii) terminate this Agreement under Section 22.4(b).
     (b) Contractor and its Subcontractors will be reimbursed for the cost of their insurance incurred pursuant to Section BB.3(a) [***] in accordance with Exhibit G. If any coverage applies to more than one site, the cost shall be allocated on an appropriate basis.
BB.4 Limits of Liability. The furnishing of insurance by Owner will in no way relieve or limit Contractor’s and Subcontractors’ responsibility or obligation whatsoever otherwise imposed by this Agreement except as otherwise provided in the Agreement.
BB.5 Insurance Provided by Owner Under the OCIP.
     (a) The OCIP will provide each Enrolled Party with insurance coverage as an insured and as described in this Section BB.5, and Article 16 of the Agreement, as applicable. Notwithstanding any other provision to the contrary, this coverage shall apply to the employees of each Enrolled Party while they are on Site, at Nearby Work Areas and “Other Locations” temporarily; provided they have been assigned to the Site (or Nearby Work Areas). Such “Other Locations” shall be limited to trips to and locations within a [***] radius of the Site boundary (or any specific locations within a radius of [***] of the Site boundary as mutually agreed in writing), such as storage facilities, suppliers, lay down yards, off-Site (or off-Nearby Work Areas) business meal locations, or meetings, for purposes directly related to the Work, provided that such employees are acting within the course and scope of their employment. In regard to locations other than those described above, all insurance provided by Owner under the OCIP will be excess of other valid and collectable insurance per Section BB 9 of this contract.
     (b) The Owner’s representative will provide each Enrolled Party in the OCIP a Project Insurance Manual, which will include a summary of the insurance coverage, loss control procedures and claim procedures as well as enrollment forms and reporting requirements for the OCIP. The Enrolled Party will use and comply with the requirements contained in said manual. Insurance coverage provided to Enrolled Parties under the OCIP includes the following:
          (i) Workers’ Compensation Insurance — Statutory Limits of the Workers’ Compensation Laws of the State of Florida including coverage for the benefits provided under the United States Longshoremen and Harbor Workers Act, Voluntary Compensation, with Coverage B — Employer’s Liability (with limits of [***] for Bodily Injury by accident, [***] for Bodily Injury by disease and [***] policy limit Bodily Injury by disease), covering operations of the Enrolled Party performed on or incidental to Work at the Site, at Nearby Work Areas and at Other Locations. Such Workers’ Compensation Insurance shall include Borrowed Servant coverage, Leased Worker coverage, a Maritime Coverage endorsement for applicable exposures and Multi-States Transient Cover for Worker’s Compensation.
          (ii) Commercial General Liability Insurance — (Excluding Automobile and Professional Liability) in form providing coverage not less than a Standard Form Commercial General Liability insurance policy, including hazards of explosion, collapse, underground, Enrolled Parties as named insureds, completed operations, broad form contractual liability coverage and personal injury liability coverage for claims arising out of the Work for personal injury, bodily injury and property damage in policy or policies of insurance such that the total available limits, to all insureds combined will be [***] term limit. Coverage will apply only to Work performed at the Site, at Nearby Work Areas, and at Other Locations. Without limitation to the foregoing, such insurance coverage shall include the following endorsements: Incidental Medical Malpractice; Valuable Papers Liability; Electronic Data Liability; Contractual Liability for Railroads (for the period of time applicable, which may be a separate policy ); and Contractual Liability Assumption. Such Commercial General Liability Insurance will include coverage for resulting damage due to Enrolled Parties’ Work that is defective or malfunctions. Such insurance will not include coverage for products liability for any product(s) manufactured, assembled, or otherwise worked upon away from the Site for any Enrolled Party performing such off-Site and off-Nearby Work Area Work. The completed operations coverage specified above shall remain in effect for ten (10) years after Final Completion of the Facility.
          (iii) Umbrella/Excess Liability Insurance — In limits of [***], excess of those stated above on a following form basis, to all insureds combined.
     (c) Workers’ Compensation and Employers Liability insurance is primary and non-contributing with respect to any persons (other than Owner’s employees) covered by such insurance. Commercial General Liability and Umbrella/Excess insurance is primary insurance and non-contributing with any other insurance carried by the Enrolled Parties. With respect to Contractor Interests there shall be no deductibles under the OCIP program, i.e. Contractor Interests shall not be liable for any deductibles or self insured retentions.

     (d) In consideration of Owner purchasing OCIP insurance as stated above, the Enrolled Parties will assign to Owner all return premiums, premium refunds, dividends and other monies due or to become due in connection with the insurance which Owner provides under the OCIP, all of which will inure to the benefit of Owner. The Enrolled Parties will execute such further documentation as may be required by Owner to effect this assignment.
     (e) Each Enrolled Party on its own behalf and on behalf of anyone claiming by, through or under them, whether by way of subrogation or otherwise, hereby waives (or will be required to waive) during the Work and thereafter any and all subrogation rights which they may now or hereafter have against any other Enrolled Party (including Contractor Interests, in the case of Contractor, and Owner Affiliates, Owner Personnel and Facility co-owners, in the case of Owner), in connection with the performance of the Work to the extent such loss is not the result of any intentional wrongful act or any intentional wrongful omission of such Enrolled Party against whom such claim is made causing such loss and are covered losses under the insurance provided hereunder.
BB.6 Duty to Enroll. Contractor shall require eligible Subcontractors to take necessary steps to become enrolled in the OCIP, and shall require eligible Subcontractors to comply with the applicable terms and conditions of this Exhibit BB. Once the required documentation and information is received, Owner shall take necessary steps to enroll eligible Subcontractors in the OCIP. Upon enrollment in the OCIP, the Contractor and eligible Contractors shall become “Enrolled Parties.” Once a Subcontractor becomes an Enrolled Party, Contractor shall be responsible to verify that insurance costs are removed from any costs that are reimbursable by Owner. Owner shall not be obligated to reimburse Contractor for any such insurance costs.
BB.7 Conflicts. In the event of a conflict between this Agreement and the Project Insurance Manual, the provisions of this Agreement will govern.
BB.8 Cooperation. Contractor and its Subcontractors, as a condition to becoming Enrolled Parties, will:
     (a) Furnish to Owner, its insurance representatives or the insurance company all information and documentation which Owner may reasonably require in connection with the issuance of any policies, including such records as may be necessary for the proper computation of insurance premiums, in such form and substance as Owner may reasonably require. Contractor and its Subcontractors will each complete an enrollment application as a condition to Owner providing the insurance coverage described in Section BB.5. In addition, Contractor and its Subcontractors will cooperate with Owner regarding such application. A Project Insurance Manual will be distributed to Contractor in connection with this Agreement.

The Project Insurance Manual describes the procedures to be followed for enrolling in and complying with the OCIP, and is hereby included as part of this Agreement by reference. Contractor and its Subcontractors will complete the enrollment application and other such forms contained in the enrollment package as are applicable to the Agreement, as well as complete the monthly payroll reporting form and follow the procedures as outlined in the Project Insurance Manual. Contractor will include these insurance specifications in its contract for Subcontractors providing direct labor in connection with the Work at the Site or at Nearby Work Areas and will ensure that such Subcontractors receive the Project Insurance Manual, enroll in the OCIP, and will require the Subcontractors to comply with the OCIP procedures.
     (b) Furnish to Owner or the insurance company, on-Site payroll reports on the form as required and described in the Project Insurance Manual by the 15th of the following month for the prior month (including months with no payroll).
     (c) Permit Owner or the insurance company to audit the Enrolled Parties’ books and records and provide documentation as may be required to assure accuracy of those payroll reports. If Contractor fails to submit documents as required, Owner may withhold related payments until such payroll reports are received by Owner and/or its insurer; provided that Owner first gives Contractor thirty (30) Days Notice that the required documents have not been received.
     (d) Promptly comply with the reasonable requirements, obligations and recommendations of Owner or insurance company so that the OCIP may be properly administered and so that the insurance companies will continue to provide the coverage as specified in this Agreement under the OCIP. If Contractor or its Subcontractors fail to promptly comply with such requirements, obligations or recommendations, Owner may withhold payments due to Contractor until such time as they have been performed; provided that Owner first gives Contractor thirty (30) Days Notice that the requirements, obligations and recommendations have not been complied with.
     (e) Contractor and its Subcontractors will cooperate with Owner with regard to administration and operation of the OCIP. Contractor’s and its Subcontractor’s responsibilities will include but are not limited to: operations and insurance information; inclusion of OCIP provisions in all applicable subcontracts; notification to Owner of all applicable subcontracts awarded; maintenance and provision of monthly payroll records and other records as necessary for premium computation; compliance with applicable loss control (safety) and claims reporting procedures; maintenance of an OSHA Log to be provided monthly to Owner.
     (f) Any fines assessed by a Government Authority against Contractor for late enrollment or claims which are reported late by Contractor are the responsibility of Contractor and/or its Subcontractors, and will not be reimbursed by Owner.

     (g) The Enrolled Parties will provide accurate information during enrollment.
     (h) Each Enrolled Party shall identify the total cost of first dollar Workers’ Compensation, Commercial General Liability and Umbrella/Excess Liability insurance that it has excluded from its Scope of Work, regardless of risk financing technique the Enrolled Parties employ for its Workers’ Compensation and General Liability exposures, including but not limited to insurance premiums, expected losses with any retention or deductible amount, loss handling expenses and administrative expenses. In calculating insurance costs, the Enrolled Parties shall use the Workers’ Compensation, General Liability and Umbrella/Excess limits as described in Section BB.5 as if they were required to provide the coverages and limits of liability for Work on Site, or at Nearby Work Areas.
     (i) If the Enrolled Party carries a deductible under any of its policies, then the following may be requested by Owner:
•	[***] of loss history for all entities that retains losses. Paid, outstanding and total incurred losses must be evidenced by policy period.

•	[***] of payroll history for all entities
     (j) The Enrolled Parties will complete and submit the Insurance Premium Worksheet, including the supporting documents (Copies of the policy declaration page and policy rate pages or Deductible Agreement pages if on a large deductible program) to Owner’s representative. The Enrolled Parities will provide accurate insurance costs, and estimates where applicable.
     (k) Change Orders will be submitted net of Commercial General Liability, Worker’s Compensation, and Umbrella/Excess insurance costs for Work covered by the OCIP.
     (l) If Contractor will be subcontracting Work to others and has not yet identified all of its Subcontractors, or does not have the insurance cost for its Subcontractor(s), the Contractor shall include a best estimate of these costs until such time actual costs have been identified.
BB.9 Coverage Required from Enrolled Parties while Away from the Site, Nearby Work Areas and Other Locations. Enrolled Parties will provide and maintain the types of insurance described below in a company or companies legally authorized to transact insurance business in the state where Work is performed. All insurers will be rated at least A — VII (i.e., A minus seven) in the current A.M. Best ratings or equivalent, or must be otherwise acceptable to Owner. Enrolled Parties shall maintain the specified insurance coverage until their Work is completed.

     (a) Workers’ Compensation and Employer’s Liability. Enrolled Parties will maintain Statutory Workers’ Compensation insurance to cover obligations imposed by federal and state statutes having jurisdiction over its employees while engaged in the performance of the Work at locations other than those described as the Site, Nearby Work Areas and Other Locations. This insurance will also cover any of employees of Enrolled Parties working away from the Site or away from Nearby Work Areas and Other Locations, or coming on the Site or Nearby Work Areas or Other Locations after Final Completion of the Facility. Workers’ Compensation coverage will comply with the statutory limits of the state where Work is performed, and will provide for Employers Liability insurance with limits as follows:
     [***]
     (b) Commercial General Liability. Enrolled Parties shall carry Commercial General Liability Insurance including coverage for premises and operations away from the Site, away from Nearby Work Areas, and away from Other Locations (including products liability for any product manufactured, assembled or otherwise Worked upon away from the Site and away from Nearby Work Areas and Other Locations, and extending for a period of [***]after Final Completion of the Facility) in a form providing coverage not less than that of a Commercial General Liability insurance policy (“Occurrence Form”) for operations of the party required to furnish same, including hazards of elevators, independent Contractors, with contractual liability and personal advertising injury liability coverage for claims arising out of the Work hereunder for personal injury, bodily injury and property damage in policy or policies of insurance such that the total available limits combined will be [***]. Any deductibles in place will be the responsibility of the Enrolled Parties with respect to off-Site and off-Nearby Work Areas activities.
     (c) Commercial Automobile Liability. Enrolled Parties shall carry Commercial Automobile Liability insurance covering all owned, hired, borrowed, leased, or non-owned automobiles. Such insurance will provide coverage with limits of [***] for Bodily Injury and Property Damage, Contractual Liability, if not provided in the policy form, is to be provided by endorsement on any liability policies supplied by Contractor or its Subcontractors. If hazardous materials or waste are to be transported, the Commercial Automobile Liability insurance will be endorsed with the MCS-90 endorsement in accordance with the applicable legal requirements.
     (d) Umbrella/Excess Coverage. Enrolled Parties shall carry Umbrella/Excess liability insurance with a limit of [***].
     (e) Alternative Coverages. The total General Liability and Automobile Liability limit requirements may be met by primary coverage or combination of primary and umbrella/excess. Any applicable retention will be the responsibility of Contractor with respect to off-Site, off-Nearby Work Area, and off Nearby Location activities.

     (f) Other Terms. Should Contractor reduce or waive such requirements for any Subcontractor, Contractor assumes responsibility for any liability that would have been covered by the coverage required in this Section. Such insurance will be primary and non-contributing with any other similar insurance. The insurance limits may be provided through a combination of primary and excess policies, including the umbrella form of policy.
BB.10 Insurance Required of Excluded Parties. Contractor will require each of its Subcontractors who are Excluded Parties to obtain and maintain, the following insurance coverage which shall cover their activities on the Site, at Nearby Work Areas, and at Other Locations, except to the extent Contractor waives such requirements consistent with its standard practices. Should Contractor reduce or waive such requirements for any Subcontractor, Contractor assumes responsibility for any liability that would have been covered by the coverage required in this Section. Such insurance will be primary and non-contributing with any other similar insurance. The insurance limits may be provided through a combination of primary and excess policies, including the umbrella form of policy.
     (a) Workers’ Compensation and Employer’s Liability: Contractor shall require its Subcontractors who are Excluded Parties to provide and maintain Statutory Workers’ Compensation insurance, including US Longshoremen and Harbor Workers Act and Jones Act coverage where applicable to cover obligations imposed by federal and state statutes having jurisdiction over its employees while engaged in the performance of the Work at the Site and Nearby Work Areas . This insurance will also cover any of Contractor’s and its Subcontractors’ Personnel coming on the Site or Nearby Work Areas after Final Completion. Workers’ Compensation coverage will comply with the statutory limits of the State where work is being performed, and such Subcontractors will be required by Contractor to provide for Employers Liability Insurance with limits as follows:
     [***]
     (b) Commercial General Liability: Contractor shall require its Subcontractors who are Excluded Parties to provide and maintain Commercial General Liability Insurance for premises and operations for performance of the Work at the Site and Nearby Work Areas in a form providing coverage not less than that of a Commercial General Liability insurance policy (“Occurrence Form”) for operations of the party required to furnish same, including hazards of elevators, independent contractors, products and completed operations, with contractual liability and personal and advertising injury liability coverage for claims arising out of the Work hereunder for personal injury, bodily injury and property damage in policy or policies of insurance such that the total available limits combined will be [***]. Any deductibles in place will be the responsibility of the Excluded Party.

     (c) Commercial Automobile Liability: Contractor shall require its Subcontractors who are Excluded Parties to provide and maintain Commercial Automobile Liability insurance covering all owned, hired, borrowed, leased, or non-owned automobiles. Such insurance will provide coverage in limits of [***] for Bodily Injury and Property Damage. Contractual Liability, if not provided in the policy form, is to be provided by endorsement. If hazardous materials or waste are to be transported, the Commercial Automobile Liability insurance will be endorsed with the MCS-90 endorsement in accordance with the applicable legal requirements.
     (d) Umbrella/excess liability insurance with a limit of [***], excess of the above Employer’s Liability, Commercial General Liability and Commercial Automobile Liability coverages.
     (e) Total General Liability, umbrella/excess liability and Automobile Liability limit requirements may be met by primary coverage or a combination of primary and umbrella/excess. Any applicable retention will be the responsibility of Contractor and the Excluded Party.
BB.11 Additional Insureds. Each policy required of Contractor and its Subcontractors (except Worker’s Compensation and Professional Liability) will name as additional insureds Owner, any co-owners of the Site and Nearby Work Areas, and the Affiliate companies of each for their vicarious liability arising out of Contractor’s negligent operations. Products and Completed Operations coverage shall be maintained for three years (or as otherwise agreed) after completion of their respective work on the project .
BB.12 Waivers of Subrogation. Contractor and its Subcontractors and respective insurers providing the required coverage as indicated in Workers’ Compensation, Commercial General Liability, Commercial Auto Liability, Umbrella/Excess Liability or any required coverages (except Professional Liability), will waive all rights of recovery against Owner and any co-owners of the Site and Nearby Work Areas.
BB.13 Payment of Premiums. Each Party will pay all premiums for insurance that it is required or chooses to obtain, including any charges for required waivers of subrogation or the endorsement of additional insureds. Contractor shall be reimbursed for all such premiums and charges on a Time and Material Basis.
BB.14 Coverage Required of Excluded Parties. Insurance coverage required of Excluded Parties is primary and non-contributory with any liability insurance carried by Owner.
BB.15 Evidence of Coverage. Contractor will provide certificates of insurance to Owner as evidence that Contractor’s required policies specified in this section providing the required coverage, conditions, and limits are in full force and effect. Certificates of insurance will be labeled and addressed as follows:

          Manager of Insurance
          Progress Energy Service Company, LLC
          410 S. Wilmington Street
          Raleigh, North Carolina 27601
          Or as directed in a Notice from Owner’s Project Director.
BB.16 Notice of Cancellation or Reduction. All insurance policies and certificates of insurance provided by Contractor hereunder will include a requirement providing for thirty (30) Days prior written notice to Owner of any cancellation or reduction of coverage. If any such notice is given, Owner will have the right to require that a substitute policy be obtained prior to said cancellation with appropriate evidence thereof at the discretion of Owner. Contractor will immediately notify Owner and will cease operations on the occurrence of any such cancellation or reduction and will not resume operations until the required insurance is in force and new certificates of insurance have been filed with Owner. Any such suspension (unless such insurance cancellation shall be without the fault of Contractor) shall not be grounds for an extension of time or any increase in compensation under this Agreement or otherwise.

EXHIBIT CC
AUGMENTED QUALITY PROGRAM FOR CRITICAL NON-SAFETY EQUIPMENT

EXHIBIT CC
AUGMENTED QUALITY PROGRAM FOR CRITICAL NON-SAFETY EQUIPMENT
Contractor shall implement an augmented quality program based on the objectives and intent of Owner’s NGGM-PM-0020 Critical Non-Safety Equipment Program for the critical commercial non-safety equipment as delineated in this Exhibit CC.
Following is the enhanced program the Contractor shall implement for equipment in the following table. For clarity, the data sheet number and responsible party are also depicted.
1.	Contractor shall include enhanced quality expectations as described below in applicable contract documentation for both internal and external suppliers for all materials, equipment, and services covered by this Augmented Quality Program (“AQP”).

2.	Contractor shall develop a project specific quality procedure that addresses how it will implement the requirements of this Exhibit CC.

3.	Contractor shall implement the following:
a.	Technical specifications shall be prepared to include clear expectations on quality and documentation of the work:
i.	The technical specifications shall:
1.	Identify critical attributes and pre-installation preventative maintenance requirements;

2.	Include clear expectations on quality and documentation of the work, with focus on Subcontractors’ processes and procedures; and

3.	Where source surveillance or source inspection is not performed, Contractor will plan and implement an enhanced receiving inspection program for these components, with subject matter experts (SME’s) establishing specific items to be inspected based on the specific component and its critical attributes.
b.	Quality assurance reviews of procurement specifications, procurement packages, and purchase requisitions/orders.

c.	Contractor will develop, as appropriate, a pre-production review meeting schedule, an inspection schedule, and audit/surveillance schedule for the items purchased under this AQP. The Owner may participate in up to three quality assurance visits at each subcontractor facility. If there is a pattern of non-conformances exceeding industry norms, Owner may participate in additional visits as may be necessary.

d.	It is expected that the Subcontractor will implement quality assurance program controls that meet the requirements of the AQP. These program controls shall ensure that all repair and rework processes and non-conformances are documented and results trended. If any program deficiencies are discovered during any planned audit/surveillance, Contractor will undertake the necessary actions to ensure the Subcontractors correct such program deficiencies.

e.	Review for acceptability the final data package, certificate of conformance, and/or certificate of compliance.

f.	For MS35 EHC Electronic Controls, the following additional impacts are specific. These impacts include a number of specific changes from the implementation plan for the standard AP1000 turbine control system (TOS). Assumptions have been made as to exactly what enhancements to the Quality Assurance Program will be required, and what the impacts will be to the software Verification and Validation program. These changes include:
i.	Preparation of unique Project Quality Plan for TOS and;

ii.	Establishment of a systematic trending program specific to TOS related to rework, repair, and non-conformances.
g.	Receipt inspection at the site shall be performed in accordance with S&W Category II quality requirements.

h.	Owner may witness the receipt inspection of the items listed in the Table below without impact to the pricing under this Agreement.

i.	Contractor shall provide documentation in accordance with the PQAP and this AQP.

j.	Storage and handling of equipment practices will be initiated following the receiving inspection.

k.	Non-conformances found during receipt inspection will be dispositioned in accordance with the PQAP and this AQP.
4.	In addition, the following are specific to equipment designated as Toshiba responsibility:
a.	Only the specific items listed in the table below are covered by the AQP. Other items described by MS80-Z0D-001 such as the auxiliary pieces of equipment such as lube oil, gland seal condenser and air removal condenser are not included..

b.	Toshiba will conduct three inspection level quality assurance audits at: 1) Toshiba Nuclear/Keihin; 2) Toshiba Hamakawasaki; and 3) one sub-supplier. The audits will be common audits for turbine/generator/main valves at Toshiba Nuclear/Keihin; for main transformers at Hamakawasaki; and condenser/feedwater heaters/moisture separator reheater at the sub-supplier.

c.	Toshiba will conduct three general quality assurance audits: 1) at Toshiba Nuclear/Keihin for turbine/generator/main valves; 2) at Toshiba Hamakawasaki for main transformers; and 3) one sub-supplier for condenser/feedwater heaters/moisture separator reheater.

d.	One witness point, for each of the above items, will be performed immediately prior to shipment or immediately prior to the item being assembled in the case where an internal inspection cannot be performed after assembly (whichever is earlier).

Equipment Subject to Augmented
Quality Program

RESPONSIBILITY.
WEC, S&W,
TOSHIBA or
DATA SHEET	TITLE (List provided by Progress Energy)	OWNER
All Large Station Transformers & Sub-Stations

APP-ET01-Z0D-001	Main Step Up Transformers	Toshiba

APP-ET02-Z0D-001	Unit Auxiliary Transformers	WEC

APP-ET02-Z0D-002	Reserve Auxiliary Transformers	WEC

APP-MP05-Z0D-001	Circulating Water Pump & Motors	Stone & Webster

APP-MP03-Z0D-001	Condensate Pump & Motor	Stone & Webster

APP-MS45-Z0D-001	Main Feed Pumps & Motors	WEC

	Cooling Tower Make Up Pumps & Motors (Make Up to Cooling Towers use Raw Water Pumps - See below MP1F)	N/A

APP-MP1F-Z0D-001	Raw Water Pumps & Motors	Stone & Webster

APP-MP2D-Z0D-001	Heater Drain Pumps & Motors (HD System, MSR Shell Drain Pumps)	Stone & Webster

Major Heat Exchangers

APP-ME2B-Z0D-001,
APP-ME2C-Z0D-001,
APP-ME2D-Z0D-001,
APP-ME2E-Z0D-001,
APP-ME2F-Z0D-001,
APP-ME2G-Z0D-001	Feedwater Heaters	Toshiba

APP-ME04-Z0D-001	Moisture Separator Reheaters	Toshiba

APP-ME3B-Z0D-001	Spent Fuel System Heat Exchanger	WEC

APP-ME01-Z0D-001	Main Condenser	Toshiba

Turbine, turbine control valves, EHC Control System, & Associated Support Skids (Including EHC Control Systems Package - MS35 which is included in MS80)

APP-MS80-Z0D-001	Turbine-Generator	Toshiba

APP-MS35-Z0D-001	EHC Controls	WEC - RRAS

APP-PV71-Z0D-101	Turbine Control Valves	Toshiba

APP-MP1H-Z0D-001	TCS Turbine Building Closed Cycle Cooling Water Pump	Stone & Webster

	Main Generator (MS80-Z0D-001 Above)	Toshiba

APP-MS40-Z0D-001	Emergency Diesel Generators & Associated Support Systems	Stone & Webster

Large Cooling Towers (Including Service Water Mechanical Towers)

APP-MS70-Z0D-001	Service Water Cooling Tower Induced Draft Cooling Tower Package	WEC

124891-DSH-MCWS-CLT-0001-03	Mechanical Draft Cooling Tower	Stone & Webster

Major System Valves

APP-PV76-Z0D-101	Turbine Bypass Valves Steam Dump)	WEC

APP_PV72-Z0D-101	Major Turbine Isolation Valves (Interceptor Reheat Stop Valves)	Toshiba

APP-DB02-Z0D-001	Non-Safety Station Batteries	WEC

APP-MP2K-Z0D-001	Spent Fuel System Cooling Pumps & Motors	WEC

EXHIBIT DD
SUPPLIER DIVERSITY & BUSINESS DEVELOPMENT
SUBCONTRACTING REPORT

EXHIBIT DD
SUPPLIER DIVERSITY & BUSINESS DEVELOPMENT
SUBCONTRACTING REPORT
REPORTING METHOD AND DEFINITIONS
REPORTING METHOD
Contractor shall complete the attached form, Supplier Diversity & Business Development Subcontracting Report, to record its contract awards to small business concerns to perform Work under the Agreement. This includes providing the name and dollar amount awarded for small business concerns. Quarterly and cumulative annual period reporting is required.
REPORTING TIME SCHEDULE
The information requested for subcontracting quarterly report shall be provided to Owner by the 15th of the month following the end of the quarter for which Contractor is reporting. The completed form may be faxed to Progress Energy Service Co., LLC, Manager-Supplier Diversity & Business Development, (919) 546-6750 or mailed to Progress Energy Service Co., LLC, Manager-Supplier Diversity & Business Development, P.O. Box 1551 (PEB-2), Raleigh, NC 27602.
SMALL BUSINESS CONCERNS (SBC) DEFINITIONS*
Small Disadvantaged Business Concern (SDB) — A business at least 51 percent of which is owned (or, in the case of publicly owned businesses, at least 51 percent of the stock of which is owned) by one or more minority individuals or other individuals found to be disadvantaged as established by the Small Business Administration and whose management and daily operations are controlled by individuals including the following minority classes (for clarification, refer to FAR 52.219-8).
Minority Type:

- African American Male	- Hispanic American Male	- Asian-Pacific American Male

- African American Female	- Hispanic American Female	- Asian –Pacific American Female

- Native American Male	- Asian-Indian American Male

- Native American Female	- Asian-Indian American Female

Native American	Includes American Indians, Eskimos, Aleuts and Native Hawaiians

Asian Pacific	Includes U.S. citizens where origins are from Japan, China, Philippines, Vietnam, Korea, Samoa, Guam, U.S. Territories of Pacific, Laos, Cambodia and Taiwan

Asian Indian	Includes U.S. citizens where origins are from India, Pakistan and Bangladesh
Women-Owned Business Concern (WOSB) — A business that is at least 51 percent owned by a non-minority woman and who controls the daily management (for clarification, refer to FAR 52.219-8).
Hubzone Small Business Concern (HBZ) — A business that appears on the list of qualified hubzone small business concerns maintained by the Small Business Administration.
Veteran-owned Small Business Concern (VOSB)- A business at least 51 percent of which is owned (or, in the case of publicly owned businesses, at least 51 percent of the stock of which is owned) by one or more veterans and whose management and daily operations are controlled by one or more veterans.
Small Business Concern (SB)- A business independently owned and operated that is not dominant in its field and that meets Small Business Administration standards as to the number of employees, generally under 500, and/or dollar volume of its business (for clarification, refer to 13 CFR Part 121 and FAR 19.102).
Handicapped/Sheltered Workshop - A charity organization or institution conducted not for profit, but for the purpose of carrying out a recognized rehabilitation program for handicapped workers and/or providing individuals with paid employment.

SUPPLIER DIVERSITY & BUSINESS DEVELOPMENT SUBCONTRACTING REPORT

Date

Contractor Name

Qtr.

Type of Business

Contract Number

Dollar Amount of Contract
CERTIFIED SMALL BUSINESS CONCERNS INFORMATION
List all small business concerns subcontractor(s) used on the project and the amount of opportunity offered and the amounts of award

ESTIMATED
PRODUCTS/SERVICES TO BE		OPPORTUNITY	AWARDED	*SBC
PROVIDED	SUBCONTRACTOR NAME(s)	$ AMOUNT	AMOUNT	code

LIST ANY ORGANIZATIONS, AGENCIES, OR DATABASES USED TO SOURCE
CERTIFIED SMALL BUSINESS CONCERNS

NAME	PHONE NUMBER	CONTACT

Attach additional sheets if space is needed.
Example Organizations:
Florida Minority Supplier Development Council [Phone: (407) 245-6062]
State of Florida, Office of Supplier Diversity [Phone: (850) 487-0915]
USF Small Business Development [Phone: (813) 905-5800]
SBA/Disney Entrepreneur Center (eCenter) [Phone: (407) 420-4848]
The Alliance: Minority/Women Business Enterprise Alliance [Phone: (407)-428-5860]
National Association of Women in Construction [Phone: (407) 426-0073]
National Association of Woman Business Owners [Phone: (407) 246-4646]

EXHIBIT EE
FORM OF ACKNOWLEDGMENT AND AGREEMENT

EXHIBIT EE
Form of Acknowledgment and Agreement
     ACKNOWLEDGMENT AND AGREEMENT (this “Agreement”), dated as of [                    ], 2008, among Westinghouse Electric Company LLC, a [                    ] (“Westinghouse”), Stone & Webster, Inc., a [                    ] (“S&W,” and, together with Westinghouse, the “Contractor Parties”), and each entity whose name appears in Schedule 1 hereto (each a “Minority Owner” and collectively the “Minority Owners). Westinghouse, S&W each Minority Owner may hereinafter be referred to individually as a “Party” and, collectively, as the “Parties”).
     WHEREAS, Westinghouse, S&W and Florida Power Corporation, d/b/a Progress Energy Florida, Inc. (“PEF”) have each entered into that certain Engineering, Procurement and Construction Agreement, dated as of [                    ], 2008 (the “Construction Contract”), for the design and engineering of, procurement of materials and equipment for, and construction of that certain nuclear electric generation facility to be located in Levy County, Florida (the “Facility”);
     WHEREAS, each Minority Owner and PEF has entered into that certain Joint Ownership Agreement, dated as of [                    ], 2008, pursuant to which such Minority Owner has the right to purchase ownership interests in the Facility; and
     WHEREAS, each Party desires to enter into this Agreement to establish mutual agreements regarding the matters set forth below.
     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereto, intending to be legally bound, mutually agree as follows:
     Covenants Not to Sue.
          Each of the Minority Owners hereby acknowledges and agrees that it shall not initiate or join in any litigation, arbitration or other claim, action or proceeding against either of the Contractor Parties or their respective subcontractors, affiliates, successors, directors, officers, employees, agents or representatives in any jurisdiction in connection with the Construction Contract, the JOA or the Facility.
          Each of the Contractor Parties hereby acknowledges and agrees that it shall not initiate or join in any litigation, arbitration or other claim, action or proceeding against any of the Minority Owners or their respective affiliates, successors, directors, officers, employees, agents or representatives, including any authority, official, subdivision, court, agency, board, office or other body of government with which any Minority Owner may be affiliated, in any jurisdiction in connection with the Construction Contract, the JOA or the Facility.

     Limitations of Liability in Construction Contract Govern. Each of the Minority Owners hereby acknowledges and agrees that (a) it shall afford to the Contractor Parties the protections against liability that apply to the Contractor Parties under the Construction Contract, and (b) if such Minority Owner is, for any reason, entitled to any recovery against either of the Contractor Parties or their respective subcontractors, affiliates, successors, directors, officers, employees, agents or representatives in connection with the Construction Contract, the JOA or the Facility, such recovery shall be subject to and limited by the limitations on liability set forth in the Construction Contract. In no event shall any Minority Owner be entitled to claim or receive damages that by their nature or amount exceed the limits on liability for which either of the Contractor Parties or their respective subcontractors, affiliate, successors, directors, officers, employees, agents or representatives are liable under or pursuant to the Construction Contract.
     Title to Equipment. Under the JOA, the Minority Owners have the right to an undivided ownership interest in the Equipment (as defined in the Construction Agreement) in the percentages set forth in Schedule 1. As provided in Article 21 of the Construction Contract, it is agreed that title to the Equipment shall transfer to each of the Minority Owners in the percentages set forth in Schedule 1 at the time that each item of Equipment physically enters the boundaries of the Site or Nearby Work Areas (such capitalized terms to have the meaning given to them in the Construction Agreement) with the remaining percentage interest to be owned by PEF. The Parties agree that all rights and remedies associated with the Equipment shall be enforceable solely by PEF pursuant to the Construction Agreement.
     No Assignment of Construction Contract or Interest Therein. This Agreement does not assign the Construction Contract or any interest therein, nor does this Agreement constitute any consent to any future assignment or otherwise waive any of the limitations on or requirements with respect to any future assignment of the Construction Contract or any interest therein.
     Miscellaneous.
          Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.
          Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
          Amendments. This Agreement may not be amended, supplemented or otherwise modified unless done so in a writing signed by the Parties, and no provision hereof shall be deemed waived unless such waiver is in writing and signed by the waiving Party.

          Choice of Law; Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, EXCLUDING ANY CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER STATE. ANY LITIGATION BETWEEN THE CONTRACTOR PARTIES (OR EITHER OF WESTINGHOUSE OR S&W) AND THE MINORITY OWNER MAY BE COMMENCED IN FEDERAL OR STATE COURTS IN THE STATE OF NORTH CAROLINA HAVING JURISDICTION OVER THE SUBJECT MATTER. EACH PARTY HEREBY CONSENTS TO BEING SUBJECT TO THE PERSONAL JURISDICTION OF SUCH COURTS.
          Waiver of Trial by Jury. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
          Counterparts. This Agreement may be executed in any number of counterparts, and all of which when taken together shall constitute one and the same instrument. The Parties hereto may execute this Agreement by signing any such counterpart.
               IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

WESTINGHOUSE ELECTRIC COMPANY LLC

By:
Name:
Title:

STONE & WEBSTER, INC.

By:
Name:
Title:

[MINORITY OWNER(S)]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

PROGRESS ENERGY FLORIDA, INC.

By:
Name:
Title: